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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-125370

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

        The respective boards of directors of Computer Horizons Corp., which we refer to as CHC, and Analysts International Corporation, which we refer to as Analysts, have unanimously approved a merger of equals which will result in the combination of the businesses of CHC and Analysts. We estimate that up to 31,905,227 shares of CHC common stock may be issued in the merger assuming the exercise of all outstanding options to purchase shares of Analysts common stock.

        Each Analysts shareholder will receive 1.15 shares of CHC common stock in the merger and, as a result of the merger, based upon the number of shares outstanding on the record date and after giving effect to restricted shares of Analysts common stock issuable immediately prior to the merger, Analysts shareholders will own approximately 48% of the outstanding shares of CHC, exclusive of outstanding CHC and Analysts options to purchase shares of CHC common stock and Analysts common stock, respectively.

        This merger will create one of the largest U.S.-based information technology (IT) services companies, with $600 million in revenues (based on 2004 revenues) and over 5,000 consultants. The boards of directors of both CHC and Analysts believe that the proposed combination of CHC and Analysts will yield greater long-term shareholder value than could be achieved by either company at its current size. We also anticipate that the combined company will yield improved long-term operating and financial results and establish a stronger competitive position in the industry. The respective boards recommend that you vote in favor of the proposals for which shareholder approval is required to complete the merger.

        The respective boards are enthusiastic about the growth prospects of the combined company and by the potential of creating significant product and service cross-selling opportunities among the companies' customer lists, which contain very little overlap. By way of example:

  •
  CHC's RGII federal government practice should benefit from introducing Analysts' infrastructure service offerings, which include IP telephony and data storage solutions, into the federal government market; and

  •
  CHC's Chimes business unit should experience accelerated growth by leveraging the combined corporate customer base, without foregoing the options currently available to maximize shareholder value.

        The board of each company considered the industry trend that many of the largest customers prefer a limited number of sources for their IT needs. Competing for profitable work and customers in the future will require IT service providers to be larger and offer a more diverse array of products and services. This transaction will immediately position the combined company as a stronger competitor for the best customers and most profitable work.

        In addition, the respective boards believe that significant cost savings, targeted at $15 million on an annual basis, can be achieved through the synergies created by the merger. The combined company should realize greater liquidity and increased institutional investor interest and, as a result, increased market valuation with the potential for further expansion. We look forward to the combined company emerging as a much stronger force following approval of the merger by the shareholders of CHC and Analysts.

        CHC cannot complete the merger unless its shareholders approve the issuance of shares of CHC common stock to the Analysts shareholders in the merger. Analysts cannot complete the merger unless its shareholders approve the merger agreement and the merger. These matters are included in the proposals to be voted on at the special meetings of each of CHC and Analysts and are described in greater detail throughout this joint proxy statement/prospectus. Additional information about CHC, Analysts and the merger, including the risks involved, is contained in this joint proxy statement/prospectus. The boards of directors of CHC and Analysts encourage you to read this joint proxy statement/prospectus carefully before voting on the merger and the other proposals to be voted on that are described below.

        The CHC board of directors unanimously recommends that CHC shareholders vote "FOR" each of the CHC proposals described in greater detail throughout this joint proxy statement/prospectus.

        The Analysts board of directors unanimously recommends that the Analysts shareholders vote "FOR" each of the Analysts proposals described in greater detail throughout this joint proxy statement/prospectus.

        This joint proxy statement/prospectus provides you with detailed information about the shareholder meetings and the proposed merger and the other proposals to be voted on. We urge you to read this material, including the section describing certain risk factors beginning on page 26, carefully and in its entirely.

        Your vote is important regardless of the number of shares that you own.    Whether or not you plan to attend the special meetings, please take the time to vote as provided in the joint proxy statement/prospectus. If your shares are held in "street name," you must instruct the record holder of your shares in order to vote.

Sincerely,

Earl L. Mason Chairman of the Board of Directors Computer Horizons Corp.	Michael J. LaVelle Chairman of the Board of Directors Analysts International Corporation

        None of the Securities and Exchange Commission, any state securities regulator or any regulatory authority has approved or disapproved the merger described in this joint proxy statement/prospectus or the issuance of CHC common stock in connection with the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The joint proxy statement/prospectus is dated August 4, 2005 and is first being mailed to shareholders on or about August 4, 2005.

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about CHC and Analysts from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see the section of this joint proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 128.

        You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus from CHC or Analysts, as applicable, or from the Securities and Exchange Commission, through its website at www.sec.gov. Documents incorporated by reference are available from CHC and Analysts without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. CHC shareholders and Analysts shareholders may request a copy of such documents by contacting either CHC or Analysts, as appropriate, at:

Computer Horizons Corp. 49 Old Bloomfield Avenue Mountain Lakes, New Jersey 07046-1495 Attn: Investor Relations or dreingold@computerhorizons.com	Analysts International Corporation 3601 West 76th Street Minneapolis, Minnesota 55435-3000 Attn: Investor Relations or pquist@analysts.com

        We are not incorporating the contents of the websites of the Securities and Exchange Commission, CHC, Analysts or any other person into this document. We are only providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for your convenience.

        In order for you to receive timely delivery of the documents in advance of the CHC and Analysts special meetings, CHC and Analysts, as applicable, must receive your request no later than August 15, 2005.

COMPUTER HORIZONS CORP.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF COMPUTER HORIZONS CORP.:

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Computer Horizons Corp., a New York corporation ("CHC"), will be held on Friday, September 2, 2005 at 11:00 a.m., eastern time, at the Hanover Marriott located at 1401 State Highway No. 10, Whippany, New Jersey. At the special meeting, CHC shareholders will consider and vote upon the following:

          1.     A proposal to approve the issuance of shares of CHC common stock in connection with the merger of Analysts International Corporation with JV Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of CHC, pursuant to an Agreement and Plan of Merger, dated as of April 12, 2005, by and among CHC, JV Merger Corp. and Analysts.

          2.     A proposal to approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

          3.     A proposal to approve the amendment and restatement of the certificate of incorporation of CHC, effective contemporaneously with the consummation of the merger, to change the name of the corporation from Computer Horizons Corp. to "International Horizons Group, Inc."

        The foregoing items of business are more fully described in the joint proxy statement/ prospectus accompanying this notice of special meeting of shareholders.

        The record date for the special meeting is the close of business on July 15, 2005. Only CHC shareholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement. To approve the issuance of shares of CHC common stock in connection with the merger and the proposal to approve any motion to adjourn or postpone the special meeting, the holders of a majority of the shares of CHC common stock represented and voting at the special meeting must vote in favor of the issuance. To approve the amendment and restatement of CHC's certificate of incorporation to change CHC's name, the holders of a majority of the outstanding shares of CHC common stock must vote in favor of such name change.

        Your vote is very important.    All CHC shareholders are cordially invited to attend the special meeting in person. However, even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your proxy, your shares will be voted "FOR" the issuance of CHC common stock in the merger and the amendment and restatement of CHC's certificate of incorporation. If you don't return your proxy or otherwise vote as directed in the joint proxy statement/prospectus, the effect will be a vote against amendment of CHC's certificate of incorporation. You can revoke your proxy at any time before it is exercised by giving written notice to the secretary of CHC, or filing another proxy, or attending the special meeting and voting in person.

        The CHC board of directors unanimously recommends that you vote "FOR" all of the proposals.

BY ORDER OF THE BOARD OF DIRECTORS,
Michael C. Caulfield, Esq. Secretary

August 4, 2005

ANALYSTS INTERNATIONAL CORPORATION
3601 West 76th Street
Minneapolis, Minnesota 55435-3000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        TO THE SHAREHOLDERS OF ANALYSTS INTERNATIONAL CORPORATION:

        NOTICE IS HEREBY GIVEN THAT a special meeting of the shareholders of Analysts International Corporation ("Analysts") will be held on Friday, September 2, 2005 at 10:00 a.m., central time, at the Edina Country Club, 5100 Wooddale Avenue South, Edina, Minnesota. At the special meeting, Analysts shareholders will consider and vote upon the following:

          1.     A proposal to approve an Agreement and Plan of Merger, dated as of April 12, 2005, by and among Computer Horizons Corp., JV Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of CHC, and Analysts and the merger contemplated thereby. Pursuant to the merger agreement, JV Merger Corp. will be merged with and into Analysts with Analysts being the surviving entity in the merger and resulting in Analysts becoming a wholly-owned subsidiary of CHC. Each share of Analysts common stock issued and outstanding immediately before the effective time of the merger will be converted in the right to receive 1.15 shares of CHC common stock.

          2.     A proposal to approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

        The record date for the special meeting is the close of business on July 15, 2005. Only Analysts shareholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. To approve the merger, the holders of a majority of all of the outstanding shares of Analysts common stock must vote in favor of the merger. To approve proposal 2, a motion to adjourn or postpone the special meeting, if necessary, the affirmative vote of the holders of a majority of the shares of Analysts common stock entitled to vote and represented in person or by proxy at the special meeting is required.

        The foregoing items are more fully described in the joint proxy statement/prospectus accompanying this notice of special meeting of shareholders which includes a copy of the merger agreement.

        Your vote is very important.    All Analysts shareholders are cordially invited to attend the special meeting in person. However, even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your proxy, your shares will be voted "FOR" all proposals. If you do not return your proxy or otherwise vote as directed in the joint proxy statement/prospectus, the effect is a vote against approval of the merger. You can revoke your proxy at any time before it is exercised by giving written notice to the secretary of Analysts, filing another proxy, or attending the special meeting and voting in person.

        If the merger agreement is approved and the merger is completed, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of Analysts common stock. Please do not send your share certificates until you receive these materials.

        The Analysts board of directors unanimously recommends that you vote "FOR" the approval of the merger and "FOR" the approval of any motion to adjourn or postpone the special meeting, if necessary, to solicit additional votes.

BY ORDER OF THE BOARD OF DIRECTORS
Colleen M. Davenport, Esq. Secretary

August 4, 2005

i

Effective Time of the Merger	68
Form of the Merger	68
Merger Consideration	69
Ownership of CHC Following the Merger	69
Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares	69
Analysts Shareholders Should not Return Stock Certificates with the Enclosed Proxy	69
Stock Exchange Listing of CHC Common Stock	70
Delisting and Deregistration of Analysts Common Stock	70
Material United States Federal Income Tax Consequences of the Merger	70
Regulatory Matters	72
Dissenters' Rights	72
Analysts Employee Benefits Matters	72
Effect on Awards Outstanding Under Analysts Stock Plans	72
Resale of Stock	73
Opinion of CHC's Financial Advisor	73
Opinion of Analysts' Financial Advisor	82
The Merger Agreement	87
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHC AND ANALYSTS	105
CHC PROPOSAL 2 AND ANALYSTS PROPOSAL 2: PROPOSAL TO APPROVE ANY MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO PERMIT THE FURTHER SOLICITATION OF PROXIES	110
CHC PROPOSAL 3: PROPOSED AMENDMENT AND RESTATEMENT OF THE CHC CERTIFICATE OF INCORPORATION	111
COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS	112
LEGAL MATTERS	126
EXPERTS	126
OTHER MATTERS	126
FUTURE SHAREHOLDER PROPOSALS	127
WHERE YOU CAN FIND MORE INFORMATION	128
AGREEMENT AND PLAN OF MERGER	Annex A
OPINION OF CITIGROUP GLOBAL MARKETS INC.	Annex B
OPINION OF PIPER JAFFRAY & CO.	Annex C
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COMPUTER HORIZONS CORP.	Annex D

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following are some questions that shareholders of each of CHC and Analysts may have regarding the matters being considered at the special meetings of shareholders as well as brief answers to those questions. CHC and Analysts urge you to read the remainder of this joint proxy statement/prospectus carefully because the information below does not provide all of the information that might be important to you.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The respective boards of directors of CHC and Analysts have unanimously approved the merger of Analysts with CHC and the related issuance of shares of CHC common stock to Analysts shareholders pursuant to the terms and conditions of a merger agreement, dated as of April 12, 2005, between CHC, Analysts and JV Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of CHC. In accordance with the merger agreement, Analysts will merge with JV Merger Corp. and Analysts will thereby become a wholly-owned subsidiary of CHC. If the merger is completed, shareholders of Analysts will receive 1.15 shares of CHC common stock for each share of Analysts common stock that they own on the date that the merger is completed. Based on the number of shares of Analysts and CHC common stock outstanding on the record date and after giving effect to restricted shares of Analysts common stock issuable immediately prior to the merger, Analysts shareholders will hold approximately 48% and CHC shareholders will hold approximately 52% of the outstanding shares of CHC common stock immediately after the merger, exclusive of outstanding CHC and Analysts options to purchase shares of CHC common stock and Analysts common stock, respectively.

CHC and Analysts cannot complete the merger unless CHC shareholders approve the issuance of shares of CHC common stock in the merger to Analysts shareholders and Analysts shareholders approve the merger. The CHC board of directors is soliciting proxies to vote "FOR" CHC's proposal to approve the issuance of shares of CHC common stock to Analysts shareholders and the Analysts board of directors is soliciting proxies to vote "FOR" Analysts' proposal to approve the merger. This joint proxy statement/prospectus describes CHC, Analysts and, following the merger, the proposed management and pro forma financial information of the combined company.

Both companies are also proposing that their respective shareholders approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

CHC is also proposing an amendment and restatement of the CHC certificate of incorporation to change the corporation's name from Computer Horizons Corp. to "International Horizons Group, Inc."

Q:
Why are Analysts and CHC proposing the merger?

A:
Analysts and CHC believe that by combining the highly complementary product and service lines of the two companies in a broader marketplace, the combined company can generate improved long-term operating and financial results and produce greater shareholder value for the respective shareholders of CHC and Analysts than could be achieved absent the merger. The managements of CHC and Analysts believe this transaction will establish the combined company in a stronger competitive position as a leading company in the IT solutions and staffing industry and will:

  •
  create a combined company with greater financial strength with revenues of approximately $600 million based on 2004 revenues;

    •
    create a combined company with increased capitalization that is better positioned to leverage its capital to grow its businesses and respond more quickly to industry changes and competitive pressures in the marketplace;

    •
    reduce, as a percentage of revenue, selling, general and administrative expenses and costs of operating a public company;

    •
    yield cost synergies estimated at $15 million on an annual basis;

    •
    create potential revenue opportunities with cross-selling and a greater geographic footprint;

    •
    provide new market opportunities for each company's unique and complementary products and services;

    •
    improve the ability to compete for staffing contracts at Fortune 500 companies; and

    •
    increase visibility in the investor community and the ability to leverage each company's respective resources, services and markets to pursue further growth opportunities.

Q:
Do the boards of directors of CHC and Analysts recommend voting in favor of the proposals relating to the merger and to any motion to adjourn or postpone the special meeting to further solicit proxies for the proposal relating to the merger described in this document?

A:
Yes. After careful consideration, the Analysts board of directors recommends that its shareholders vote "FOR" the proposal to approve the merger agreement and the merger. Likewise, after careful consideration, the CHC board of directors recommends that its shareholders vote "FOR" the proposal to approve the issuance of CHC common stock in connection with the merger. The boards of directors of both companies recommend that its respective shareholders vote "FOR" the proposal to approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

Q:
What will Analysts' shareholders receive in the merger?

A:
Holders of Analysts common stock will receive 1.15 shares of CHC common stock for each share of Analysts common stock and cash for any fractional shares of CHC common stock they would otherwise receive in the merger. Immediately following the merger, based on the number of shares of Analysts and CHC common stock outstanding on the record date and after giving effect to restricted shares of Analysts common stock issuable immediately prior to the merger, Analysts shareholders will own approximately 48% of the outstanding shares of CHC common stock immediately after the merger, exclusive of outstanding CHC and Analysts options to purchase shares of CHC common stock and Analysts common stock, respectively. The number of shares of CHC common stock to be issued for each share of Analysts common stock is fixed and will not be adjusted for changes in the market values of CHC and Analysts common stock before completion of the merger. As a result, the value of the CHC common stock that Analysts shareholders will receive in the transaction will vary as the market price of CHC common stock fluctuates.

Q:
How will Analysts' stock options be affected by the merger?

A:
At the completion of the merger, CHC will assume all outstanding options to purchase Analysts common stock. Each option to purchase a share of Analysts common stock outstanding immediately prior to the merger will become an option to purchase, on the same terms, 1.15 shares of CHC common stock with the per share option exercise price adjusted accordingly. In addition, approximately 448,000 outstanding options to purchase Analysts common stock will become fully vested and immediately exercisable as a result of board action. All officers continuing their employment with the combined company and all directors being appointed to the board of the combined company have agreed to waive acceleration of their options.

Q:
What do I need to do now?

A:
Please carefully read and consider the information contained in this joint proxy statement/ prospectus and vote your shares in any of the ways provided in this joint proxy statement/ prospectus.

Q:
How do I get admitted to the special meeting?

A:
For CHC shareholders, either an admission ticket or a brokerage statement or other proof of ownership of CHC common stock, as well as a form of personal identification, must be presented in order to be admitted to the CHC special meeting. An admission ticket is provided with this joint proxy statement/prospectus, but CHC shareholders may also request an admission ticket by contacting the Secretary CHC in advance of the meeting.

All Analysts shareholders are welcome to attend the special meeting and no proof of ownership of Analysts' common stock is required.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in either special meeting.

Q:
How do I vote my shares?

A:
As a CHC shareholder, you may choose one of four methods to vote your shares. You may vote online via the Internet. If you have access to the Internet, you are encouraged to direct your vote to the following Web address: https://www.proxyvotenow.com/chrz. Please have your proxy card readily accessible when you go online. Alternatively, you may complete and mail the enclosed proxy card using the postage paid envelope provided, you may vote by telephone by calling toll-free using a touch-tone phone: 1-866-252-6936, or you may attend the meeting and vote in person. If you are voting by telephone or the Internet, you may do so anytime prior to 11:59 p.m. eastern time on September 1, 2005.

As an Analysts shareholder, you may also choose one of four methods to vote your shares. You may vote online via the Internet. If you have access to the Internet, you are encouraged to direct your vote to the following Web address: http://www.eproxyvote.com/anly. Please have your proxy card readily accessible when you go online. Alternatively, you may complete and mail the enclosed proxy card using the postage paid envelope provided, you may vote by telephone by calling toll-free using a touch-tone phone: 1-877-779-8683, or you may attend the meeting and vote in person. If you are voting by telephone or the Internet, you may do so anytime prior to 5:00 p.m. eastern time on September 1, 2005.

Q:
If my shares are held in "street name" by my broker, will my broker, bank or nominee vote my shares for me on the proposals at the CHC or Analysts special meeting?

A:
No. The broker, bank or other nominee that holds your shares cannot vote upon shares at either of the CHC or Analysts special meeting, unless you provide them with your instructions on how to vote your shares. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote your shares.

Q:
What happens if I do not vote or do not provide the broker or bank which holds my shares in "street name" with instructions on how to vote my shares?

A:
If you are a CHC shareholder and do not vote either in person or by proxy at the CHC special meeting, your shares of CHC common stock will not be counted as present at the meeting for the purpose of determining the presence of a quorum for the meeting. If you affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be counted as a vote cast at the meeting. Therefore, your failure to vote or an abstention will not affect the voting results of the proposal to approve the issuance of CHC shares in the merger, but will have the same effect as a vote against the amendment of CHC's certificate of incorporation.

If you are an Analysts shareholder and do not vote either in person or by proxy at the Analysts special meeting, your shares of Analysts common stock will not be counted as present at the meeting for the purpose of determining the presence of a quorum. If you affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum, but will not be voted at the meeting. Therefore, your failure to vote or an abstention will have the same effect as a vote against the approval of the merger agreement and merger if you are an Analysts shareholder.

Q:
May I change my vote?

A:
Whether you are a CHC shareholder or an Analysts shareholder, you may revoke your proxy at any time before it is voted at the applicable special meeting in several ways. You may send in a revised proxy dated later than the first proxy, you may vote in person at the meeting, you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy or you may vote again. Please note that the last vote received, whether by telephone, Internet or mail, will be the vote counted.

Q:
What vote is required by CHC and Analysts shareholders to proceed with the merger?

A:
CHC cannot complete the merger unless the issuance of shares of CHC common stock in the merger is approved by the affirmative vote of the holders of a majority of the shares of CHC common stock represented and voting at the CHC special meeting.

Analysts cannot complete the merger unless the merger agreement and merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of Analysts common stock.

Q:
Are there risks I should consider in deciding whether to vote for the merger and issuance of shares of CHC common stock in connection with the merger?

A:
Yes. The merger involves numerous risks and uncertainties including, but not limited to, the following: the expense, time and disruption of the respective businesses of each of CHC and Analysts related to integrating the operations of the two companies; the anticipated benefits and synergies of the merger may not be realized; the ability of CHC and Analysts to attract, motivate and retain key executives and employees may be adversely affected; the trading price of either or both of CHC and Analysts may decline if the merger is not completed; and customers or others may delay or defer decisions concerning either or both of the two companies during the pendency, or as a result of, the merger.

Q:
Did the CHC and Analysts boards of directors obtain fairness opinions in connection with their determination to proceed with the merger?

A:
Yes. On April 12, 2005, Citigroup Global Markets Inc., or Citigroup, financial advisor to CHC, provided to the CHC board of directors its written opinion, that, as of the date of such opinion, the exchange ratio for Analysts common stock provided for in the merger agreement was fair, from a financial point of view, to CHC. The opinion addresses only the fairness to CHC from a financial point of view of the common stock exchange ratio provided for in the merger, does not address the merits of the underlying decision by CHC to engage in the merger and does not constitute a recommendation to any CHC shareholder or Analysts shareholder as to how to vote at the special meetings on the proposal to approve the issuance of CHC common stock in connection with the merger or the proposal to approve the merger agreement and the merger, as the case may be. The full text of Citigroup's written opinion is attached to this joint proxy statement/prospectus as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CHC was required to pay Citigroup a fee upon execution of the merger agreement and has agreed to pay an additional fee upon completion of the merger. CHC additionally agreed to pay Citigroup a portion of any payments it receives in the event that CHC is entitled to a termination fee under the merger agreement.

On April 12, 2005, Piper Jaffray & Co., or Piper Jaffray, financial advisor to Analysts, delivered to the Analysts board of directors its written opinion, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio for Analysts common stock provided for in the merger agreement was fair from a financial point of view to the holders of Analysts common stock. The opinion addresses only the fairness as of the date thereof of the common stock exchange ratio provided for in the merger to the holders of Analysts common stock from a financial point of view, does not address the merits of the underlying decision by Analysts to engage in the merger and does not constitute a recommendation to any Analysts shareholder as to how to vote at the special meetings on the proposal to adopt the merger agreement and approve the merger or to any CHC shareholder to approve the issuance of CHC common stock in connection with the merger or the proposal, as the case may be. The full text of the Piper Jaffray opinion is attached to this joint proxy statement/prospectus as Annex C. You are encouraged to read the Piper Jaffray opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Analysts has agreed to pay Piper Jaffray a fee for rendering its opinion and an additional fee for financial advisory services, which additional fee is contingent on consummation of the merger.

Q:
Will my rights as an Analysts shareholder change as a result of the merger?

A:
Yes. As a result of the merger, you will become a shareholder of CHC and, as such, New York law and CHC's certificate of incorporation and bylaws will govern your shareholder rights.

Q:
Is the merger taxable?

A:
CHC and Analysts expect the merger to be tax-free to Analysts shareholders. The merger has been structured so that our tax advisors will be able to deliver opinions that CHC, CHC's wholly-owned subsidiary formed for the purpose of the merger, Analysts and Analysts shareholders will not recognize any gain or loss for United States federal income tax purposes in the merger, except with respect to any cash that the Analysts shareholders may receive instead of fractional shares of CHC common stock. Receipt of these opinions is a condition to completion of the merger.

The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you of the merger.

Q:
Am I entitled to dissenters' rights?

A:
No. Whether you are a shareholder of Analysts or of CHC, you will not be entitled to dissenters' rights in connection with the merger.

Q:
Should I send in my Analysts stock certificates now?

A:
No. After the merger is completed, CHC will arrange to send instructions to former Analysts shareholders explaining how to exchange Analysts stock certificates for CHC stock certificates and, if applicable, cash in lieu of any fractional shares.

Q:
When and where will the special meetings of the shareholders of each of CHC and Analysts take place?

A:
The special meeting of CHC shareholders will take place on Friday, September 2, 2005, at 11:00 a.m., eastern time, at the Hanover Marriott, 1401 State Highway No. 10, Whippany, New Jersey.

The special meeting of Analysts shareholders will take place on Friday, September 2, 2005, at 10:00 a.m., central time, at the Edina Country Club, 5100 Wooddale Avenue South, Edina, Minnesota.

You may attend the special meeting of CHC or Analysts, as applicable, and vote your shares in person, rather than completing, signing, dating and returning your proxy card.

CHC shareholders are entitled to vote at the special meeting if they owned shares of CHC common stock as of the close of business on July 15, 2005, the record date. On the record date, there were 31,326,057 shares of CHC common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of CHC common stock that they owned on the record date.

Analysts shareholders are entitled to vote at the Analysts special meeting if they owned shares of Analysts common stock as of the close of business on July 15, 2005, the record date. On the record date, there were 24,810,480 shares of Analysts common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of Analysts stock that they owned on the record date.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials for the CHC or Analysts special meetings, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a record holder of your shares of CHC and Analysts common stock and your shares are registered in more than one name, you will receive more than one proxy card for the special meeting. If you hold your shares of CHC or Analysts common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of both CHC and Analysts, you will receive on or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that your shares will be represented at the CHC and/or Analysts special meetings.

Q:
When do you expect the merger to be completed?

A:
CHC and Analysts are working to complete the merger as quickly as possible. If the merger agreement is approved by the Analysts shareholders and if the issuance of shares of CHC common stock is approved by the CHC shareholders, CHC and Analysts expect to complete the merger in September 2005.

Q:
Will all of the CHC current directors continue to serve if the merger is completed?

A:
No. If the merger is not completed, CHC's current directors will hold office until the next annual meeting of CHC shareholders. If the merger is completed, however, two of CHC's current directors will resign (leaving five of CHC's current directors on the CHC board of directors, including CHC's current chairman) and, pursuant to the terms of the merger agreement, CHC will expand the board to ten members. The vacancies created by the resignations and expansion will be filled by the appointment of five individuals who currently serve on the board of directors of Analysts, including Analysts' current chairman.

Q:
Who should I call with questions?

A:
If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

  if you are a CHC shareholder:

    Computer Horizons Corp.
    49 Old Bloomfield Avenue
    Mountain Lakes, New Jersey 07046-1495
    Attn: Investor Relations
    Telephone: (973) 299-4000 ext. 1111

  or

    Morrow & Co., Inc.
    445 Park Avenue, 5th Floor
    New York, New York 10022
    Banks and brokerage firms please call (800) 654-2468.
    Call toll-free: (800) 607-0088
    chc.info@morrowco.com

  if you are an Analysts shareholder:

    Analysts International Corporation
    3601 West 76th Street
    Minneapolis, Minnesota 55435-3000
    Attn: Investor Relations
    Telephone: (952) 838-5900

  or

    D.F. King & Co., Inc.
    48 Wall Street
    New York, New York 10005
    Call toll-free: (800) 347-4750

QUESTIONS AND ANSWERS REGARDING OTHER PROPOSALS

Q:
What other matters are shareholders being asked to vote on at the special meetings?

A:
In addition to approval of the issuance of shares of CHC common stock in the merger and approval of the merger, both companies are requesting that their shareholders approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the issuance of shares of CHC common stock in the merger or to approve the merger. In addition, CHC shareholders are being asked to approve the amendment and restatement of the certificate of incorporation of CHC, effective contemporaneously with the consummation of the merger, to change the name of the corporation from Computer Horizons Corp. to "International Horizons Group, Inc."

Q:
How does the CHC board of directors recommend that CHC shareholders vote on the proposal to approve the amendment and restatement of the certificate of incorporation of CHC to change the name of the corporation?

A:
CHC's board of directors unanimously recommends that CHC shareholders vote "FOR" the proposal to approve the amendment and restatement of the certificate of incorporation of CHC, effective contemporaneously with the consummation of the merger, to change the name of the corporation from Computer Horizons Corp. to "International Horizons Group, Inc."

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of its legal terms, you should carefully read this entire joint proxy statement/prospectus and the other documents, including, in particular, the copies of the merger agreement and the opinions of Citigroup and Piper Jaffray, financial advisors to CHC and Analysts, respectively, that are attached to this joint proxy statement/prospectus as Annexes A, B and C, respectively. See also "Where You Can Find More Information" on page 128. Page references have been included parenthetically to direct you to a more complete description of the topics presented in this summary.

        CHC has provided the information in this joint proxy statement/prospectus about CHC and the combined company and Analysts has provided the information in this joint proxy statement/prospectus about Analysts.

THE COMPANIES

Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495

        CHC is a strategic solutions and professional services company with 2004 annual revenue of more than $262 million. CHC has more than thirty-six years of experience in the information technology, or IT, industry. CHC provides its professional IT services to a broad array of vertical markets, such as financial services, healthcare, pharmaceutical, telecom, consumer packaged goods, as well as the federal government through its wholly-owned subsidiary, RGII Technologies, Inc. CHC's wholly-owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customers to align and integrate business planning with human resource management across an enterprise's business functions. CHC markets solutions to existing and potential clients with the objective of becoming a preferred provider of comprehensive information technology services and solutions for such clients.

Analysts International Corporation
3601 West 76th Street
Minneapolis, Minnesota 55435-3000

        Analysts is a technology services company with 2004 annual revenue of more than $340 million. Analysts has more than thirty-nine years of experience in the IT industry and is a leader in implementing and managing technology solutions, committed to helping businesses become more adaptive, competitive and profitable. Working with industry leaders to expand its capabilities and value for its customers, Analysts has established a loyal following of more than 1,000 client organizations, ranging from Fortune 500 global companies to mid-tier industry leaders. Analysts' clients benefit from a single point of contact across the full range of IT services. Analysts' lines of business include technology integration services for applications and hardware; advisory services for optimizing IT investments; outsourcing services with local, national and international capabilities; and staffing services to support human capital management needs.

THE MERGER AGREEMENT (SEE PAGE 87)

        Pursuant to the merger agreement, JV Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of CHC formed for the purpose of the merger, will merge with and into Analysts. Shares of CHC common stock will be issued to Analysts shareholders as consideration for the merger. As a result, Analysts will become a wholly-owned subsidiary of CHC.

        The merger agreement that governs the merger is attached to this joint proxy statement/prospectus as Annex A. CHC and Analysts encourage you to read this document carefully.

WHAT ANALYSTS SHAREHOLDERS AND CHC SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 69)

        In the merger, Analysts shareholders will receive 1.15 shares of CHC common stock for each share of Analysts common stock they own at the completion of the merger. CHC will not issue fractional shares of CHC common stock. As a result, Analysts shareholders will receive cash for any fractional share of CHC common stock they would otherwise be entitled to receive in the merger. The amount of cash for any fractional share each Analysts shareholder will receive will be calculated by multiplying the fractional share interest to which that shareholder is entitled by the closing sale price of CHC common stock on the day preceding the date on which the merger is completed as reported on the Nasdaq National Market.

        CHC shareholders will not receive any stock, cash or property in the merger.

TREATMENT OF ANALYSTS STOCK OPTIONS (SEE PAGE 88)

        At the completion of the merger, each outstanding option to purchase Analysts common stock and each Analysts stock option plan will be assumed by CHC and converted into an option to acquire CHC common stock. In addition, approximately 448,000 outstanding options to purchase Analysts common stock will become fully vested and immediately exercisable as a result of board action. All officers continuing their employment with the combined company and all directors being appointed to the board of the combined company have agreed to waive acceleration of their options.

NON-SOLICITATION RESTRICTIONS (SEE PAGE 93)

        The merger agreement contains detailed provisions that prohibit CHC and Analysts and the subsidiaries of each of them, as well as their officers, directors and representatives, from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to certain types of alternative acquisition proposals. The merger agreement does not, however, prohibit either party or its board of directors from considering and recommending to the party's shareholders an unsolicited alternative acquisition proposal from a third party if specified conditions are met.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 91)

        The obligations of CHC and Analysts to complete the merger are subject to the satisfaction or waiver of various conditions, including, without limitation:

  •
  the declaration of effectiveness of the registration statement relating to registration of shares of CHC common stock by the Securities and Exchange Commission;

  •
  the approval of the merger by the Analysts shareholders and the approval of the issuance of the shares of CHC common stock issuable to Analysts shareholders in the merger by the CHC shareholders;

  •
  the approval for listing or quotation on Nasdaq of the shares of CHC common stock to be issued to Analysts shareholders in the merger; and

  •
  the absence of any material adverse effect (as defined in the merger agreement) as to either company's business, results of operations, properties or financial condition taken as a whole.

        Either CHC or Analysts may waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met. Neither CHC nor Analysts can give any assurance that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

TERMINATION RIGHTS AND FEES (SEE PAGE 94)

        Under circumstances specified in the merger agreement, either CHC or Analysts may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the termination circumstances generally include:

  •
  by mutual written consent of each company;

  •
  the merger not being completed on or before November 30, 2005;

  •
  a non-appealable final order of a court or other action of any governmental authority has the effect of permanently prohibiting completion of the merger;

  •
  the failure of either the Analysts or CHC board of directors to recommend approval of the merger by its shareholders, the recommendation of a third-party acquisition proposal by either board of directors or the failure to hold a special meeting; or

  •
  either (1) a failure of the shareholders of either company to approve the merger, (2) the failure of either company's representations and warranties to be true, or (3) the failure by one company to fulfill certain conditions to the other company's obligations to occur.

        Generally, all fees and expenses incurred by each company in connection with the merger will be paid by the company incurring such expenses whether or not the merger is consummated, except that CHC and Analysts shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in or relating to the printing and mailing of this joint proxy/prospectus or (ii) in connection with the filing of the pre-merger notification and report forms under the HSR Act. If the merger is not completed under certain of the circumstances described above as specified in the merger agreement, CHC or Analysts may be responsible to pay to the other a termination fee of $3.6 million and to reimburse the other company's out-of-pocket expenses relating to the merger (up to a maximum of $1.0 million).

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 68)

        CHC will account for the merger as a purchase business combination under United States generally accepted accounting principles.

REGULATORY MATTERS RELATING TO THE MERGER (SEE PAGE 72)

        The merger is subject to antitrust laws. CHC and Analysts have each filed Premerger Notification and Report Forms pursuant to the Hart-Scott-Rodino Act, or HSR Act, with the United States Department of Justice, or DOJ, and the Federal Trade Commission, or FTC. The waiting period under the HSR Act has been accelerated and the DOJ and FTC have declined to object to the merger.

DELISTING AND DEREGISTRATION OF ANALYSTS COMMON STOCK (SEE PAGE 70)

        If the merger is completed, Analysts shareholders will receive shares of CHC common stock for their shares of Analysts common stock. As a result, Analysts' common stock will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Analysts will no longer file periodic reports with the Securities and Exchange Commission.

LISTING OF CHC COMMON STOCK (SEE PAGE 70)

        CHC will apply to have the shares of CHC common stock to be issued to Analysts shareholders in the merger approved for listing or quotation on the Nasdaq National Market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 70)

        The merger has been structured to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. Both CHC and Analysts have obtained opinions from their tax counsel that the merger qualifies as a reorganization for United States federal income tax purposes. These opinions are filed as exhibits to this joint proxy statement/prospectus. Assuming the merger qualifies as a reorganization, holders of Analysts stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their Analysts stock for CHC common stock in the merger, except for any cash received in lieu of fractional shares of CHC common stock. There is no discussion in this joint proxy statement/prospectus regarding the tax consequences to CHC shareholders because they are not exchanging stock in the merger.

        TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. PLEASE REVIEW THE TAX DISCUSSION ON PAGE 70 AND CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER.

SHARES HELD BY DIRECTORS, OFFICERS AND AFFILIATES (SEE PAGE 105)

        On the record date, directors and officers of CHC and their affiliates beneficially owned and were entitled to vote 683,291 shares of CHC common stock, which represent approximately 2.18% of the shares of CHC common stock outstanding on that date.

        On the record date, directors and officers of Analysts and their affiliates beneficially owned and were entitled to vote 1,832,192 shares of Analysts common stock, which represent approximately 7.38% of the shares of Analysts common stock outstanding on that date.

MANAGEMENT FOLLOWING THE MERGER (SEE PAGE 67)

        CHC has agreed to take all necessary action to expand CHC's board of directors by three additional members and two of CHC's directors, L. White Matthews, III and Edward J. Obuchowski, have agreed to resign from the board if the merger agreement is approved and the issuance of shares in connection with the merger is approved. CHC has agreed to appoint four of Analysts' current directors as directors of CHC, in addition to Analysts' chairman, following the merger to fill the vacancies created by the expansion of the board and the resignations of the two CHC's directors. The Analysts directors who will fill these vacancies are Margaret Loftus, Krzysztof K. Burhardt, Willard W. Brittain and Michael B. Esstman. The combined company will have co-chairmen for the first eighteen months; the current chairman of each of CHC and Analysts will fill these positions.

        Additionally, the following officers of CHC and Analysts will have positions with the combined company as specified below:

Name	Former Position	Position with Combined Company
Michael J. LaVelle	Chairman of the board of directors and Chief Executive Officer of Analysts	Co-chairman of the board of directors
Earl L. Mason	Chairman of the board of directors of CHC	Co-chairman of the board of directors
William J. Murphy	Chief Executive Officer and President of CHC	Chief Executive Officer
Jeffrey P. Baker	President of Analysts	President and Chief Operating Officer
David J. Steichen	Chief Financial Officer of Analysts	Chief Financial Officer
Michael C. Caulfield	General Counsel, Chief Compliance Officer and Secretary of CHC	General Counsel, Chief Compliance Officer and Secretary
Michael J. Shea	Chief Financial Officer of CHC	Controller

RECOMMENDATION OF CHC'S BOARD OF DIRECTORS (SEE PAGE 59)

        CHC's board of directors believes that the issuance of CHC common stock in connection with the merger is advisable for CHC and its shareholders and unanimously recommends that its shareholders vote "FOR" the issuance of CHC common stock in connection with the merger. In addition, CHC's board of directors unanimously recommends that its shareholders vote "FOR" the proposal to approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

        CHC's board of directors also believes that the amendment and restatement of the certificate of incorporation of CHC, effective contemporaneously with the consummation of the merger, to change the name of the corporation from Computer Horizons Corp. to "International Horizons Group, Inc." is advisable for CHC and its shareholders and unanimously recommends that its shareholders vote "FOR" such proposal.

RECOMMENDATION OF ANALYSTS' BOARD OF DIRECTORS (SEE PAGE 61)

        Analysts' board of directors believes that the merger is advisable for Analysts and its shareholders and unanimously recommends that its shareholders vote "FOR" the approval of the merger agreement and the merger. In addition, Analysts' board of directors unanimously recommends that its shareholders vote "FOR" the proposal to approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

OPINION OF CHC'S FINANCIAL ADVISOR (SEE PAGE 73)

        In deciding to approve the merger, CHC's board of directors considered the opinion of Citigroup its financial advisor in connection with the merger, that, as of April 12, 2005, based upon and subject to certain matters described in its opinion, the common stock exchange ratio provided for in the merger was fair, from a financial point of view, to CHC. The opinion addresses only the fairness from a financial point of view of the common stock exchange ratio provided for in the merger to CHC, does not address the merits of the underlying decision by CHC to engage in the merger and does not constitute a recommendation to any CHC shareholder or Analysts shareholder as to how to vote at the special meetings on the proposal to approve the issuance of CHC common stock in connection with the merger or the proposal to approve the merger agreement and the merger, as the case may be. Citigroup's opinion is attached to this joint proxy statement/prospectus as Annex B. CHC urges you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

OPINION OF ANALYSTS' FINANCIAL ADVISOR (SEE PAGE 82)

        In connection with the merger, the Analysts board of directors received a written opinion dated April 12, 2005 from Piper Jaffray, Analysts' financial advisor, as to the fairness, from a financial point of view, to the holders of Analysts common stock of the common stock exchange ratio provided for in the merger. The opinion addresses only the fairness of the common stock exchange ratio provided for in the merger to the holders of Analysts common stock from a financial point of view, does not address the merits of the underlying decision by Analysts to engage in the merger and does not constitute a recommendation to any Analysts shareholder as to how to vote at the special meetings on the proposal to approve the merger agreement and the merger or to any CHC shareholder to approve the issuance of CHC common stock in connection with the merger, as the case may be. Piper Jaffray's written opinion dated April 12, 2005 is attached to this joint proxy statement/prospectus as Annex C. Analysts urges you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

INTERESTS OF CHC DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 63)

        In considering the recommendation of CHC's board of directors with respect to the issuance of shares of CHC common stock in the merger, CHC shareholders should be aware that CHC's directors and officers have personal interests in the merger that are or may be different from, or in addition to, the interests of other CHC shareholders. These interests include the appointment as co-chairman of the board of the combined company of CHC's current chairman and the continued status as members of the board of directors of CHC of four current directors, in addition to the chairman, and the continued employment by certain officers of their current positions as officers of CHC.

        CHC's board of directors was aware of these interests, generally, when approving the merger though the determination as to which board members would continue as directors of the combined company was not made at the time that the merger was approved.

INTERESTS OF ANALYSTS DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 64)

        In considering the recommendation of Analysts' board of directors with respect to the merger, Analysts shareholders should be aware that Analysts' directors and officers have personal interests in the merger that are or may be different from, or in addition to, the interests of other Analysts shareholders. These interests include:

  •
  the appointment of Analysts' current chairman as co-chairman of the board of the combined company upon completion of the merger;

  •
  the appointment of four other current directors of Analysts as directors of the combined company, in addition to Analysts' chairman, upon completion of the merger and the appointment of certain officers of Analysts as officers of the combined company upon completion of the merger;

  •
  the potential receipt of change of control payments payable to certain officers and payment of restricted stock and other payments to officers who agree to waive change of control payments;

  •
  the potential receipt of retention bonuses from the retention bonus fund to which CHC and Analysts have each agreed to contribute $500,000 in order to retain certain key employees;

  •
  continued rights to indemnification and limitations on liability; and

  •
  continued coverage under directors' and officers' liability insurance.

        Analysts' board of directors was aware of these interests when approving the merger though the determination as to which board members would be appointed as directors of the combined company was not made at the time that the merger was approved.

        Messrs. Baker, Steichen and Bamberger have agreed to waive their rights to receive change of control payments in connection with the merger. In consideration for these waivers, they will receive cash and Analysts restricted stock. The aggregate cost to the combined company without these waivers would have been approximately $6.5 million. As a result of obtaining these waivers, the cost to the combined company is $570,000 in cash and 305,000 shares of Analysts restricted stock.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF CHC AND ANALYSTS (SEE PAGE 112)

        Analysts shareholders, whose rights are currently governed by Analysts' articles of incorporation and bylaws and Minnesota law, will, upon completion of the merger, become shareholders of CHC, and their rights will be governed by CHC's certificate of incorporation and bylaws and New York law.

THE SPECIAL MEETING OF CHC SHAREHOLDERS (SEE PAGE 42)

        The special meeting of CHC's shareholders will take place on Friday, September 2, 2005, at 11:00 a.m., eastern time, at the Hanover Marriott, 1401 State Highway No. 10, Whippany, New Jersey. At the special meeting, CHC shareholders will be asked to (i) approve the issuance of shares of CHC common stock in connection with the merger, (ii) approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1, and (iii) approve the amendment and restatement of the certificate of incorporation of CHC, effective contemporaneously with the consummation of the merger, to change the name of the corporation from Computer Horizons Corp. to "International Horizons Group, Inc."

THE SPECIAL MEETING OF ANALYSTS SHAREHOLDERS (SEE PAGE 45)

        The special meeting of Analysts' shareholders will take place on Friday, September 2, 2005, at 10:00 a.m., central time, at the Edina Country Club, 5100 Wooddale Avenue South, Edina, Minnesota. At the special meeting, Analysts shareholders will be asked to (i) approve the merger agreement and the merger and (ii) approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

VOTE REQUIRED OF CHC SHAREHOLDERS (SEE PAGE 43)

        The approval of the issuance of shares of CHC common stock in connection with the merger and of any motion to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of shares of CHC common stock represented and voting at the special meeting.

        The approval of the proposed amendment and restatement of the certificate of incorporation of CHC to change the corporation's name requires the affirmative vote of the holders of a majority of all outstanding shares of CHC common stock.

VOTE REQUIRED OF ANALYSTS SHAREHOLDERS (SEE PAGE 45)

        The approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Analysts common stock on the record date. The approval of any motion to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the votes present, in person or by proxy, at the special meeting, whether or not a quorum exists.

FORWARD-LOOKING STATEMENTS (SEE PAGE 24)

        This joint proxy statement/prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of CHC, Analysts or the combined company. Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements only reflect management' expectations and estimates. Actual events or results may differ materially from those expectations and estimates for many reasons, including those reasons set forth in "Risk Factors" beginning on page 26. Neither CHC nor Analysts undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

        CHC and Analysts are providing the following information to assist you in your analysis of the financial aspects of the merger. This information should also be read in conjunction with the "Selected Unaudited Pro Forma Condensed Combined Financial Data" and the unaudited pro forma condensed combined financial statements and related notes beginning at page 20.

CHC

        CHC has derived the following historical information from its audited consolidated financial statements as of and for each of the five years ended December 31, 2004, 2003, 2002, 2001 and 2000. CHC has derived the financial data as of March 31, 2005 and 2004 and for each of the three-month periods then ended from its unaudited consolidated financial statements for the three-month periods ended March 31, 2005 and 2004. In the opinion of CHC management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the three-month periods ended March 31, 2005 and 2004 have been made. The information is only a summary and should be read in conjunction with CHC's consolidated financial statements and accompanying notes and management's discussion and analysis of financial condition and results of operations as contained in CHC's annual and quarterly reports which are incorporated by reference into this joint proxy statement/prospectus.

	Quarter Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands except per share amounts)
Consolidated Statement of Operations Data:
Net revenues	$66,573	$59,706	$262,527	$245,210	$297,115	$400,784	$445,479
Cost of revenues	45,588	40,805	180,606	173,198	216,181	281,576	312,815

Gross profit	20,985	18,901	81,921	72,012	80,934	119,208	132,664
Selling, general and administrative expenses	20,977	19,587	85,141	80,634	91,343	128,832	170,143
Amortization of intangibles	350	208	1,695	1,084	—	2,695	7,434
Restructuring charges(1)	—	—	2,859	3,278	2,515	1,048	1,166
Write-down of assets held for sale(2)	—	—	—	—	—	5,473	40,362
Special charges (credits)(3)	(675)	—	(939)	10,113	—	—	—
Goodwill impairment(4)	—	—	20,306	—	—	—	—
Write-off of assets(5)	—	—	910	—	—	—	—

Total operating expenses	20,652	19,795	109,972	95,109	93,858	138,048	219,105
Income (loss) from operations	333	(894)	(28,051)	(23,097)	(12,924)	(18,840)	(86,441)
Gain (loss) on sale of assets	—	—	—	(424)	5,890	(3,197)	—
Net gain (loss) on investments	—	—	—	(432)	(61)	90	—
Interest income	180	93	337	529	928	2,293	620
Interest expense	(5)	(10)	(103)	(51)	(174)	(1,944)	(1,825)

Income (loss) before income tax and cumulative effect of change in accounting principle and minority interest	508	(811)	(27,817)	(23,475)	(6,341)	(21,598)	(87,646)
Income tax (benefit)	178	(254)	(2,690)	(6,409)	1,869	(7,148)	(29,819)

Income (loss) before cumulative effect of change in accounting principle and minority interest	330	(557)	(25,127)	(17,066)	(8,210)	(14,450)	(57,827)
Minority interest	—	(9)	(45)	(89)	35	—	—
Cumulative effect of change in accounting principle(6)	—	—	—	—	(29,861)	—	—

Net income (loss)	$330	$(566)	$(25,172)	$(17,155)	$(38,036)	$(14,450)	$(57,827)

Net income (loss) per share:
Basic	$0.01	$(0.02)	$(0.82)	$(0.56)	$(1.22)	$(0.45)	$(1.83)

Diluted	$0.01	$(0.02)	$(0.82)	$(0.56)	$(1.22)	$(0.45)	$(1.83)

Weighted average common shares outstanding:
Basic	31,193	30,676	30,870	30,455	31,243	31,911	31,656

Diluted	31,524	30,676	30,870	30,455	31,243	31,911	31,656

	March 31,		December 31,
	2005	2004	2004	2003	2002	2001	2000
Consolidated Balance Sheet Data:
Cash and cash equivalents	$31,373	$49,757	$33,649	$52,610	$59,769	$41,033	$17,559
Working capital	68,985	84,806	68,882	64,824	105,579	115,747	134,472
Total assets	154,939	178,635	159,084	180,326	193,731	237,721	269,396
Shareholders' equity	126,064	149,955	125,781	130,337	145,855	189,855	207,924

(1)
For fiscal years 2000 through 2004, CHC recorded restructuring charges pertaining to the closing of offices including the related severance costs.

(2)
During 2001 and 2000, CHC recorded write-downs of assets held for sale pertaining to previously acquired business units.

(3)
During the first quarter of 2005, CHC recorded a special credit of $675,000, which relates to a bad debt recovery. For the year ended December 31, 2004, CHC recorded a special credit of $939,000 consisting of an insurance refund. During the year ended December 31, 2003, CHC incurred special charges of $10.1 million consisting of a severance package for CHC's former CEO and expenses related to the unilateral acquisition proposal and activities of Aquent LLC.

(4)
For the year ended December 31, 2004, using an evaluation prepared by an independent appraisal firm, CHC reassessed the carrying value of goodwill associated with its Solutions Group. Because of a reduction in projected future cash flows in the Commercial Solutions business unit, primarily resulting from significant revenue declines in 2004, CHC determined that goodwill was impaired and recorded a non-cash charge of $20.3 million, related to the write-off of the Commercial Solutions goodwill.

(5)
For the year ended December 31, 2004, CHC recorded a write-off of assets approximating $0.9 million pertaining to a security deposit in connection with an escrow agreement of a previously sold subsidiary and a write-off of fixed assets related to previously closed offices.

(6)
Upon the initial adoption of Statement of Financial Accounting Standard No. 142 "Goodwill and other Intangible Assets" (SFAS 142), CHC recorded an impairment charge of $29.9 million in 2002.

Analysts

        Analysts has derived the following historical information from its audited consolidated financial statements as and for each of the years ended January 1, 2005, January 3, 2004, December 28, 2002, December 31, 2001, the six month transition period ended December 31, 2000, and the year ended June 30, 2000. Analysts has derived the financial data as of April 2, 2005 and April 3, 2004 and for each of the three-month periods then ended from its unaudited consolidated financial statements for the three-month periods ended April 2, 2005 and April 3, 2004. In the opinion of Analysts management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the three-month periods ended April 2, 2005 and April 3, 2004 have been made. The information is only a summary and should be read in conjunction with Analysts' consolidated financial statements and accompanying notes and management's discussion and analysis of financial condition and results of operations contained in Analysts' annual and quarterly reports which are incorporated by reference into this joint proxy statement/prospectus.

	Quarter Ended April 2, 2005	Quarter Ended April 3, 2004	Fiscal Year				Six Months Ended December 31, 2000
(in thousands except per share amounts)								Fiscal Year 2000
			2004	2003	2002	2001
Consolidated Statement of Operations Data:
Net revenues	$79,099	$85,394	$341,612	$331,899	$426,160	$551,727	$288,340	$558,731
Cost of revenues	64,174	69,664	275,969	271,205	353,715	457,706	235,238	452,334

Gross profit	14,925	15,730	65,643	60,694	72,445	94,021	53,102	106,397
Selling, general and administrative expenses	15,454	15,081	61,015	61,511	73,694	87,909	53,239	89,683
Amortization of intangibles	193	193	774	773	785	3,212	1,370	1,025
Loss on sale of corporate headquarters building(1)	—	—	—	—	1,860	—	—	—
Restructuring charges(2)	—	—	—	—	—	—	7,000	—

Total operating expenses	15,647	15,274	61,789	62,284	76,339	91,121	61,609	90,708
(Loss) income from operations	(722)	456	3,854	(1,590)	(3,894)	2,900	(8,507)	15,689
Interest income	21	6	39	79	122	247	68	1,452
Loss on investments(3)	—	—	—	—	(190)	(3,012)	—	—
Interest expense	(5)	(8)	(41)	(13)	(1,042)	(2,899)	(1,494)	(1,584)
Loss on debt extinguishment(4)	—	—	—	—	(744)	—	—	—

(Loss) income before income tax and cumulative effect of change in accounting principle and minority interest	(706)	454	3,852	(1,524)	(5,748)	(2,764)	(9,933)	15,557
Income tax (benefit)	—	—	—	—	(1,106)	216	(3,897)	5,656

(Loss) income before cumulative effect of change in accounting principle and minority interest	(706)	454	3,852	(1,524)	(4,642)	(2,980)	(6,036)	9,901
Minority interest	—	—	—	—	—	—	(266)	(113)
Cumulative effect of change in accounting principle(5)	—	—	—	—	(16,389)	—	—	—

Net (loss) income	$(706)	$454	$3,852	$(1,524)	$(21,031)	$(2,980)	$(6,302)	$9,788

Net (loss) income per share:
Basic	$(0.03)	$0.02	$0.16	$(0.06)	$(0.87)	$(0.12)	$(0.28)	$0.43

Diluted	$(0.03)	$0.02	$0.16	$(0.06)	$(0.87)	$(0.12)	$(0.28)	$0.43

Weighted average common shares outstanding:
Basic	24,316	24,212	24,212	24,201	24,198	24,196	22,624	22,583
Diluted	24,316	24,237	24,398	24,201	24,198	24,196	22,624	22,624
	April 2, 2005	April 3, 2004	January 1, 2005	January 3, 2004	December 28, 2002	December 31, 2001	December 31, 2000	June 30, 2000
Consolidated Balance Sheet Data:
Cash and cash equivalents	$913	$718	$7,889	$4,499	$54	$18,204	$2,192	$2,030
Working capital	35,915	36,522	39,439	35,665	35,705	16,622	47,848	55,762
Total assets	101,185	100,877	105,677	101,895	106,744	192,884	201,729	192,144
Shareholders' equity	72,418	69,118	72,618	68,663	70,166	91,083	95,083	99,053

(1)
In 2002, Analysts sold its corporate headquarters and incurred a loss of $1.9 million.

(2)
In December 2000, Analysts recorded a restructuring charge of $7.0 million related to workforce reductions, lease terminations and abandonment costs including an amount for assets to be disposed of in conjunction with the consolidation.

(3)
In 2001, Analysts recorded a $3.0 million loss on investment relating to a 1999 equity investment in a privately held Minneapolis-based software company.

(4)
In 2002, Analysts completed a refinancing of its debt and as a result recorded a loss on debt extinguishment of $744,000 related to make-whole payments and the write-off of costs associated with previous financings.

(5)
Upon the initial adoption of SFAS 142, Analysts recorded an impairment charge of $16.4 million in 2002.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The selected unaudited pro forma condensed combined financial data set forth below is based upon the historical financial statements of CHC and Analysts adjusted to give effect to the merger as if it had occurred on January 1, 2004. The pro forma financial information for the year ended December 31, 2004 and as of and for the quarter ended March 31, 2005 has been developed from (a) audited consolidated financial statements of CHC contained in its Annual Report on Form 10-K for the year ended December 31, 2004 which is incorporated by reference in this joint proxy statement/prospectus, (b) the audited consolidated financial statements of Analysts contained in its Annual Report on Form 10-K for the year ended January 1, 2005 which is incorporated by reference in this joint proxy statement/prospectus, (c) the unaudited consolidated financial statements of CHC contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 which is incorporated by reference in this joint proxy statement/prospectus, and (d) the unaudited consolidated financial statements of Analysts contained in its Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 which is incorporated by reference in this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions, which are preliminary and which management believes are reasonable. The pro forma adjustments are based upon certain assumptions and preliminarily available information that CHC believes are reasonable under the circumstances. These data are presented for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial condition of CHC that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of CHC. CHC and Analysts may have performed differently had they been combined for the periods and on the dates presented.

        A final determination of fair values relating to the merger, which cannot be made prior to the completion of the merger, may differ materially from the preliminary estimates and will include management's final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and identifiable intangible assets of Analysts that exist as of the date of the completion of the merger and management's consideration of a valuation prepared by an independent valuation specialist. The final valuation may change the allocations of the purchase price, which could affect the fair values assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. Shareholders of CHC and Analysts should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that CHC will experience after the merger.

        The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements found elsewhere in this joint proxy statement/prospectus.

        The selected pro forma condensed combined financial data (i) have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in the section of this joint proxy statement/prospectus entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 97 and (ii) should be read in conjunction with the consolidated financial statements of each of CHC and Analysts and other information filed by CHC and Analysts with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus.

	For the Quarter Ended March 31, 2005	For the Year Ended December 31, 2004
	(in thousands except per share amounts)
Statement of Operations Data:
Net revenues	$145,672	$604,139
Loss from operations	(791)	(25,710)
Net loss	(658)	(22,389)
Net loss per share:
Basic	(0.01)	(0.38)
Diluted	(0.01)	(0.38)
As of March 31, 2005
Balance Sheet Data:
Working capital	$92,010
Total assets	275,597
Total debt, including current portion	0
Stockholders' equity	217,025

COMPARATIVE PER SHARE INFORMATION

        The following tables set forth historical per share information of CHC and Analysts and unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting, based on an average price per share of CHC common stock of $3.13 for the period beginning two trading days before and ending two trading days after the merger was announced. The unaudited pro forma condensed combined financial data are not necessarily indicative of the financial position had the merger occurred on March 31, 2005 or operating results that would have been achieved had the merger been in effect as of January 1, 2004 and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in the section of this joint proxy statement/prospectus entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 97. The historical per share information is derived from the unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2005 for CHC and April 2, 2005 for Analysts (presented as March 31, 2005 and quarter ended March 31, 2005 in the table below), and the audited financial statements for the year ended December 31, 2004 for CHC and January 1, 2005 for Analysts (presented as year ended December 31, 2004 in the table below).

	Historical CHC	Historical Analysts	Pro Forma Combined(1)	Pro Forma Equivalent of One Analysts Share(2)
Net (loss) income per share—basic:
Year ended December 31, 2004	$(0.82)	$0.16	$(0.38)	$(0.44)
Net (loss) income per share—diluted:
Year ended December 31, 2004	(0.82)	0.16	(0.38)	(0.44)
Cash dividends declared per share	0.00	0.00	0.00	0.00
December 31, 2004 weighted average shares used in computing (in thousands):
Basic	30,870	24,212	58,714
Diluted	30,870	24,398	58,714
Net income (loss) per share—basic:
Quarter ended March 31, 2005	$0.01	$(0.03)	$(0.01)	$(0.01)
Net income (loss) per share—diluted:
Quarter ended March 31, 2005	0.01	(0.03)	(0.01)	(0.01)
Cash dividends declared per share	0.00	0.00	0.00	0.00
March 31, 2005 weighted average shares used in computing (in thousands):
Basic	31,193	24,316	59,156
Diluted	31,524	24,316	59,156
Book value per share:
March 31, 2005	$4.04	$2.94	$3.65	$4.19
March 31, 2005 shares outstanding used in computing book value per share (in thousands):	31,220	24,626	59,540

(1)
The combined pro forma data includes the effect of the merger on the basis as described in the notes to the unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus.

(2)
The pro forma equivalent of one Analysts share amounts were calculated by applying the exchange ratio of 1.15 to the pro forma combined net loss and book value per share.

        This information is only a summary and should be read in conjunction with the financial statements and accompanying notes of CHC and Analysts contained in the annual reports and other information that has been filed with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial statements contained in the section of this joint proxy statement/prospectus entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 97.

COMPARATIVE PER SHARE MARKET PRICE DATA

        CHC common stock is quoted on the Nasdaq National Market, or Nasdaq, and traded under the symbol "CHRZ." Analysts common stock is quoted on Nasdaq and traded under the symbol "ANLY." The table below sets forth for the periods indicated, the high and low sale prices per share of CHC common stock and Analysts common stock. Because the exchange ratio in the merger is fixed and because the market price of CHC common stock is subject to fluctuation, the market value of the shares of CHC common stock that Analysts shareholders will receive in the merger may increase or decrease before and after the special meetings of CHC and Analysts shareholders. CHC AND ANALYSTS URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR CHC COMMON STOCK. THERE IS NO ASSURANCE AS TO THE FUTURE PRICE OF CHC COMMON STOCK.

	Shares of CHC Common Stock		Shares of Analysts Common Stock
	High	Low	High	Low
2005
Second Quarter	$3.49	$2.69	$3.84	$2.99
First Quarter	4.15	3.57	4.04	3.38
2004
Fourth Quarter	4.41	3.45	4.26	3.20
Third Quarter	4.62	3.66	4.63	2.81
Second Quarter	4.23	3.38	3.50	2.68
First Quarter	4.50	3.85	3.59	2.71
2003
Fourth Quarter	4.21	3.43	3.70	2.10
Third Quarter	4.56	3.57	3.15	2.11
Second Quarter	4.72	2.84	2.54	1.25
First Quarter	3.93	2.60	2.15	1.15

        The following table sets forth the closing prices for CHC common stock and Analysts common stock as reported on Nasdaq on April 12, 2005, the last trading day before CHC and Analysts announced the merger and August 3, 2005, the last trading day before the date of this joint proxy statement/prospectus. These historical and pro forma equivalent sales prices per share reflect the fluctuating value of the CHC common stock that Analysts shareholders would have received in exchange for each share of Analysts common stock if the merger was completed on either of these dates, applying the exchange ratio of 1.15 of a share of CHC common stock for each share of Analysts common stock.

	CHC Common Stock	Analysts Common Stock	Pro Forma Equivalent Value of Analysts Common Stock
April 12, 2005	$3.15	$3.66	$3.62
August 3, 2005	$3.62	$3.75	$4.16

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus contain or may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbors provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These statements can be identified by the fact that they do not relate to statements of historical fact but, instead, to matters such as future business operations, prospects, revenue and income, business strategies, operating efficiencies and synergies, competitive positions, growth opportunities and plans or objectives of management for each of CHC, Analysts and the combined company, as the case may be. Further, statements that include words such as "may," "will," "project," "might," "expect." "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative of these words or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference. Forward-looking statements are necessarily estimates reflecting the best judgment of the senior management of CHC (with regard to matters relating to CHC), Analysts (with regard to matters relating to Analysts) and CHC and Analysts with regard to matters of the combined company following the merger and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  •
  the ability to obtain the approvals of each company's shareholders, to obtain or meet the closing conditions in the merger agreement and to otherwise complete the merger in a timely manner;

  •
  the ability to timely and cost-effectively integrate the operations of CHC and Analysts;

  •
  the ability to attract, motivate and retain executives and key employees;

  •
  the ability to realize the synergies and other perceived advantages resulting from the merger;

  •
  the ability of the combined company to successfully execute its business strategy;

  •
  the timing and outcome of legal proceedings;

  •
  market and customer acceptance and demand for new products;

  •
  the impact of competitive products and pricing;

  •
  timing and success of product development and launch;

  •
  fluctuations in operating results;

  •
  competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on CHC's products expire;

  •
  government laws and regulations affecting their operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing; and

  •
  other factors detailed from time to time in our filings with the Securities and Exchange Commission.

        The list above sets forth some, but not all, of the factors that could impact upon CHC's and Analysts' ability to achieve results described in any forward-looking statements. Further information for the respective companies can be found in CHC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in Analysts' Annual Report on Form 10-K for the fiscal year ended January 1, 2005. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. You also should understand that it is not possible to predict or identify all such factors and that the above list should not be considered a complete statement of all potential risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from CHC's and Analysts' projections. CHC and Analysts undertake no obligation to update any forward-looking statements as a result of future events or developments.

RISK FACTORS

        You should carefully consider the risks described below before deciding how to vote your shares. The business, results of operations or financial condition of CHC, Analysts and/or the combined company could be seriously harmed if any of these risks materialize. The trading price of shares of CHC and Analysts common stock may also decline due to any of these risks.

        The combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. Additional risks and uncertainties not presently known to CHC and Analysts or that management of CHC and Analysts do not currently believe are important to you, also may adversely affect the merger, CHC, Analysts and/or the combined company should they materialize.

Risks Relating to the Merger

Although CHC and Analysts expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

        The failure of the combined company to meet the challenges involved in integrating the global operations of CHC and Analysts successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger will depend in part on the successful integration of technology, operations and personnel. The integration of the companies will be a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the respective businesses of CHC, Analysts and/or the combined company. The challenges involved in this integration include, but are not limited to, the following:

  •
  communicating a strategic vision to the market regarding the combined company and executing on such strategic vision;

  •
  consolidating operations, including rationalizing corporate IT technology and administrative infrastructures;

  •
  combining diverse product and service offerings;

  •
  the effect of any lease termination caused by the merger;

  •
  coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

  •
  any perceived adverse changes in business focus, including preserving customer and other important relationships of CHC and Analysts by demonstrating to existing customers that the merger will not result in adverse changes in customer service standards or business focus;

  •
  minimizing the diversion of management attention from ongoing business concerns;

  •
  retaining key employees and maintaining employee morale;

  •
  addressing differences in the business cultures of CHC and Analysts;

  •
  addressing the effects of Analysts' change of control agreements;

  •
  managing large groups of employees in geographically disparate areas;

  •
  the combined company's ability to comply with the Sarbanes-Oxley Act of 2002, including the combined company's ability to make the certifications required by Section 404 thereof, in a timely manner;

  •
  reducing the effects of any litigation caused by the merger diverting the attention of management away from day to day integration issues;

  •
  combining CHC's and Analysts' financial information systems, research and development efforts, unique operations, business development efforts, key personnel and geographically separate facilities;

  •
  the combined company's ability to earn profits with the amortization of the fair value of property, plants, equipment and intangible assets;

  •
  successfully cross-selling Analysts' infrastructure services to the federal government market serviced by CHC's subsidiary, RGII; and

  •
  expanding the business services of CHC's subsidiary, Chimes, Inc., into Analysts' customer base.

        The combined company may not successfully integrate the operations of CHC and Analysts in a timely manner, or at all, and the combined company may not realize the anticipated benefits and synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits of the merger are based on projections and assumptions, including successful integration, not actual experience. The failure to integrate the businesses of CHC and Analysts or to realize any of the anticipated benefits of the merger could seriously hinder the combined company's plans for development of services offerings as well as business and market expansion following the merger.

        In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely affected by practical or legal constraints on its ability to combine operations. Even if the integration of CHC's and Analysts' operations, services and personnel is successful, it may place a significant burden on management and internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company's business, financial condition and operating results.

A proxy contest has been initiated opposing the merger and this could have a material adverse effect on the merger and the combined company.

        On July 22, 2005, a group comprised of Crescendo Partners II, L.P., Series R, Crescendo Investments II, LLC, Eric Rosenfeld, F. Annette Scott Florida Trust, Richard L. Scott Florida Trust, Scott Family Florida Partnership Trust, Richard L. Scott, Stephen T. Braun and The Computer Horizons Full Value Committee (collectively, the "Crescendo Group"), filed a Statement on Schedule 13D (the "Schedule 13D") with the Securities and Exchange Commission disclosing their opposition to the merger and their intention to solicit CHC's shareholders to vote against CHC's proposals contained in its joint proxy statement/prospectus. The Schedule 13D further discloses the Crescendo Group's intention to call a special meeting of the shareholders of CHC in order to remove up to all of CHC's existing directors and to replace them with the Crescendo Group's own slate of director nominees. In furtherance of its stated intentions, also on July 22, 2005, the Crescendo Group filed a preliminary proxy statement with the Securities and Exchange Commission opposing the merger and soliciting votes of CHC's shareholders in opposition to the proposals intended to consummate the merger, in particular, the proposal to approve the issuance of shares of CHC common stock in connection with the merger. The proxy contest may be highly disruptive and may negatively impact CHC's ability to obtain the votes required to approve its proposals, in particular, that relating to the approval of the issuance of the shares necessary to effect the merger. In addition, the proxy contest will distract management and will cause CHC to incur additional solicitation costs in order to effectively combat the opposition. Furthermore, if the merger is not consummated because the shareholders fail to vote in favor of CHC's proposals in connection with the merger, the benefits of the merger, including recognition of the intrinsic value of CHC's assets, may not be achieved.

Analysts shareholders will receive a fixed ratio of 1.15 shares of CHC common stock for each share of Analysts common stock, and consequently, if CHC's stock price decreases for any reason, Analysts shareholders will receive less value for their Analysts common stock.

        Upon completion of the merger, each Analysts shareholder will receive 1.15 shares of CHC common stock for each share of Analysts common stock held by such holder. The exchange ratio is a fixed number and there will be no adjustment (except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to the common stock of either company) in the number of shares of CHC common stock issued to Analysts shareholders (or reserved for issuance pursuant to assumed Analysts stock options) because of changes in the market price of either CHC common stock or Analysts common stock. This is true even though the prices of both companies' common stock have experienced significant volatility in the past and have varied since CHC and Analysts entered into the merger agreement and will continue to vary in the future. In addition, the parties do not have a right to terminate the merger agreement or refuse to complete the merger based upon changes in the market price of either CHC common stock or Analysts common stock.

        Accordingly, the then-current dollar value of CHC common stock that Analysts shareholders will receive upon the completion of the merger will depend entirely upon the market value of CHC common stock at the time the merger is completed, which may be different from, and lower than, the closing prices of CHC common stock on the last full trading day preceding the public announcement of the merger, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the CHC annual meeting and Analysts special meeting.

CHC restated its financial statements due to an accounting error which resulted from a material weakness in its internal controls over its financial reporting in the past. While CHC remediated the material weakness and believes that its internal controls are effective, there can be no assurance that CHC will be able to maintain effective internal controls over financial reporting and any failure to so maintain effective internal controls could result in material weaknesses and in material misstatements in the combined company's financial statements.

        In October 2004, CHC reported that it had identified a material weakness in its internal control over financial reporting.

        An evaluation by management was conducted and a number of actions were undertaken to address the deficiencies identified and to prevent any future reoccurrence. As of December 31, 2004, management had implemented substantially all of the remediation actions and believes that the noted material weakness has been remediated and that CHC's internal control over financial reporting is effective. However, there can be no assurance that CHC will not identify additional material weaknesses or significant deficiencies in its internal control over financial reporting in the future.

The market price of the shares of CHC common stock may be affected by factors different from those affecting the shares of Analysts common stock.

        Upon completion of the merger, holders of Analysts common stock will become holders of CHC common stock. An investment in CHC common stock has different risks than an investment in Analysts common stock. Former holders of Analysts common stock will be subject to additional risks upon exchange of their shares of Analysts common stock for CHC common stock in the merger. For a discussion of the businesses of CHC, and Analysts and certain factors to consider in connection with such businesses, see the documents incorporated by reference into this document and referred to in the section of this joint proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 128.

The shares of CHC common stock to be received by Analysts shareholders as a result of the merger will have different rights than the shares of Analysts common stock.

        The rights associated with shares of CHC common stock are different from the rights of Analysts common stock. The rights of CHC common stock after the merger will be governed by CHC's certificate of incorporation and the laws of the State of New York, and may be different from the rights under Analysts' articles of incorporation and the laws of the State of Minnesota. See the section of this joint proxy statement/prospectus entitled "Comparison of Rights of Holders and Corporate Governance Matters" beginning on page 112 for a discussion of the different rights associated with CHC common stock.

Some of the directors and officers of CHC and Analysts have interests and arrangements that could have affected their decisions to support or approve the merger.

        The interests of some of the directors and officers of CHC and Analysts in the merger are different from those of CHC and Analysts shareholders generally and this could have affected their decision to support or approve the merger. In addition, approximately 448,000 outstanding options to purchase Analysts common stock will become fully vested and immediately exercisable as a result of board action. All officers continuing their employment with the combined company and all directors being appointed to the board of the combined company have agreed to waive acceleration of their options.

        Furthermore, some directors and officers of CHC and Analysts will have positions in the combined company and may receive retention bonuses for continuing to serve as employees of the combined company. As a result, some of the directors and officers of CHC and Analysts may be more likely to recommend the merger than if they did not have these interests. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Analysts and CHC Directors and Officers in the Merger" beginning on page 63.

CHC and Analysts each expect to incur significant costs associated with the merger which could harm the financial results of the combined company.

        If the benefits of the merger do not exceed the costs of the merger, including the dilution to the CHC shareholders resulting from the issuance of CHC common stock in connection with the merger, CHC's financial results, including earnings per share, could be adversely affected. CHC estimates that it will incur direct transaction costs of approximately $3,600,000 associated with the merger, which will be included as part of the total purchase price for financial accounting purposes and has reserved an additional $500,000 available to be paid to select employees as retention bonuses. In addition, Analysts estimates that it will incur direct transaction costs of approximately $9,024,000 (which includes a possible additional change of control payment in the amount of $1.2 million, which may be made to one individual should he choose to terminate his employment), which will be recognized and expensed as incurred and has reserved an additional $500,000 available to be paid to select employees as retention bonuses. In the aggregate, approximately $5,897,000 of this is attributable to change of control payments to officers of Analysts. Additionally, Analysts will compensate Messrs. Baker, Steichen, and Bamberger, in consideration for their agreement to waive change of control provisions in their employment agreements and/or change in control agreements. This compensation will be in the form of restricted stock and cash payments. The aggregate cost to the combined company without these waivers would have been approximately $6.5 million. As a result of obtaining these waivers, the cost to the combined company is $570,000 in cash and 305,000 shares of Analysts restricted stock. Other non- officers of Analysts will receive cash payments and Analysts restricted stock aggregating $168,000 and 72,000 shares, respectively, in exchange for change of control waivers. CHC and Analysts believe the combined company may incur charges to operations, which cannot be reasonably estimated at this time, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that CHC will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

        In addition, CHC's former financial advisor has asserted a claim for at least $1.75 million in amounts allegedly owed to it in connection with the proposed merger. The former advisor claims that, pursuant to the terms of its engagement arrangement with CHC which has expired, it had the right to act as exclusive financial advisor to CHC with respect to certain transactions involving CHC such as the proposed merger, notwithstanding the expiration of its engagement. Although management of CHC believes it has meritorious defenses and potential counterclaims, there can be no assurance that CHC will prevail.

        The issuance of CHC common stock in the merger and upon exercise of Analysts stock options may result in immediate dilution to current CHC shareholders and may reduce CHC's net income per share from expected levels. Unless the combined company can achieve revenue growth, cost savings or other business synergies that will offset the effect of the issuance, any reduction in net income per share from expected levels will likely adversely affect the market price of CHC common stock.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of CHC common stock following the merger.

        In accordance with United States generally accepted accounting principles, CHC will account for the merger using the purchase method of accounting, which may require an increase in intangible assets and inventory to their respective fair values. Such purchase accounting adjustments may result in material recurring and nonrecurring charges to earnings that could have a material adverse effect on the market value of the common stock of CHC following completion of the merger. Under the purchase method of accounting, CHC will allocate the total estimated purchase price to Analysts' net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. CHC will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, CHC may be required to incur material charges relating to the impairment of that asset. These charges resulting from the application of purchase accounting could have a material impact on CHC's results of operations.

The stock prices and businesses of CHC or Analysts may be adversely affected if the merger is not completed, and, under certain circumstances, CHC or Analysts may be required to pay a termination fee if the merger is not consummated.

        If the merger is not completed, the trading price of CHC common stock and/or Analysts common stock may decline to the extent that the current market prices reflect a market assumption that the merger will be completed. In addition, CHC's and Analysts' businesses and operations may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the merger, or there is customer or employee uncertainty surrounding the future direction of the product and service offerings and strategy of CHC or Analysts on a stand-alone basis.

        In addition, CHC and Analysts would not derive the strategic benefits expected to result from the merger if the merger is not completed, which could adversely affect their respective businesses.

        Further, CHC and Analysts will be required to pay their respective costs incurred in connection with the merger, including legal, accounting and a portion of the financial advisory fees, regardless of whether the merger is completed. Moreover, under specified circumstances described in the section of this joint proxy statement/prospectus entitled "The Merger Agreement—Termination and Expenses" beginning on page 94, either company may be required to pay the other a termination fee equal to $3.6 million, plus out-of-pocket expenses up to a maximum of $1.0 million.

If other companies make competitive offers to acquire or merge with either party and if the board of directors decides to change its recommendation, and the merger is not completed, the business, operating results and financial condition of Analysts and CHC may be harmed.

        Each party has indicated that it is not for sale, but such party would be willing to discuss a potential transaction with a third party who executes a confidentiality agreement containing provisions that are no less favorable to such party than those contained in the confidentiality agreement between Analysts and CHC. If either party's board decides to change its recommendation and endorse a competing offer and the merger is not completed, that party could (i) be required to pay to the other party a $3.6 million termination fee, plus up to $1.0 million in expenses and (ii) experience a loss of reputation and goodwill and damage to employee relationships. For more detailed information, see the sections entitled "The Merger Agreement—Termination and Expenses" beginning on page 94 and the risk factor entitled "The stock prices and businesses of CHC and Analysts may be adversely affected if the merger is not completed; and, under certain circumstances, CHC or Analysts may be required to pay a termination fee if the merger is not consummated," beginning on page 30.

CHC and Analysts must continue to retain and motivate executives and key employees and recruit new employees. The failure to do so could harm the combined company.

        In order to be successful, during the period before the merger is completed, each of CHC and Analysts must continue to retain and motivate executives and other key employees and consultants and recruit new employees and consultants. Employees and consultants of CHC or Analysts may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. These potential distractions related to the merger may adversely affect each company's ability to attract, motivate and retain executives and key employees and consultants and keep such persons focused on the strategies and goals of the combined company. Any failure by CHC or Analysts to retain and motivate executives and key employees and consultants during the period prior to the completion of the merger could harm their respective businesses, as well as the business of the combined company.

Uncertainty regarding the merger may cause customers and others to delay or defer decisions concerning CHC and Analysts which may harm either company's results of operations, and the results of operations of the combined company.

        Because the merger is subject to several closing conditions, uncertainty exists regarding the completion of the merger. This uncertainty may cause customers and others to delay or defer decisions concerning CHC or Analysts, or elect to switch to other suppliers, which could negatively affect the businesses and results of operations of CHC or Analysts, as well as the combined company. In addition, customers and others may also seek to change existing agreements with CHC or Analysts as a result of the merger. These and other actions by customers and others could negatively affect the businesses and results of operations of CHC and Analysts as well as the combined company.

Analysts will need to obtain consents from certain third parties with whom Analysts has material agreements that contain provisions that restrict the change of control caused by the merger. If Analysts cannot obtain these consents, Analysts and/or the combined company may not be able to maintain these relationships on favorable terms or at all.

        Analysts is currently attempting to obtain third-party consents for some agreements requiring a consent upon a change of control, but if it is unable to do so, the combined company may be forced to renegotiate these agreements or enter into new agreements with various third parties as a separate, stand-alone entity. The Analysts agreements requiring consent include financing agreements, lease agreements and other agreements with developers, strategic partners, distributors and suppliers. There can be no assurance that the combined company will be able to negotiate new agreements on terms as favorable to it as those that Analysts had, or at all.

CHC's and Analysts' operating results are subject to fluctuations and are inherently unpredictable; if the combined company fails to meet the expectations of securities analysts or investors, the stock price of the combined company following the merger may decrease significantly.

        Both CHC's and Analysts' operating results are difficult to predict, and vary significantly from period to period. As a result, CHC and Analysts each believe that quarter-to-quarter comparisons of their respective operating results are not necessarily a good indication of what the combined company's future performance will be. The intense competition in the IT services industry, combined with the lack of operating history for the combined company, may make it difficult for the combined company to accurately forecast revenue. Future operating results may fluctuate significantly due to several factors, many of which are outside of the combined company's control and may not meet the expectations of the combined company or those of securities analysts or investors. If this occurs, the price of common stock of the combined company will likely decline. Factors that may cause fluctuations in the combined company's operating results include, but are not limited to, the following:

  •
  changes in customer demand and spending levels and limited visibility into customers' spending plans;

  •
  changes in general economic conditions and specific market conditions related to the IT services industry;

  •
  changes in customer preferences for the combined company's products and services;

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  competitive pricing pressures by the combined company's competitors;

  •
  failure to effectively integrate the combined company's operations to achieve targeted cost reductions and operating expense reductions; and

  •
  the timely introduction and market acceptance of the new combined company's products and services.

        Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on the business, results of operations and financial condition of the combined company.

Future acquisitions or investments that the combined company may make could disrupt its business and harm its financial condition and may dilute the ownership of the combined company's shareholders.

        Each of CHC and Analysts has made, and the combined company may continue to make, acquisitions in order to improve the value of its business. Acquisitions involve numerous risks, including problems combining the purchased operations, technologies or products, unanticipated costs, diversion of management's attention from its core businesses, adverse effects on existing business relationships with suppliers and customers, risks associated with entering markets in which the combined company has no or limited prior experience and potential loss of key employees. There can be no assurance that the combined company will be able to successfully integrate any businesses, products, technologies or personnel that it might acquire. The integration of businesses that each of CHC and Analysts has acquired has been, and will continue to be, a complex, time consuming and expensive process. Additionally, if the combined company fails to efficiently operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices, its business and financial condition may be adversely affected. In the event of any such investments or acquisitions, the combined company could issue stock that would dilute its then current shareholders' percentage ownership, incur debt, assume liabilities, incur amortization expenses related to purchases of intangible assets, or incur large and immediate write-offs.

The success of the combined company largely depends on its ability to hire, retain, integrate and motivate a sufficient number of qualified personnel.

        The future success of the combined company depends on its ability to attract and retain highly skilled personnel. CHC and Analysts each compensate their employees through a combination of salary, bonuses, benefits and equity compensation. If the combined company fails to provide competitive compensation to its employees, it may be unable to retain them. Volatility or lack of positive performance in the combined company's stock price may also affect the combined company's ability to retain key employees, many of whom have been granted stock options. The success of the combined company will, in part, require successful integration of the businesses, personnel and operations of both CHC and Analysts, both of which have independently experienced mixed success in integrating acquired companies.

        Because of these and other factors affecting the business, results of operations, and financial condition of CHC and Analysts, past financial performance should not be considered an indicator of the future performance of the combined company, and investors should not use historical trends to anticipate results or trends in future periods.

Risks related to CHC

CHC's IT services and solutions revenues from commercial customers have declined and the operating loss has increased because demand for IT services has weakened and may continue to weaken in the industries and markets that CHC serves.

        CHC's revenues are affected by the level of business activity of its customers, and the related demand for IT services to support these customers' activities. As a result of weakened demand for CHC's IT services, revenues and results of operations have been negatively impacted. For the year ended December 31, 2004 and 2003, IT services revenue decreased to $131.2 million from $133.1 million, respectively, a decrease of $1.9 million, or 1.4%. Solutions revenues from commercial customers decreased approximately $14 million in 2004. For the years ended December 31, 2004 and 2003, IT services operating loss increased to $6.3 million from $4.1 million, respectively, an increase of $2.2 million, or 55%. CHC cannot predict when customer demand will improve, and to what extent demand for CHC's IT services and solutions will improve.

The current trend of companies moving technology jobs and projects offshore has caused and could continue to cause CHC's revenues to decline.

        In the past few years, more companies are using or considering the use of low cost offshore outsourcing centers, particularly in India, to perform technology related work and projects. This trend has contributed to the decline in domestic IT staff augmentation revenue as well as on-site solutions oriented projects. CHC now has its own outsourcing centers in India and Canada to compete for this business, but this new business has not been sufficient to offset the revenue decline. Additionally, the equivalent amount of work in low cost centers will generate substantially less revenue due to the lower billing rates that are charged in these offshore outsourcing centers.

CHC's quarterly operating results have varied, and are likely to continue to vary. This may result in volatility in the market price of its common stock.

        CHC's quarterly revenues and operating results have varied in the past and are likely to vary from quarter to quarter. This may lead to volatility in its share price. Some other factors that may cause the market price of our common stock to fluctuate substantially, include:

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  the failure to be awarded a significant project on which CHC has bid;

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  the termination by a client of a material project or the decision by a client not to proceed to the stage of a project anticipated by CHC;

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  announcement of new services by CHC or its competitors;

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  announcement of acquisitions or other significant transactions by CHC or its competitors;

  •
  changes in or failure to meet the earnings estimates of CHC and/or securities analysts;

  •
  sales of common stock by CHC or its existing shareholders or the perception that such sales may occur;

  •
  adverse judgments or settlements obligating CHC to pay damage awards;

  •
  changes in management; and

  •
  general economic conditions and overall stock market volatility.

The failure to be successful in retaining existing and future highly-skilled technical personnel and attracting a sufficient number of IT professionals and project managers could adversely affect CHC's business.

        CHC's business is labor intensive and depends to a large extent on its ability to attract, train, motivate and retain highly-skilled IT professionals and project managers. CHC's ability to win and retain new business is significantly affected by client relationships and the quality of service rendered. The loss of key IT professionals and project managers may jeopardize existing client relationships with businesses that continue to use CHC's services based upon past relationships with key IT professionals and project managers.

CHC derives a significant portion of its revenues from a limited number of large clients and the loss of any large client could have an adverse effect on its business.

        CHC has derived, and believes it will continue to derive, a significant portion of its revenues from a limited number of large clients. For the years ended December 31, 2004, 2003 and 2002, CHC's ten largest clients accounted for approximately 24%, 38% and 38% of its revenues, respectively. The loss of any large client could have an adverse effect on CHC's business, results of operations and financial condition.

Changes in federal government programs and requirements, or budgetary changes affecting federal government spending in specific agencies CHC contracts, or changes in fiscal policies or available funding, may adversely affect CHC's results of operations.

        RGII receives substantially all its revenue from the federal government. For the year ended December 31, 2004, CHC received approximately 18.4% of its total revenue from RGII. Changes in federal government programs and requirements or budgetary changes resulting in less federal government spending in specific government agencies which CHC contracts or changes in fiscal policies or available funding may result in significant changes in RGII's revenues which may adversely affect CHC results of operations.

Certain projects performed by RGII are subject to Defense Contract Audit Agency audits and compliance with government cost accounting standards. The results of such audits may result in adjustments to RGII's reported financial results.

        RGII entered into cost reimbursable type contracts with the U.S. Government. Consequently, RGII is reimbursed based upon direct expenses attributable to the contract plus a percentage based upon indirect expenses. The indirect rates are estimated. Accordingly, if the actual rates as determined by the Defense Contract Audit Agency, or DCAA, are below the estimated rates, a refund for the difference will be due to the U.S. Government. A significant refund due to the U.S. Government may adversely affect CHC's results of operations. CHC believes that DCAA has completed its incurred cost audits for all fiscal years through December 31, 2001. Past audits have not resulted in significant adjustments.

CHC faces competition from a number of existing competitors, as well as potential new competitors, which could result in loss of market share and adversely affect business.

        The markets for CHC services are highly competitive. CHC competes with large providers of IT staffing services, including Comsys IT Partners Inc. and MPS Group, Inc. In addition, it competes for staffing projects with the information systems groups of prospective clients. In the solutions business, CHC competes with consulting and system integration firms, including Analysts, iGATE Corp., Covansys Corp., Accenture, Bearingpoint, CIBER, Inc., Computer Sciences Corporation, Computer Task Group, Electronic Data Systems Corp., IBM Corp. and Keane, Inc. CHC also competes in the IT solutions market with vendors of application software. There are relatively low barriers to entry in the markets in which CHC competes and CHC has faced, and expects to continue to face, additional competition from other established and emerging companies. Increased competition may result in greater pricing pressure which could have an adverse effect on CHC's business, results of operations and financial condition.

        Many of CHC's current and potential competitors have significantly greater financial, technical, marketing and other resources and generate greater revenues than CHC. As a result, they may be able to respond more quickly to new or emerging technologies and changes in clients' requirements, or to devote greater resources to the development, promotion, sale and support of their services and products. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services or products to address the staffing and solution needs of prospective clients. Accordingly, it is possible that new competitors, alliances among competitors, including mergers and acquisitions, or alliances between competitors and third parties may emerge and acquire significant market share. If this were to occur, it could have an adverse effect on CHC's business, results of operations and financial condition.

The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render CHC's existing IT solutions or underlying technologies obsolete or unmarketable which could have an adverse effect on its business.

        The IT solutions industry is characterized by rapid technological change, changing client requirements and new service and product introductions. The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render CHC's existing IT solutions or underlying technologies obsolete or unmarketable. As a result, CHC is dependent in large part upon its ability to develop new IT solutions that address the increasingly sophisticated needs of its clients, keep pace with new competitive service and product offerings and emerging industry standards and achieve broad market acceptance. CHC's business will be adversely affected if it is not successful in developing and marketing new IT solutions that respond to technological change, changing client requirements or evolving industry standards.

Some of CHC's services are offered on a fixed-price basis. CHC's failure to estimate accurately the resources and time required for a project or its failure to complete its contractual obligations within the time frame committed could have an adverse effect on its business.

        CHC offers some of its services on a fixed-price rather than on a time and materials or best efforts basis. Under the terms of these contracts CHC bears the risk of cost overruns and inflation in connection with these projects. If CHC fails to estimate accurately the resources and time required for a project or if it fails to complete its contractual obligations within the time frame committed, CHC's business, operating results and financial condition could be adversely affected.

CHC's strategy includes the pursuit of strategic acquisitions which present many risks and may have an adverse effect on its business if the financial and strategic goals that were contemplated at the time of the transaction are not realized.

        As part of CHC's strategy, CHC pursues strategic acquisitions. On July 8, 2003, it purchased all of the capital stock of RGII, a federal IT services company and on April 1, 2004, RGII purchased all of the common stock of AIM, a provider of IT, engineering and logistics support solutions to the federal government. Some of the risks CHC faces in completing acquisitions are:

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  difficulties integrating new operations, technology and personnel into its operations;

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  loss of significant clients acquired;

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  loss of key management and technical personnel acquired;

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  assumption of unanticipated legal or other financial liabilities;

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  unanticipated operating, accounting or management difficulties in connection with the acquired entities; and

  •
  diversion of management attention from other business concerns.

        These difficulties could disrupt CHC's ongoing business and increase its expenses. Any acquisition, depending on its size, could result in the use of a significant portion of its cash, or if the acquisition is made utilizing our securities, could result in significant dilution to CHC's shareholders. Furthermore, there can be no assurance that any acquired service capacity or technology will gain acceptance in CHC's markets. Each of these results could adversely affect CHC's business, results of operations, financial condition and the price of its common stock.

CHC's international operations subject it to additional risks that can adversely affect its operating results.

        CHC's international operations, which comprised 10.7% of consolidated revenues as of December 31, 2004, depend greatly upon business, immigration and technology transfer laws in those countries and upon the continued development of technology infrastructure. As a result, CHC's business is subject to the risks generally associated with non-U.S. operations including:

  •
  unexpected changes in regulatory environments;

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  the costs and difficulties relating to geographically diverse operations;

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  differences in, and uncertainties arising from changes in, foreign business culture and practices;

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  fluctuations in currency exchange rates;

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  restrictions on the movement of cash;

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  longer accounts receivable payment cycles and greater difficulties in collecting accounts receivable;

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  potential foreign tax consequences, including the impact of repatriation of earnings, tariffs and other trade barriers; and

  •
  political unrest and changing conditions in countries in which its services are provided or facilities are located.

        If any of these factors were to render the conduct of business in a particular country undesirable or impracticable, there could be an adverse effect on CHC's business, operating results and financial condition.

If CHC fails to protect its intellectual property rights, competitors may be able to use its technology and this could weaken its competitive position, reduce its revenue and increase costs.

        CHC relies primarily upon a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual arrangements to protect its proprietary rights. The steps CHC has taken to protect its proprietary rights may not prevent misappropriation of proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect its proprietary rights as fully as in the United States. If third parties were to use or otherwise misappropriate its copyrighted materials, trademarks or other proprietary rights without its consent or approval, its competitive position could be harmed, or CHC could become involved in litigation to enforce its rights.

Third parties could assert that CHC's services infringe their intellectual property rights, which if successful, could harm CHC's business.

        Third parties may assert trademark, copyright, patent and other types of infringement or unfair competition claims against CHC. If CHC is forced to defend against any such claims, whether they are with or without merit or are determined in its favor, CHC may face costly litigation, loss of access to, and use of software and diversion of technical and management personnel. As a result of such dispute, CHC may have to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to it, or at all. If there is a successful claim of infringement against CHC and it is unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could harm its business.

In the event of a failure in a client's computer system, a claim for substantial damages may be made against CHC regardless of its responsibility for the failure, which if successful, could adversely affect CHC's business.

        Much of CHC's business involves projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against CHC, regardless of its responsibility for such failure. Limitations of liability set forth in its service contracts may not be enforceable in all instances and may not otherwise protect CHC from liability for damages. CHC does maintain general liability insurance, including coverage for errors and omissions, however, it may not be able to avoid significant claims and attendant publicity. Furthermore, there can be no assurance that its insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against CHC in excess of its insurance coverage could have an adverse effect on its business, operating results and financial condition.

As a provider of staffing services, CHC is exposed to risks associated with placing CHC's employees (and independent contractors) at its clients' businesses, which could result in costly and time-consuming litigation.

        CHC could be subject to liability if any of the following risks associated with placing its employees (and independent contractors) at its clients' businesses occurs:

  •
  possible claims of discrimination and harassment;

  •
  liabilities for errors and omissions by CHC employees (and independent contractors);

  •
  misuse of client proprietary information or intellectual property;

  •
  injury to client employees;

  •
  misappropriation of client property;

  •
  other criminal activity; and

  •
  torts and other similar claims.

        Any claims made against CHC could result in costly and time-consuming litigation. In addition, under some circumstances, CHC may be held responsible for the actions of persons not under its direct control.

Risks related to Analysts

Market conditions and intense competition within the IT staffing industry may result in a loss of market share and could adversely affect Analysts' business.

        The market for Analysts' services is extremely competitive. Intense price competition in the area of IT staffing, continued pressure on billing rates, and Analysts' customers' continued requests for lower cost models for IT staffing services will continue to pressure and, in some cases, could adversely impact its operating results. Analysts management expects that clients will continue, for the foreseeable future, to request lower cost offerings for IT staffing services through e-procurement systems, extremely competitive bidding processes, the granting of various types of discounts and the use of offshore resources. Analysts' ability to respond to customer requests for lower pricing or to provide other low-cost solutions in this area of its business will have a direct effect on Analysts' performance. Furthermore, Analysts is experiencing pressure from clients who desire to utilize companies with larger market capitalization than Analysts for their IT staffing needs, requiring Analysts to look for internal and external revenue growth opportunities. Analysts expects competitive conditions in the area of IT staffing services to continue for the foreseeable future, although it expects that demand for these services will increase modestly.

        Additionally, many of Analysts' current and potential competitors have significantly greater financial, technical, marketing and other resources than Analysts and may be better able to adjust to changing market conditions and respond to customer demands. They may also have greater resources to devote to the development of new technologies, products and services. It is possible that new competitors, alliances among competitors or alliances between competitors and third parties may emerge and acquire significant market share. If this were to occur, it could have an adverse effect on Analysts' business, results of operations and financial condition.

Analysts derives a majority of its revenue from its IT staffing services and any decrease in demand for these services would adversely affect Analysts' revenues and operating performance.

        IT staffing continues to represent more than half of total revenue (revenue from services provided directly to clients (direct revenue) plus revenue from services provided to its clients by subsuppliers (subsupplier revenue)) and over half of its direct revenue. Recently, many companies have transitioned their IT services to low-cost, offshore outsourcing centers, particularly in India, that perform the companies' technology-related work and projects. This trend has contributed to the decline in domestic IT staff augmentation revenue as well as on-site solutions-oriented projects. While Analysts saw a slight increase in demand for its services in 2004, it experienced intense competition on average bill rates during its first quarter and a loss in subsupplier revenue resulting from the loss of a large national account. There can be no assurance as to when, or if, Analysts will experience sustained revenue growth. Analysts' ability to respond to competitive conditions and trends will have a direct impact on its performance.

Analysts' investment in sales and recruiting resources may not produce revenue growth.

        In anticipation of improving market conditions, Analysts began to make investments in additional sales and recruiting resources in the fourth quarter of 2004. These investments continued into the first quarter of 2005. Analysts' investment in sales and recruiting resources has not yielded the revenue growth it anticipated in the first quarter of 2005. Although Analysts has reason to remain optimistic and will continue to make investment in sales and recruiting resources, it may not ever realize the expected revenue growth.

Analysts' success is directly dependent on its ability to attract and retain qualified technical personnel. Increased competition for these individuals may adversely affect Analysts' business.

        Analysts' ability to quickly identify, attract and retain qualified technical personnel, especially during an economic recovery, will affect its results of operations and ability to grow in the future. Competition for qualified personnel is intense. If Analysts is unable to hire the talent required by its clients in a timely, cost-effective manner, it will affect Analysts' ability to grow the business.

Analysts' ability to control employment-related costs and successfully implement cost-saving changes to its employee-benefit plans will directly affect Analysts' profitability.

        In addition to its ability to control labor costs, Analysts' ability to control employee benefit costs and other employee-related costs will affect its future performance. In an effort to contain its benefits costs, Analysts implemented changes to its benefits plans for fiscal year 2004 and has implemented additional changes for 2005. While Analysts believes the changes it implemented will be effective, the effectiveness of these changes may vary due to factors beyond Analysts' control such as rising medical costs, the amount of medical services used by its employees and similar factors. For example, Analysts' gross margin rate in the fourth quarter 2004 was improved by positive experience in the rate of accrual for medical claims of employees, and, the rate of accrual has returned to normal for the first quarter of 2005. Fluctuation in the rate of accrual of Analysts' medical claims may adversely affect its financial performance.

Analysts' success is dependent on its ability to market its products and services to its existing client base, to attract and retain new customers, and to successfully implement its customer service objectives.

        Analysts continues to concentrate on IT staffing services in Fortune 500 and small and medium-sized businesses, business solutions for small and medium-sized businesses, and business opportunities with technology and product partners. To serve this client base, Analysts is focusing on the following objectives: (i) implementing a next generation staffing model, which will transform workforce deployment and human capital management; (ii) implementing a number of improvements around key business processes that Analysts believes will better align its business with the market's needs and allow Analysts to build a more adaptive delivery model to drive growth; (iii) building a focused set of services and solutions around high-demand, emerging technologies; and (iv) being an active participant in the significant consolidation taking place throughout the IT staffing and solutions industry. Analysts believes these objectives present opportunities to grow its business and provide the scale, it believes is necessary to be successful in the staffing business in the long term. Analysts believes scale is important because more and more clients are requiring it, and it provides the operating leverage necessary to create competitive margins. Success in meeting the objectives outlined above will depend on, among other things, its ability to compete with other vendors, its ability to obtain qualified technical personnel, acceptance of its next generation staffing model by the marketplace, its success in obtaining new clients and its ability to implement those objectives.

Analysts' ability to compete in the IT staffing and solutions industry is dependent on its ability to continue to grow its business through acquisitions and manage the risks associated with its acquisition strategy.

        The size of an IT staffing and solutions provider is becoming increasingly important to Analysts' existing and potential customers. As the IT staffing market continues to consolidate, Analysts continues to look for opportunities to acquire well-managed companies with strong client and/or vendor relationships, and with geographic or vertical market presence complementary to its business. In pursuit of this strategy, on January 6, 2005, Analysts acquired the assets of Wirespeed Networks, LLC, an IP telephony company, and on April 4, 2005, Analysts acquired the assets of Redwood Solutions Corporation, a data storage solutions provider. Utilizing an acquisition strategy to grow revenues presents significant risks to Analysts. If Analysts is unable to transition and maintain the employees, clients and vendor relationships of the acquired companies, or is unable to integrate the back office operations of these companies to provide seamless and cost effective service to its combined clients, the anticipated benefits of these transactions may be less than expected. Additionally, use of Analysts' financial resources to acquire these companies means these resources are not available for ordinary operations. While Analysts expects to enter into transactions that are accretive to earnings and enhance cash flow, failure to successfully integrate acquired companies and achieve such results could have a material adverse effect on its business.

Analysts' ability to control costs and adequately respond to client needs is critical to its continued success.

        Controlling operating costs while attempting not to impact its ability to respond to clients' needs is a key factor to Analysts' future success. Analysts has continued to streamline operations by consolidating offices, reducing administrative and management personnel and continuing to review the company structure for more efficient methods of operating its business and delivering its services. Analysts may not be able to continue to reduce costs without affecting its ability to timely deliver service to its clients and therefore may choose to forego particular cost reductions if it believes it would be prudent to do so.

The terms of Analysts' standard agreements with its customers allow the customers to terminate the Analysts contracts or cut back on Analysts' services on short notice and a limited number of customers comprise a significant portion of Analysts' revenues. The loss of one or more significant customer could negatively affect Analysts' business.

        Terms and conditions standard to computer consulting services contracts also present a risk to Analysts' business. In general, its customers can cancel or reduce their contracts on short notice. A large portion of Analysts' net revenues have and will likely continue to depend on sales to a limited number of customers. During fiscal 2004, sales to IBM (12%) and Bank of America (11%) in the aggregate accounted for more than 23% of Analysts' net revenues. Loss of a significant customer relationship or a significant portion thereof, a significant number of relationships or a major contract could have a material adverse effect on its business. During the fourth quarter, Analysts was notified that it would no longer be a prime vendor to Bank of America. While Analysts will continue to derive revenue from Bank of America working through another prime vendor, effective January 1, 2005, Analysts is no longer providing services to Bank of America using its subsupplier network. Subsupplier revenues such as these were $22.8 million during 2004. The loss of Analysts' prime vendor relationship with Bank of America adversely affected its first quarter 2005 revenues and financial performance.

Analysts' ability to manage its working capital is critical to its continued growth and success.

        Analysts believes its working capital will be sufficient for the foreseeable needs of the business. Significant rapid growth in Analysts' business, a major acquisition or a significant lengthening of payment terms with major clients, could create a need for additional working capital. An inability to obtain additional working capital, should it be required, could have an adverse material effect on its business. Analysts expects to be able to comply with the requirements of its credit agreement; however, failure to do so could have a material adverse effect on its business.

Analysts' financing agreement subjects the company to certain market risks that could result in an increase in the company's annual interest expense.

        Analysts' financing agreement with GE Capital Corporation carries a variable interest rate, which exposes the company to certain market risks. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. For example, while its outstanding balance on its line of credit averaged less than $1.0 million during 2004, if the average outstanding debt balance were $5.0 million, a one percent increase in interest rates would result in an annual interest expense increase of approximately $50,000. Any increase in interest expense would negatively affect Analysts' earnings.

Many of Analysts' staffing projects involve work critical to the success of its clients and the failure of any of its clients' computer systems, regardless of fault, could result in costly, time-consuming litigation and the potential for significant liability. While Analysts maintains insurance against such liability, there is no guarantee that Analysts will be adequately insured against any specific liability.

        Much of Analysts' business involves IT staffing projects critical to the operations of its clients' businesses. The failure of a client's system, irrespective of fault, could result in a claim for substantial damages against Analysts as well as costly and time-consuming litigation. Limitations of liability set forth in its service contracts may not be enforceable in all instances and may not otherwise protect Analysts from liability for damages. Analysts maintains general liability insurance, including coverage for errors and omissions; however, it may not be able to avoid significant claims and attendant publicity. Furthermore, there can be no assurance that its insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against Analysts in excess of its insurance coverage could have an adverse effect on its business, operating results and financial condition.

Analysts is subject to certain risks attendant to any staffing provider, some of which could subject Analysts to costly and time-consuming litigation.

        As an IT staffing company, Analysts may be subject to liability as a result of placing employees in clients' businesses if any of the employees were to damage a client's system due to an error or omission, misuse a client's confidential information or intellectual property, cause injury to any of the client's employees, engage in any unlawful activity, or commit any act leading to a claim of discrimination, harassment, assault or any other similar tort claim. Any such activity or claim made against Analysts could result in costly and time-consuming litigation. In addition, under some circumstances, Analysts may be held responsible for the actions of persons not under its direct control.

THE SPECIAL MEETING OF CHC SHAREHOLDERS

General

        CHC is furnishing this joint proxy statement/prospectus to you, as a shareholder of CHC as of the record date, as part of the solicitation of proxies by CHC's board of directors for use at CHC's special meeting. This joint proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the CHC special meeting.

Date, Time and Place

        The special meeting will be held on Friday, September 2, 2005, at the Hanover Marriott, 1401 State Highway No. 10, Whippany, New Jersey.

Purpose of the Special Meeting

        At the special meeting, holders of CHC common stock will be asked to approve the issuance of shares of CHC common stock in connection with the merger. CHC estimates that it may issue up to 31,905,227 shares of its common stock in connection with the merger assuming the exercise of all outstanding options to purchase Analysts common stock. CHC's board of directors has determined that the issuance of such shares, the merger and the other transactions contemplated by the merger agreement are advisable to CHC and its shareholders, has approved the issuance of shares of CHC common stock in connection with the merger and unanimously recommends that CHC shareholders vote "FOR" the issuance of shares of CHC common stock in connection with the merger.

        In addition, CHC shareholders will be asked to vote on the following:

  •
  a proposal to approve any motion to adjourn or postpone the special meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1; and

  •
  a proposal to approve the amendment and restatement of the certificate of incorporation of CHC, effective contemporaneously with the consummation of the merger, to change the name of the corporation from Computer Horizons Corp. to "International Horizons Group, Inc."

        CHC shareholders are voting on each proposal separately. Except as described below, the vote of a CHC shareholder on one proposal has no bearing on any of the other proposals, or any other matter that may come before the CHC special meeting or any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly be presented to the special meeting or any adjournments or postponements thereof.

Record Date; Shares Entitled to Vote; Quorum

        CHC has only one class of stock outstanding, common stock $0.10 par value per share. Only holders of record of CHC common stock at the close of business on July 15, 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 31,326,057 shares of CHC common stock were issued and outstanding and held by 829 holders of record. Each holder of record of CHC common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting. A quorum will be present at the special meeting if a majority of all the shares of CHC common stock outstanding on the record date are represented at the special meeting in person or by proxy. If quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

        Shares of CHC common stock represented at the special meeting but not voting, including shares of CHC common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the existence of a quorum but will not be considered represented and voting on any proposal.

Vote Required; Shares Owned by CHC Directors, Officers and Affiliates

        Approval of the issuance of shares of CHC common stock in connection with the merger and of any motion to adjourn or postpone the special meeting to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1 at the special meeting requires the affirmative vote of a majority of shares represented and voting at the special meeting. Approval of the amendment and restatement of the certificate of incorporation of CHC requires the affirmative vote of a majority of CHC shares of common stock outstanding on the record date. Abstentions and withheld votes will not be considered as votes cast. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. "Broker non-votes" are shares held by a broker, bank or other nominee with respect to which the broker, bank or nominee is not instructed by the beneficial owner of the shares to vote on the particular proposal and the broker, bank or nominee does not have discretionary voting power on the proposal. Brokers will not have discretionary voting authority with regard to any of the proposals to be voted upon at the special meeting. There will be no broker discretionary voting and, therefore, no broker non-votes. Abstentions will be counted for purposes of determining the existence of a quorum for the transaction of business. Abstentions will have no effect on the vote relating to the issuance of CHC common stock in connection with the merger and any motion to adjourn or postpone the special meeting. However, abstentions will have the effect of a vote against the proposal relating to the amendment and restatement of the certificate of incorporation. The broker, bank or other nominee holding shares of CHC common stock cannot vote these shares at the special meeting unless the beneficial owner of such shares provides them with instructions on how to vote. A beneficial holder should follow the directions provided by its broker, bank or other nominee regarding how to instruct such party to vote at the special meeting.

        At the close of business on the record date, directors and officers of CHC and their affiliates beneficially owned and were entitled to vote approximately 683,291 shares of CHC common stock, which represented approximately 2.18% of the shares of CHC common stock outstanding on that date.

Recommendation of the CHC Board of Directors

        After careful consideration, the CHC board of directors determined that the merger is advisable and is fair to and in the best interests of CHC and its shareholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of CHC common stock in connection with the merger. For more information on these recommendations, see the section of this joint proxy statement/prospectus entitled "The Merger—CHC's Reasons for the Merger and Recommendation of CHC's Board of Directors" beginning on page 59.

Admission to the Special Meeting

        Only CHC shareholders, their designated proxies and guests of CHC may attend the CHC special meeting. Either an admission ticket or proof of ownership of common stock of CHC, as well as a form of personal identification, must be presented in order to be admitted to the special meeting. If you are a shareholder of record your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the meeting or you may request an admission ticket in advance by contact the Secretary of CHC at Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, NJ 07046-1495. No cameras, recording equipment, electronic devices, large bags, briefcase or packages will be permitted in the meeting.

Voting of Proxies; Revocation

General

        All shares represented by properly submitted proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly submitted proxies that do not contain voting instructions will be voted "FOR" the issuance of shares of CHC common stock in connection with the merger and the other proposals.

Voting by Proxy

        All properly authenticated proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies. If you do not specify how you want your shares voted, your shares will be voted "FOR" the proposal to approve the issuance of shares of CHC common stock in connection with the merger. Proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.

        You may receive more than one proxy card depending on how you hold your shares. Generally, you need to sign and return all of your proxy cards to vote all of your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from that person.

Changing Your Vote

        A shareholder may revoke a proxy at any time prior to its being voted in several ways. A shareholder may vote in person at the meeting or the shareholder may notify the appropriate secretary in writing prior to the meeting that he or she has revoked his or her proxy or he or she may vote again. The last vote received, whether by telephone, Internet or mail, will be the vote counted. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Solicitation of Proxies

        CHC will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of CHC may solicit proxies from shareholders by telephone or other electronic means or in person. CHC will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. CHC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

        Morrow & Co., Inc. will assist in the solicitation of proxies by CHC. CHC will pay Morrow & Co., Inc. a fee of $100,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify Morrow & Co., Inc. against any losses arising out of its proxy solicitation services on behalf of CHC.

Postponements and Adjournments

        If a quorum is not present at the time that the special meeting is convened, CHC may postpone or adjourn the special meeting with a vote of the majority of its shareholders present or represented at the meeting.

        The failure to return a proxy or to vote in person will have no effect on the vote on adjournment at the discretion of the board, except to reduce the total number of votes counted. Brokers who hold shares in "street name" for customers will not have the authority to vote unless they receive specific instructions from beneficial owners.

        If an insufficient number of votes is obtained with regard to approving the issuance of shares of CHC common stock in connection with the merger, CHC may postpone or adjourn the special meeting for the purpose of soliciting additional votes only if a majority of shares represented and voting at the special meeting approve the proposal to adjourn the special meeting for such purpose.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the CHC special meeting, please call Morrow & Co., Inc. at (800) 607-0088 (banks and brokerage firms should call (800) 654-2468) or write to Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022. You may also e-mail Morrow & Co., Inc. at chc.info@morrowco.com.

Other Matters

        CHC does not expect that any matter other than the proposal to issue shares of common stock in connection with the merger will be brought before the special meeting. If, however, CHC's board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

THE SPECIAL MEETING OF ANALYSTS SHAREHOLDERS

General

        Analysts is sending this joint proxy statement/prospectus to the shareholders of Analysts in connection with the solicitation by the board of directors of Analysts of proxies to be voted at the Analysts special meeting. This joint proxy statement/prospectus is first being mailed to shareholders of Analysts on or about August 4, 2005.

Date, Time and Place

        The special meeting will be held at 10:00 a.m., central time, on Friday, September 2, 2005, at the Edina Country Club, 5100 Wooddale Avenue South, Edina, Minnesota.

Purpose of the Special Meeting; Other Matters

        At the special meeting, Analysts shareholders will be asked to vote on a proposal to approve the merger agreement and the merger. In addition, Analysts shareholders will be asked to vote on any proposal to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of the merger. Under Minnesota law, shareholders are permitted to consider only the matters contained in the notice of the special meeting.

Record Date; Outstanding Shares; Voting Rights; Quorum; Vote Required

        The close of business on July 15, 2005 is the record date for determining the holders of Analysts common stock who are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting.

        Analysts has one class of stock outstanding, common stock $0.10 par value per share. Each holder of Analysts common stock on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of Analysts common stock must be present at the special meeting, in person or by proxy, to constitute a quorum to transact business.

        The holders of a majority of all the outstanding shares of Analysts common stock must vote in favor of the merger in order to approve the merger. On the record date 24,810,480 shares of Analysts common stock were outstanding, held by approximately 1,108 holders of record.

        Abstentions and broker non-votes will be treated as shares present in determining whether Analysts has a quorum for the special meeting, but will have the same effect as a vote against approval of the merger. "Broker non-votes" are shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of the shares to vote on the particular proposal and the broker, bank or nominee does not have discretionary voting power on the proposal.

Recommendation of the Analysts Board of Directors

        After careful consideration, a special committee of the Analysts board of directors, consisting of independent directors, unanimously approved the merger and recommended to the board the approval of the merger. The board of directors of Analysts, by a unanimous vote of the board of directors at a special meeting held to consider the merger, has approved the merger agreement and the merger and the other transactions contemplated by the merger agreement. Analysts' board of directors has determined that the merger is advisable and in the best interests of Analysts and its shareholders and recommends that its shareholders vote "FOR" the proposal. For more information on these recommendations, see the section of this joint proxy statement/prospectus entitled "The Merger—

Analysts' Reasons for the Merger and Recommendation of Analysts' Board of Directors" beginning on page 61.

Admission to the Special Meeting

        Analysts shareholders of record on the record date, their designated proxies and guests of Analysts are welcome to attend the Analysts special meeting. No cameras, recording equipment, electronic devices, large bags, briefcase or packages will be permitted in the meeting.

Voting; Proxies, Revocation

General

        Analysts shareholders of record as of the Analysts record date may vote their shares by attending the Analysts special meeting and voting their shares in person or by completing, signing and dating their proxy cards and mailing them in the enclosed pre-addressed envelopes. Shareholders holding shares of Analysts common stock in "street name," may vote by mail by completing, signing and dating the voting instruction forms for the special meeting provided by their brokers or nominees and returning their voting instruction forms to the record holders of their shares. Even if you plan to attend the meeting, Analysts recommends that you vote prior to the meeting. You can always change your vote as described below.

Voting by Proxy

        All properly authenticated proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies. If you do not specify how you want your shares voted, your shares will be voted "FOR" the proposal to approve the merger agreement and the merger. Proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.

        You may receive more than one proxy card depending on how you hold your shares. Generally, you need to sign and return all of your proxy cards to vote all of your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from that person.

Changing Your Vote

        Analysts shareholders may change their votes at any time prior to the vote at the Analysts special meeting. Shareholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke the earlier proxies) or by attending the special meeting and voting in person. Attendance at the special meeting in and of itself will not cause previously granted proxies to be revoked, unless a shareholder so requests. Analysts shareholders may also revoke their proxies by notifying the Corporate Secretary of Analysts in writing. Written notices of revocation and other communications with respect to revocation of Analysts proxies should be addressed to:

Analysts International Corporation
3601 West 76th Street
Minneapolis, Minnesota 55435-3000
Attn: Secretary
(952) 835-5900

        Analysts shareholders who hold their Analysts shares in street name may change their votes by submitting new voting instructions to the record holders of their shares or by attending the Analysts special meeting and voting in person, provided that they have obtained a signed legal proxy from the record holders of their shares giving them the right to vote their shares at the Analysts special meeting. Analysts shareholders who hold their shares in street name should contact the record holders of their shares for information about obtaining legal proxies for the Analysts special meeting.

Abstentions and Broker Non-Votes

        While there is no definitive statutory or case law authority in Minnesota as to the proper treatment of abstentions, Analysts believes that abstentions should be counted for purposes of determining both (i) the presence of a quorum for the transaction of business and (ii) the total number of shares of Analysts common stock represented and voting at the special meeting with respect to a proposal. In the absence of controlling precedent to the contrary, Analysts intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal to adjourn the meeting.

        Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as shares "represented and voting" at the Analysts special meeting with respect to a proposal to adjourn the meeting. Broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to a proposal to adjourn the meeting. "Broker non-votes" are shares held by a broker, bank or other nominee with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of the shares to vote on the particular proposal and the broker, bank or other nominee does not have discretionary voting power on the proposal.

        Because approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Analysts common stock, abstentions and broker non-votes will have the same effect as voting against approval of the merger agreement and the merger.

Solicitation of Proxies

        Analysts is soliciting proxies for the special meeting from its shareholders. Analysts will bear the entire cost of soliciting proxies from shareholders, except that CHC and Analysts have each agreed to share equally all expenses incurred in connection with the filing with the Securities and Exchange Commission of the registration statement of which this joint proxy statement/prospectus forms a part, and the printing and mailing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Analysts will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Analysts common stock held by them and secure their voting instructions, if necessary. Analysts will reimburse those record holders for their reasonable expenses. Analysts has also made arrangements with D.F. King and Co., Inc. to assist it in soliciting proxies and to provide related informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $7,000 in the aggregate. Analysts also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Analysts shareholders, either personally or by telephone, internet, telegram, facsimile or special delivery letter.

        Please do not send in any Analysts stock certificates with your proxy cards or voting instruction forms.

Postponements and Adjournments

        Postponements and adjournments may be made for the purpose of, among other things, soliciting additional proxies. Analysts may postpone or adjourn the special meeting with the approval of the holders of shares representing a majority of the votes present, in person or by proxy, at the special meeting, whether or not a quorum exists with no further notice other than announcements made at the special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the Analysts special meeting, please call D.F. King & Co., Inc. at (800) 347-4750 or write to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005.

        The board of directors of Analysts has unanimously approved the merger. The board of directors of CHC has unanimously approved the merger and the issuance of shares of CHC common stock in the merger. See the section of this joint proxy statement/prospectus entitled "The Merger—Background of the Merger" beginning on page 48. The merger agreement requires that CHC shareholders approve the merger. CHC has called a special meeting to approve the merger that will coincide with the Analysts special meeting.

CHC PROPOSAL 1 AND ANALYSTS PROPOSAL 1: THE MERGER

CHC PROPOSAL 1	ANALYSTS PROPOSAL 1
APPROVAL OF THE ISSUANCE OF SHARES OF CHC COMMON STOCK IN THE MERGER	APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

        The following is a description of the material aspects of the merger including the merger agreement. While CHC and Analysts believe that the following description covers the material terms of the merger, this description may not contain all of the information that is important to you. CHC and Analysts encourage you to carefully read this entire joint proxy statement/prospectus including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

        CHC and Analysts have historically monitored the marketplace for strategic opportunities in their industry in efforts to strengthen their respective businesses and enhance shareholder value. The CHC board of directors and management team regularly analyze and evaluate a range of strategic alternatives together with changes in the industry and, based upon such analyses and evaluations, reviews and revises CHC's vision and strategic plan accordingly.

        In or about the summer of 2003, in connection with a prior proxy contest, CHC received several indications of interest to acquire it as an alternative to the third party's unsolicited offer. None of such proposals were substantially different from the unsolicited offer and none of them recognized the intrinsic value of CHC's assets in a change of control transaction. In July 2003, CHC's board of directors seized what it believed to be an excellent opportunity by acquiring RGII Technologies, Inc., a Maryland corporation and a solutions provider of high-end technology and program management to federal, state and local government agencies. Following this acquisition, in February 2004, after an in-depth review of the competitive landscape, the CHC board reviewed its existing strategic plan and adopted a new three-year strategic plan which contemplates, among other things, further growth through acquisitions and/or other business combinations in an effort to meet the demands of the industry for greater critical mass. In April 2004, CHC's board believed Automated Information Management, Inc., a Maryland corporation and a technology solutions provider, to be a good fit with its previously acquired RGII business and, as such, through RGII, CHC acquired Automated Information Management. The RGII and Automated Information Management acquisitions expanded CHC's government practice to include the federal government sector, in addition to the various other vertical markets which CHC serves, such as healthcare, insurance and financial services. CHC has also continued to focus on strategic planning through acquisitions and/or other business combinations.

        The Analysts board of directors and members of Analysts' management team have evaluated, on an ongoing basis, strategies to address the persistent challenges facing Analysts in a competitive marketplace, including the need to reduce and control expenses and improve revenue growth and gross margins. From 2001 to 2004, Analysts restructured its operations to control costs and improve Analysts' profitability. Analysts also implemented strategies to internally grow its revenues. These strategies successfully returned Analysts to profitability in fiscal year 2004 but have not been as effective in achieving the revenue growth sought by Analysts board and management.

        In April 2003, Analysts' board of directors engaged in a strategic planning process. Analysts' Business Opportunity Committee, consisting of independent directors Michael Esstman, Margaret Loftus, Krzysztof Burhardt and Robb Prince, reviewed with the full board Analysts' revenue and earnings goals for the next five years. The board analyzed the marketplace and discussed internal and external growth initiatives and leadership planning. Analysts' board concluded that the marketplace trends in the staffing business were changing in favor of larger staffing companies with market capitalizations greater than the market capitalization of Analysts. Analysts' board also concluded that

Analysts' internal growth strategies may not produce its revenue growth objectives. Analysts' board began to consider strategic alternatives to expand Analysts' market presence and revenue growth opportunities to enhance shareholder value. The board agreed that, in order to achieve its goals, Analysts would need to complete one or more acquisitions and hire additional senior management.

        In furtherance of that objective, on June 18, 2004, Analysts hired Mr. Jeffrey Baker to serve as President of Analysts. The board hired Mr. Baker, in part, to investigate internal and external growth alternatives available to Analysts, to advise the board on strategic alternatives and to exercise his leadership skills to implement any strategic growth plan approved by Analysts' board.

        Following Mr. Baker's appointment, Messrs. Baker and LaVelle and Analysts' senior management team began an in-depth strategic planning exercise. Analysts' senior management participated in a four-day strategic planning retreat, beginning on September 27, 2004, to assess the competitive state of the industry and the external factors and trends expected to reshape the staffing and solutions businesses over the next 3-5 years. In addition, Analysts senior management evaluated its core capabilities and business processes aligned with the evolving needs of the market. Among other things, management concluded that Analysts' solutions business should be restructured to focus on a much smaller number of offerings. Furthermore, to more rapidly take advantage of opportunities in the market, Analysts would make selected solutions acquisitions in priority markets. It was further agreed that in addition to customary financial considerations, these prospective solutions acquisitions would be evaluated against three strategic considerations: (1) high-demand emerging technologies; (2) the technologies of the target companies must align with Analysts' core infrastructure capabilities; and, (3) the technologies of the target companies must align with the businesses of Analysts' key alliance partners.

        With regard to Analysts' staffing business, Analysts' senior management concluded that its largest staffing clients preferred to select fewer and larger staffing companies to serve their staffing needs, making it more difficult for Analysts to compete for large staffing contracts in the marketplace. Cost cutting measures had allowed Analysts to compensate for some of the margin loss caused by rate pressures from the largest customers, but Analysts' management did not consider this a sustainable long-term solution. Moreover, considering the additional costs associated with Sarbanes-Oxley compliance, much of the benefits of prior cost cutting were replaced with added compliance costs. As a result, management concluded that Analysts would need to complete a significant transaction in the near future to enhance its ability to compete in the staffing business.

        Prior to engaging in merger discussions, the managements of CHC and Analysts had met numerous times at various trade shows and industry conferences and were generally familiar with each other's business. In addition, over the last two to three years, Analysts was and continues to be a preferred vendor on several accounts which CHC's wholly-owned subsidiary, Chimes, came to manage as client vendor manager.

        In October 2004, Mr. LaVelle met with Mr. William J. Murphy, President and Chief Executive Officer of CHC, at the Staffing Industry Forum. During a conference dinner, they spoke generally about the industry and their respective companies. Thereafter, Mr. LaVelle called Mr. Murphy to discuss how Analysts and CHC could work together. They discussed the possibility of expansion of their relationship and the complementary attributes of Analysts and Chimes, both as to work performed and geography, with CHC and Chimes having a significant presence in the eastern half of the U.S. and Analysts' having a significant presence in the midwest of the country. They specifically addressed how Analysts could support CHC's Chimes product and services.

        Following Analysts senior staff strategic planning retreat in September, senior management presented its findings and recommendations to Analysts board of directors on October 21, 2004, and the board authorized management to execute its recommended strategic plan to grow its business. On December 16, 2004, Analysts' board of directors approved the acquisition of WireSpeed Networks, LLC, an IP telephony company that Analysts acquired in January 2005, and Redwood Solutions

Corporation, a data storage solutions company that Analysts acquired in April 2005. In addition, the board concluded that a Strategy Committee consisting of independent directors of the board be formed to work with management on issues related to any large-scale proposed transaction. The board appointed Michael Esstman, Margaret Loftus, Krzysztof Burhardt and Robb Prince to serve on the committee. Immediately thereafter, the Strategy Committee, together with the assistance of Mr. Baker, developed a set of required attributes to assist the Strategy Committee in evaluating any proposed transaction. These attributes generally fell into three categories: business considerations; financial conditions; and management/social considerations. Throughout this time period, Messrs. LaVelle and Baker, at the direction of the Strategy Committee, continued to study trends in the industry and identify potential acquisition/merger candidates. One of those candidates was CHC.

        On December 17, 2004, CHC's board of directors held a regularly scheduled meeting at which all of the directors of CHC were present in person. At that meeting, the CHC board again re-visited CHC's three-year strategic plan, focusing on 2005. Discussions took place regarding strategic direction and the need for critical mass to gain competitive advantage in the technology services industry. The sale or break-up of CHC was not considered a reasonable alternative because of the depressed market value of CHC stock which management believed was not reflective of the intrinsic value of CHC's assets. It was after this meeting that Mr. Murphy called Mr. LaVelle to continue their discussion regarding the industry, the strengths of their respective companies and possibly advancing their respective interests in collaborative arrangements similar to the Chimes accounts.

        On December 21, 2004, Mr. Murphy sent an email to Mr. LaVelle indicating that he had reflected on their prior conversations and indicating that CHC had completed an update of its strategic plan wherein the board had acknowledged that critical mass was a key component to achieving competitiveness in the industry since size had become a significant factor in achieving preferred vendor status. Mr. Murphy suggested that a possible business combination between CHC and Analysts might be a more suitable means for achieving both companies' strategic goals rather than each company pursuing those goals independently. Mr. LaVelle called Mr. Murphy to schedule a time for the two of them to meet at the upcoming staffing conference. An exchange of email correspondence ensued which led to the scheduling of a meeting on January 20, 2005 in Las Vegas, Nevada, concurrent with Mr. Murphy's attendance at a previously scheduled CHC Sales/Recruiting Meeting. In anticipation of the meeting, the parties executed a mutual non-disclosure agreement on January 6, 2005.

        On January 20, 2005, Messrs. Murphy and LaVelle met in Las Vegas and discussed, in broad terms, the potential for a strategic transaction involving a combination of CHC and Analysts. Among the topics discussed were the similar history of each company, the strengths of each company, the trend in the technology services industry of customers reducing the number of suppliers they will consider and establishing preferred vendor lists and the need for critical mass and broad geographic coverage in this regard. Mr. Murphy raised the possibility of a merger of equals but noted that, with respect to deal structure, CHC seemed to present greater value as the acquiring company in light of its greater market and book value, its larger net operating loss carryforwards to be retained and its high potential change of control payments to management and directors should it not be the surviving company in a business combination. Mr. Murphy indicated that, in light of these reasons, CHC was the more appropriate candidate to be the surviving company for both economic and legal reasons. Also discussed was the general understanding that the transaction should be a tax-free stock-for-stock merger. Mr. LaVelle suggested that Mr. Murphy meet with Mr. Baker, to discuss these matters further. Mr. Baker subsequently called Mr. Murphy to schedule a time and place for a meeting.

        On January 27, 2005, Mr. Baker visited CHC's headquarters in Mountain Lakes, New Jersey and met with Mr. Murphy at that time. Similar discussions to those previously engaged in by Messrs. Murphy and LaVelle took place, including the potential structure of a transaction and how such transaction might be received by their respective shareholders. Messrs. Murphy and Baker shared their respective visions of the possible future for a combined company, how a combined company could be more competitive than either company alone, and the synergies which might be derived from such a combination. The critical mass issue was also a highlighted topic. Messrs. Murphy and Baker agreed that a shared vision and common strategy was an essential precondition to proceeding with a transaction. They further agreed that, since each company had regular meetings of their boards scheduled for the near future, the respective boards would be apprised of the nature and substance of their discussions to date.

        On February 4, 2005, Mr. Murphy called Mr. LaVelle to discuss his meeting with Mr. Baker and CHC's desire to continue discussions with Analysts regarding a possible business combination.

        On February 4, 2005, representatives of Piper Jaffray met with Analysts' management to discuss their analysis of staffing industry conditions and opportunities including a possible transaction with CHC. They discussed a number of issues, including board composition, structure of transaction, tax considerations, branding and key management positions. On February 17, 2005, Analysts engaged Piper Jaffray as its financial advisor, based on its expertise in mergers and acquisitions and knowledge of the industry.

        On February 11, 2005, the CHC board of directors met at CHC's headquarters in Mountain Lakes, New Jersey for a regularly scheduled meeting of the board. All of CHC's directors were present in person. At that meeting, Mr. Murphy reported to the CHC board about his discussions with Messrs. LaVelle and Baker of Analysts to date and presented to the CHC board comparative data which he had prepared from publicly available information concerning Analysts and CHC. Mr. Murphy also raised the possibility of Analysts as a potential business combination partner in a merger of equals. At that time, the CHC board demonstrated enthusiasm over the prospect of the combination and authorized Mr. Murphy to continue discussions with management of Analysts. The CHC board indicated that professional advice should be obtained in connection with evaluating the marketplace, other potential combination candidates, generally, and a proposed transaction with Analysts, specifically, in order to establish that a combination with Analysts was the favored course. The board authorized Mr. Murphy to engage a financial advisor to assist and advise the board in this regard.

        On February 18, 2005, Messrs. Murphy and Baker met for several hours at the Westin Hotel in Morristown, New Jersey to continue their prior discussions regarding a merger of equals. The discussions focused on identifying issues that could arise in such a combination, including: the composition of the board of directors of the combined company, executive management positions (particularly the chairman, chief executive officer, president and chief financial officer positions), location of company headquarters, the name of the combined company and other corporate cultural issues.

        On February 20, 2005, Mr. Baker communicated with Mr. Murphy via e-mail indicating his enthusiasm for the proposed transaction and highlighting two key issues: (1) the board composition, which had been discussed as having either equal representation from both companies or equal representation with one additional member unaffiliated with either company; and (2) the Chairman and CEO positions. Subsequent email correspondence was exchanged to further develop and clarify these issues for presentation to the respective boards of the each company.

        On February 23, 2005, Analysts' management presented its analysis of the marketplace and potential strategic opportunities for growth to Analysts' Strategy Committee, which, subsequently, was shared with the full board of directors. The board considered various strategic opportunities, including a merger of equals, the acquisition of a similar size market competitor and the sale of Analysts to industry leaders. Analysts' board considered its alternatives in light of the following criteria: (a) financial factors, including post-transaction stock volatility, post-transaction capital structure, liquidity of stock, degree of restrictions, tax impact, cost synergies, control premium, degree of restructuring required, investor receptivity, long-term appreciation prospects and preservation of net operating losses; (b) management factors, including shared vision of future marketplace trends, retention of the Analysts' brand, board control, management control, branch office control, cultural fit and management talent; and (c) business factors, including business model fit, geographic fit, client base and size, solutions offerings, ability to integrate, degree of critical mass, degree of personnel fit, competitive impact and industry vertical alignment. The board weighed the total mix of the evaluation criteria in analyzing strategic opportunities, with no one criterion being determinative. It also considered its position in the marketplace. After careful consideration of the various strategic alternatives available to Analysts, the board concluded that a merger of equals with CHC offered Analysts the best opportunity for growth and enhancement of shareholder value. The board authorized management to continue its discussions with CHC.

        Between mid-February and March 1, 2005, Mr. Murphy contacted representatives of two financial advisory firms with whom he was familiar. Based upon positive discussions with representatives of Citigroup Global Markets Inc., or Citigroup, Mr. Murphy tasked them with evaluating the technology services industry and potential combination candidates for CHC.

        On February 27, 2005, Messrs. Baker and Murphy held a telephone conference to discuss issues related to a possible business combination. They again focused on board composition and their shared view regarding a non-executive chairman of the board.

        On March 1, 2005, Mr. Murphy met with representatives of Citigroup to discuss a potential combination with Analysts. Discussions took place regarding a formal engagement of Citigroup and a proposed engagement letter was forwarded to Mr. Murphy via email later that day for his consideration.

        On March 6, 2005, a special meeting of the CHC board of directors was convened in New York City at the offices of Citigroup for the purpose of introducing Citigroup to the board and allowing Citigroup the opportunity to discuss with the board Citigroup's preliminary analysis of a potential combination with Analysts. All of the members of the CHC board were present in person or by telephone. Present in person were Mr. Murphy, Earl Mason, Chairman of the Board of CHC, William Marino and Eric Edelstein. Messrs. William Duncan, L. White Matthews III and Edward Obuchowski participated in the meeting via telephone. The CHC board heard first from Mr. Murphy who updated the board on the status of discussions with Analysts' management since February 11th. Mr. Murphy reported to the board that there was general agreement that the combination should be a merger of equals structured with CHC as the acquiror in order to best realize the intrinsic value of CHC's assets. He also reviewed with the board the reasons for this structure. Mr. Murphy also set out the issues regarding board and management composition and the possibility of co-chairmen for some period post-merger. Thereafter, representatives of Citigroup were invited to join the meeting and discussed with the CHC board a potential combination of CHC and Analysts. In particular, Citigroup presented the board with a preliminary analysis of structural and valuation considerations relevant in connection with a potential combination of CHC and Analysts. Representatives of Citigroup and the board further discussed potential alternative merger partners for CHC. Citigroup's presentation included a list of 22 potential merger partners for CHC. Citigroup's presentation narrowed this list of 22 partners based on the size of the potential merger partners. Additional discussions between Citigroup and management of CHC narrowed the list of candidates further by focusing on companies of similar size whose solution work represented a significant portion of their revenues. Further discussions between Citigroup and management of CHC centered on a number of factors, including the likelihood of consummating a transaction, geographical coverage, markets, industry representation, service offerings and customers, which resulted in the CHC board of directors concluding that other than Analysts, very few candidates were strong possibilities for a merger partner. Following Citigroup's presentation, the CHC board of directors concluded that a merger with Analysts made the most strategic sense and presented the best opportunity to create shareholder value. After Citigroup's presentation, the representatives of Citigroup were excused from the meeting and the CHC board discussed Citigroup's preliminary analysis and the attendant shareholder value considerations.

        The material factors that the CHC board considered in its deliberations included: the unrecognized intrinsic value of CHC's assets, the need to bolster the staffing business, the significant market overlap issues which exist with other potential merger candidates and the fact that there is relatively little overlap between CHC and Analysts, financial information concerning CHC's and Analysts' respective financial performance, results of operations, assets, liabilities, customer base, technology, management and competitive position; review of the financial condition and prospects of Analysts; and the likely terms of a merger agreement. The CHC board further deliberated over the potential benefits of the transaction to CHC's shareholders and, in particular, the strategic benefits of increasing CHC's platform, possibly allowing it to better compete with larger companies, the potential growth opportunity of the merger, the cost savings attributable to synergies and economies of scale. The CHC board identified and discussed potential disadvantages to the merger in its deliberations including: the possible reduction in value of the merger consideration; the potential loss of board control and management control and attendance losses of control over future operations of CHC following the merger; the potentially negative effect of the merger on constituencies such as shareholders, employees and customers; the potential failure to realize anticipated benefits of the merger; the possible loss of key employees; the potential failure to consummate the merger due to failure to satisfy conditions or otherwise and risk to CHC of possibly having to pay the termination fee. The board thoroughly evaluated the mosaic of criteria presented and, after extended deliberation, the CHC board unanimously concluded that the prospects for enhancing shareholder value created by a combination with Analysts were more compelling than those which might be achieved by a combination with other possible merger partners and authorized Mr. Murphy to continue his discussions with Analysts' management to establish terms and conditions for the board's consideration.

        Mr. Murphy indicated to the CHC board that he and other members of CHC's management would be in Dallas, Texas for a Staffing Industry Executive Forum from March 7th through March 9th and that he would attempt to schedule a meeting with members of Analysts' management team at that time. Mr. Murphy further indicated his expectations to forge agreement on the structure and board and management composition issues.

        On March 8, 2005, Mr. Baker met with Mr. Murphy in Dallas, Texas. They conveyed their respective enthusiasm for a business combination structured as a merger of equals and, again, discussed the board of directors' composition and chairmanship. It was at this time that agreement was tentatively reached regarding equal representation on the board of directors for each company and co-chairman positions consisting of representatives from each company. They also discussed the roles of the Chief Executive Officer and President of the combined company and who should serve in such positions with no resolution at that time. Finally, they discussed the organizational mechanics of a merger of the two companies and issues relating to each company's change of control agreements, employee retirement plans and the combined company's operating principles.

        On March 9, 2005, while still in Dallas at the Staffing Industry Executive Forum, Messrs. Baker and Murphy expanded their discussions by seeking the input of several of their key personnel. Representing CHC were Mr. Murphy, Randall Verdino, President of CHC's Commercial Business segment, and David Reingold, Senior Vice President—Marketing and Investor Relations. Representing Analysts were Mr. Baker and Ms. Paulette Quist, Senior Vice President of Business Development. At this meeting, the parties discussed each company's business, customers, service offerings and solutions capabilities and the business vision for the combined company. Further, discussions included the expected perception of the combined company in the marketplace as well as the future of the technology services industry and the need for a broader platform.

        Between March 10 and March 29, 2005, various conversations took place between Messrs. Murphy and Mason concerning the composition of the combined company's board of directors, the co-chairman positions and a tentative timetable for consummation of the merger. Formalizing Citigroup's engagement as CHC's financial advisor was also discussed. During the same time period, Mr. Murphy engaged in various telephone conversations with Mr. Baker relating to issues of corporate culture. These discussions were continued at a dinner meeting in Dallas, Texas attended by Messrs. Mason and Murphy from CHC and Messrs. LaVelle and Baker from Analysts. It was agreed at that time that legal counsel for each company should be contacted to commence legal representation in connection with the transaction.

        On March 25, 2005, Ms. Quist and Mr. David Steichen, Chief Financial Officer of Analysts, met with Mr. Reingold and Mr. Verdino of CHC in Cleveland, Ohio to discuss their respective businesses and issues relating to the potential business combination. They discussed the background and history of each company, potential restructuring activities, services offered and market position, regional office locations and organizational structures. They discussed how the combined company would be operated, the synergies and cost savings that may be obtained and a communication plan to be developed and delivered to each company's clients, employees, investors and partners. Finally, they reviewed a proposed timeline for further discussion and completing the proposed transaction.

        On March 29, 2005, Messrs. LaVelle, Baker, Murphy and Mason met in Dallas, Texas where they discussed the combined company's director composition and potential nominees from each company that may serve on the combined company's board of directors.

        On March 30, 2005, Mr. Murphy met with Messrs. LaVelle and Baker at Analysts' offices in Dallas, Texas to discuss in more detail the terms of a potential merger of equals transaction. They agreed that the management of the combined company would consist of Mr. Murphy as Chief Executive Officer, Mr. Baker as President and David Steichen as Chief Financial Officer and that the board would consist of five directors from each company, including a co-chairperson from each company. They discussed management operations including the location of the combined company's headquarters, management operating principles, various ideas for a new brand name, and a process for moving the merger forward. They agreed to allow each company to begin their respective legal and financial due diligence and discussions took place as to the scheduling of due diligence efforts.

        On March 31, 2005, Mr. Murphy and Michael Shea, CHC's Chief Financial Officer, met in the New York City offices of Citigroup to discuss with representatives of Citigroup matters relating to due diligence and, in particular, to Citigroup's due diligence review of CHC's financial statements and projections for 2005. On April 1, 2005, members of CHC's management met with representatives of Sills Cummis Epstein & Gross P.C., CHC's legal counsel, to discuss the commencement of legal due diligence and the preparation of an initial draft of a merger agreement; contact was also made between counsel for CHC and Analysts and due diligence requests were exchanged.

        On April 6, 2005, members of Analysts' management team including Messrs. Baker and Steichen, Ms. Colleen Davenport, Secretary and General Counsel, Ms. Quist and Mr. John Bamberger, Executive Vice President and Chief Operating Officer and director of Analysts and other key managers, along with representatives of Analysts' financial advisor, Piper Jaffray and a representative from Analysts' outside legal counsel, Fredrikson & Byron, P.A., met with the management team of CHC, including Messrs. Murphy, Reingold, Verdino, Shea and Mr. Michael Caulfield, Vice President and General Counsel of CHC, and representatives of Citigroup at Citigroup's office in New York City. Analysts made a presentation of its business to CHC, highlighting its staffing, solutions and IP telephony divisions and its 2005 plan. CHC made a presentation of its business to Analysts, focusing on its Chimes' product and services, commercial staffing and federal contract businesses, and its 2005 plan. Upon completion of the presentations, members of management of each of Analysts and CHC discussed possible synergies between the two companies and the creation of possible savings from combining operations. They discussed their respective clients and focused on the fact that they share so few clients. They further discussed how Analysts could leverage CHC's Chimes' product and services and federal contract business.

        Also, on April 6, 2005, a draft merger agreement, containing the basic terms of the transaction as indicated by management of CHC and Analysts, and customary representations, warranties, covenants and conditions attendant to a merger of equals was prepared and circulated to Analysts and CHC and their respective representatives. Analysts and CHC committed their resources to completing their respective legal and financial due diligence investigations. In addition, Analysts and CHC executed an amendment to the mutual non-disclosure agreement to provide for confidentiality on the part of each party's representatives and a standstill provision.

        On April 7, 2005, members of management of each of Analysts and CHC continued discussions of their respective businesses and the costs, benefits and synergies that potentially could be obtained through a merger of equals. Mr. Baker led a discussion regarding the combined company's cost and revenue centers and ways Analysts could leverage CHC's Chimes' product and services and federal contracts business. Analysts recognized opportunities to: (i) leverage CHC's federal presence to sell Analysts' telephony products; (ii) expand the sale of Chimes; (iii) double the size of the company to get on more preferred vendor lists and meet the business size criteria being introduced by many Fortune 500 companies; and (iv) grow the combined business with a strong balance sheet. Messrs. Steichen and Shea coordinated the documentation of the synergies and cost savings that could be obtained in the merger. Mr. Reingold facilitated a discussion of a communication plan targeted at each company's investors, clients and employees.

        On the morning of April 8, 2005, the Strategy Committee of the Analysts board of directors convened via telephone conference with Messrs. Baker and Steichen and Ms. Davenport and representatives of Fredrikson & Byron to discuss the terms of the merger of equals transaction, the preliminary results of Analysts' due diligence investigations to date and issues relating to the integration of the two companies. Mr. Baker led a discussion of the status of the merger agreement and unresolved issues, the structure of the transaction to preserve CHC's net operating losses and the timing of events to complete the merger.

        Following the meeting of Analysts' Strategy Committee, a meeting took place at the offices of Citigroup in New York City involving Messrs. Mason and Murphy from CHC, Messrs. LaVelle and Baker from Analysts and representatives of each of Citigroup and Piper Jaffray. The issue of the exchange ratio was addressed in detail. It was agreed that the exchange ratio would be a fixed ratio. Representatives of each of the financial advisory firms reported on similar merger of equals transactions and the range of premiums to be considered. After negotiation, it was agreed that the exchange ratio would be fixed at 1.15 shares of CHC common stock for each share of Analysts' common stock outstanding. Also discussed at this meeting was the termination fee contemplated in the merger agreement to be paid by one party to the other in the event of termination of the merger agreement under specified circumstances. Representatives of Citigroup provided an analysis of break-up fees in transactions since 2004 with equity values between $80 million and $115 million. After some deliberation, the parties agreed on a fee of approximately 4% of the transaction value, plus reimbursement of expenses, was agreeable. Based upon a transaction value of approximately $90 million (reflecting Analysts' outstanding shares multiplied by the exchange ratio and the closing price of CHC common stock on the day immediately preceding ($3.17)), the termination fee was set at $3.6 million, plus reimbursement of up to $1 million of expenses. The parties agreed that the corporate headquarters would be located in Minneapolis, Minnesota with financial and accounting operations being based in New Jersey. Each party continued to conduct their respective legal and financial due diligence investigations and negotiation of the terms of the merger agreement.

        Later that same day, a special meeting of the CHC board of directors was convened at the offices of Citigroup in New York City. All of CHC's directors were present in person or by telephone. Present in person were Messrs. Mason, Murphy, Marino and Edelstein and participating via telephone were Messrs. Duncan, Matthews and Obuchowski. At the invitation of the board, representatives of Citigroup were present and representatives of Sills Cummis participated in the meeting by telephone. Also present were Messrs. Shea and Caulfield and John Ferdinandi, CHC's controller, Barbara Moss, CHC's Director of Internal Audit and Daniel Moore, CHC's Director of Tax. Representatives of Citigroup presented to the board the preliminary results of Citigroup's review, which included a summary of transaction terms, the strategic rationale for and potential issues regarding the transaction, a side-by-side comparison of CHC and Analysts and combined pro forma projections. The exchange ratio was discussed, in particular, as to its fairness to CHC from a financial point of view. Thereafter, Messrs. Ferdinandi and Moore and Ms. Moss presented a report to the CHC board regarding their preliminary financial due diligence findings. Similarly, a representative of Sills Cummis reported to the board concerning the results of preliminary legal due diligence investigations, reviewed with the board the structure of the merger and the terms of the draft merger agreement and advised the board regarding fiduciary duties of the board of directors with respect to its consideration of the proposed transaction. The board was apprised of financial and legal issues discovered in the preliminary due diligence reviews and outstanding items were identified. The final engagement agreement of Citigroup, relating to the financial advisory services provided to date as well as Citigroup's analysis of the proposed merger for fairness from a financial point of view, was reviewed with the board and it was resolved that CHC should enter into Citigroup's financial advisory agreement. The agreement was executed by representatives of CHC and Citigroup.

        Also on April 8, 2005, representatives of Fredrikson & Byron distributed Analysts' comments to the merger agreement to Sills Cummis. Over the next several days, representatives of CHC and Analysts negotiated specific terms of the merger agreement. Among the more significant issues negotiated were the termination provisions, including the amount of the termination fee, if any, and the scope of representations and warranties to be made by each company.

        On April 9, 2005, a meeting took place at the Embassy Suites Hotel in Parsippany, New Jersey at which the management teams of CHC and Analysts met to conclude open items of due diligence and initial preparation of communication plans relating to announcement of the merger.

        On, April 11, 2005, the Analysts board of directors convened a special meeting to consider approval of the merger agreement. In connection with the approval, the Analysts' board of directors formed a Special Committee consisting of all the members of the Strategy Committee and Willis Drake and Edward Mahoney to consider the merger agreement and related transactions for purposes of the business combination statute of the Minnesota Business Corporation Act. Prior to the meeting, the members of the Special Committee and the board of directors were provided with a substantially final draft of the merger agreement, summaries of the legal and financial due diligence investigations conducted by Fredrikson & Byron and PricewaterhouseCoopers, Analysts' financial due diligence team, and other materials prepared by Analysts' management. Mr. Baker proceeded to present the proposed merger to the board. He discussed CHC's business, the synergies that could be achieved via the merger of equals and the business reasons for the merger. He then discussed the terms of the merger including the exchange ratio, the combined company's board of directors, co-chairs, management and location of the executive headquarters. Finally, he addressed the costs of the merger including the expenses associated with employment agreements with change of control provisions. Representatives of Piper Jaffray presented their financial analysis of the business combination. Piper Jaffray subsequently confirmed in writing on April 12, 2005, that, as of that date, and based upon and subject to the factors and assumptions set forth in its written fairness opinion, the exchange ratio for the merger is fair from a financial point of view to Analysts' shareholders. Representatives of Fredrikson & Byron advised the directors of their fiduciary duties with respect to the proposed transaction and discussed with the board of directors the structure of the transaction and certain provisions of the merger agreement. Members of the board then asked questions of management and representatives of Piper Jaffray and Fredrikson & Byron regarding due diligence, integration strategy and other transaction-related issues. Following completion of the question and answer session, the Special Committee met to discuss the merger. After a discussion by the Special Committee, the Special Committee unanimously determined that the merger was fair to, and in the best interests of Analysts and its shareholders and approved the merger and recommended that the full board approve the merger. Following the vote of the Special Committee, the full board reconvened and unanimously determined that the merger was fair to, and in the best interests of Analysts and its shareholders and approved the merger and related transactions.

        On April 12, 2005, a special meeting of the CHC board of directors was convened to review final financial and legal due diligence reports prepared in connection with the investigation performed, the final merger agreement and Citigroup's analysis regarding the fairness of the transaction from a financial point of view. All of the members of the board were present in person other than

Mr. Matthews who participated by telephone. The CHC board previously had been furnished with written reports and presentation materials from each of Citigroup, legal counsel, CHC's independent auditors and management. At the invitation of the board, Messrs. Shea, Caulfield and Moore and Ms. Moss attended the meeting from CHC management, and representatives of Citigroup, Sills Cummis and Grant Thornton LLP, CHC's independent certified public accountants, were also in attendance. The CHC board listened to the presentations of Ms. Moss and Mr. Moore of CHC's management and representatives of Grant Thornton LLP regarding financial due diligence, CHC's legal counsel regarding final legal due diligence and the terms of the merger agreement and representatives of Citigroup regarding the fairness of the transaction from a financial point of view. In its presentation, representatives of Citigroup advised the board, orally, of its opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the factors and assumptions set forth in the written opinion, the exchange ratio to be paid by CHC to Analysts' shareholders is fair from a financial point of view to CHC. After the presentations, a question and answer session took place and, thereafter, the CHC board excused all invitees from the meeting. The board then engaged in a full discussion of all of the materials presented. The directors unanimously approved the terms of the merger agreement and the transactions contemplated thereby and authorized the execution of the merger agreement and the issuance and registration of shares of CHC common stock pursuant to the merger agreement.

        Following CHC's board of directors meeting, Messrs. Baker and Murphy executed the merger agreement as of April 12, 2005 on behalf of Analysts and CHC, respectively. On the morning of April 13, 2005, prior to the beginning of trading on Nasdaq Analysts and CHC issued a joint press release announcing the execution of the merger agreement and describing the merger.

Certain Events Following the Announcement of the Merger

        On April 22, 2005, Mr. Baker received an unsolicited call from the chairman and CEO of a privately-held competitor of both Analysts and CHC. The competitor stated that it intended to make an offer to acquire Analysts, without describing any terms or conditions of such offer. Pursuant to its obligations under the merger agreement with CHC, Mr. Baker called Mr. Murphy to inform CHC of this phone call.

        On April 29, 2005, Messrs. Baker and LaVelle received a written unsolicited preliminary, non-binding cash offer from the competitor. The competitor offered to acquire Analysts for cash pursuant to a merger whereby each Analysts shareholders would receive approximately $4.00 for each share of Analysts common stock they own. Pursuant to its obligations under the merger agreement with CHC, Analysts delivered a copy of the letter to CHC.

        On May 2, 2005, Messrs. Baker, LaVelle and Steichen and Ms. Davenport met via teleconference with representatives of Fredrikson & Byron and Piper Jaffray to discuss the competitor's interest in acquiring Analysts. A representative of Piper Jaffray discussed the financial terms of the unsolicited proposal and compared the terms of the non-binding offer with Analysts' merger agreement with CHC. Representatives of Fredrikson & Byron discussed the obligations of Analysts under the merger agreement and the duties of Analysts board in light of the proposal.

        On May 6, 2005, Analysts' Special Committee met to consider the unsolicited proposal, a copy of which had been circulated to the Special Committee members prior to the meeting. Analysts' Special Committee discussed the unsolicited proposal and considered the proposal in light of its strategic objectives that it had approved in its prior board of directors' meetings, that is, that Analysts' key strategic objective is to grow Analysts' business through the acquisition of, or merger with, one or more complementary companies in order to create the necessary critical mass in the staffing solutions business and enrich its presence in high-demand emerging technology solutions. The Special Committee considered the fact that the proposal was a cash offer for the sale of Analysts common stock, the proposed transaction was taxable to Analysts shareholders, the offer was subject to financing and the proposal failed to meet one of Analysts' key objectives which is to allow Analysts' shareholders the opportunity to participate in the anticipated growth of Analysts and CHC as a combined company. Because the proposal was for the sale of Analysts common stock for cash, the proposal would not allow Analysts shareholders the opportunity to participate in the long-term growth of the acquiror. The Special Committee also considered its contractual obligations to CHC under the merger agreement. After careful consideration, the Special Committee concluded that the CHC merger provides Analysts shareholders with the strategic opportunity to participate in the long-term growth and increased shareholder value anticipated by Analysts merger with CHC and Analysts should not abandon its current strategy. As a result, the Special Committee rejected the unsolicited proposal.

        Subsequent to the announcement of the merger, CHC received one verbal indication of interest regarding a possible transaction from a significantly larger, privately-held competitor. A member of CHC's board engaged in general discussions with such party but a bona fide offer was never made and discussions were abandoned.

        On July 22, 2005, a group comprised of Crescendo Partners II, L.P., Series R, Crescendo Investments II, LLC, Eric Rosenfeld, F. Annette Scott Florida Trust, Richard L. Scott Florida Trust, Scott Family Florida Partnership Trust, Richard L. Scott, Stephen T. Braun and The Computer Horizons Full Value Committee (collectively, the "Crescendo Group"), filed a Statement on Schedule 13D (the "Schedule 13D") with the Securities and Exchange Commission disclosing their opposition to the merger and their intention to solicit CHC's shareholders to vote against CHC's proposals contained in its joint proxy statement/prospectus. The Schedule 13D further discloses the Crescendo Group's intention to call a special meeting of the shareholders of CHC in order to remove up to all of CHC's existing directors and to replace them with the Crescendo Group's own slate of director nominees.

        In furtherance of its stated intentions, also on July 22, 2005, the Crescendo Group filed a preliminary proxy statement with the Securities and Exchange Commission opposing the merger and soliciting votes of CHC's shareholders in opposition to the proposals intended to consummate the merger, in particular, the proposal to approve the issuance of shares of CHC common stock in connection with the merger.

        Also on July 22, 2005, the Crescendo Group filed solicitation material with the Securities and Exchange Commission containing the text of a press release of that date in which it identified itself and announced its position regarding the merger and its intentions to solicit opposition to the merger.

        On July 27, 2005, CHC received from counsel to the Crescendo Group a request that a special meeting of the shareholders of CHC be called for the following purposes: (i) to remove all of the existing directors serving on the CHC board of directors without cause, (ii) to fix the number of members comprising the board at five, and (iii) to elect five director nominees to be selected by the Crescendo Group. This request was for a second special meeting in addition to the special meeting contemplated by CHC in connection with the approval of proposals relating to the proposed merger. After advising the Crescendo Group's counsel that the request was improper under CHC's by-laws, CHC received a second request on August 2, 2005, which request was proper.

JOINT REASONS FOR THE MERGER

        At separate meetings held on April 11, 2005 and April 12, 2005, respectively, the boards of directors of Analysts and CHC each concluded unanimously that the merger, the merger agreement, the issuance of shares of CHC common stock in connection with the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, their respective companies and shareholders. The factors considered by each board of directors and the reasons for its decisions are set forth below, and you should read them carefully.

        In addition, the boards of directors of both CHC and Analysts believe that the following potential benefits may result from the merger:

  •
  the combined company will be better able to generate improved long-term operating and financial results and establish a stronger competitive position in the industry;

  •
  the combined company will be better positioned to compete effectively against larger competitors including Keane, Inc., Kforce and CIBER, Inc.;

  •
  the combined company will be approximately twice as large as either Analysts or CHC prior to the merger, with 2004 revenues of approximately $600 million, and is expected to have the size necessary to compete for "preferred vendor" staffing contracts with Fortune 500 Companies;

  •
  the combined company will possess a broader platform of services and products that may be offered to a broader and geographically diverse client base. CHC and Analysts share few clients and focus their operations in large part, in different parts of the country. For example, the combined company is expected to accelerate its offering of CHC's Chimes products and services and CHC's federal contract business is expected to offer opportunities to sell Analysts' IP telephony products and services;

  •
  the combined company is expected to yield cost savings targeted at $15 million on an annual basis;

  •
  the combined company will be better capitalized and positioned to leverage its capital to grow its businesses and respond more quickly to industry changes and competitive pressures in the marketplace; and

  •
  the combined company, with its greater capitalization, is expected to obtain additional interest and coverage from the financial community and provide the combined company's shareholders with increased liquidity.

CHC'S REASONS FOR THE MERGER AND RECOMMENDATION OF CHC'S BOARD OF DIRECTORS

        In addition to the joint reasons described above under the section of this joint proxy statement/prospectus entitled "The Merger—Joint Reasons for the Merger," beginning on page 58, the CHC board of directors believes that the following are additional reasons the merger will be beneficial to CHC and its shareholders:

  •
  the merger will enhance CHC's ability to achieve greater scale and presence in the IT services industry since there is little client and geographic overlap;

  •
  combining CHC's application development/maintenance and security offering with Analysts' infrastructure, IP and storage capabilities will benefit customers by offering a broader suite of services and broader industry expertise;

  •
  the CHC shareholders will have the opportunity to participate in the potential for growth of the combined company after the merger; and

  •
  the combined company will be able to offer a diverse blend of end-to-end client solutions.

        The CHC board of directors believes there are substantial benefits to CHC and the CHC shareholders that can be obtained as a result of the merger. If the merger is completed, the CHC board of directors believes that the combined company will be a leader in IT staffing and solutions. At a meeting held on April 12, 2005, the CHC board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of CHC common stock in the merger, are advisable and in the best interests of CHC and the CHC shareholders. Therefore, the CHC board of directors unanimously resolved to recommend that the CHC shareholders approve the issuance of shares of CHC common stock in the merger.

        The CHC board of directors consulted with CHC senior management as well as its legal counsel and financial advisor in reaching its decisions to approve the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommends that CHC shareholders vote to approve the issuance of shares of CHC common stock in the merger. Particularly persuasive among the factors considered by the CHC board of directors in its deliberations were the reasons for the merger described in the section of this joint proxy statement/ prospectus entitled "The Merger—Joint Reasons for the Merger" beginning on page 58. The CHC board of directors also considered each of the following factors in its deliberations:

  •
  information concerning the financial performance, financial condition, business and prospects of CHC and Analysts, as well as conditions in the IT services industry generally;

  •
  information concerning the recent and past stock price performance of CHC and Analysts common stock;

  •
  the prices paid in comparable transactions involving other IT services companies, as well as the trading performance of the stock of comparable companies in the industry;

  •
  the stock-based merger consideration, which preserves the financial strength of the combined company for continued business investment;

  •
  the fixed exchange ratio consideration amount, which provides a level of certainty as to the aggregate number of shares of CHC common stock to be issued to Analysts shareholders and the percentage of the total shares of CHC common stock that current Analysts shareholders will own after the merger;

  •
  the provisions that prohibit Analysts from soliciting other acquisition offers;

  •
  the conditions to completion of the merger, in particular the likelihood of obtaining the necessary regulatory and shareholder approvals;

  •
  the provisions that require Analysts to pay CHC expenses and a termination fee of $3.6 million, plus up to $1 million in out-of-pocket expenses, if the merger agreement is terminated for specified reasons;

  •
  an assessment of alternatives to the merger, including development opportunities and other possible acquisition candidates, and the determination that the merger with Analysts was the best strategic fit and presented a unique opportunity to enhance and expand CHC's operations, product and service offerings and best positioned CHC for future growth; and

  •
  the written opinion of Citigroup, dated April 12, 2005, that, as of that date, and based upon and subject to the considerations described in its opinion, the full text of which is attached to this joint proxy statement/prospectus as Annex B, the exchange ratio used in the merger consideration was fair, from a financial point of view, to CHC.

        The CHC board of directors also considered a variety of uncertainties and risks in its deliberations concerning the merger. However, the CHC board of directors concluded that the potential benefits of the merger outweighed these risks, which include, without limitation:

  •
  the risk that the potential benefits sought in the merger might not be fully realized;

  •
  the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond CHC's control;

  •
  the possibility that the merger might not be completed and that, in certain circumstances, CHC might be required to pay Analysts a termination fee of $3.6 million, plus up to $1.0 million in out-of-pocket expenses;

  •
  the effect of the public announcement of the merger on CHC's and Analysts' respective stock prices;

  •
  the risk that efforts to integrate the two companies will disrupt CHC's operations;

  •
  the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of CHC and Analysts and the transaction expenses arising from the merger, including certain change of control payments;

  •
  the risk that, despite CHC's efforts and the efforts of Analysts after the merger, the combined company may lose key personnel;

  •
  the risk that the restrictions on the conduct of CHC's business during the period between the signing of the merger agreement and the completion of the merger may negatively impact CHC's business; and

  •
  the other risks described in the section of this joint proxy statement/prospectus entitled "Risk Factors—Risks Relating to the Merger" beginning on page 26.

        It was not practical to, and thus the CHC board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger and the merger agreement, nor did the board of directors determine that any one factor was of particular importance in deciding that the merger agreement and associated transactions were in the best interests of CHC and its shareholders. This discussion of information and material factors considered by the CHC board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the CHC board of directors may have given different weight to different factors. The board of directors conducted an overall analysis of the factors described above, and overall considered the factors to support its decision in favor of the merger and the merger agreement. The decision of each member of the CHC board of directors was based upon his or her own judgment, in light of all of the information presented, regarding the overall effect of the merger agreement and associated transactions on the CHC shareholders as compared to any potential alternative transactions or courses of action. After considering this information, the members of the CHC board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of CHC common stock in the merger and recommended that the CHC shareholders approve the issuance of shares of CHC common stock in the merger.

Recommendation of the CHC Board of Directors Regarding the Merger

        After careful consideration, the CHC board of directors determined that the merger is advisable, and is fair to and in the best interests of CHC and its shareholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

        The CHC board of directors unanimously recommends that the CHC shareholders vote "FOR" CHC's proposal to approve the issuance of shares of CHC common stock in the merger.

ANALYSTS' REASONS FOR THE MERGER AND RECOMMENDATION OF ANALYSTS' BOARD OF DIRECTORS

        At its April 11, 2005 board meeting, the Analysts board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Analysts' board of directors unanimously recommends that the Analysts shareholders vote for the approval of the merger. In addition to the joint benefits described above, the Analysts board of directors believes that the following are additional reasons the merger will be beneficial to Analysts and its shareholders and for Analysts' shareholders to vote "FOR" the proposal set forth herein:

  •
  for Analysts' shareholders, customers and employees, the prospects of the strategic merger of equals of Analysts and CHC are more favorable than the prospects of Analysts as a separate entity;

  •
  as a unified and diversified company, Analysts and CHC will have the opportunity to take advantage of cross-selling opportunities among the significantly expanded customer base, including the cross selling of Analysts' IP telephony business in CHC's federal market and the cross selling of CHC's Chimes products and services to customers of Analysts' staffing business;

  •
  the combined company will have greater financial resources to grow the combined company's business;

  •
  the combined company will be approximately twice as large as Analysts and CHC, with 2004 revenues of approximately $600 million, will be better able to compete in the staffing marketplace for contracts with Fortune 500 companies;

  •
  by pooling the resources and skills of both Analysts and CHC, the combined company will be better equipped to improve Analysts' and CHC's competitive positions in their respective markets;

  •
  provide Analysts a near-shore development center in Montreal, Canada and an offshore development center in India;

  •
  there will be cost savings by consolidating certain general and administrative functions and eliminating redundant expenses, including the expenses of maintaining two separate public companies; and

  •
  the combination of the two companies will create more growth opportunities for both companies, provide significant economies of scale and create greater resources to enable the combined company to compete more effectively with competitors having greater resources than Analysts alone.

        Analysts' special committee and board of directors consulted with Analysts' senior management and its legal and financial advisors in reaching the decision to approve the merger. Among the factors considered by Analysts' special committee and board of directors in its deliberations were the following:

  •
  the financial condition, results of operations, cash flow, business and prospects of Analysts and CHC, before and after giving effect to the merger;

  •
  the stock CHC will issue in the merger in light of current financial market conditions, comparable merger transactions, historical market prices and other information with respect to Analysts common stock and CHC common stock, and the financial performance and condition, business operations and long-term prospects of each company;

  •
  the prices paid in comparable transactions involving other staffing companies, as well as the trading performance of the stock of comparable companies in the industry;

  •
  the provisions that require CHC to pay Analysts' expenses, not to exceed $1.0 million, and a break-up fee of $3.6 million if the merger agreement is terminated for specified reasons;

  •
  the fairness to Analysts and its shareholders of the terms of the merger agreement; and

  •
  the analyses and presentations prepared by Piper Jaffray in connection with its written opinion (the full text of which is attached as Annex C) that the exchange ratio set forth in the merger agreement was fair from a financial point of view to the holders of Analysts common stock.

        Analysts' special committee and board of directors also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

  •
  the risk that the potential benefits sought in the merger may not be fully realized, if at all;

  •
  the possibility that the merger might not be completed and that, in certain circumstances, Analysts might be required to pay CHC expenses, not to exceed $1.0 million, and a break-up fee of $3.6 million;

  •
  the risk that efforts to integrate the two companies will disrupt the combined company's operations and that the integration of the two companies may not yield the financial and operating results anticipated;

  •
  the effect of the public announcement of the merger on Analysts' and CHC's stock prices;

  •
  the restrictions on the conduct of Analysts' business during the period between the signing of the merger agreement and the completion of the merger;

  •
  the substantial expenses to be incurred in connection with the merger, including the costs of (i) paying sums due to certain key employees pursuant to change of control agreements, and (ii) integrating the businesses of Analysts and CHC and (iii) the transaction expenses arising from the merger;

  •
  the risk of management and employee disruption as a result of the merger, including the risk that key personnel may choose not to remain employed with the combined company; and

  •
  other applicable risks associated with the businesses of Analysts and CHC described in this joint proxy statement/prospectus.

        The above discussion of the information and factors considered by the Analysts special committee and board of directors is not all-inclusive but is believed to include all material factors considered by the Analysts special committee and board of directors. In view of the variety of factors considered by the Analysts special committee and board of directors, the Analysts special committee and board of directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. In addition, individual members of the Analysts special committee and board of directors may have given different weights to different factors. Consequently, the Analysts special committee and board of directors did not quantify the assumptions and results of its analysis in reaching its determination that the merger is fair to, and in the best interests of, Analysts and its shareholders.

        The Analysts special committee and board of directors believes that the merger is advisable and in the best interests of Analysts and its shareholders. The Analysts special committee and board of directors, therefore, unanimously recommends that its shareholders vote "FOR" approval of the merger.

INTERESTS OF CHC DIRECTORS AND OFFICERS IN THE MERGER

        In considering the recommendation of the CHC board of directors that CHC shareholders approve the issuance of CHC common stock in the merger, you should be aware that certain members of the

CHC board of directors and certain of CHC's officers have interests in the merger that may be different than, or in addition to, the interests of CHC shareholders generally. These interests include:

  •
  the appointment of CHC's current chairman of the board to serve as co-chair (together with Analysts' chairman of the board) of the board of directors of the combined company for a period of 18 months after the merger;

  •
  the continued service on the combined company's board of four current directors, in addition to the chairman, upon completion of the merger; and

  •
  the appointment of CHC's Chief Executive Officer, Chief Financial Officer and General Counsel to hold the offices of Chief Executive Officer, Controller and General Counsel of the combined company upon completion of the merger.

        The CHC board of directors was aware of these interests, generally, when approving the merger though the determination as to which members would continue as directors of the combined company was not made at the time the merger was approved.

INTERESTS OF ANALYSTS DIRECTORS AND OFFICERS IN THE MERGER

        In considering the recommendation of the Analysts special committee and board of directors that Analysts shareholders approve the merger agreement and the merger, you should be aware that members of the Analysts board of directors and Analysts' officers have interests in the merger that may be different than, or in addition to, the interests of Analysts shareholders generally. These interests include:

  •
  the appointment of four current directors of Analysts as directors of the combined company, in addition to the chairman, upon completion of the merger;

  •
  the appointment of Analysts' chairman of the board to serve as co-chair (together with CHC's chairman of the board) of the board of directors of the combined company for a period of 18 months after the merger;

  •
  the appointment of Analysts' President and Chief Financial Officer to hold the same offices of the combined company upon completion of the merger;

  •
  the potential receipt of change of control payments payable to certain officers and payment of restricted stock and other payments to officers who agree to waive change of control payments;

  •
  the potential receipt of retention bonuses from the retention bonus fund to which CHC and Analysts have each agreed to contribute $500,000 in order to retain certain key employees; and

  •
  the continued indemnification of, and provision of directors' and officers' insurance coverage to, current directors and officers of Analysts following the merger.

        The Analysts special committee and board of directors were aware of these interests when approving the merger though the determination as to which board members would be appointed as directors of the combined company was not made at the time the merger was approved.

Officer Change of Control Payments and Stock Option Acceleration

        Analysts has from time to time entered into change of control agreements with its officers and other key personnel. Other than as noted herein, each of the officers is subject to an agreement with substantially similar terms and conditions that provide each officer with certain payments and benefits if: (i) he or she terminates employment with the company for any reason during the eleventh month following a change of control or (ii) he or she is terminated by the company for any reason other than death or for "cause", or the executive terminates for "good reason", during the 36-month period following the change of control or prior to the change of control if the termination was either a condition of the change of control or such termination was at the request or insistence of a person related to the change of control. These payments and benefits include: (i) a lump sum payment of 2.99 times the sum of the executive's annual base salary plus the executive's targeted incentive compensation, (ii) the continuation of the executive's participation in group health and dental benefits offered by the company for a period of 18 months or until the executive becomes a participant of another employer's group health or dental plan with substantially the same benefits, (iii) the continuation of all insurance benefits for the executive or the executive's family members and dependents for a period of 18 months or until the executive becomes eligible to participate in a plan of another employer providing substantially similar benefits, and (iv) the termination of all non-competition agreements restricting the activities of the executive after termination of the executive's employment with Analysts.

        As used in the employment and change of control agreements with the Analysts officers, the term "cause" means:

  •
  the executive's gross misconduct that is materially and demonstrably injurious to the company; the executive's willful and continued failure to perform substantially the executive's duties with the company after a specific demand is delivered to the executive, other than failures resulting from incapacity due to bodily injury or physical or mental illness or changes in executive's duties after a change of control that constitute good reason; or

  •
  the executive's conviction or plea of nolo contendre of willfully engaging in illegal conduct constituting a felony or gross misdemeanor which is materially and demonstrably injurious to the company or which impairs the executive's ability to perform substantially the executive's duties.

        The term "good reason" means:

  •
  a change in the executive's title(s), status, position(s), authority, duties or responsibilities as an executive of the company as in effect immediately prior to the change of control which, in the executive's reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the parent corporation is no longer publicly owned); and other than a change that is remedied by the company promptly after receipt of notice of such change is given by the executive;

  •
  a reduction by the company in the executive's base pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the change of control or as thereafter increased;

  •
  the failure by the company to cover the executive under benefit plans that, in the aggregate, provide substantially similar benefits to the executive and/or the executive's family and dependents at a substantially similar total cost to the executive (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the benefit plans in which the executive (and/or the executive's family or dependents) were participating at any time during the 90-day period immediately preceding the change in control;

  •
  the company's requiring the executive to be based more than 30 miles from where the executive's office is located immediately prior to the change of control, except for required travel on the company's business, and then only to the extent substantially consistent with the business travel obligations which the executive undertook on behalf of the company during the 90-day period immediately preceding the change of control (without regard to travel related to or in anticipation of the change of control);

  •
  the failure by the company to obtain from any successor the assent to such executive's employment agreement;

  •
  any purported termination by the company of the executive's employment that is not properly effected pursuant to a notice of termination and pursuant to any other requirements of such executive's employment agreement, and, for purposes of such executive's employment agreement, no such purported termination will be effective; or

  •
  any refusal by the company to continue to allow the executive to attend to matters or engage in activities not directly related to the business of the company which, at any time prior to the change of control, the executive were not expressly prohibited in writing by the board from attending to or engaging in.

        A "change of control" is defined to include a merger to which Analysts is a party if the shareholders of Analysts immediately prior to the merger have less than 50% of the combined voting power of the surviving corporation's then outstanding shares having the right to vote in elections of directors or if the members of the board of directors of Analysts cease for any reason to constitute at least a majority of the board of directors of the surviving corporation. The merger will constitute a "change of control" under each executive's agreement.

        The table below sets forth the amount of change of control payments that each of the officers listed will receive in connection with the merger pursuant to their respective change of control agreements:

Name and Title	Total Severance Payment to Officer	Total Cost to Company
Michael LaVelle Chief Executive Officer	$3,010,271	$3,053,920
Colleen Davenport General Counsel	$1,422,155	$1,442,776
Paulette Quist Senior Vice President	$1,380,374	$1,400,390

Total	$5,812,800	$5,897,086

        Total change of control payments includes the 280G excise gross up payment. Total cost to the company includes corporate medicare tax.

        Messrs. Baker, Steichen and Bamberger are entitled to change of control payments but they have agreed to waive their rights to receive such payments in connection with the merger. As consideration for these waivers, Messrs. Baker, Steichen and Bamberger will receive cash payments of $0, $170,000 and $400,000, respectively, and will receive Analysts restricted stock awards of 200,000, 75,000 and 30,000 shares, respectively. In addition, each of these officers has executed an amendment to his change of control agreement with terms less burdensome to the combined company. The aggregate cost to the combined company without these waivers would have been approximately $6.5 million. As a result of obtaining these waivers the cost to the combined company is $570,000 in cash and 305,000 shares of Analysts restricted stock. In addition, there may be an additional change of control payment in the amount of $1.2 million, which may be made to one individual should he choose to terminate his employment.

        In addition, approximately 448,000 outstanding options to purchase Analysts common stock will become fully vested and immediately exercisable as a result of board action. All officers continuing their employment with the combined company and all directors being appointed to the board of the combined company have agreed to waive acceleration of their options.

Indemnification; Directors' and Officers' Insurance

        In the merger agreement, CHC agreed that, for a period of six years following completion of the merger, CHC will honor all rights and assume all obligations to indemnification, expense advancement, and exculpation of any present or former director, officer, or employee of Analysts provided in the articles of incorporation or bylaws of Analysts or in any contractual arrangement between such person and Analysts and that such charter or bylaw provisions would not be amended during such six-year period. In addition, for a period of six years from the completion of the merger, CHC will cause Analysts' existing policy of directors' and officers' liability insurance to be maintained, subject to certain limitations. Alternatively, CHC is permitted to purchase a six-year "tail" policy on Analysts' current policy of directors' and officers' liability insurance and maintain the policy in full force and effect for a period of six years. Finally, the surviving company is obligated to honor any of Analysts' contractual obligations to provide directors' and officers' liability insurance to any other person.

BOARD OF DIRECTORS AND OFFICERS AFTER THE MERGER

        CHC and Analysts have agreed that five current directors of each of CHC and Analysts (including each company's chairman of the board) shall serve as members of the board of directors of the combined company following the completion of the merger. CHC's current chairman of the board, Earl Mason, and Analysts' current chairman, Michael LaVelle, shall serve as co-chair of the board of directors of the combined company for a period of 18 months after the merger. Two of CHC's current directors, L. White Matthews, III and Edward J. Obuchowski have advised CHC that, upon consummation of the merger, they will tender their resignations from the board of directors, such that CHC's other four current directors, William J. Murphy, William J. Marino, William M. Duncan and Eric P. Edelstein, will remain as directors of the combined company. The four Analysts directors who shall serve as directors of the combined company are Margaret Loftus, Krzysztof K. Burhardt, Willard W. Brittain and Michael B. Esstman.

        Furthermore, the following officers or directors of CHC and Analysts will have positions with the combined company as specified below:

Name	Former Position	Position with combined company
Michael J. LaVelle	Chairman of the board of directors and Chief Executive Officer of Analysts	Co-chairman of the board of directors
Earl L. Mason	Chairman of the board of directors of CHC	Co-chairman of the board of directors
William J. Murphy	Chief Executive Officer and President of CHC	Chief Executive Officer
Jeffrey P. Baker	President of Analysts	President and Chief Operating Officer
David J. Steichen	Chief Financial Officer of Analysts	Chief Financial Officer
Michael C. Caulfield	General Counsel, Chief Compliance Officer and Secretary of CHC	General Counsel, Chief Compliance Officer and Secretary
Michael J. Shea	Chief Financial Officer of CHC	Controller

ACCOUNTING TREATMENT

        The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets of Analysts acquired in connection with the merger, based on their respective estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on various preliminary estimates. Any excess of the estimated purchase price over the fair value of the net assets acquired will be accounted for as goodwill.

        In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

EFFECTIVE TIME OF THE MERGER

        The effective time of the merger will be at the time the articles of merger, consisting of the merger agreement and a statement that the merger agreement has been approved by the boards of directors and shareholders of each of Analysts and JV Merger Corp., are filed with the Secretary of State of the State of Minnesota or at a later time as may be agreed to by Analysts and CHC.

FORM OF THE MERGER

        Subject to the terms and conditions of the merger agreement and in accordance with Minnesota law, at the effective time of the merger, JV Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of CHC and a party to the merger agreement, will merge with and into Analysts. Analysts will survive the merger as a wholly-owned Minnesota subsidiary of CHC.

MERGER CONSIDERATION

        At the effective time of the merger, each outstanding share of Analysts common stock will be converted into the right to receive 1.15 fully paid and non-assessable shares of CHC common stock, except that Analysts treasury stock and Analysts common stock held by CHC will be canceled. Analysts shareholders will receive cash for any fractional shares which they would otherwise receive in the merger. The exchange ratio was determined through arm's-length negotiations between CHC and Analysts.

        The merger agreement provides that, if between the date of the merger agreement and the effective time of the merger, the outstanding shares of CHC common stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the exchange ratio will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

OWNERSHIP OF CHC FOLLOWING THE MERGER

        Based on the number of outstanding shares of CHC common stock and Analysts common stock on the record date and after giving effect to restricted shares of Analysts common stock issuable immediately prior to the merger, Analysts shareholders will own approximately 48% of the outstanding shares of CHC common stock following the merger, exclusive of outstanding CHC and Analysts options to purchase shares of CHC common stock and Analysts common stock, respectively.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

        The conversion of Analysts stock into the right to receive CHC common stock will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, Registrar and Transfer Company, the exchange agent, will send a letter of transmittal to each former Analysts shareholder. The transmittal letter will contain instructions for obtaining shares of CHC common stock and cash for any fractional shares of CHC common stock in exchange for shares of Analysts stock.

        All shares of CHC common stock issued in exchange for shares of Analysts stock, including any cash paid instead of any fractional shares of CHC common stock, will be issued in full satisfaction of all rights relating to such shares of Analysts stock.

        No fractional shares of CHC common stock will be issued to any Analysts shareholder upon surrender of certificates previously representing Analysts stock. The amount of cash for any fractional share a Analysts shareholder would otherwise receive will be calculated by multiplying the fractional share interest to which that shareholder is entitled by the closing price of CHC common stock on the last trading day before the date on which the merger is completed as reported on the Nasdaq National Market.

ANALYSTS SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY

        After the effective time of the merger, each certificate that previously represented shares of Analysts stock will no longer be outstanding, automatically will be canceled and retired, will cease to exist and will represent only the right to receive the CHC common stock into which such shares are converted in the merger and the right to receive cash for any fractional shares of CHC common stock as described above.

        Until holders of certificates previously representing Analysts stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive any dividends or distributions on the CHC common stock into which such shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of CHC common stock. When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of CHC common stock, in each case without interest.

        In the event of a transfer of ownership of Analysts stock that is not registered in the transfer records of Analysts, a certificate representing the proper number of shares of CHC common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

  •
  such certificate is properly endorsed or otherwise is in proper form for transfer and

  •
  the person requesting such exchange pays any transfer or other taxes resulting from the issuance of shares of CHC common stock to a person other than the registered holder of such certificate.

STOCK EXCHANGE LISTING OF CHC COMMON STOCK

        Application will be made to have the shares of CHC common stock issued in the merger approved for listing on the Nasdaq National Market.

DELISTING AND DEREGISTRATION OF ANALYSTS COMMON STOCK

        If the merger is completed, Analysts common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, and Analysts will no longer file periodic reports with the Securities and Exchange Commission.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        In the opinion of Sills Cummis Epstein & Gross P.C., tax counsel to CHC, and Fredrikson & Byron, P.A., tax counsel to Analysts, the following is a summary of the material United States federal income tax consequences of the merger to holders of Analysts stock who exchange their shares of Analysts stock for shares of CHC common stock and, as applicable, cash in lieu of fractional shares of CHC common stock. This discussion does not address the tax consequences to CHC shareholders because they are not exchanging stock in the merger. This discussion addresses only such United States shareholders who hold their Analysts stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as holders who are subject to alternative minimum tax provisions of the Internal Revenue Code, financial institutions, tax-exempt organizations, insurance companies, mutual funds, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction or straddle, holders whose shares are qualified small business stock for purposes of Sections 1202 and 1045 of the Internal Revenue Code or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, and other laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. United States federal estate tax consequences and tax consequences under state, local and foreign laws are not addressed.

        THE FOLLOWING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. HOLDERS OF ANALYSTS STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

        No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the completion of the merger that CHC receive an opinion of its tax counsel, Sills Cummis Epstein & Gross P.C., and that Analysts receive an opinion from its tax counsel, Fredrikson & Byron, P.A., that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinions was conditioned on customary assumptions and representations made by CHC, JV Merger Corp. and Analysts. An opinion of counsel is not binding on the Internal Revenue Service or a court. As a result, neither CHC nor Analysts can assure you that the tax considerations and opinions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged.

Effect of Qualification as a Reorganization; Exchange of Analysts Stock for CHC Common Stock

        Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code,

  •
  each Analysts shareholder who exchanges Analysts stock for CHC common stock in the merger will not recognize gain or loss, except with respect to cash, if any, that such shareholder receives in lieu of a fractional share of CHC common stock;

  •
  each Analysts shareholder's aggregate tax basis in the CHC common stock received in the merger will be the same as such shareholder's aggregate tax basis in the Analysts stock exchanged in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received;

  •
  the holding period of the CHC common stock received in the merger by each Analysts shareholder (including fractional shares deemed received and redeemed as described below) will include the holding period of the Analysts stock that such shareholder exchanged in the merger; and

  •
  each holder of Analysts common stock who receives cash in lieu of a fractional share of CHC common stock will be treated as having received the fractional share in the merger and then as having received the cash in redemption of the fractional share, and will generally recognize gain or loss equal to the difference between the amount of cash received and that holder's tax basis in the CHC common stock that is allocable to the fractional share of CHC common stock. That gain or loss generally will constitute capital gain or loss. In the case of an individual shareholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 15% if the individual has held his or her Analysts common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

Backup Withholding

        Certain noncorporate holders of Analysts stock may be subject to backup withholding at a 28% rate on amounts received in exchange for their Analysts stock. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that will be mailed to Analysts' shareholders by the exchange agent shortly after completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form or (3) is otherwise exempt from backup withholding.

Reporting Requirements

        A holder of Analysts common stock receiving CHC common stock as a result of the merger may be required to retain records related to that holder's Analysts common stock and file with his, her or its United States federal income tax return a statement setting forth facts relating to the merger.

REGULATORY MATTERS

        The merger is subject to review by the DOJ and the FTC under the Hart-Scott-Rodino Act. Under the HSR Act, CHC and Analysts were required to make pre-merger notification filings and have received a notice of early termination of the statutory waiting period.

        In addition, even though the DOJ and FTC have declined to object to the merger, either the DOJ, the FTC or other United States governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. CHC and Analysts cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, CHC and Analysts will prevail. See "The Merger Agreement—Conditions to Each Party's Obligation to Effect the Merger" on page 91.

DISSENTERS' RIGHTS

        Under Minnesota law, holders of Analysts common stock are not entitled to dissenters' rights of appraisal in connection with the merger because, on the record date, Analysts common stock was listed on the Nasdaq National Market and will be converted into shares of CHC common stock, which at the effective time of the merger will be listed on the Nasdaq National Market.

ANALYSTS EMPLOYEE BENEFITS MATTERS

        Each Analysts employee will be given credit for all service with Analysts under all employee benefit plans maintained by CHC, in which they participate or in which they become participants for purposes of determining eligibility and vesting and entitlement to vacation and other benefits.

EFFECT ON AWARDS OUTSTANDING UNDER ANALYSTS STOCK PLANS

        Approximately 448,000 outstanding options to purchase Analysts common stock will become fully vested and immediately exercisable as a result of board action. All officers continuing their employment with the combined company and all directors being appointed to the board of the combined company have agreed to waive acceleration of their options. Each other option to purchase Analysts common stock granted under all of Analysts' other stock option plans, which is outstanding immediately prior to the merger, will be assumed by CHC as of the effective time of the merger. Such assumed stock options will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Analysts stock option plan under which the option was granted, the number of shares of CHC common stock as the holder of the stock option would have been entitled to receive pursuant to the merger had the holder exercised the option in full immediately prior to the effective time of the merger at a price per share of CHC common stock equal to:

  •
  the aggregate exercise price for Analysts common stock purchasable pursuant to the option divided by

  •
  the conversion ratio for Analysts common stock.

        After the effective time of the merger, CHC will comply with the terms of the assumed Analysts stock option plans and the agreements governing any assumed Analysts stock options.

RESALE OF STOCK

        CHC common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares issued to any Analysts shareholder who may be deemed to be an "affiliate" of Analysts or CHC for purposes of Rule 145 under the Securities Act. This joint proxy statement/prospectus does not cover resales of CHC common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

OPINION OF CHC'S FINANCIAL ADVISOR

        Citigroup Global Markets Inc., or Citigroup, was retained to act as financial advisor to CHC in connection with the merger. Pursuant to CHC's engagement letter with Citigroup, dated April 8, 2005, Citigroup rendered an opinion to the CHC board of directors dated as of April 12, 2005, to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup's work described below and other factors Citigroup deemed relevant, the exchange ratio was fair, from a financial point of view, to CHC.

        The full text of Citigroup's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Citigroup's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Citigroup's opinion carefully and in its entirety.

        Citigroup's opinion was limited solely to the fairness of the exchange ratio from a financial point of view as of the date of the opinion. Neither Citigroup's opinion nor the related analyses constituted a recommendation of the proposed merger to the CHC board of directors. Citigroup makes no recommendation to any shareholder regarding how such shareholder should vote with respect to the merger.

        In arriving at its opinion, Citigroup reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of CHC and certain senior officers and other representatives and advisors of Analysts concerning the business, operations and prospects of CHC and Analysts. Citigroup examined certain publicly available business and financial information relating to CHC and Analysts as well as certain financial forecasts and other information and data relating to CHC and Analysts which were provided to, or otherwise reviewed by or discussed with, Citigroup by the respective managements of CHC and Analysts, including information relating to the potential strategic implications, operational benefits and transaction costs (including, to the extent applicable, the amount, timing and achievability thereof) anticipated by the managements of CHC and Analysts to result from the merger. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

  •
  current and historical market prices and trading volumes of CHC common stock and Analysts common stock;

  •
  the historical and projected earnings and other operating data of CHC and Analysts; and

  •
  the capitalization and financial condition of CHC and Analysts.

        Citigroup considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of CHC and Analysts. Citigroup also evaluated certain pro forma financial effects of the merger on CHC. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the managements of CHC and Analysts that they were not aware of any relevant information that had been omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to CHC and Analysts provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of CHC and Analysts that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CHC and Analysts as to the future financial performance of CHC and Analysts, the potential strategic implications and operational benefits anticipated to result from the merger and the other matters covered thereby, and Citigroup assumed, with the consent of the CHC board of directors, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Citigroup assumed, with the consent of the CHC board of directors, that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CHC and Analysts or the contemplated benefits of the merger. Citigroup also assumed, with the consent of the CHC board of directors, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

        Citigroup noted that its opinion relates to the relative values of CHC and Analysts. Citigroup did not express any opinion as to what the value of the CHC common stock actually will be when issued pursuant to the merger or the price at which CHC common stock will trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CHC and Analysts nor did Citigroup make any physical inspection of the properties or assets of CHC and Analysts.

        In connection with rendering its opinion, Citigroup was not requested to, and Citigroup did not, solicit third party indications of interest in the possible acquisition of all or a part of CHC. Citigroup expresses no view as to, and Citigroup's opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for CHC or the effect of any other transaction in which CHC might engage. Citigroup's opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

        In connection with rendering its opinion, Citigroup made a presentation to the CHC board of directors on April 12, 2005 with respect to the material analyses performed by Citigroup in evaluating the fairness to CHC of the exchange ratio. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to April 11, 2005, and is not necessarily indicative of current or future market conditions.

*        *        *

Historical Exchange Ratio Analysis

        Citigroup calculated the implied historical exchange ratio by dividing the closing price per share of Analysts common stock by the closing price per share of CHC common stock on April 11, 2005, the last full trading day prior to the announcement of the merger. Citigroup also calculated the high, low and average historical exchange ratios for the five and ten trading-day, and the one-month, three-month, six-month and twelve-month periods, in each case ending April 11, 2005. Citigroup compared these derived historical exchange ratios to the exchange ratio in the merger of 1.15x. For the purposes of determining average historical exchange ratios, Citigroup rounded the results to the nearest hundredth decimal place. The results of this analysis are set forth below:

Time Period	High	Low	Average	1.15x as a Premium to Average
April 11, 2005	1.15x	1.15x	1.15x	0.3%
Preceding Five Trading Days	1.15x	1.07x	1.11x	3.5%
Preceding Ten Trading Days	1.15x	0.97x	1.06x	8.2%
Preceding Month	1.15x	0.90x	1.01x	14.0%
Preceding Three Months	1.15x	0.89x	0.98x	17.3%
Preceding Six Months	1.15x	0.85x	0.98x	17.1%
Preceding Twelve Months	1.15x	0.69x	0.89x	28.9%

Relative Contribution Analysis

        Citigroup reviewed certain historical market and historical and estimated future operating and financial information for CHC and Analysts, and the relative contribution of CHC and Analysts to the combined company for each of the following:

  •
  actual revenues for calendar year 2004 and the last quarter of calendar year 2004, and estimated revenues for calendar year 2005;

  •
  actual earnings before interest, taxes depreciation and amortization (EBITDA) for calendar year 2004 and the last quarter of calendar year 2004, and estimated EBITDA for calendar years 2005 and 2006;

  •
  actual pro forma net income for calendar year 2004 and the last quarter of calendar year 2004, and estimated net income for calendar years 2005 and 2006;

  •
  common book equity value, tangible book equity value, billable consultants and employees in each case as of December 31, 2004.

        Citigroup further derived an exchange ratio implied by the relative contributions of each of CHC and Analysts to the combined company based on each of the valuation metrics set forth above. The information used by Citigroup in the course of this analysis was based on publicly available financial information and estimates provided by the respective managements of CHC and Analysts. Citigroup adjusted net income to exclude nonrecurring and non-cash charges and assumed a normalized statutory tax rate of 40% applied to pre-tax income. Citigroup defined tangible book equity value as the book value of equity less goodwill and intangibles as of the end of calendar year 2004. Citigroup did not consider synergies or other savings expected to result from the merger. Implied exchange ratio figures were further adjusted to account for certain expected payments of each of CHC and Analysts occurring after December 31, 2004. The results of this analysis are set forth below:

	% Contribution to the Combined Company
			Implied Exchange Ratio
	CHC	Analysts
Revenues
Last Quarter 2004 Actual	44.9	55.1	1.12x
2004 Actual	43.5	56.5	1.18x
2005 Estimated	42.4	57.6	1.22x
EBITDA
Last Quarter 2004 Actual	Not Meaningful	Not Meaningful	Not Meaningful
2004 Actual	17.5	82.5	2.92x
2005 Estimated	54.9	45.1	0.80x
2006 Estimated	58.8	41.2	0.70x
Net Income
Last Quarter 2004 Actual	Not Meaningful	Not Meaningful	Not Meaningful
2004 Actual	Not Meaningful	Not Meaningful	Not Meaningful
2005 Estimated	54.8	45.2	1.04x
2006 Estimated	60.6	39.4	0.82x
Common Book Equity Value	63.2	36.8	0.74x
Tangible Book Equity Value	67.2	32.8	0.62x
Billable Consultants	50.1	49.9	0.94x
Employees	51.0	49.0	0.92x

Comparable Companies Valuation

        Citigroup compared financial, operating and stock market data and forecasted financial information for selected IT and staffing companies that Citigroup deemed appropriate with similar information for CHC and Analysts. Citigroup divided the selected comparable companies into five groups: (a) small-cap IT companies, (b) mid-cap IT companies, (c) 100% project-based IT services companies, (d) small-cap staffing companies and (e) mid-cap staffing companies. The selected comparable companies considered by Citigroup were:

        Small-Cap IT Services Companies:

  •
  Comsys IT Partners, Inc.;

  •
  Computer Task Group, Incorporated; and

  •
  iGate Corp.

        Mid-Cap IT Services Companies:

  •
  CIBER, Inc.;

  •
  Keane, Inc.; and

  •
  MPS Group, Inc.

        100% Project Based IT Services Companies:

  •
  Answerthink, Inc.;

  •
  Covansys Corporation; and

  •
  Inforte Corp.

        Small-Cap Staffing Companies:

  •
  Ablest Inc.;

  •
  Butler Inc.;

  •
  COMFORCE Corporation;

  •
  RCM Technologies, Inc.;

  •
  RemedyTemp Inc.; and

  •
  TSR, Inc.

        Mid-Cap Staffing Companies:

  •
  Adecco SA;

  •
  Kelly Services, Inc.;

  •
  Kforce;

  •
  Manpower Inc.;

  •
  Spherion Corporation; and

  •
  Volt Information Sciences, Inc.

        The forecasted financial information for the comparable companies used by Citigroup in the course of this analysis was based on projections published by Thomson First Call Research. Thomson First Call Research compiles summaries of financial forecasts published by various equity research firms. The forecasted financial information for CHC and Analysts was based on the projections of their respective managements. The historical financial information for the comparable companies, CHC and Analysts used by Citigroup in the course of this analysis was based on publicly available historical information. Historical financial information for the comparable companies, CHC and Analysts was calculated as of the end of the fourth quarter of calendar year 2004. Stock prices and projections for the comparable companies, CHC and Analysts were calculated as of April 11, 2005. EBITDA and earnings per share (EPS) were adjusted to exclude unusual or non-recurring items. Net cash figures for CHC and Analysts were adjusted for certain expected payments.

        For each of CHC, Analysts, the selected small cap IT services companies as a group, the selected mid cap IT services companies as a group, the selected project-based IT services companies as a group, the small cap staffing companies as a group and the mid cap staffing companies as a group, Citigroup derived and compared, among other things:

  •
  the ratios of firm value to each of (a) last twelve months (LTM) revenue, (b) estimated 2005 revenue, (c) LTM EBITDA and (d) estimated 2005 EBITDA; and

  •
  the ratios of each closing stock price as of April 11, 2005 to estimated 2005 and 2006 EPS.

        Citigroup defined firm value as the sum of the value of all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise, plus non-convertible indebtedness, plus non-convertible preferred stock, plus minority interest, plus out-of-the-money convertibles, minus investments in unconsolidated affiliates and cash and cash equivalents. For the purposes of this analysis, Citigroup valued Analysts as of April 11, 2005 and assumed that each share of Analysts common stock would be converted into the right to receive 1.15 shares of CHC common stock on such date.

        The results of this analysis are set forth below:

	Median Firm Value/				Median 2005 Estimated Share Price/	Median 2006 Estimated Share Price/
	LTM Revenue	Estimated 2005 Revenue	LTM EBITDA	Estimated 2005 EBITDA
Earnings
CHC	0.3x	0.2x	43.8x	4.7x	16.0x	11.9x
Analysts	0.3x	0.2x	11.7x	7.3x	17.5x	16.0x
Selected Small Cap IT Services Companies	0.3x	0.3x	14.7x	Not Available	20.1x	12.0x
Selected Mid Cap IT Services Companies	1.0x	0.8x	14.3x	12.0x	18.2x	14.3x
Project Based IT Services Companies	1.0x	1.2x	31.4x	13.3x	23.8x	25.4x
Selected Small Cap Staffing Services Companies	0.3x	0.2x	7.8x	Not Meaningful	Not Meaningful	Not Meaningful
Selected Mid Cap Staffing Services Companies	0.3x	0.2x	10.8x	8.4x	17.6x	13.2x

Precedent IT Services and Staffing Industry Transactions Analysis

        Citigroup reviewed publicly available information for twenty-two transactions in the IT services or staffing industries announced in the past five years. The selected precedent transactions reviewed by Citigroup were:

Transaction (Acquiror/Target)	Announcement Date
Axtive Corporation/Datatek Group Corporation	February 3, 2005
Adecco SA/Altedia SA	January 25, 2005
Fair Isaac Corporation/Braun Consulting, Inc.	September 21, 2004
Technology Solutions Company/Zamba Corporation	August 9, 2004
Pomeroy IT Solutions, Inc./Alternative Resources Corporation	May 11, 2004
Computer Horizons Corp./Automated Information Management, Inc.	April 1, 2004
CGI Group Inc./American Management Systems Incorporated	March 10, 2004
Keane, Inc./Nims Associates, Inc.	February 11, 2004
Kforce/Hall Kinion & Associates, Inc.	December 2, 2003
Computer Horizons Corp./Commerce One, Inc.—Xpress Solution Software	September 12, 2003
Hire Calling Holding Company/SOS Staffing Services, Inc.	September 11, 2003
Computer Horizons Corp./RGII Technologies, Inc.	July 9, 2003
Oshea Holdings, Ltd./Professional Staff Plc	April 16, 2003
Aquent/Computer Horizons Corp.	Not completed
Cravey Green & Wahlen Inc./AHL Services, Inc.	March 31, 2003
CIBER, Inc./SCB Technology, Inc.	March 1, 2003
Vedior N.V./Fairplace Consulting Plc	January 30, 2003
Safeguard Scientifics, Inc./Alliance Consultants LLC	November 21, 2002
IntelliMark Holdings, Inc./Technisource, Inc.	June 11, 2002
Keane, Inc./Metro Information Services, Inc.	August 21, 2001
Aquent/Renaissance Worldwide, Inc.	August 15, 2001
Analysts International Corporation/SequoiaNET.com	April 13, 2000

        For each of the selected services and staffing industry transactions noted above, Citigroup derived the ratios of firm value of the target company in the transaction to each of the target company's revenue and EBITDA for the twelve months prior to the announcement of the transaction, when available. Citigroup compared that to similar information for Analysts.

        With respect to the financial information for the companies involved in the selected precedent transactions, Citigroup relied on information available in public documents and various equity research reports. Firm value for Keane's acquisition of Nims Associates included potential earnouts. With respect to CHC's acquisition of RGII Technologies, Inc., revenues were determined as of the twelve months ending June 30, 2003 and firm value includes $3.8 million in notes payable related to the transaction. Citigroup valued Analysts as of April 11, 2005, both including and excluding expected transaction costs and assuming that each share of Analysts common stock would be converted into the right to receive 1.15 shares of CHC common stock on such date. In calculating expected transaction costs for purposes of its analysis, Citigroup assumed the highest amount of transaction costs that were discussed with Citigroup by CHC management which could be realized as a result of the transaction.

        The results of this analysis were as follows:

Firm Value
	Target LTM Revenue	Target LTM EBITDA
CHC/Analysts (not including transaction costs)	0.3x	11.7x
CHC/Analysts (including transaction costs)	0.3x	14.3x
Precedent Transactions
Low	0.2x	3.9x
Median	0.6x	8.0x
High	1.8x	14.3x

IT Services and Staffing Industry Transactions Premiums Paid Analysis

        With respect to the selected comparable transactions, Citigroup derived the premium paid or proposed to be paid per common share based on the closing price per common share of the target company's common stock one day and thirty days prior to announcement of the transaction.

        For the purposes of this analysis, Citigroup made the same assumptions that it made in its "Precedent Transactions Analysis" described above. With respect to the CHC/Analysts merger, Citigroup assumed no transaction costs.

        The results of this analysis were as follows:

	Premium to Target Closing Stock Price One Day Prior to Announcement	Premium to Target Closing Stock Price Thirty Days Prior to Announcement
CHC/Analysts	0.3%	13.8%
Precedent Transactions
Low	0.4%	(47.0)%
Median	37.3%	44.7%
High	167.9%	145.9%

Accretion/Dilution Analysis

        Citigroup analyzed and considered the impact of the merger on CHC's estimated EPS, excluding amortization, for calendar year 2006 assuming pre-tax synergies resulting from the merger in the three possible amounts: $10 million, $15 million and $20 million. For purposes of this analysis, Citigroup assumed completion of the merger at an exchange ratio of 1.15x as set forth in the merger agreement. Citigroup further assumed that following the merger, the combined company will be taxed at a 40% tax rate, that there will be certain transaction costs resulting from the merger, that CHC would forgo cash interest that would have accrued at 3% absent cash expenditures related to the merger, and that the combined company would incur no incremental debt following the merger. For purposes of this analysis, Citigroup did not consider purchase accounting adjustments or amortization resulting from the merger. Estimated 2006 EPS for each of CHC and Analysts were based on the estimates provided by their respective managements. Based on this analysis Citigroup concluded the merger would be accretive to CHC's EPS for calendar year 2006 for each of the projected amounts of synergies.

Illustrative Pro Forma Analysis of Share Price at Various Trading Multiples

        Citigroup analyzed and considered the impact of the merger on the estimated trading price per share of the combined company following the merger. For the purposes of this analysis, Citigroup made the same assumptions that it made in its "Accretion/Dilution Analysis" described above. Citigroup further noted the following:

  •
  based on the most recently released public guidance from their respective managements, the estimated ratios of 2005 tax-adjusted price to EPS for CHC and Analysts are 26.7x and 18.5x respectively; and

  •
  based on Citigroup's "Comparable Companies Valuation" described above, the median estimated ratios of 2005 price to EPS for the selected small-cap IT services companies and the selected comparable mid-cap IT companies are 20.1x and 18.2x respectively, and the median estimated ratios of 2006 price to EPS for the selected small-cap IT services companies and the selected comparable mid-cap IT companies are 12.0x and 14.3x respectively.

        Based on these and other factors and its professional judgment as a financial advisor, Citigroup derived a range of possible 2006 price to EPS multiples for the combined company following the merger of 12.5x to 20.0x. Citigroup multiplied these derived multiples by the pro forma 2006 EPS estimates that Citigroup calculated based on its "Accretion/Dilution Analysis" described above, assuming pre-tax synergies resulting from the merger in the amounts of $10 million, $15 million and $20 million respectively. Based on this analysis, Citigroup derived a range of possible values for the implied price per share of common stock of the combined company following the merger of $4.17 to $8.67.

Discounted Cash Flow Analysis

        Citigroup performed a discounted cash flow analysis to determine a range for the implied per share value of each of CHC common stock on a stand alone basis and the combined company's common stock following the completion of the merger. For each of CHC and the combined company, Citigroup calculated the present value at April 11, 2005 of estimated future unlevered free cash flow for the period from the second half of fiscal year 2005 through the end of calendar year 2009 and added to this amount the present value of each company's respective terminal value at the end of calendar year 2009. With respect to CHC, Citigroup added to this derived amount the present value of the tax benefit of CHC's net operating losses. With respect to the combined company, Citigroup further assumed that the merger would result in transaction costs and synergies from 2007 through 2009.

        Present values were calculated using discount rates ranging from 11% to 14%, which Citigroup viewed as appropriate based on a weighted average cost of capital analysis. Citigroup calculated terminal values using a range of terminal year EBITDA exit multiples of 6.0x to 9.0x. Forecasted financial information was based on estimates and guidance provided to Citigroup by the managements of CHC and Analysts, respectively. Based on this analysis, Citigroup determined a range for the implied per share value of CHC common stock of $4.66 to $6.52 and a range for the implied per share value of the common stock of the combined company following the merger of $4.82 to $7.20.

*        *        *

        Citigroup's advisory services and opinion were provided for the information of the CHC board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to CHC or a recommendation to any person as to how such person should vote on any matters relating to the merger.

        The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the CHC board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the CHC board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in this analysis is identical to CHC and Analysts and no precedent transaction is identical to the merger. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which CHC and Analysts are being compared.

        In its analyses, Citigroup made numerous assumptions with respect to CHC, Analysts, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CHC and Analysts. Any estimates contained in Citigroup's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of CHC, Analysts, the CHC board of directors, the Analysts board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

        Citigroup's analyses were prepared solely as part of Citigroup's analysis of the fairness of the exchange ratio and were provided to the CHC board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the CHC board of directors in making its determination to approve the merger agreement and the merger. See "Reasons for the Merger."

        Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CHC selected Citigroup to act as its financial advisor to the board of directors of CHC in connection with the proposed merger on the basis of Citigroup's reputation.

        Pursuant to its engagement letter with Citigroup, CHC has agreed to pay Citigroup (a) $750,000 upon execution of merger agreement, (b) $2,000,000 (against which any amounts paid pursuant to (a) above would be credited) payable upon the closing of the merger, and (c) in the event that CHC becomes entitled to any termination fee within twelve months of the date of the engagement letter, a fee equal to 25% of all such termination fees (against which any amounts paid pursuant to (a) above would be credited) subject to adjustments based on costs incurred by CHC's in collecting the termination fee. CHC has also agreed to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of CHC and Analysts for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with CHC, Analysts and their respective affiliates.

OPINION OF ANALYSTS' FINANCIAL ADVISOR

        Analysts retained Piper Jaffray to act as its financial advisor, and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the exchange ratio in the proposed merger.

        Piper Jaffray delivered its written opinion dated April 12, 2005 that, based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common stockholders of Analysts. A copy of Piper Jaffray's written opinion is attached to this document as Annex C and is incorporated into this document by reference.

        While Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Analysts stockholders in the proposed merger, which was determined through negotiations between Analysts and CHC. Piper Jaffray's written opinion, which was directed to the Analysts board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the Agreement, does not address Analysts' underlying business decision to proceed with or effect the merger or structure of the merger, or the relative merits of the merger compared to any alternative business strategy or transaction in which Analysts might engage and does not constitute a recommendation to any Analysts stockholder as to how to vote in the merger.

        In arriving at its opinion, Piper Jaffray's review included:

  •
  the financial terms of a draft of the Agreement dated April 11, 2005;

  •
  certain publicly available financial and other data with respect to Analysts and CHC;

  •
  certain internal financial information of CHC prepared for financial planning purposes and furnished by the management of CHC;

  •
  certain internal financial information of Analysts on a stand-alone basis and as a combined company with CHC, prepared by Analysts management for financial planning purposes and furnished by the management of Analysts;

  •
  discussions with members of the senior management of Analysts and CHC with respect to the business and prospects of Analysts and CHC on a stand-alone basis and on a combined basis following the merger;

  •
  the historical prices and trading volumes of the common stock of Analysts and CHC and similar information for certain other companies deemed comparable to Analysts and CHC by Piper Jaffray;

  •
  financial performance and valuation metrics of certain other publicly traded companies deemed comparable by Piper Jaffray; and

  •
  the financial terms, to the extent publicly available, of certain merger transactions deemed comparable by Piper Jaffray.

        The following is a summary of the material analyses and other information that Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Analysts:

Implied Consideration

        Giving effect to the exchange ratio and resulting implied value of CHC stock consideration of $3.68 per share of Analysts common stock (based on the closing price for CHC common stock on April 11, 2005), and the outstanding Analysts common shares and common share equivalents, Piper Jaffray calculated the aggregate implied value of the stock consideration payable in the merger for Analysts common stock to be approximately $90.8 million. Piper Jaffray also calculated the implied enterprise value (equity value plus debt less cash) of Analysts to be approximately $88.4 million. Piper Jaffray also calculated that the fully diluted shares issued to the stockholders and option holders of Analysts would be an aggregate of 47.6% of the total CHC common stock and common stock equivalents following the merger.

Historical Exchange Ratio Analysis

        Piper Jaffray analyzed the exchange ratio for this transaction against the average exchange ratios based on historical stock prices for Analysts and CHC. Piper Jaffray examined the one week, two week, four week, three month, six month, and one year average exchange ratios for Analysts and CHC. This analysis produced the following average historical exchange ratios and implied premiums based on the exchange ratio of 1.15 shares of CHC common stock for each share of Analysts common stock:

		Average Historical Exchange Ratio
	Current	One Week	Two Week	Four Week	Three Month	Six Month	One Year
Exchange Ratio	1.1469x	1.1108x	1.0631x	1.0154x	0.9816x	0.9800x	0.8925x
Implied Premium	0.3%	3.5%	8.2%	13.3%	17.2%	17.3%	28.8%

Comparable Company Analysis

        Piper Jaffray analyzed financial information and valuation ratios of Analysts and CHC compared to corresponding data and ratios from ten publicly traded companies deemed comparable by Piper Jaffray to Analysts. This group comprised Keane, Kforce, CIBER, CDI Corp, Comsys IT Partners, MPS Group, Spherion, Computer Task Group, Igate Corp, and Covansys Corp. This group was selected from companies with enterprise values less than $1.0 billion that provide professional and IT services, including staffing, application development and integration, and infrastructure support. Piper Jaffray used publicly available Wall Street research estimates for the comparable company group and management estimates for Analysts and CHC. This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Analysts derived from the implied value paid in the merger and to multiples for CHC based on CHC's share price on April 11, 2005. Piper Jaffray assumed for this analysis a 40% tax rate in 2005 for Analysts and CHC.

Comparable Companies
	Analysts(1)	CHC	High	Mean	Median	Low
Enterprise value to calendar year 2004 revenue	0.3x	0.3x	1.4x	0.6x	0.6x	0.2x
Enterprise value to estimated calendar year 2005 revenue	0.2x	0.2x	1.2x	0.6x	0.5x	0.2x
Enterprise value to calendar year 2004 earnings before interest, taxes, depreciation and amortization (EBITDA)	11.7x	NM	23.0x	13.4x	13.3x	5.7x
Enterprise value to estimated calendar year 2005 EBITDA	7.6x	5.8x	12.1x	8.8x	8.3x	7.1x
Share price to latest twelve months net income per share	23.6x	NEG	50.5x	29.2x	29.5x	14.7x
Share price to estimated calendar year 2005 net income per share	22.0x	34.0x	29.0x	19.7x	18.6x	13.6x

(1)
Based on implied value of merger consideration

Comparable Transaction Analysis

        Piper Jaffray reviewed 15 merger of equals transactions that it deemed comparable to the transaction between Analysts and CHC. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  •
  transactions involving companies in the technology and business services industries;

  •
  transactions that closed between January 1, 1999 and December 31, 2004 (as well as two currently pending transactions);

  •
  transactions involving publicly traded companies;

  •
  transactions with publicly available information on terms; and

  •
  transactions which were not share repurchases, acquisitions of a minority interest, or acquisitions of a division.

        In examining the selected transactions, Piper Jaffray analyzed the premium (or discount) of the exchange ratio offered in the comparable transactions over the average historical exchange ratio of the companies for one day, one week, two weeks, four weeks, two months, three months, and six months prior to the announcement of the transaction. Piper Jaffray calculated implied premiums for Analysts based on the exchange ratio of 1.15 shares of CHC common stock for each share of Analysts common stock and the closing price of CHC common stock on April 11, 2005. The following table sets forth information concerning the stock price premiums implied by the merger and the stock price premiums in the selected transactions.

		Selected Transactions
	Implied Analysts Premium(1)
		High	Mean	Median	Low
1 Day	0.3%	27.3%	4.9%	5.1%	(16.1)%
1 Week	3.5%	23.2%	4.2%	3.8%	(23.7)%
2 Week	8.2%	27.5%	1.1%	5.1%	(25.5)%
4 Week	13.3%	28.4%	2.6%	5.1%	(25.2)%
2 Month	14.1%	33.7%	5.2%	4.6%	(22.1)%
3 Month	17.2%	41.2%	2.7%	6.8%	(19.6)%
6 Month	17.3%	49.1%	7.6%	7.7%	(30.2)%

(1)
Based on signing date of April 12, 2005 for the merger.

Contribution Analysis

        Piper Jaffray analyzed the expected contributions of each of Analysts and CHC to equity value, cash, enterprise value, revenue, gross profit, EBITDA, operating income, and net income of the combined company for calendar year 2005 based on management estimates of CHC and Analysts without taking into consideration any possible synergies that management estimates the combined company may realize following the consummation of the merger. The analysis indicated that Analysts and CHC would contribute to the combined entity as follows:

	Estimated 2005 Contribution
	Analysts	CHC
Equity Value	47.5%	52.5%
Cash	6.9%	93.1%
Enterprise Value	57.1%	42.9%
Revenue	57.6%	42.4%
Gross Profit	45.3%	54.7%
EBITDA	45.1%	54.9%
Operating Income	48.4%	51.6%
Net Income	47.5%	52.5%

Pro Forma Analyses

        Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar years 2005 and 2006 based on management estimates of Analysts and CHC, including transaction expenses and change of control payments. Without taking into consideration any possible synergies that management estimates the combined company may realize following the consummation of the merger, Piper Jaffray determined that the transaction could be accretive for calendar year 2005, and dilutive for calendar year 2006, to the projected stand-alone earnings per share of CHC. When taking into account the estimated synergies discussed above, Piper Jaffray determined that the transaction could be accretive for both calendar years 2005 and 2006 to the projected stand-alone earnings per share of CHC.

        In reaching its conclusion as to the fairness of the exchange ratio and in its presentation to the board of directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

        The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Analysts, CHC or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Analysts and CHC were compared and other factors that could affect the public trading value of the companies.

        For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Analysts and CHC or otherwise made available to Piper Jaffray and did not assume responsibility independently to verify such information. Piper Jaffray further relied upon the assurances of Analysts' and CHC's respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of Analysts' and CHC's respective management, and management was not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expressed no opinion regarding such financial planning data or the assumptions on which it is based. Piper Jaffray relied, with Analysts' consent, on advice of the outside counsel of Analysts and CHC and the independent accountants to Analysts, and on the assumptions of Analysts' management, as to all legal, tax and financial reporting matters with respect to Analysts, CHC and the Agreement. Without limiting the generality of the foregoing, in arriving at its opinion Piper Jaffray relied on Analysts management's assumptions regarding cost savings and synergies from the Merger. Piper Jaffray was not provided sufficient long-term projections on Analysts or CHC business; thus, Piper Jaffray could not prepare a discounted cash flow analysis on Analysts or CHC.

        For the purposes of its opinion, Piper Jaffray assumed that neither Analysts nor CHC is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger. Piper Jaffray assumed that the executed Agreement will be in all material respects identical to the last draft it reviewed. Piper Jaffray also assumed the merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at its opinion, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Analysts or CHC or alter the terms of the merger. Piper Jaffray assumed the merger will qualify as a reorganization under the United States Internal Revenue Code. Piper Jaffray did not independently verify that such tax treatment will be available in respect of the merger, and it expressed no view with respect to the tax treatment that will be required to be applied to the merger.

        In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Analysts or CHC, and was not furnished with any such appraisals or valuations. Piper Jaffray expressed no opinion regarding the liquidation value of Analysts, CHC or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Analysts, CHC or any of their respective affiliates was a party or may be subject and, at Analysts' direction and with its consent, Piper Jaffray's opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

        Piper Jaffray's opinion is necessarily based upon the information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Piper Jaffray expressed no opinion as to the price at which shares of common stock of Analysts or CHC have traded or such stock may trade at any future time. Except as set forth in the engagement letter, Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm the opinion.

        Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the past Piper Jaffray has provided advisory services to Analysts. In the ordinary course of Piper Jaffray's business, Piper Jaffray and its affiliates may actively trade securities of Analysts and CHC for their own account or the account of their customers and, accordingly, they may at any time hold a long or short position in such securities.

        Under the terms of the engagement letter dated February 17, 2005, Analysts has agreed to pay Piper Jaffray a fee of $1,150,000 upon completion of a transaction with CHC, for Piper Jaffray's financial advisory services. Analysts has also agreed to pay Piper Jaffray a fee of $400,000 for rendering its fairness opinion which will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, Analysts has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Piper Jaffray by Analysts board of directors.

THE MERGER AGREEMENT

        The following is a summary of certain provisions of the merger agreement. This summary is not a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement which is included as Annex A to this joint proxy statement/prospectus. The merger agreement should be read in its entirety for a more complete description of the matters summarized below.

The Merger

        The merger agreement provides that, upon its terms and subject to its conditions, and in accordance with the Minnesota Business Corporation Act, or MBCA, at the time of the filing of the articles of merger including the merger agreement, referred to as the effective time, JV Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of CHC will merge with and into Analysts. Analysts will be the surviving corporation and the separate corporate existence of JV Merger Corp. will cease. CHC will be the sole shareholder of the surviving corporation such that Analysts shall become a wholly-owned subsidiary of CHC.

        Pursuant to the merger agreement, at the effective time of the merger each share of common stock of Analysts issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.15 fully paid and nonassessable shares of CHC common stock.

        No fractional shares of CHC common stock will be issued. All fractional shares of CHC stock to which a holder of Analysts common stock would otherwise be entitled at the effective time of the merger will be aggregated. Each holder of Analysts common stock that would otherwise get a fractional share of CHC common stock will instead receive an amount in cash equal to such fraction multiplied by the per share closing price of CHC common stock on The Nasdaq National Market, or Nasdaq, as reported by The Wall Street Journal (or, if not reported there, any other authoritative source) on the trading date immediately preceding the effective time of the merger.

        As soon as practicable after the closing of the merger, CHC will cause Registrar and Transfer Company, its exchange agent, to deliver transmittal letters and instructions to each holder of record of Analysts common stock. These transmittal letters and instructions will specify the procedure to be used in surrendering shares of Analysts common stock in exchange for CHC common stock and, in the case of fractional shares, cash. After receipt of the transmittal letter, Analysts shareholders should surrender their Analysts stock certificates to Registrar and Transfer Company. Each holder surrendering his, her or its Analysts stock certificate will then receive a CHC stock certificate representing the number of whole shares of CHC common stock to which the holder is entitled, a check for the cash payable in lieu of any fractional share and any dividends or other distributions to which such holder is entitled.

        The merger agreement provides that upon the merger, the certificate of incorporation and bylaws of JV Merger Corp., as in effect immediately prior to the merger, will be the certificate of incorporation and bylaws of Analysts.

Treatment of Analysts Options

        Upon the merger, CHC will assume each outstanding and unexercised option to purchase Analysts common stock. Each of the assumed options will have the same terms and conditions as the original Analysts stock option except that:

  •
  the assumed options will be exercisable for shares of CHC common stock;

  •
  each outstanding Analysts stock option shall constitute an option to acquire the same number of shares of CHC common stock as the holder of the Analysts stock option would have been entitled to receive in the merger had that holder fully exercised the option immediately prior to the merger, at the price per share set forth in the Analysts stock option divided by 1.15, rounded to the nearest full cent; and

  •
  in the case of any Analysts stock option intended to qualify as an "incentive stock option" under Section 422(b) of the Internal Revenue Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of the option will be determined in order to comply with Section 424(a) of the Internal Revenue Code, or the Code.

Access to Information

        CHC and Analysts have agreed to afford to the other reasonable access during normal business hours prior to the merger to all their respective properties, books and records. In addition, during such period, CHC and Analysts shall make available to the other:

  •
  a copy of each report, schedule, registration statement and other document filed or received by it prior to the merger pursuant to the requirements of the federal securities laws; and

  •
  all other information concerning its business, properties and personnel as such other party or its authorized representatives may reasonably request, provided that the investigating party shall not unreasonably interfere with the other party's business operations.

Additional Covenants

        The merger contains mutual covenants of CHC and Analysts, including covenants relating to the execution and delivery of any additional documents; public announcements; timely filings of various documents; taxes; obtaining consents and approvals from governmental and non-governmental entities; and Section 16(b) of the Securities Exchange Act of 1934.

        CHC has agreed to use its best reasonable efforts to cause the shares of CHC common stock to be issued in the merger to be listed on Nasdaq.

Representations and Warranties

        The merger agreement contains various customary representations and warranties of Analysts, JV Merger Corp. and CHC, including representations as to the enforceability of the merger agreement. More specifically, Analysts' and CHC's representations and warranties include, but are not limited to:

  •
  representations and warranties relating to their respective organization;

  •
  standing and qualification;

  •
  subsidiaries;

  •
  capital structure;

  •
  authority to enter into the merger agreement and consummate the transactions contemplated by the merger agreement;

  •
  the absence of conflicts;

  •
  permits;

  •
  the absence of undisclosed liabilities and SEC investigations;

  •
  the absence of certain changes or events;

  •
  brokers and finders;

  •
  insurance;

  •
  the accuracy of their respective filings with the SEC and financial statements;

  •
  the absence of certain changes or events;

  •
  the absence of litigation;

  •
  material contracts;

  •
  compliance with laws;

  •
  the absence of changes in their respective benefit plans, employment agreements and labor matters;

  •
  compliance with ERISA;

  •
  environmental matters;

  •
  customers;

  •
  disclosure procedures and controls;

  •
  books and records;

  •
  taxes;

  •
  intellectual property and other properties;

  •
  rights agreements;

  •
  the opinions of their financial advisors;

  •
  transactions with affiliates, state takeover statutes; and

  •
  the absence of any material adverse change.

Conduct of Business

        During the period prior to the merger, CHC and Analysts have agreed to carry on their respective businesses in the ordinary course of business, consistent with past practice and in compliance in all material respects with all applicable laws. They have also agreed to the extent consistent with the foregoing, not to: declare any dividends or distributions or redeem, repurchase or acquire any securities of any of its subsidiaries other than as may be required by any written option, warrant or option plan existing on the date thereof; split or reclassify any shares of its capital stock; issue, sell or deliver any of its securities; amend its certificate of incorporation or bylaws; acquire any assets of any other entity that are material to CHC or Analysts, as applicable; sell, lease or otherwise transfer or place any lien upon any of its material assets; incur debt, assume obligations of any other person, pledge shares or mortgage properties or make any loans or advances to any other person; authorize new capital expenditures for which it is not contractually bound at the date of the merger agreement; settle or propose to settle material claims or liabilities; enter into or amend material contracts; enter into, amend or terminate any stock option or employee benefit plan, labor agreement, employment agreement or change of control agreement (except for a retention bonus pool of up to $500,000 for each of CHC and Analysts); accelerate the vesting of stock options or benefits; liquidate (other than as provided in the merger agreement), merge or consolidate with any other entity other than such a transaction between wholly owned subsidiaries of such party or of any wholly owned subsidiary into such party; make a material tax election inconsistent with a position taken previously; amend any term of its outstanding securities (other than provided in the merger agreement); change in a material respect any accounting methods or principles unless required by applicable law, GAAP or as concurred in by such party's independent auditors; enter into a guarantee of a third-party obligation; adopt any shareholder's rights plan or similar arrangement; enter into any material new line of business; make any material loan, advance, capital contribution to or investment in a party other than (a) to a wholly owned subsidiary or (b) from a wholly owned subsidiary to a related entity; or authorize or agree to take any of the foregoing actions.

Indemnification of Officers and Directors

        After the merger, CHC will assume all indemnification obligations of each of CHC, Analysts or their respective subsidiaries in favor of any present of former director, officer or employee of CHC, Analysts or their respective subsidiaries, as provided by statute or CHC's or Analysts' charter or organizational documents in effect prior to the merger, if the relevant claim is filed within six years after the date of the merger. All such rights to indemnification, expense advancement and exculpation shall survive the merger for a period of at least six years after the date of the merger with respect to matters occurring at or prior to the date of the merger and during such period, such provisions shall not be changed, except as required by law.

        CHC also shall maintain for a period of six years after the merger either (a) the existing directors' and officers' liability insurance and fiduciary insurance policies (or policies with the same amount of coverage containing terms and conditions which are no less advantageous to the insured parties), or (b) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the date of the merger arising from facts or events that occurred at or before the effective time including consummation of the merger; provided, that such policies are available for an annual premium which is no more than two hundred percent (200%) of the current annual premium for the existing policies. If such policies are not available for an annual premium of no more than two hundred percent (200%) of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of two hundred percent (200%) of the current annual premium shall be obtained. From and after the date of the merger, the surviving corporation shall honor each of CHC's and Analysts' contractual obligations, if any, to provide directors' and officers' liability insurance to any other person.

Conditions to Each Party's Obligation to Effect the Merger

        The obligation of CHC and Analysts to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the merger by a majority of the outstanding shares of CHC common stock and a majority of the outstanding shares of Analysts common stock shall have been obtained;

  •
  the registration statement relating to this joint proxy statement/prospectus shall have been declared effective under the Securities Act and no stop order or similar proceeding in respect of the registration statement relating to this joint proxy/prospectus shall have been initiated or to the knowledge of Analysts or CHC, be threatened by the SEC; and this joint proxy/prospectus shall have been delivered to the shareholders of CHC and the shareholders of Analysts;

  •
  no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect or be pending;

  •
  the CHC common stock to be issued in the merger shall have been approved for listing or quotation on Nasdaq; and

  •
  all required consents (other than pursuant to the HSR Act) and approvals by a governmental body shall have been obtained, other than those which would not reasonably be expected to materially impair the consummation of the merger.

Conditions to Analysts' Obligations to Effect the Merger

        The obligation of Analysts to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of CHC and JV Merger Corp. contained in the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct, and the representations and warranties of CHC and JV Merger Corp. contained in the merger agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, with the same effect as though made as of the closing date of the merger, except that the accuracy of representations and warranties that expressly relate to an earlier date will be determined as of that date;

  •
  CHC and JV Merger Corp. shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the merger;

  •
  the rights issued pursuant to the CHC Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from shares of CHC common stock) or triggered;

  •
  there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of CHC, JV Merger Corp. and its subsidiaries, taken as a whole, that would reasonably be expected to have a material adverse effect on CHC and JV Merger Corp.; and

  •
  Analysts shall have received an officer's certificate from CHC stating that certain conditions have been satisfied.

Conditions to CHC's Obligations to Effect the Merger

        The obligation of CHC to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Analysts contained in the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct, and the representations and warranties of Analysts contained therein that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that expressly relate to an earlier date will be determined as of that date;

  •
  Analysts shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the merger;

  •
  the rights issued pursuant to the Analysts Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from shares of Analysts common stock) or triggered pursuant to the terms of that agreement, and shall expire immediately prior to the merger;

  •
  there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of Analysts and its subsidiaries, taken as a whole, that would reasonably be expected to have a material adverse effect on Analysts; and

  •
  CHC and JV Merger Corp. shall have received an officer's certificate from Analysts stating that certain conditions have been satisfied.

        For the purposes of the merger agreement, "material adverse effect" or "material adverse change" means, when used in connection with Analysts or CHC, as the case may be, (i) any change, event, or effect that could reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, other than changes or effects (a) resulting from changes in the United States economy or the United States securities markets in general, or (b) resulting from changes in the industries in which such party and its subsidiaries operate and not specifically relating to such entities; (ii) terrorism or war; (iii) any decrease in the trading price or trading volume of the party's common stock; (iv) resulting from the announcement or proposed consummation of the merger agreement and the transactions contemplated hereby in that agreement; (v) resulting from compliance with the terms and conditions of the merger agreement; or (vi) a material impairment on the ability of a party and its subsidiaries that prevents or materially impedes or delays the consummation of the merger.

Board Composition; Officers

        After the merger, the CHC board of directors shall initially consist of ten directors, five of whom initially shall be designated by CHC and five of whom initially shall be designated by Analysts (including each company's chairman of the board). For a period of 18 months after the merger, the position of chairman of the board of CHC shall be shared equally by the current chairman of CHC immediately prior to the merger and the current chairman of Analysts immediately prior to the merger. After that initial 18 month period, a non-employee director designated by a majority of the directors appointed by CHC shall become chairman and shall serve until his successor is duly elected and qualified, which shall in no event be less than one year.

        The officers of CHC shall be as follows: the Chief Executive Officer shall be William Murphy, the President shall be Jeffrey Baker, the Chief Financial Officer shall be David Steichen, the General Counsel shall be Michael Caulfield, the Controller shall be Michael Shea and the other senior officers and managers shall be mutually agreed upon by CHC and Analysts.

No Solicitation

        CHC and Analysts have agreed not to solicit, initiate or knowingly encourage, any third party acquisition proposal (as defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a third party acquisition proposal. CHC and Analysts have also agreed not to enter into, continue or otherwise participate in any discussions or negotiations regarding a third party acquisition proposal, or furnish to any person any confidential information with respect to any third party acquisition proposal. The parties have also agreed not to agree to or recommend any third party acquisition proposal.

        The term "third party acquisition proposal" is defined in the merger agreement to mean any inquiry, proposal or offer from any person that is not an affiliate of CHC or Analysts, as applicable relating to, or that is reasonably likely to lead to any merger, consolidation, or business combination involving either party, a sale of assets that constitutes or represents 15% or more of the consolidated assets of the applicable party and its subsidiaries, taken as a whole, a sale of shares of capital stock of the applicable party or any of its subsidiaries that would result in any person beneficially owning 10% or more of any class or series of equity securities of the applicable party or any of its subsidiaries or any similar transactions involving the applicable party or any of its subsidiaries, other than the transactions required by the merger agreement, or the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transaction, the effect of which would have the same result as the transactions described above.

        Notwithstanding anything in the merger agreement to the contrary, the merger agreement provides that prior to obtaining CHC's or Analysts' shareholder approval of the merger, as applicable, so long as CHC or Analysts, as applicable, is not in material breach of the non-solicitation provision, that party is expressly allowed to:

  •
  comply with applicable law with regard to a third party acquisition proposal or make any disclosure to CHC's or Analysts' shareholders, as applicable, if, in the good faith judgment of that party (after taking into account the advice of outside counsel), failure to do so would be inconsistent with applicable law (and such disclosure will not be considered a change, amendment or modification of that party's recommendation to its shareholders);

  •
  change its recommendation to its shareholders, if it has received an unsolicited bona fide written third party acquisition proposal (except that all references to "10%" or "15%" in the definition of third party acquisition proposal shall be deemed to be references to "50%") that the board concludes in good faith would, if consummated, be reasonably possible to result in a transaction that is reasonably likely to be more favorable to its shareholders from a financial point of view than the merger and is reasonably capable of being completed prior to November 1, 2005,
  (a third party acquisition proposal meeting these requirements is referred to as a superior proposal), and its change in recommendation is in connection with a termination of the merger agreement by CHC and Analysts in order to enter into an agreement for such superior proposal (See "  —Termination and Expenses"); and

  •
  engage in discussion or negotiations with, or provide confidential information in response to, an unsolicited written third party acquisition proposal, if the board concludes (after consulting with its legal and financial advisers) in good faith by majority vote that there is a reasonable possibility that such third party acquisition proposal could constitute a superior proposal.

        Prior to providing any information or data to any party or entering into discussion or negotiations with any party as permitted above, each of CHC and Analysts has agreed to notify the other promptly of any proposals or offers received or any information requested, and to keep the other reasonably informed of the status and terms of any inquiries, proposals, offers, discussion or negotiations.

Employee Benefits

        CHC will provide to each employee of Analysts and its subsidiaries prior to the merger that becomes an employee of CHC or its subsidiaries or remains an employee of Analysts or its subsidiaries or predecessors after merger, with credit, for purposes of determining eligibility and vesting and entitlement to vacation and other benefits under all employee benefits plans of CHC or its subsidiaries, as if such service had been rendered to CHC or its affiliates, including recognition of all prior service.

Termination and Expenses

        The merger agreement may be terminated at any time prior to the effective time, whether before or after the shareholders of CHC and Analysts approve the merger:

  •
  by mutual written consent of CHC and Analysts;

  •
  by either CHC or Analysts if:

  1.
  the merger has not been completed by November 30, 2005, except that a party may not terminate the merger agreement if its action or inaction was the principal cause of why the merger has not been completed; or

  2.
  any statute, rule, order, injunction, judgment or other legal restraint or prohibition preventing the consummation of the merger exists and has become final and nonappealable, so long as the party seeking to terminate the merger has used its reasonable best efforts to prevent or remove such legal restraint or prohibition;

  •
  by CHC if:

  1.
  any of the conditions to the consummation of the merger shall become impossible to fulfill other than for reasons within the control of CHC or JV Merger Corp., and such conditions shall not have been waived by CHC;

  2.
  either (A) the shareholders of CHC fail to approve the merger or (B) the shareholders of Analysts fail to approve the merger;

  3.
  Analysts board of directors fails to recommend the merger to Analysts shareholders, modifies or changes in a manner adverse to CHC its approval or recommendation to Analysts' shareholders that they adopt the merger agreement and approve the merger or if Analysts fails to comply in all material respects with the non-solicitation provision contained in the merger agreement;

  4.
  Analysts' board of directors or any committee thereof recommends a third party acquisition proposal; or

  5.
  Analysts' board of directors shall fail to hold the Analysts shareholders meeting to approve the merger or the Analysts board of directors resolves to do any of the foregoing.

  •
  by Analysts if:

  1.
  any of the conditions to the consummation of the merger shall become impossible to fulfill other than for reasons within the control of Analysts, and such conditions shall not have been waived by Analysts;

  2.
  either (A) the shareholders of Analysts fail to approve the merger or (B) the shareholders of CHC fail to approve the merger;

  3.
  CHC's board of directors fails to recommend the merger to CHC shareholders, modifies or changes in a manner adverse to Analysts its approval or recommendation to CHC's shareholders that they approve the merger or if CHC fails to comply in all material respects with the non-solicitation provision contained in the merger agreement;

    4.
    CHC's board of directors or any committee thereof recommends a third party acquisition proposal; or

    5.
    CHC's board of directors shall fail to hold the CHC shareholders meeting to approve the merger or the CHC board of directors resolves to do any of the foregoing.

        If the merger agreement is terminated by either CHC or Analysts, the merger agreement become void, without any liability or obligation on the part of either party except for the obligation to pay the termination fee and expenses described below.

Termination Fees and Expenses

        Generally, all fees and expenses incurred by a party in connection with the merger shall be paid by the party incurring such expenses whether or not the merger is consummated except that CHC and Analysts shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in relation to the printing and mailing of this joint proxy/prospectus or (ii) in connection with the filing of the premerger notification and report forms under the HSR Act.

        Analysts will pay CHC a termination fee of $3.6 million and reimburse CHC's out-of-pocket expenses relating to the merger (up to a maximum of $1 million) under the following circumstances:

  •
  if either (1) Analysts terminates the merger agreement due to the failure of the merger to be completed by November 30, 2005; (2) CHC terminates the merger agreement due to failure of Analysts to fulfill the conditions to CHC's obligations; or (3) the merger agreement is terminated by CHC or Analysts due to failure of the shareholders of Analysts to approve the merger, and in each case, prior to the Analysts special meeting, a third party acquisition proposal is publicly disclosed or made directly to the shareholders of Analysts and within 12 months of termination either Analysts enters into a definitive agreement with respect to a third party acquisition proposal or a third party acquisition proposal is consummated; or

  •
  the merger agreement is terminated by CHC due to the Analysts board: (1) failing to recommend the merger; (2) failing to comply with the nonsolicitation provisions contained in the merger agreement; (3) modifying its recommendation of the merger; (4) approving a third party acquisition proposal; or (5) or failing to hold the special meeting.

        CHC will pay Analysts a termination fee of $3.6 million and reimburse Analysts' out-of-pocket expenses relating to the merger (up to a maximum of $1 million) under the following circumstances:

  •
  if either (1) CHC terminates the merger agreement due to the failure of the merger to be completed by November 30, 2005; (2) Analysts terminates the merger agreement due to failure of CHC to fulfill the conditions to Analysts' obligations; or (3) the merger agreement is terminated by Analysts or CHC due to failure of the shareholders of CHC to approve the merger, and in each case, prior to the CHC special meeting, a third party acquisition proposal is publicly disclosed or made directly to the shareholders of CHC and within 12 months of termination either CHC enters into a definitive agreement with respect to a third party acquisition proposal or a third party acquisition proposal is consummated; or

  •
  the merger agreement is terminated by Analysts due to the CHC board: (1) failing to recommend the merger; (2) failing to comply with the nonsolicitation provisions contained in the merger agreement; (3) modifying its recommendation of the merger; (4) approving a third party acquisition proposal; or (5) or failing to hold the special meeting.

Amendment

        The merger agreement may be amended by the parties thereto at any time by action of their respective boards of directors, whether before or after the shareholders' approval of the merger have been obtained except that after such approvals have been obtained, there shall be made no amendment that by law requires further approval by shareholders without such further approval.

Extension; Waiver

        At any time prior to the merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained therein except that after the merger and the merger agreement have been approved by the shareholders of Analysts and CHC, there shall be made no waiver that by law requires further approval or adoption by shareholders without such further approval or adoption.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined balance sheet as of March 31, 2005 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 and quarter ended March 31, 2005 are based on the historical consolidated financial statements of CHC and Analysts which are incorporated by reference into this joint proxy statement/prospectus, giving effect to the merger as a purchase of Analysts by CHC using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

        CHC and Analysts have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet combines CHC's historical consolidated balance sheet as of March 31, 2005 with Analysts' historical consolidated balance sheet as of April 2, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 and quarter ended March 31, 2005 combines CHC's historical consolidated statement of operations for the year and quarter then ended with Analysts' historical consolidated statement of operations for the year ended January 1, 2005 and quarter ended April 2, 2005. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on January 1, 2004.

        The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Analysts acquired in connection with the merger, based on their respective estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and identifiable intangible assets of Analysts that exist as of the date of completion of the merger. This determination will include management's consideration of a valuation prepared by an independent valuation specialist.

        Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of CHC and Analysts are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance or relocation costs related to Analysts' employees, costs of vacating some facilities of Analysts, or other costs associated with exiting activities of Analysts that would affect amounts in the pro forma financial statements. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill. In addition, CHC may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to CHC's employees, costs of vacating some facilities of CHC or other costs associated with exiting activities of CHC. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

        These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change significantly, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The impact of ongoing integration activities, the timing of completion of the merger and other changes in Analysts' net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2005
(in thousands)

	March 31, 2005 Historical CHC	April 2, 2005 Historical Analysts	Pro Forma Adjustments		March 31, 2005 Pro Forma Combined
Assets
Current Assets:
Cash and Cash Equivalents	$31,373	$913	$(5,897	)h	$20,326
			(3,600	)i
			(2,463	)j
Accounts Receivable	51,179	56,574			107,753
Deferred Income Tax	875	163			1,038
Refundable Income Tax	4,924	0			4,924
Other Current Assets	4,019	3,385			7,404

Total Current assets	92,370	61,035	(11,960)		141,445
Property and Equipment, net	5,492	6,198	(1,200	)m	10,490
Intangible Assets	2,903	10,282	(10,282	)b	20,903
			18,000	k
Goodwill	27,625	18,639	(18,639	)a	71,482
			43,857	l
Deferred Income Tax	18,637	2,433	(303	)e	20,767
Other Assets	7,912	2,598			10,510

Total Assets	$154,939	$101,185	$19,473		$275,597

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts Payable	$9,809	$12,572	$(272	)d	$22,109
Salaries and vacations	8,512	6,077			14,589
Restructuring Reserves	893	0			893
Income Tax Payable	1,468	0			1,468
Deferred revenue	0	2,829			2,829
Health care reserves	0	1,841			1,841
Other current liabilities	2,703	1,801	1,202	u	5,706

Total current liabilities	23,385	25,120	930		49,435
Deferred Compensation	2,493	3,617			6,110
Supplemental Executive Retirement Plan	2,197				2,197
Other Liabilities	800	30			830

Total Liabilities	28,875	28,767	930		58,572
Shareholders' Equity:
Common Stock	3,315	2,433	(2,433	)c	6,211
			2,830	f
			43	q
			23	v
Additional capital	151,167	21,522	(21,522	)c	242,071
			85,755	f
			2,376	g
			1,314	q
			762	s
			697	v
Deferred Compensation	0	(776)	776	c	(2,839)
			(1,357	)q
			(762	)s
			(720	)v
Accumulated Other Comprehensive Income	(2,601)	0			(2,601)
Retained Earnings	(13,741)	49,239	(49,239	)c	(13,741)
Treasury Stock	(12,076)	0			(12,076)

Total shareholders' equity	126,064	72,418	18,543		217,025

Total liabilities and shareholders' equity	$154,939	$101,185	$19,473		$275,597

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands, except per share amounts)

	December 31, 2004 Historical CHC	January 1, 2005 Historical Analysts	Pro Forma Adjustments		December 31, 2004 Pro Forma Combined
Revenues:
Professional services provided directly	$262,527	$269,610			$532,137
Professional services provided through subsuppliers	0	55,806			55,806
Product sales	0	16,196			16,196

Total Revenue	262,527	341,612			604,139
Costs and expenses:
Direct costs	180,606	261,005			441,611
Cost of product sales	0	14,964			14,964
Selling, general and administrative	85,141	61,015	679	r	147,243
			118	t
			90	w
			200	x
Amortization of intangibles	1,695	774	426	o	2,895
Restructuring charges	2,859	0			2,859
Special charges/(credits)	(939)	0			(939)
Goodwill impairment	20,306	0			20,306
Write-off of assets	910	0			910

	290,578	337,758	1,513		629,849

Income (loss) from operations	(28,051)	3,854	(1,513)		(25,710)
Interest income	337	39	(239	)p	137
Interest expense	(103)	(41)			(144)

	234	(2)	(239)		(7)

Income (loss) before income tax and minority interest	(27,817)	3,852	(1,752)		(25,717)
Income tax (benefit)	(2,690)	0	(683	)n	(3,373)

Income (loss) before minority interest	(25,127)	3,852	(1,069)		(22,344)
Minority interest	(45)	0			(45)

Net income (loss)	$(25,172)	$3,852	$(1,069)		$(22,389)

Income (loss) per share:
Basic	$(0.82)	$0.16			$(0.38)
Diluted	$(0.82)	$0.16			$(0.38)
Weighted average number of shares outstanding:
Basic	30,870,000	24,212,000			58,713,800
Diluted	30,870,000	24,398,000			58,713,800

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED MARCH 31, 2005
(in thousands, except per share amounts)

	March 31, 2005 Historical CHC	April 2, 2005 Historical Analysts	Pro Forma Adjustments		March 31, 2005 Pro Forma Combined
Revenues:
Professional services provided directly	$66,573	$66,050			$132,623
Professional services provided through subsuppliers	0	7,597			7,597
Product sales	0	5,452			5,452

Total Revenue	66,573	79,099			145,672
Costs and expenses:
Direct costs	45,588	59,067			104,655
Cost of product sales	0	5,107			5,107
Selling, general and administrative costs	20,977	15,454	$170	r	36,726
			30	t
			45	w
			50	x
Amortization of intangibles	350	193	107	o	650
Special charges/(credits)	(675)	0			(675)

	66,240	79,821	402		146,463

Income (loss) from operations	333	(722)	(402)		(791)
Interest income	180	21	(60	)p	141
Interest expense	(5)	(5)			(10)

	175	16	(60)		131

Income (loss) before income tax and minority interest	508	(706)	(462)		(660)
Income tax (benefit)	178	0	(180	)n	(2)

Income (loss) before minority interest	330	(706)	(282)		(658)
Minority interest	0	0			0

Net income (loss)	$330	$(706)	$(282)		$(658)

Net income (loss) per share:
Basic	$0.01	$(0.03)			$(0.01)
Diluted	$0.01	$(0.03)			$(0.01)
Weighted average number of of shares outstanding:
Basic	31,193,000	24,316,000			59,156,400
Diluted	31,524,000	24,316,000			59,156,400

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Basis of Pro Forma Presentation

        On April 12, 2005, CHC and Analysts International entered into a definitive merger agreement under which CHC would merge with Analysts in a business combination to be accounted for using the purchase method. Pursuant to the terms of the merger agreement, Analysts will merge with a wholly-owned subsidiary of CHC and Analysts will thereby become a wholly-owned subsidiary of CHC. The total estimated purchase price of $94.6 million includes the exchange of CHC's common stock valued at $88.6 million, assumed stock options with a fair value of $2.4 million and estimated acquisition-related transaction costs of $3.6 million.

        The unaudited pro forma condensed combined financial statements assume the issuance of approximately 29.0 million shares of CHC common stock of which approximately 700,000 shares are restricted, based on an exchange ratio of 1.15 of a share of CHC common stock for each outstanding share of Analysts common stock as of April 12, 2005. The market price per share of CHC common stock of $3.13 is based on the average closing market price of CHC common stock for the period beginning two trading days before and ending two trading days after the merger was announced. The actual number of shares of CHC common stock to be issued will be determined based on the actual number of shares of Analysts common stock outstanding at the completion of the merger.

        Under the terms of the merger agreement, each outstanding option to purchase Analysts common stock will be assumed by CHC and converted into an option to purchase CHC common stock. Under the terms of the merger agreement, CHC would assume Analysts stock options to purchase 2.9 million shares of CHC common stock. The fair value of the outstanding options was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 36%, risk-free interest rate of 4.24%, expected life of 6.1 years and dividend yield of zero. The actual number of stock options to be assumed will be determined based on the actual number of Analysts stock options outstanding at the completion of the merger.

        There were no intercompany balances and transactions between CHC and Analysts as of the dates and for the period of these pro forma condensed combined financial statements.

        The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary because the merger has not yet been completed. The actual purchase price will be based on the CHC shares issued to Analysts shareholders and the options to purchase Analysts stock assumed by CHC on the closing date of the merger. The final allocation of the purchase price will be based on Analysts' assets and liabilities on the closing date.

        The total preliminary estimated purchase price of the merger is as follows (in thousands):

Estimated fair value of CHC shares issued to Analysts shareholders	$88,585
Estimated fair value of assumed Analysts stock options	2,376
Estimated direct transaction fees and expenses	3,600

Total preliminary estimated purchase price	$94,561

        Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Analysts' tangible and intangible assets and liabilities based on their estimated fair value as of the date of completion of the merger. The total preliminary estimated purchase price is allocated as follows (in thousands):

Amount
Net tangible assets	$32,704
Identifiable intangible assets:
Customer relationships	18,000
Goodwill	43,857

Total preliminary estimated purchase price	$94,561

        A final determination of fair values, which cannot be made prior to the completion of the merger, may differ materially from the preliminary estimates and will include management's final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets acquired from Analysts that exist as of the date of the completion of the merger. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

        A preliminary estimate of $32.7 million has been allocated to net tangible assets acquired and $18.0 million has been allocated to amortizable intangible assets (customer relationships) acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

        Change of control obligations.    The pro forma financial statements reflect aggregate change of control obligations of $5.9 million payable to officers to be terminated by the combined company and an additional change of control payment accrual of $1.2 million which may be made to one individual should he choose to terminate his employment (see note 2(u) below). Additional change of control payments would have been payable to five employees of Analysts who are not being terminated under their current employment agreements. The change of control agreements held by these individuals provide them with the option to voluntarily terminate their employment with the combined company during the eleventh month following the consummation of the merger and receive the same change of control payment they would have been entitled to if they had been involuntarily terminated at the time of the merger. Five of these individuals have agreed to waive their rights to receive such payment in connection with the merger in consideration of cash payments aggregating $738,000 and restricted stock awards aggregating 377,000 shares of Analysts common stock. Change of control payments of $8.0 million would have been payable to these individuals in the aggregate had waivers not been obtained. A pro forma adjustment for retention bonuses discussed below is not reflected in the unaudited condensed combined financial statements. In addition, a retention bonus fund comprised of $500,000 from each of Analysts and CHC has been established to provide bonuses to certain key employees post-merger.

        Identifiable intangible assets.    Of the total estimated purchase price, $18.0 million has been allocated to customer relationships. This adjustment is preliminary and is based on CHC management's estimates. The amount ultimately allocated to identifiable intangible assets may differ materially from this preliminary allocation and will be based upon CHC management's consideration of a valuation prepared by an independent valuation specialist.

        For pro forma purposes, the amount allocated to the customer relationships is being amortized over a life of 15 years. The estimate of the expected useful life is based on guidance from SFAS 142,

"Goodwill and Other Intangible Assets" and is estimated based upon Analysts' established and long-standing customer relationships with its major customers. This expected useful life is preliminary and based on CHC management's estimate. The expected life ultimately assigned to the customer relationships may differ materially from this preliminary estimate and will be based upon CHC management's consideration of a valuation prepared by an independent valuation specialist.

        Goodwill.    Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

        The merger has been structured as a tax free reorganization and approximately $24 million of historic Analysts' goodwill will be subject to amortization for tax purposes.

        Net deferred tax assets.    A net deferred tax asset of approximately $2.3 million (current and non-current) has been recognized for the temporary differences that result from the differences between the preliminary assigned values and the tax bases of assets and liabilities at the acquisition date utilizing a statutory rate of 39% and has been established in accordance with the requirements of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

        Contingent claim by former financial advisor.    CHC's former financial advisor has asserted a claim for at least $1.75 million in amounts allegedly owed to it in connection with the proposed merger. The former advisor claims that, pursuant to the terms of its engagement arrangement with CHC which has expired, it had the right to act as exclusive financial advisor to CHC with respect to certain transactions involving CHC such as the proposed merger, notwithstanding the expiration of its engagement. Although management of CHC believes it has meritorious defenses and potential counterclaims, there can be no assurance that CHC will prevail. No amount has been reflected in the pro forma condensed combined financial statements.

2.    Pro Forma Adjustments

        Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to Analysts' net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and to reflect the income tax effect related to the pro forma adjustments. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements.

        There were no intercompany balances and transactions between CHC and Analysts for the year ended December 31, 2004 and as of and for the quarter ended March 31, 2005.

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

  (a)
  To eliminate Analysts' historical goodwill.

  (b)
  To eliminate Analysts' historical other intangible assets.

  (c)
  To eliminate Analysts' equity.

  (d)
  To eliminate Analysts' historical deferred rent.

  (e)
  To establish a net deferred tax asset of $2.3 million (current and non-current) which represents the temporary differences resulting from the comparison of the preliminary assigned values and the tax bases of assets and liabilities at the acquisition date utilizing a statutory rate of 39%.

  (f)
  To record the fair value of CHC's shares exchanged in the transaction.

  (g)
  To record the fair value of existing Analysts' stock options assumed by CHC.

  (h)
  To record the payment by Analysts of severance obligations triggered at the date of merger. This charge is non-recurring and as such, is not reflected in the pro forma condensed combined statement of operations.

  (i)
  To record CHC's acquisition-related costs of the transaction as a reduction of cash on the balance sheet.

  (j)
  To record Analysts' acquisition-related costs of the transaction as a reduction of cash on the balance sheet. This charge is non-recurring and as such, is not reflected in the pro forma condensed combined statement of operations.

  (k)
  To record the preliminary fair value of Analysts' identifiable intangible assets.

  (l)
  To record preliminary goodwill from the transaction.

  (m)
  To adjust Analysts' property, plant and equipment to fair value.

  (n)
  To record the income tax effect of the pro forma adjustments assuming a 39% tax rate.

  (o)
  To record amortization expense of Analysts' identifiable intangible assets recognized in the transaction, net of the reversal of previously recorded amortization from acquisitions by Analysts.

  (p)
  To record the reduction in interest income after cash outlays for Analysts' change of control payments and acquisition-related costs of both CHC and Analysts.

  (q)
  To record deferred compensation associated with the grant of Analysts restricted stock granted in connection with obtaining certain waivers of change of control payments (see note 1 above).

  (r)
  To record amortization expense for the deferred compensation associated with the grant of Analysts restricted stock (see note 2(q) above).

  (s)
  To record deferred compensation associated with unvested options.

  (t)
  To record amortization expense for the deferred compensation associated with the unvested options.

  (u)
  To record a liability associated with a possible additional change of control obligation triggered at the date of the merger. This charge is non-recurring and as such, is not reflected in the pro forma condensed combined statement of operations.

  (v)
  To record deferred compensation associated with the waived acceleration of Analysts restricted stock.

  (w)
  To record amortization expense for the deferred compensation associated with the waived acceleration of Analysts restricted stock.

  (x)
  To record the amortization expense for the cash payment for obtaining the change of control waiver.

3.    Pro Forma Net Loss Per Share

        The pro forma basic net loss per share is based on the number of CHC shares used in computing basic net loss per share plus the 28.5 million shares of CHC common stock that would be exchanged for the Analysts common stock as of April 12, 2005.

        There is no dilutive effect on the pro forma net loss per share because both the pro forma statements of operations for the year ended December 31, 2004 and the quarter ended March 31, 2005 resulted in a net loss.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF CHC AND ANALYSTS

        The following table presents certain information with respect to the beneficial ownership of shares of CHC common stock (its only class of voting securities) on July 15, 2005 (except as noted otherwise), by (a) persons owning more than 5% of such shares, (b) each director, (c) certain of CHC's executive officers, and (d) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares shown as being owned by such person.

Name and Address of Beneficial Owner	Amount Beneficially Owned(1) as of July 15, 2005		Percent of Class
William J. Murphy 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	241,476		(2)
Michael J. Shea 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	144,948		(2)
John E. Ferdinandi 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	1,667		(2)
William M. Duncan 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	75,000		(2)
Earl L. Mason 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	100,000		(2)
William J. Marino 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	47,200		(2)
Eric P. Edelstein 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	25,000		(2)
L. White Matthews, III 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	23,000		(2)
Edward J. Obuchowski 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495	25,000		(2)
All directors and executive officers as a group (9 persons)	683,291	(3)	2.20%
Tocqueville Asset Management LLP 40 West 57th Street, 19th Floor New York, New York 10019	1,556,150	(4)	4.97%

Dimensional Fund Advisors, Inc 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,957,883	(5)	6.25%
Royce and Associates, LLC 1414 Avenue of the Americas New York, NY 10019	2,606,600	(6)	8.32%
FMR Corp 82 Devonshire Street Boston, MA 02109	3,048,242	(7)	9.73%
Group comprised of Crescendo Partners, II, L.P., Series R Crescendo Investments II, LLC Eric Rosenfeld 10 East 53rd Street, 35th Floor New York, NY 10022 F. Annette Scott Florida Trust Richard L. Scott Florida Trust Scott Family Florida Partnership Trust Richard L. Scott 700 11th Street S, Suite 101 Naples, FL 34102 Stephen T. Braun c/o Boult Cummings Conners & Berry, PLC 1600 Division Street, Suite 700 Nashville, TN 37203 The Computer Horizons Full Value Committee	3,226,600	(8)	10.3%

(1)
Except as otherwise indicated, each person possesses sole voting and investment power over the shares shown above. Includes 340,159 shares issuable upon exercise of options to purchase CHC common stock, as follows: Murphy, 203,867; Shea, 131,292; Ferdinandi, 5,000; Duncan, 70,000; Mason, 60,000; Marino, 40,000; Edelstein, 20,000; Matthews, 20,000; Obuchowski, 20,000.

(2)
Less than 1%.

(3)
Includes all shares issuable upon exercise of options to purchase CHC common stock, included in Note 1.

(4)
As reported in its Schedule 13G, dated February 15, 2005, Tocqueville Asset Management LLP has sole voting power over 1,419,710 shares of CHC common stock and sole dispositive power over 1,556,150 shares of CHC common stock.

(5)
As reported in its Schedule 13G, dated February 9, 2005, Dimensional Fund Advisors, Inc. has sole voting and dispositive power over 1,957,883 shares of CHC common stock with no shared voting power or shared dispositive power.

(6)
As reported in its Schedule 13G, dated January 24, 2005, Royce and Associates, LLC has sole voting and dispositive power over 2,606,600 shares of CHC common stock with no shared voting power or shared dispositive power.

(7)
As reported in its Schedule 13G, dated February 14, 2005, FMR Corp. has sole dispositive power over 3,048,242 shares of CHC common stock with no shared dispositive power.

(8)
As reported in its Schedule 13D, dated July 22, 2005, a group comprised of Crescendo Partners II, L.P., Series R, Crescendo Investments II, LLC, Eric Rosenfeld, F. Annette Scott Florida Trust, Richard L. Scott Florida Trust, Scott Family Florida Partnership Trust, Richard L. Scott, Stephen T. Braun and the Computer Horizons Full Value Committee stated that as of July 22, 2005 the group has beneficial ownership of 10.3% of CHC common stock with each of Crescendo Partners II, L.P., Series R and Crescendo Investments II, LLC and Eric Rosenfeld having sole voting and dispositive power over 2,401,600 shares of CHC common stock; each of F. Annette Scott Florida Trust and Richard L. Scott having sole voting and dispositive power over 333,996 shares of CHC common stock; Richard L. Scott Florida Trust having sole voting and dispositive power over 305,481 shares of CHC common stock; Scott Family Florida Partnership Trust having sole voting and dispositive power over 185,523 shares of CHC common stock; Stephen T. Braun having sole voting and dispositive power over 491,004 shares of CHC common stock and the Computer Horizons Full Value Committee having sole voting and dispositive power over 3,226,600 shares of CHC common stock. The Schedule 13D reported that 363,100 shares of CHC common stock were purchased after July 15, 2005, the record date of the special meeting.

        The following table presents certain information with respect to the beneficial ownership of shares of Analysts' common stock (its only class of voting securities) on July 15, 2005 (except as noted otherwise), by (a) persons owning more than 5% of such shares, (b) each director, (c) certain of Analysts' executive officers, and (d) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares shown as being owned by such person.

Name and Address of Beneficial Owner	Amount Beneficially Owned as of July 15, 2005(1)	Percent of Class
Jeffrey P. Baker 3601 West 76th Street Minneapolis, MN 55435-3000	203,000	(2)
John D. Bamberger 3601 West 76th Street Minneapolis, MN 55435-3000	592,744	2.39%
Willard W. Brittain 3601 West 76th Street Minneapolis, MN 55435-3000	0	(2)
Krzysztof K. Burhardt 3601 West 76th Street Minneapolis, MN 55435-3000	6,500	(2)
Colleen M. Davenport 3601 West 76th Street Minneapolis, MN 55435-3000	50,510	(2)
Michael B. Esstman(3) 3601 West 76th Street Minneapolis, MN 55435-3000	9,500	(2)

Frederick W. Lang(3) 3601 West 76th Street Minneapolis, MN 55435-3000	383,376		1.55%
Michael J. LaVelle 3601 West 76th Street Minneapolis, MN 55435-3000	331,695		1.34%
Margaret A. Loftus 3601 West 76th Street Minneapolis, MN 55435-3000	46,085		(2)
Edward M. Mahoney(3) 3601 West 76th Street Minneapolis, MN 55435-3000	72,051		(2)
Robb L. Prince 3601 West 76th Street Minneapolis, MN 55435-3000	50,475		(2)
David J. Steichen 3601 West 76th Street Minneapolis, MN 55435-3000	36,250		(2)
All Directors and Executive Officers as a group (13 persons)	1,832,192	(4)	7.38%
Columbia Wanger Asset Management, L.P. WAM Acquisition GP, Inc. Columbia Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,556,600	(5)	10.30%
Bank of America Corporation 100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, NC 28255	1,541,800	(6)	6.21%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,434,822	(7)	5.78%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,400,000	(8)	5.64%

(1)
Except as otherwise indicated, each person possesses sole voting and investment power over the shares shown above. Includes 563,174 shares issuable upon exercise of options to purchase Analysts common stock, as follows: Bamberger, 127,500; Burhardt, 4,500; Davenport, 47,500; Esstman, 4,500; Lang, 4,500; LaVelle, 182,424; Loftus, 39,000; Mahoney, 39,000; Prince, 39,000; Steichen, 36,250.

(2)
Less than 1%

(3)
Mr. Esstman's total includes 1,000 shares owned by the Esstman Investment Ltd. partnership and of which he is a 1% owner and his children are 99% owners. Mr. Lang's share total includes 28,500 shares owned by adult children and of which he disclaims beneficial ownership. Ms. Loftus' total includes 535 shares owned by an adult child and of which she disclaims beneficial ownership. Mr. Mahoney's total includes 14,000 shares owned by him as trustee and over which he has sole voting and investment power.

(4)
Includes all shares issuable upon exercise of options to purchase Analysts common stock, included in Note 1.

(5)
As reported in their Schedule 13G, dated February 11, 2005, Columbia Wanger Asset Management L.P. and WAM Acquisition GP, Inc. ("WAM" and "WAM GP", respectively) have shared voting power over 2,556,600 shares and shared dispositive power over 2,556,600 shares. These securities are owned by various individual and/or institutional investors which WAM serves as an investment advisor with power to direct investments and/or shared power to vote the securities. WAM GP serves as WAM's general partner with shared voting and shared dispositive power over the securities. Columbia Acorn Trust, an investment company, has shared voting power and shared dispositive power over 2,300,000 of the 2,556,600 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, WAM, WAM GP, and Columbia Acorn Trust are deemed to be beneficial owners of such securities; however, WAM, WAM GP and Columbia Acorn Trust expressly disclaim that they are, in fact, the beneficial owners of such securities.

(6)
Bank of America Corporation, Fleet National Bank and Columbia Management Group, Inc. ("BOA," "Fleet" and "CMG", respectively) have shared voting and dispositive power over the shares. Columbia Management Advisors, Inc. is a wholly-owned subsidiary of CMG. CMG is a wholly-owned subsidiary of Fleet. Fleet is a wholly-owned subsidiary of BOA. As reported in their Schedule 13G, dated February 11, 2005, Fleet has sole voting power over 307,000 of the shares and sole dispositive power over 338,300 of the shares. Columbia Management Advisors, Inc. has sole voting power of 1,192,600 of the shares and sole dispositive power over 1,203,500 of the shares. BOA has shared voting power over 1,499,600 of the shares and shared dispositive power over 1,541,800 of the shares, with Fleet and CMB each having shared voting power over 1,192,600 of the shares and shared dispositive power over 1,203,500 of the shares.

(7)
As reported in its Schedule 13G, dated February 9, 2005, Dimensional Fund Advisors Inc. has sole voting and dispositive power over all the shares as an investment advisor to four investment companies and as investment manager to certain other commingled group and separate accounts (the "Funds"); however, all shares are owned by the Funds.

(8)
As reported in its Schedule 13G, dated January 13, 2005, Heartland Advisors, Inc., an investment advisor, has shared voting and dispositive power over the shares

CHC PROPOSAL 2 AND ANALYSTS PROPOSAL 2:
PROPOSAL TO APPROVE ANY MOTION TO ADJOURN
OR POSTPONE THE SPECIAL MEETING, IF NECESSARY,
TO PERMIT THE FURTHER SOLICITATION OF PROXIES

        The boards of directors of each of CHC and Analysts have acknowledged the difficulty of obtaining the necessary votes to the merger during the summer months when many shareholders are unavailable due to vacation schedules. Accordingly, each company's board of directors seeks your approval to any motion to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1. If it is necessary to adjourn or postpone the special meeting and the adjournment or postponement is for a period of less than 30 days, no notice of the time and place of the reconvened meeting will be given to shareholders other than an announcement made at the special meeting.

        The CHC board of directors unanimously recommends that the CHC shareholders vote "FOR" CHC's proposal to approve any motion to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

        The Analysts board of directors unanimously recommends that the Analysts shareholders vote "FOR" Analysts' proposal to approve any motion to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of proposal 1.

CHC PROPOSAL 3:
PROPOSED AMENDMENT AND RESTATEMENT
OF THE CHC CERTIFICATE OF INCORPORATION

        In connection with the merger, CHC is proposing to amend and restate CHC's certificate of incorporation to change the name of the corporation from Computer Horizons Corp. to "International Horizons Group, Inc." On June 30, 2005, the board of directors of CHC approved the amendment and restatement of the CHC certificate of incorporation, effective contemporaneously with the consummation of the merger and subject to shareholder approval being sought hereby, to change the name of CHC from Computer Horizons Corp. to "International Horizons Group, Inc." The amended and restated certificate of incorporation in the form approved by the board of directors of CHC is attached to this joint proxy statement/prospectus as Annex D. The primary reason for the corporate name change is that management believes that this will allow for brand recognition of CHC's and Analysts' products and services through the creation of a single brand name. CHC's management believes that the current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the consummation of the merger.

        CHC's management believes that a rebranding will permit CHC to unify the names of the two companies, CHC and Analysts, and decrease brand confusion in favor of one recognized name. Insofar as the proposed new corporate name will only reflect CHC's business following the merger, the proposed name change and the amendment and restatement of CHC's certificate of incorporation, even if approved by the shareholders at the special meeting, will only be filed with the office of the Secretary of State of the State of New York and, therefore, become effective if the merger is consummated. The full text of the proposed amendment is set forth below.

            "RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

            FIRST: The name of the corporation is International Horizons Group, Inc. (the "Corporation").

    and that all prior amendments to the Corporation's Certificate of Incorporation shall be included into a composite Certificate of Incorporation."

        The affirmative vote of the holders of a majority of the outstanding shares of CHC common stock entitled to vote is necessary for the approval of the proposal to change the name of CHC from Computer Horizons Corp. to "International Horizons Group, Inc."

        The CHC board of directors unanimously recommends that the CHC shareholders vote "FOR" the proposal to approve the amendment and restatement of the Certificate of Incorporation of CHC to change the name of CHC.

COMPARISON OF RIGHTS OF HOLDERS
AND CORPORATE GOVERNANCE MATTERS

        CHC is incorporated under the laws of the State of New York and, accordingly, the rights of the shareholders of CHC are governed by the New York Business Corporation Law, which is referred to as New York Law, CHC's certificate of incorporation, as amended, and CHC's bylaws. Analysts is incorporated under laws of the State of Minnesota and, accordingly, the rights of the shareholders of Analysts are currently governed by the Minnesota Business Corporation Act, which is referred to as Minnesota Law, Analysts' articles of incorporation and Analysts' bylaws. Upon completion of the merger, Analysts shareholders will receive CHC common stock in exchange for their shares of Analysts common stock. In the event that CHC and Analysts complete the merger, CHC will continue to be a New York corporation and the rights of the shareholders of CHC and the Analysts shareholders who will become CHC shareholders in connection with the merger will be governed by New York Law and CHC's certificate of incorporation, as amended, and CHC's bylaws in effect immediately prior to the merger.

        The following is a summary of the material differences between the current rights of holders of CHC common stock and the current rights of holders of Analysts common stock. CHC and Analysts have filed with the Securities and Exchange Commission their respective documents referenced in this summary of rights of holders and will send copies of these documents to you, without charge, upon your request. See the section of the joint proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 128.

	Computer Horizons Corp. (New York Corporation)	Analysts International Corporation (Minnesota Corporation)
Authorized Capital Stock	The authorized capital stock of CHC consists of 100,200,000 shares of stock, $.10 par value per share, 100,000,000 of which are designated as common stock, and 200,000 of which are designated as preferred stock. Of the preferred stock, the board of directors of CHC has designated 50,000 shares as Series A preferred stock and 75,000 shares as Series B Junior Participating preferred stock and has fixed the relative rights and preferences of each of these series; 75,000 shares of preferred stock remain undesignated and the board of directors of CHC is authorized to establish from the undesignated preferred shares, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series. No shares of any series of preferred stock are currently outstanding. New York Law allows shares of capital stock to be held in treasury and CHC does hold shares of its common stock in treasury.	The authorized capital stock of Analysts consists of 120,000,000 shares of stock, common stock $0.10 par value per share. Minnesota law does not allow shares of capital stock to be held in treasury.

Number of Directors
	The CHC bylaws provide that the business of CHC shall be managed by a board of directors, each of whom shall be at least 21 years of age and that the number of directors constituting the board shall not be less than 3 except if all of the shares of the corporation are owned beneficially and of record by less than three shareholders, the number of directors may then be less than 3 but not less than the number of shareholders. Subject to such limitations, the number of directors may be fixed and from time to time increased or decreased by action of a majority of the entire board of directors or by the shareholders, but no decrease shall shorten the term of any incumbent director. If not otherwise fixed by the board of directors or shareholders, the number of directors shall be 3. The CHC board of directors currently consists of 7 directors.	Analysts' bylaws set the number of directors at seven.
Cumulative Voting; Voting
	The CHC certificate of incorporation and bylaws do not provide for cumulative voting as to shares of common stock. Accordingly, CHC shareholders do not have cumulative voting rights in connection with the voting of directors. Each share of Series B junior preferred stock shall be entitled to 1,000 votes on all matters subject to a vote of the CHC shareholders.	Analysts' articles of incorporation provide that Analysts shareholders do not have cumulative voting rights in connection with the election of directors.
Classification of Board of Directors
	The CHC certificate of incorporation and bylaws do not provide for classifying the board of directors into separate classes. All directors are elected annually by the shareholders for 1 year terms serving until the next annual meeting of shareholders and until their successors have been duly elected and have qualified.	Analysts' articles of incorporation and bylaws do not classify the Analysts board of directors into separate classes with staggered terms.
Removal of Directors	The CHC bylaws provide for the removal of directors with or without cause only by the affirmative vote of the shareholders.	The Minnesota Business Corporation Act allows directors to be removed at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all shares entitled to vote at an election of directors. If the director was named by the board to fill a vacancy and since that time the shareholders have not elected directors, the director may be removed by the affirmative vote of a majority of the remaining directors present at a meeting.
Filling Vacancies on the Board of Directors
The CHC bylaws provide that vacancies on the board of directors resulting from death, resignation, increase in the number of directors, or any cause other than removal by the shareholders, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by vote of the shareholders. A director elected by the directors or shareholders to fill a vacancy shall hold office for the unexpired term of his predecessor.
Under Minnesota law and Analysts' bylaws, vacancies on the board resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors (even though less than a quorum), vacancies on the board resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time of the increase, and vacancies created by the removal of a director by the shareholders may be filled by the shareholders.
Special Meetings of Shareholders
The CHC bylaws provide that a special meeting of shareholders may be called at any time for any purpose by the board of directors or by the president and shall be called by the president or secretary within 5 business days after receipt of a written request signed by the holders of 10% or more of the issued and outstanding shares entitled to vote thereat, which request shall be delivered to the president or secretary and shall state the date, time and place of the meeting and the purpose or purposes for which it is requested. Any request for a special meeting of shareholders that is made by a shareholder shall be sent by overnight courier or registered mail and the date to be specified shall not be fewer than 50 nor more than 90 days after the date on which such request is actually received and the place for the meeting to be specified shall be within a 45 mile radius of the principal office of CHC. Any such request shall be or
Minnesota law and Analysts' bylaws provide that a special meeting of shareholders may be convened at any time by the Chief Executive Officer, the Chief Financial Officer, two or more directors, the Secretary upon request by the President or by a majority of the board of directors, or by shareholders holding ten percent (10%) or more of the outstanding shares, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination must be called by twenty-five percent (25%) or more of the outstanding shares.

become ineffective and any meeting called or noticed shall be cancelled if the shareholder that signs such request is not the holder of the beneficial interest of 10% or more of CHC's issued and outstanding shares on each of the date the request is mailed, the record date (which shall be fixed by the board within 5 business days after receipt of such request) and the meeting date.
Advance Notice Provisions for Meetings of Shareholders
The CHC bylaws provide that written notice of the place, date and hour of each meeting of shareholders, indicating (unless it is the annual meeting) that the notice is being issued by or at the election of the person or persons calling the meeting, shall be given, personally or by mail, not less than 10 nor more than 50 days before the date of the meeting to each shareholder entitled to vote at said meeting and to any other shareholder to whom the giving of notice may be required by law, at his address as it appears on the record of shareholders or at such other address as he shall have filed with the secretary as his address for the mailing of such notices. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. If, at any meeting, action is proposed to be taken which would, if taken, entitle shareholders to receive payment for their shares pursuant to New York Law, the notice of such meeting shall also include such statement as may be required by law. Notice of a meeting need not be given to any shareholder who, in person or by proxy, either attends the meeting without protest prior to the conclusion of the meeting or submits before or after the meeting, a signed waiver of notice.
Written notice of an annual meeting of the shareholders specifying the place, date and hour of the meeting must be given to each shareholder entitled to vote not less than ten (10) nor more than sixty (60) days before the date of the meeting. Written notice of a special meeting of the shareholders specifying the place, date and hour of the meeting must be given to each shareholder entitled to vote not less than two (2) days before the date of the meeting, except that notice of a special meeting to vote on a proposed merger must be given not less than fourteen (14) nor more than sixty (60) days before the date of the meeting.
Action by Written Consent of the Shareholders	The CHC bylaws allow for any action that may be taken by vote of the shareholders, such action may be taken without a meeting on written consent,	Minnesota law allows for any action that may be taken at any annual or special meeting of shareholders to be taken without a meeting if authorized by a

	setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote on such action.	writing signed by all of the holders of shares who would be entitled to vote on such action.
Proxies	The CHC bylaws allow for every shareholder having the right to vote to be entitled to vote by proxy.
Analysts' bylaws and Minnesota law allow for every shareholder having the right to vote to be entitled to vote by proxy duly appointed by either an instrument in writing signed by such shareholder, or by a telephonic or electronic communication from which it can be reasonably determined that such appointment was authorized by such shareholder.
Charter Amendment
Generally, New York Law permits the amendment of the CHC charter if each amendment contains only such provision as might be lawfully contained in an original certificate of incorporation filed at the time of making such amendment and if the amendment is approved by a vote of the board of directors followed by affirmative vote of at least a majority of the outstanding shares of CHC common stock entitled to vote thereon, provided, however, that whenever the certificate of incorporation shall require action by the board, by the shareholders of any class or series of shares, or by the holders of any other securities having voting power by the vote of a greater number or proportion than is required by any section of New York Law, the provision of the certificate of incorporation requiring the greater vote shall not be altered, amended, or repealed except by such greater vote.
Analysts' articles of incorporation provide that holders of a majority of the outstanding shares shall have power to amend the articles of incorporation. Under Minnesota law, before the shareholders may vote on an amendment to the articles of incorporation, either a resolution to amend the articles must have been approved by the affirmative vote of the majority of the directors present at the meeting where such resolution was considered or the amendment must have been proposed by shareholders holding 3% or more of the outstanding shares. In addition to the above, amending the articles of incorporation to opt out of the Minnesota control share acquisition statute (described below) requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including all shares held by the acquiring person, and the affirmative vote of holders of a majority of the voting power of all shares entitled to vote, excluding the shares held by the acquiring person, unless such proposed amendment has been approved by a committee of the board of directors comprised solely of directors who (i) are not, and during the past five years have not been officers or employees; (ii) are neither "acquiring persons" nor affiliates or associates of an "acquiring person;" (iii) were not nominated for election as directors by an "acquiring person" or an affiliate or associates of an "acquiring person;" and

(iv) were directors at the time an acquiring person became an "acquiring person" or were nominated, elected, or recommended for election as directors by a majority of those directors.
Amendment to Bylaws	The CHC bylaws provide that the bylaws may be amended, added to, or repealed at any time by the board of directors or by vote of the shareholders entitled to vote in the election of directors.
Minnesota law and Analysts' bylaws provide that the power to adopt, amend or repeal the bylaws is vested in the board, subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders present at a meeting of the shareholders called for such purpose. The board of directors may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a bylaw to increase the number of directors. Under Minnesota law, a shareholder or shareholders holding 3% or more of the outstanding shares may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation.
Dividends and Repurchases of Shares
Under New York Law, a corporation may pay dividends out of surplus however, no dividends may be paid if the corporation is insolvent, if the dividend payment would render the corporation insolvent or if such payment would be contrary to any restrictions contained in the certificate of incorporation. CHC certificate of incorporation does not address restriction on payment of dividends, except that, to the extent any Series B junior preferred stock is outstanding, it shall be entitled to receive, prior to the payment of any dividend to the holders of CHC common
Under Minnesota law, the board of directors of a corporation may, subject to any restrictions contained in its articles of incorporation, the bylaws or by agreement, declare and pay dividends upon the shares of its capital stock only if (i) the board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution and the board of directors does not know before the distribution is made that the determination was or has become erroneous; and (ii) the payment of the dividend does not reduce the stock, a quarterly dividend equal to the greater of (i) $1.00 per share ($4.00 per annum) or (ii) subject to certain adjustment provisions, 100 times the aggregate per share amount of all cash dividends plus 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in shares of CHC common stock declared on the CHC common stock since the payment of the last quarterly dividend or since the issuance of the Series B junior preferred stock. If this dividend payment is in arrears, CHC's board of directors may not declare a dividend on CHC common stock.
remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights. Minnesota law generally provides that a corporation may acquire its own shares, with the payment for such shares being subject to the same restrictions as dividend payments.
Dissenters' Rights
New York Law provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting shareholder has the right to receive payment of the fair value of such shareholder's shares if such shareholders object to (i) mergers or consolidations unless the corporation's shares are listed on a national securities exchange, (ii) dispositions of assets requiring shareholder approval, (iii) specified share exchanges, or (iv) amendments to the certificate of incorporation which adversely affect the rights of such shareholders in certain specified ways.
Minnesota law provides that a shareholder of a Minnesota corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, certain corporate actions, including, among other things, a merger. Under Minnesota law, such dissenters' rights, however, are not available to holders of shares that are listed on the New York Stock Exchange or the American Stock Exchange or quoted on Nasdaq when such shares are exchanged for shares of another corporation that are listed on the New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market.
Liability and Indemnity
New York Law provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than a proceeding by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation. In an action by or in the right of the corporation to procure a judgment, the corporation may indemnify any person who was a director
The bylaws of Analysts provide for indemnification of the Analysts directors and officers to the fullest extent permitted by the Minnesota Business Corporation Act. Minnesota law generally provides for mandatory indemnification by a corporation of a person who is made or threatened to be made a party to a proceeding by reason of his or her former or present official capacity with the corporation against judgments, penalties, fines, taxes assessed against the person, settlements and reasonable expenses, including attorneys' fees and disbursements. Indemnification is available provided the or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action or a pending action which is settled or otherwise disposed of or (ii) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. No indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action or (b) resulted in financial gain or other advantage to which he or she was not legally entitled. Indemnification under New York Law is not exclusive of other indemnification rights to which a director or officer may be entitled through a corporation's articles, bylaws, resolutions or individual agreements. CHC certificate of incorporation allows for indemnification to the full extent of New York law and eliminates personal liability for breaches of fiduciary duty except where liability is specifically imposed under New York Law.
person has not been indemnified by another organization or employee benefit plan for the same action, acted in good faith, received no improper personal benefit, acted in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by the person in advance of the final disposition of the proceeding.
Indemnity Insurance	CHC's certificate of incorporation authorizes the purchase of indemnity insurance.	Analysts' bylaws authorize the purchase of indemnity insurance.
Preemptive Rights
New York Law provides that all shareholders of a corporation that is incorporated before February 22, 1998 are entitled to preemptive rights unless the certificate of incorporation specifically deny preemptive rights.
Minnesota law provides that all shareholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. Analysts' articles of incorporation, specify that the shareholders shall have

	CHC's certificate of incorporation specifies that no holder of shares of any class of capital stock of CHC shall be entitled to any preemptive rights.	no preemptive rights to subscribe for, purchase or acquire any shares of the corporation of any class.
Certain Business Combination Restrictions
Under New York Law, an interested shareholder, defined generally as a person owning 20% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for five years after becoming an interested shareholder unless: (i) the board approved the transacting in which the interested shareholder became an interested shareholder; or (ii) the board approved the business combination before the shareholder becomes an interested shareholder. If the board did not approve the transaction in which the interested shareholder became an interested shareholder, such interested shareholder is prevented from engaging in a business combination after the five year period unless: (a) a majority of the shares not owned by the interested shareholder approve the business combination; or (b) the consideration to be provided in connection with the business combination meets certain fair price criteria.
Minnesota law provides that an issuing public corporation such as Analysts may not engage in business combinations with any person that acquires beneficial ownership of 10% or more of the voting stock of that corporation for a period of four years following the date that the person became a 10% shareholder unless, prior to that share acquisition date, a committee of the corporation's disinterested directors approves either the business combination or the acquisition of shares. Minnesota law permits a corporation to opt-out of this statute by electing to do so in its articles of incorporation or bylaws. Neither the articles of incorporation nor the bylaws of Analysts contain this opt-out provision.
Other Anti-Takeover Provisions	See the above description under Certain Business Combination Restrictions regarding restricted transactions with certain shareholders. New York Law has no other special anti-takeover provisions.
Minnesota law includes three special provisions relating to takeovers. Minnesota law contains a provision prohibiting a publicly held corporation such as Analysts from entering into or amending agreements that increase current or future compensation of any officer or director during any tender offer or request or invitation for tenders.

Minnesota law also prohibits a publicly held corporation from purchasing or agreeing to purchase any shares from a person who beneficially owns more than 5% of the voting power of the corporation at a purchase price that would exceed the market value of those shares if the shares had been beneficially owned by that person for less than two years. However, a purchase will not violate the statute if it is approved at a meeting of the shareholders by a majority of the voting power of all shares entitled to vote or if the corporation's offer is of at least equal value per share and is made to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted.

Minnesota law also authorizes the board of directors, in considering the best interests of the corporation in a proposed acquisition of an interest in the corporation, among other things, to consider the interests of the corporation's employees, customers, suppliers and creditors, the economy of the state and nation, community and social considerations and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

Analysts is an "issuing public corporation" subject to the Minnesota control share acquisition statute. The control share acquisition statute establishes various disclosure and shareholder approval requirements to be met by individuals or entities attempting a takeover.

The control share acquisition statute requires shareholder approval of any acquisition of shares of an issuing public corporation which results in the acquiring person owning more than certain thresholds (20%, 33 1/3% or 50%) of the outstanding shares of such corporation. Such approval must be by a majority of the disinterested shares (shares not held by the acquiring person) and by a majority of all shares.
Shares acquired in excess of one of these thresholds without shareholder approval lose their voting rights and are subject to redemption privileges of the corporation. In general, these shares regain their voting rights if the acquiring person discloses certain information to the corporation and voting rights are approved by the shareholders at a regular or special meeting. The control share acquisition statute applies unless the issuing public corporation opts out of the statute in its articles of incorporation or bylaws. Neither the articles of incorporation nor the bylaws of Analysts contain such an opt-out provision.
Vote on Extraordinary Corporate Transactions
Under New York Law, for corporations in existence on February 22, 1998 whose certificate of incorporation expressly provides, or for corporations formed after that date, the holders of a majority of the shares entitled to vote must approve a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation's business. In the case of all other corporations, like CHC, approval by the holders of two-thirds of the votes of all outstanding shares entitled to vote is required.
Minnesota law requires the approval of a majority of the voting power of all shares entitled to vote on a proposed plan of merger or share exchange unless any class or series of shares is entitled to vote as a class on the plan. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if: (i) the articles of incorporation of the surviving corporation will not be amended in the transaction; (ii) each holder of shares of the surviving corporation that were outstanding immediately before the effective date of the merger will hold the same number of shares with identical rights immediately after the merger; (iii) the voting power of the outstanding shares of the corporation entitled to vote immediately after the merger, plus the voting power of the shares of the corporation entitled to vote and issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% the voting power of the outstanding shares of the corporation entitled to vote immediately before the transaction; and (iv) the number of participating shares of the corporation immediately after the merger, plus the number of participating shares of the corporation issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% the number of participating shares of the surviving corporation outstanding immediately before the merger. The articles of incorporation of any corporation may supersede the majority vote requirement by specifying a greater vote requirement. Analysts' articles of incorporation do not require a greater vote.
Fiduciary Duties of Directors
Under New York Law, a director must discharge his duties of the position of director in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances.
Under Minnesota law, a director must discharge the duties of the position of director in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
Interested Party Transactions
New York Law provides that a contract or other transaction between a corporation and one or more of its directors, or between a corporation and an any other entity in which one or more of its directors are directors, officers, or have a financial interest, is not void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the board, or of a committee thereof, which approves such contract or transaction, or that his or their votes are counted for such purpose if: (i) the material facts as to such director's interest in such contract or transaction and as to any such common directorship, officeship or financial interest are disclosed in good faith or known to the board or committee, and the board or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director (but such interested director may be counted in determining the presence of a quorum) or, if the votes of the disinterested directors are insufficient to constitute an act of the board as defined by New York law, by unanimous vote of the
Generally, under Minnesota law, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and an organization in or of which one or more of its directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable because the director or directors or the other organizations are parties or because the director or directors are present at the meeting of the shareholders or the board or a committee at which the contract or transaction is authorized, approved, or ratified, if: (i) the contract or transaction was, and the person asserting the validity of the contract or transaction sustains the burden of establishing that the contract or transaction was, fair and reasonable as to the corporation at the time it was authorized, approved, or ratified; (ii) the material facts as to the contract or transaction and as to the director's or directors' interest are fully disclosed or known to the holders of all outstanding shares, whether or not entitled to vote, and the contract or transaction is approved in good faith by (a) the holders of 2/3 of the voting power disinterested directors; or (ii) the material facts as to such director's interest in such contract or transaction and as to any such common directorship, officeship or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by the vote of such shareholders. If a contract or other transaction referenced above is not approved in the manner noted above, the corporation may avoid the contract or transaction unless the party or parties thereto shall establish affirmatively that the contract or transaction was fair and reasonable as to the corporation at the time it was approved by the board, a committee or the shareholders.
of the shares entitled to vote which are owned by persons other than the interested director or directors, or (b) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote; or (iii) the material facts as to the contract or transaction and as to the director's or directors' interest are fully disclosed or known to the board or a committee, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a majority of the board or committee, but the interested director or directors shall not be counted in determining the presence of a quorum and shall not vote.
See the above description under Certain Business Combination Restrictions regarding transactions with certain shareholders.
Furthermore, (i) a resolution fixing the compensation of a director or fixing the compensation of another director as a director, officer, employee, or agent of the corporation, is not void or voidable or considered to be a contract or other transaction between a corporation and one or more of its directors even though the director receiving the compensation fixed by the resolution is present and voting at the meeting of the board or a committee at which the resolution is authorized, approved, or ratified or even though other directors voting upon the resolution are also receiving compensation from the corporation; and (ii) a director has a material financial interest in each organization in which the director, or the spouse, parents, children and spouses of children, brothers and sisters and spouses of brothers and sisters, and the brothers and sisters of the spouse of the director, or any combination of them have a material financial interest. A contract or other transaction between a corporation and the spouse, parents, children and spouses of children, brothers and sisters, spouses of brothers and sisters, and the brothers and sisters of the spouse of a director, or any combination of them, is considered to be a transaction between the corporation and the director.

Shareholder Suits
New York Law provides that a shareholder may bring a derivative action to enforce the right of a corporation to procure judgment in its favor. The complaint must allege that the plaintiff is a shareholder at the time the action is brought and was a holder at the time of the transaction of which the plaintiff complains, or that the plaintiff's shares or interest therein devolved upon him by operation of law. The complaint shall set forth with particularity, the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort. The derivative cause of action may not be used by a shareholder to assert individual rights by mere reliance on his or her status as the owner of the corporation's securities. The shareholder who brings a derivative action must allege the damage done to the corporation as a whole. New York Law also provides that a shareholder may initiate a direct action against a corporation when the shareholder asserts injuries that are separate and distinct from the injuries sustained by any other shareholders.
Minnesota law provides that a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation has failed to enforce a right which may properly be asserted by it. The complaint must allege that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff's share thereafter devolved on the plaintiff by operation of law. The complaint must also allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action from the directors of the corporation and, if necessary, from the other shareholders, and the reasons for the plaintiff's failure to obtain the action or for not making the effort. The derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interest of the shareholders or members similarly situated in enforcing the right of the corporation or association. Minnesota law also provides that a shareholder may initiate a direct action against a corporation when the shareholder asserts injuries that are separate and distinct from the injuries sustained by any other shareholders.
Inspection of Books and Records
Under New York Law, a shareholder has the right to examine and copy the minutes and proceedings of the corporation upon demonstrating a proper purpose. Inspection may be denied to a shareholder in the event that he or she refuses to furnish an affidavit showing that the inspection is (i) not for a purpose against the best interests of the business and (ii) that he or she has not within five years sold or offered for sale a list of shareholders to outside parties.
Minnesota law grants a shareholder, beneficial owner, or a holder of voting trust certificate of a publicly held corporation (i) the right, upon written demand identifying a proper purpose, to examine and copy the share register and other records of the corporation related to that proper purpose; and (ii) the right to inspect, after written demand, certain other enumerated records of the corporation. A proper purpose is one reasonably related to the person's interest as a shareholder, beneficial owner, or holder of a voting trust certificate of the corporation.

LEGAL MATTERS

        The legality of CHC common stock offered by the joint proxy statement/prospectus and certain United States federal income tax consequences of the merger will be passed upon for CHC by Sills Cummis Epstein & Gross P.C., which from time to time acts as counsel and tax counsel for CHC and its subsidiaries.

        Certain United States federal income tax consequences of the merger will be passed upon for Analysts by its tax counsel, Fredrikson & Byron, P.A., which from time to time acts as counsel for Analysts and its subsidiaries.

EXPERTS

        The consolidated financial statements, the related financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from CHC's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Grant Thornton LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements, the related consolidated financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from Analysts Annual Report on Form 10-K for the year ended January 1, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the change in the method of accounting for goodwill and certain intangibles in 2002, express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, CHC's board of directors knows of no matters that will be presented for consideration at the special meeting of CHC shareholders other than as described in this joint proxy statement/prospectus.

        As of the date of this joint proxy statement/prospectus, Analysts' board of directors knows of no matters that will be presented for consideration at the special meeting of Analysts shareholders other than as described in this joint proxy statement/prospectus.

FUTURE SHAREHOLDER PROPOSALS

        CHC's 2005 annual meeting of shareholders is scheduled to take place in mid-May, 2006. The deadline for submission of shareholder proposals for inclusion in CHC's proxy materials for the 2004 CHC annual meeting was December 10, 2004.

        If a CHC shareholder intends to present a proposal at the 2005 annual meeting and has not requested timely inclusion in CHC's proxy materials for that meeting as described in the preceding paragraph, CHC must receive notice of the proposal no later than March 1, 2006. If CHC receives notice of the proposal by that date and advises shareholders in next year's proxy materials about the nature of the matter and how CHC management intends to vote on such matter, CHC may use its discretionary authority to vote on the proposal. If CHC does not receive notice of the proposal by March 1, 2006, CHC may use its discretionary authority to vote on the proposal if the shareholder does present it at the annual meeting.

        Notices of proposals for the 2005 annual meeting should be addressed to Secretary, Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495. CHC reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

        Applicable Minnesota law limits the business that may be transacted at a special meeting of shareholders to matters relating to the purposes of the meeting stated in the notice of the meeting. Accordingly, shareholders may not submit other proposals for consideration at the special meeting.

        Any appropriate proposal submitted by a shareholder of Analysts and intended to be presented at the 2006 annual meeting of shareholders must be received by Analysts by December 23, 2005, to be considered for inclusion in Analysts' proxy materials for the 2006 annual meeting. Also, if a shareholder proposal intended to be presented at the 2006 annual meeting but is not included in Analysts' proxy materials is received by Analysts after March 8, 2006, then management named in Analysts' proxy form for the 2006 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in Analysts' proxy material.

        Analysts' 2006 annual meeting of shareholders is scheduled to take place in late May. Analysts will hold a 2006 annual meeting of Analysts shareholders only if the merger is not completed before the time of such meeting. If the merger is not completed, Analysts shareholders may present proper proposals for consideration at the 2006 annual meeting of Analysts shareholders by submitting the proposals in writing to the Secretary of Analysts.

        Any such proposal must meet the requirements of the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy documents.

        All submissions should be made to the Corporate Secretary at Analysts' principal offices at 3601 West 76th Street, Minneapolis, Minnesota 55434.

WHERE YOU CAN FIND MORE INFORMATION

        CHC and Analysts file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Securities and Exchange Commission's public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

        The Securities and Exchange Commission allows CHC and Analysts to "incorporate by reference" information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents set forth below that CHC and Analysts have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about CHC and Analysts that is not included in or delivered with this joint proxy statement/prospectus.

CHC FILINGS

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 16, 2005.

  •
  Definitive Proxy Statement on Schedule 14A filed on April 12, 2005.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005.

  •
  Current Reports on Form 8-K, filed on each of April 12, 2005, April 13, 2005 and April 14, 2005.

  •
  Form 8-A filed on July 7, 1989 describing the common stock of CHC.

ANALYSTS FILINGS

  •
  Annual Report on Form 10-K for the year ended January 1, 2005, filed on March 17, 2005.

  •
  Quarterly Report on Form 10-Q for the quarter ended April 2, 2005, filed on May 10, 2005.

  •
  Definitive Proxy Statement on Schedule 14A filed on April 22, 2005.

  •
  Current Reports on Form 8-K, filed on April 13, 2005, April 15, 2005 (two filings), April 20, 2005, May 26, 2005, May 27, 2005 and July 8, 2005.

        CHC and Analysts also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of CHC, the date of the completion of the merger, and, in the case of Analysts, the date of the special meeting of Analysts' shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        CHC has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to CHC and Analysts has supplied all such information relating to Analysts.

        You also may obtain the documents incorporated by reference from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. You may request a document incorporated by reference in this joint proxy statement/prospectus by writing or calling the company that filed it at the following address:

Computer Horizons Corp. 49 Old Bloomfield Avenue Mountain Lakes, New Jersey 07046-1495 Attn: Investor Relations	Analysts International Corporation 3601 West 76th Street Minneapolis, Minnesota 55435-3000 Attn: Investor Relations

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 4, 2005. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of CHC common stock in the merger creates any implication to the contrary.

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

COMPUTER HORIZONS CORP.,

ANALYSTS INTERNATIONAL CORPORATION

and

JV MERGER CORP.

Dated as of April 12, 2005

Annex A - Page i

ARTICLE VI ADDITIONAL COVENANTS		39
6.01	No Solicitation	39
6.02	Joint Proxy Statement; Registration Statement	41
6.03	Access to Information	42
6.04	Board Recommendations; Shareholders' Meetings	43
6.05	Legal Conditions to Merger	45
6.06	Tax-Free Reorganization	45
6.07	NASDAQ Listing	45
6.08	Stock Plans and Other Options	45
6.09	Consents	46
6.10	Additional Agreements; Reasonable Best Efforts	46
6.11	Confidentiality Agreements	47
6.12	Section 16 Matters	47
6.13	Public Announcements	47
6.14	Notices of Certain Events	47
6.15	No Takeovers Statutes Apply	48
6.16	No Acquisition of Common Stock	48
6.17	Maintenance of Insurance Coverage	48
6.18	Rights Agreements	48
ARTICLE VII CONDITIONS PRECEDENT		48
7.01	Conditions to Each Party's Obligation To Effect the Merger	48
7.02	Additional Conditions to Obligations of Analysts	49
7.03	Additional Conditions to Obligations of Horizons and JV Merger	50
ARTICLE VIII CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME		50
8.01	Employee Matters	50
8.02	Indemnification	51
8.03	Directors and Officers Liability Insurance	51
8.04	JV Merger Organizational Documents; Governance Matters	52
ARTICLE IX TERMINATION		52
9.01	Generally	52
9.02	Procedure and Effect of Termination and Abandonment	53

Annex A - Page ii

ARTICLE X MISCELLANEOUS PROVISIONS		54
10.01	Termination of Representations and Warranties	54
10.02	Amendment and Modification	54
10.03	Extension; Waiver	54
10.04	Expenses and Termination Fees	54
10.05	Additional Agreement	56
10.06	Notices	56
10.07	Assignment; No Third-Party Beneficiaries	57
10.08	Certain Definitions and Interpretations	57
10.09	Governing Law	60
10.10	Counterparts	60
10.11	Headings; Internal References	60
10.12	Entire Agreement	60
10.13	Severability	60
10.14	Equitable Remedies	60
10.15	Disclosure Schedules	61
10.16	Reliance on Representations	61
10.17	Waiver of Jury Trial	61
Exhibits
A - Articles of Incorporation of Surviving Corporation
B - Bylaws of Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of April 12, 2005, by and among Computer Horizons Corp., a New York corporation ("Horizons"), Analysts International Corporation, a Minnesota corporation ("Analysts"), and JV Merger Corp., a newly formed Minnesota corporation and direct, wholly owned subsidiary of Horizons ("JV Merger").

RECITALS

        A.    The Board of Directors of each of Horizons, JV Merger and Analysts deems it advisable and in the best interests of the respective corporation and its stockholders that Horizons and Analysts combine in a merger of equals to advance the long-term business interests of Horizons and Analysts and each has approved this Agreement and the transactions contemplated hereby.

        B.    The strategic combination of Horizons and Analysts shall be effected by the terms of this Agreement through a transaction in which JV Merger will be merged with and into Analysts (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.10 per share, of Analysts ("Analysts Common Stock"), other than Analysts Common Stock owned by Horizons, JV Merger or Analysts or any of their Subsidiaries, will be converted into the right to receive common stock, par value $.10 per share, of Horizons ("Horizons Common Stock") as set forth herein.

        C.    For federal income tax purposes, it is intended that the Merger qualify as reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitute a plan of reorganization.

        D.    The Board of Directors of each of Horizons and Analysts has determined to recommend to its stockholders the approval and adoption of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows (terms not otherwise defined herein shall have the meanings set forth in Section 10.08):

ARTICLE I

THE MERGER

        1.01    Merger.    At the Effective Time (as defined in Section 1.02) and in accordance with the terms of this Agreement and the Minnesota Business Corporation Act (the "MBCA"), JV Merger shall be merged with and into Analysts, and the separate corporate existence of JV Merger shall thereupon cease. Analysts shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the MBCA.

        1.02    Effective Time of the Merger.    The Merger shall become effective (the "Effective Time") upon the filing of articles of merger including a plan of merger (collectively, the "Certificate of Merger") with the Minnesota Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA and the terms of this Agreement or at such later date or time as Horizons and Analysts agree and specify in the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable, but no more than three business days (unless Horizons and Analysts shall otherwise agree) following the later of (a) the receipt of the respective votes of the stockholders of Horizons and the stockholders of Analysts as contemplated by Section 6.04, and (b) the satisfaction or waiver (to the extent waivable under Article VII) of all conditions to the consummation of the Merger set forth in Article VII (other than the delivery of an officers' certificate required by Section 7.02(f), Section 7.03(f), and the delivery of the legal opinions

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required by Sections 7.02(e) and 7.03(e) so long as such conditions are satisfied or waived at the Closing (as defined in Section 3.01)).

        1.03    Articles of Incorporation and By-Laws.    At the Effective Time, the Articles of Incorporation and Bylaws of JV Merger, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to "Analysts International Corporation". The parties agree that, and agree to take all action in order that, immediately prior to the Effective Time, the Articles of Incorporation and Bylaws of JV Merger shall be in the forms attached hereto as Exhibits A and B, respectively.

        1.04    Directors and Officers.

        (a)   The directors of JV Merger immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors are elected pursuant to Section 1.05 below.

        (b)   The officers of Analysts immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        1.05    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Analysts and JV Merger shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Analysts and JV Merger shall become the debts, liabilities and duties of the Surviving Corporation. Immediately after the Effective Time, Horizons, as sole shareholder of the Surviving Corporation, shall elect a new Board of Directors of the Surviving Corporation comprised of two individuals selected by Analysts prior to the Effective Time and two individuals selected by Horizons prior to the Effective Time and such board shall appoint the Surviving Corporation's officers.

ARTICLE II

CONVERSION OF SHARES

        2.01    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a)   Each share of Analysts Common Stock issued and outstanding immediately before the Effective Time (other than shares of Analysts Common Stock held of record by Horizons, JV Merger, Analysts and any of their Subsidiaries) shall be converted into the right to receive one and fifteen-hundredths (1.15) fully paid and nonassessable shares (the "Merger Consideration") of Horizons Common Stock, subject to Section 2.05.

          (b)   Each issued and outstanding share of capital stock of JV Merger shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

        2.02    Effect of Conversion on Shares of Analysts Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Analysts Common Stock issued and outstanding immediately prior to the Effective Time, will cease to exist and will cease to be outstanding as a result of their conversion pursuant to Section 2.01, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Analysts Common Stock (a "Certificate") will thereafter cease to have any rights with respect to such shares of Analysts Common Stock, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of Horizons Common Stock to be issued in consideration therefore pursuant to

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Section 2.05, and any dividends or other distributions payable pursuant to Section 2.06(d), in each case in accordance with this Article II, upon surrender of such Certificate.

        2.03    Cancellation of Shares of Analysts Common Stock Held by Horizons, Analysts, JV Merger and Subsidiaries.    At the Effective Time, each share of Analysts Common Stock held of record by Horizons, Analysts, JV Merger and any of their Subsidiaries immediately prior to the Effective Time will, by virtue of the Merger, cease to exist and cease to be outstanding and will be canceled and no stock of Horizons or other consideration shall be delivered in exchange therefor.

        2.04    Stock Options.    At the Effective Time, each outstanding option to purchase shares of Analysts Common Stock granted under any employee stock option or compensation plan of, or other arrangement with, Analysts shall be assumed by Horizons in accordance with Section 6.08.

        2.05    Fractional Shares.    No fractional shares of Horizons Common Stock shall be issued in the Merger. All fractional shares of Horizons Common Stock to which a holder of Analysts Common Stock would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share would otherwise result from this aggregation or otherwise be issuable, the stockholder shall be entitled upon the surrender of the stockholder's Certificate(s) to receive from Horizons an amount in cash in lieu of the fractional share, based on the per-share closing sale price of Horizons Common Stock on the NASDAQ National Market ("NASDAQ") as reported by The Wall Street Journal (or if not reported thereby, any other authoritative source) on the trading day immediately preceding the Effective Time. Horizons will make available to the Exchange Agent the cash necessary to pay for fractional shares.

        2.06    Exchange of Certificates.

        (a)   Prior to the Effective Time, Horizons shall authorize Registrar & Transfer Company, or such other firm as is reasonably acceptable to Analysts, to serve as exchange agent hereunder (the "Exchange Agent") pursuant to an agreement reasonably acceptable to Analysts. At or immediately following the Effective Time, Horizons shall cause to be deposited in trust with the Exchange Agent, for the benefit of the holders of Analysts Common Stock, certificates representing the number of whole shares of Horizons Common Stock to which the holders of Analysts Common Stock are entitled under this Article II, and shall agree in writing with the Exchange Agent to deposit in trust with the Exchange Agent, as needed, cash sufficient to pay for fractional shares in accordance with Section 2.05 (such cash amounts and certificates are referred to herein collectively as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Horizons, deliver the number of shares of Horizons Common Stock and pay the amounts of cash provided for in Section 2.05 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Horizons and shall become part of the Exchange Fund. The Exchange Fund may not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed by Analysts and Horizons before the Effective Time. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Horizons. Any interest and other income resulting from such investments will be paid to Horizons.

        (b)   As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each record holder (other than Horizons, JV Merger and Analysts or any of their Subsidiaries who, as of the Effective Time, was a holder of a Certificate a letter of transmittal and instructions for use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the letter of transmittal shall so reflect.

        (c)   Upon surrender to the Exchange Agent of a Certificate representing shares of Analysts Common Stock, together with the letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed, and countersigned, as appropriate) representing the number of whole shares

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of Horizons Common Stock to which that holder of Analysts Common Stock is entitled pursuant to the provisions of Section 2.01, and (ii) as to any fractional share, a check representing the cash consideration to which the holder is entitled under Section 2.05, and the Certificate so surrendered shall be canceled. No interest will be paid or accrued on any cash payable for fractional shares upon surrender of a Certificate. Horizons shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Horizons Common Stock if the certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that Horizons shall not pay any transfer or other tax if payment of any such tax by Horizons would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the applicable Merger Consideration to be received pursuant to this Article II upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange shall pay in advance any transfer or other taxes required by reason of the issuance of the applicable Merger Consideration to such other person, or establish to the satisfaction of the Exchange Agent that the tax has been paid or that no tax is applicable.

        (d)   From the Effective Time until surrender in accordance with this Section 2.06, each Certificate (other than any Certificates representing shares held of record by Horizons, JV Merger or Analysts or any of their Subsidiaries) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the applicable Merger Consideration into which those shares of Analysts Common Stock shall have been converted. No dividends or other distributions that are otherwise payable with respect to the applicable Merger Consideration will be paid to persons entitled to receive the applicable Merger Consideration until they surrender their Certificates. Subject to the effect of applicable abandoned property, escheat, and similar laws, promptly after surrender of a Certificate, there shall be paid to the person in whose name the applicable Merger Consideration is issued any dividends or other distributions on such applicable Merger Consideration that shall have a record date on or after the Effective Time and before surrender, provided that if the payment date for any dividend or other distribution is after the date of surrender, the payment shall be made on the payment date. Persons entitled to receive dividends or other distributions shall not be entitled to receive interest on them. Horizons shall make available to the Exchange Agent from time to time the cash necessary to make payments of dividends or other distributions on Horizons Common Stock and any such cash shall become part of the Exchange Fund.

        (e)   In the case of any lost, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to the holder of the consideration described in Section 2.01 and 2.05, to deliver to Horizons a written indemnity agreement in form and substance reasonably acceptable to Horizons and, if reasonably deemed advisable by Horizons, a bond in such reasonable sum as Horizons may direct as indemnity against any claim that may be made against the Exchange Agent, the Surviving Corporation or Horizons with respect to the Certificate alleged to have been lost, stolen, or destroyed.

        (f)    After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation or Horizons of the shares of Analysts Common Stock that were outstanding immediately before the Effective Time. If, on or after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Sections 2.01 and 2.05. After the Effective Time, Horizons shall cause the shares of Analysts Common Stock to be delisted from NASDAQ.

        (g)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of Analysts six months after the Effective Time shall be returned to Horizons, upon demand, and any holder who has not complied with this Section 2.06 shall thereafter look only to Horizons, and (subject to abandoned

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property, escheat, or similar laws) only as a general creditor thereof, for issuance of the applicable Merger Consideration and other consideration to which the holder is entitled hereunder; provided, however, that to the fullest extent permitted by law, none of the Exchange Agent, Horizons, or the Surviving Corporation shall be liable to a holder of shares of Analysts Common Stock for any amount required to be paid to a public official under any applicable abandoned property, escheat, or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of Horizons Common Stock, any cash in lieu of fractional shares of Horizons Common Stock or any dividends or other distributions with respect to Horizons Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Horizons, free and clear of all claims or interest of any person previously entitled thereto.

        (h)   The parties hereto acknowledge that each certificate representing a number of shares of Horizons Common Stock issued pursuant to this Article II shall, pursuant to the Horizons Rights Agreement (as described in Section 4.02(b)), also represent the number of Horizons preferred stock purchase rights associated with such number of shares of Horizons Common Stock at the Effective Time.

        2.07    Adjustment to Merger Consideration.    The applicable Merger Consideration shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, reorganization, reclassification, exchange, subdivision, combination of, or other similar change in Horizons Common Stock or Analysts Common Stock after the date of this Agreement and prior to the Effective Time to provide to holders of Analysts Common Stock the same economic effect and percentage ownership of Horizons Common Stock as contemplated by this Agreement prior to such change in Horizons Common Stock or Analysts Common Stock; provided that the foregoing shall not permit Analysts or Horizons to take any action that is prohibited under this Agreement.

        2.08    Withholding Rights.    The Surviving Corporation or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provisions of state, local or foreign tax Law. To the extent that amounts are withheld by the Surviving Corporation, Horizons or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of whom such deduction and withholding was made by the Surviving Corporation, Horizons or the Exchange Agent, as the case may be.

ARTICLE III

CLOSING

        3.01    Generally.    Subject to the provisions of Article VII, the closing (the "Closing") of the transactions contemplated hereby shall occur at 10:00 a.m., New York City time, two (2) business days following the special meetings of the shareholders of Horizons and of the stockholders of Analysts to be called under Section 6.04, or at such other date or time as Horizons and Analysts may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Sills Cummis Epstein & Gross P.C. in Newark, New Jersey, or at such other place as Horizons and Analysts may mutually agree.

        3.02    Deliveries at the Closing.    Subject to the provisions of Article VII, at the Closing:

          (a)   there shall be delivered to Horizons, JV Merger and Analysts the certificates and other documents and instruments the delivery of which is contemplated under Article VII; and

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          (b)   JV Merger and Analysts shall cause the Certificate of Merger to be filed as provided in Section 1.02 and shall take all other lawful actions necessary to cause the Merger to become effective.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        As used with respect to Analysts or Horizons, as the case may be, the term "Material Adverse Effect" or "Material Adverse Change" means (i) any change, event, inaccuracy, violation, circumstance or effect, individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), operations, results of operations, properties or financial condition of the party and its Subsidiaries taken as a whole, other than changes or effects (A) caused by changes in general economic or securities markets conditions, (B) that affect the business in which such party and its Subsidiaries operate in general and that do not have a materially disproportionate effect on such party and its Subsidiaries, (C) resulting from acts of terrorism or war (whether or not declared) that do not have a materially disproportionate effect on such party and its Subsidiaries, (D) resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby (including any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement), (E) resulting from compliance with the terms and conditions of this Agreement, or (F) in the market price or trading volume of the party's common stock, or (ii) a material impairment on the ability of the party and its Subsidiaries to consummate the transactions contemplated by this Agreement or prevent or materially delay such consummation of the transaction contemplated by this Agreement.

        4.01    Representations and Warranties of Analysts.    Except (i) as otherwise disclosed in any Analysts SEC Report (as defined below) filed with the SEC prior to the date hereof (other than any risk factors or forward looking statements contained therein, which shall not modify, qualify or otherwise affect the representations and warranties set forth in this Section 4.01) or (ii) as otherwise set forth in the disclosure schedule delivered by Analysts to Horizons concurrently with the execution of this Agreement (the "Analysts Disclosure Schedule"), Analysts represents and warrants to Horizons and JV Merger as set forth below. Each exception set forth in the Analysts Disclosure Schedule, and any other information included in the Analysts Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall be deemed to be disclosed solely for the purpose of such section or subsection of this Agreement and not to another section or subsection of this Agreement; provided that any disclosure in the SEC Reports or the Analysts Disclosure Schedule shall also be deemed to be disclosed for the purpose of any section or subsection of this Agreement to which the applicability of such disclosure is reasonably apparent from such disclosure. Inclusion of any information in the Analysts Disclosure Schedule shall not be construed as an admission that such information is material to Analysts or any of its Subsidiaries or was not entered into in the ordinary course of business.

        (a)   Organization, Standing, Qualification.    Analysts is a corporation and each of its Subsidiaries is a corporation or other entity (as identified in the Analysts Disclosure Schedule) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Analysts Disclosure Schedule) and has the requisite corporate or other entity, as applicable, power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Analysts and its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have a Material Adverse Effect on Analysts. Complete and correct copies of the Articles or Certificate of Incorporation and Bylaws or similar

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charter or organizational documents of Analysts and each of its Subsidiaries currently in effect have been made available to Horizons. Each such instrument is in full force and effect.

        (b)   Capitalization.    The authorized capital stock of Analysts consists solely of the following: 120,000,000 shares of Analysts Common Stock, of which, as of April 11, 2005, 24,792,255 shares were issued and outstanding. No shares of Analysts Common Stock are held in the treasury of Analysts. All of the issued and outstanding shares of capital stock of Analysts and each of its corporate Subsidiaries, and all of the equity interests of each of its Subsidiaries, have been duly authorized and validly issued, are fully paid and nonassessable (in the case of such capital stock), were not granted in violation of any statutory preemptive rights, and were issued in compliance with all applicable federal and state securities laws. The total number of shares of Analysts Common Stock outstanding (assuming the issuance of any shares of Analysts Common Stock issuable upon the exercise of any option, warrant or other security convertible into Analysts Common Stock or any shares reserved for issuance pursuant to an employee stock purchase plan, a 401(k) plan, an equity participation plan, a subscription agreement or the like) on the date hereof is 31,236,737. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, or other agreements or commitments of any character pursuant to which Analysts or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Analysts or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 2,502,458 shares of Analysts Common Stock, and (ii) the Restated Rights Agreement, dated as of June 18, 1998 between Analysts and Norwest Bank Minnesota, N.A., as Rights Agent, as amended (the "Analysts Rights Agreement") pursuant to which each outstanding share of Analysts Common Stock has attached to it certain rights (the "Analysts Rights") to purchase one share of Analysts Common Stock, at a purchase price of $160 per share (subject to adjustment). The Analysts Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of April 2, 2005 held outstanding options to acquire shares of Analysts Common Stock (the "Analysts Stock Options") under the Analysts Stock Option Plans or under any other equity incentive plan or arrangement of Analysts and its Subsidiaries, indicating, with respect to each Analysts Stock Option then outstanding, the original intended tax status of such option under Section 422 of the Code, the number of shares of Analysts Common Stock subject to such Analysts Stock Option, the name of the plan under which such Analysts Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Analysts Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Analysts has made available to Horizons true, complete and correct copies of all Analysts Stock Option Plans and the forms of all stock option agreements evidencing outstanding Analysts Stock Options. There are no preemptive rights, rights of first refusal, rights of first offer, or any similar rights granted by Analysts or any of its Subsidiaries with respect to the securities of Analysts or any of its Subsidiaries. As of the date of this Agreement, there are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Analysts or any of its Subsidiaries or similar agreements or commitments obligating Analysts or any Subsidiary of Analysts to make cash payments pursuant to any stock based or stock related plan based upon the market price performance of Analysts Common Stock. Analysts owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests of every class of each of its Subsidiaries, free and clear of all Liens, security interests, pledges, charges, and other encumbrances. The Analysts Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association in which Analysts has any direct or indirect equity ownership interest, including the nature of the equity interest held by Analysts therein. There are no voting trusts or

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agreements or arrangements to which Analysts or any of its Subsidiaries is a party or of which Analysts otherwise has knowledge with respect to the voting of its capital stock. There are no commitments or agreements or commitments of any character to which Analysts is bound obligating Analysts to accelerate the vesting of any option as a result of the Merger. No bonds, debentures, notes or other evidences or indebtedness having the right to vote on any matters on which stockholders of Analysts may vote are issued or outstanding. Other than its Subsidiaries, Analysts does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for highly liquid investments with an original maturity date of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice.

        (c)   Authorization and Execution.

          (i)    Analysts has the corporate power and authority to execute and deliver this Agreement and, subject to approval by Analysts' stockholders at the special meeting of stockholders referred to in Section 4.01(c)(ii), to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Analysts have been duly authorized by the Board of Directors of Analysts, and no further corporate action of Analysts, other than the approval of its stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Analysts and, assuming the accuracy of the representations and warranties of Horizons and JV Merger set forth in Section 4.02(c), constitutes the legal, valid, and binding obligation of Analysts, enforceable against Analysts in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

          (ii)   Analysts' Board of Directors has at a meeting duly called and held: (A) unanimously determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of Analysts and its stockholders; (B) unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement; and (C) unanimously resolved to recommend approval of this Agreement and the Merger by its stockholders (the "Analysts Voting Proposal"). No other corporate proceedings on the part of Analysts are necessary to authorize or approve this Agreement or to consummate the transactions contemplated by this Agreement, except for the approval of the Analysts Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of the Analysts Common Stock entitled to vote at a meeting (the "Analysts Shareholders' Meeting") of the stockholders of Analysts convened to consider and vote upon the Analysts Voting Proposal (the "Requisite Analysts Shareholder Approval"). A committee of disinterested directors of the Analysts Board has unanimously approved the Merger and the other transactions contemplated hereby by the Analysts Board under the provisions of Section 302A.673 of the MBCA such that Section 302A.673 of the MBCA does not prohibit (i) this Agreement, (ii) the transactions contemplated hereby or (iii) "business combinations" (as defined in such Section 302A.673) between Horizons and the Surviving Corporation after the Effective Time.

        (d)   No Conflicts.    Neither the execution and delivery of this Agreement by Analysts nor the consummation by Analysts of the transactions contemplated hereby in accordance with their terms, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws, Articles of Organization, operating agreement, or similar charter or organizational documents, as currently in effect, of Analysts or any of its Subsidiaries; (ii) require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the businesses or assets of Analysts or any of its Subsidiaries, except for (A) the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) filings as may be required under foreign antitrust or competition Laws,

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(C) the filing of the Certificate of Merger with the Minnesota Secretary of State, (D) the filing of the Joint Proxy Statement (as defined in Section 4.01(g) hereof) with the Securities and Exchange Commission ("SEC") in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (E) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rule 425 under the Securities Act of 1933, as amended (the "Securities Act"), in each case as they may be required in connection with this Agreement and the transactions contemplated hereby, (F) any filings by Analysts with NASDAQ and (G) filings required by state securities laws or other "blue sky" laws; (iii) violate any statute, law, ordinance, rule, or regulation applicable to Analysts or any of its Subsidiaries, any permit or governmental authorization or any injunction, judgment, order, writ, or decree to which Analysts or any of its Subsidiaries or any of their respective assets has been specifically identified as subject; or (iv) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of any Lien on the assets of Analysts or any of its Subsidiaries under, any Analysts Material Contract (as defined in Section 4.01(j)), except, in the case of clauses (iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or Lien, or the failure to make such filing or obtain such consent or approval would not be reasonably likely to have a Material Adverse Effect on Analysts.

        (e)   Compliance; Permits.

          (i)    Analysts is, and since January 1, 2001 has been, in material compliance with and is not in material default or violation of (and have not received any written notice of material non-compliance, default or violation with respect to) any Law applicable to Analysts or by which any of its properties are bound or affected.

          (ii)   Analysts holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and approvals from Governmental Entities that are material to the operation of its business as currently conducted (collectively, the "Analysts Permits"). The Analysts Permits are in full force and effect, have not been violated in any material respect and, to Analysts' knowledge, no suspension, revocation, or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or threatened, seeking the suspension, revocation or cancellation of any Analysts Permits. No Analysts Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Material Adverse Effect on Analysts.

        (f)    SEC Reports; Financial Statements; Undisclosed Liabilities; SEC Inquiries.

          (i)    Analysts has made available to Horizons, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of its fiscal years ended December 31, 2000 through January 1, 2005, (B) all proxy statements relating to Analysts' meetings of stockholders (whether annual or special) held since January 1, 2000, and (C) all other reports, registration statements, and other filings (including amendments to previously filed documents) filed by Analysts with the SEC since January 1, 2000 (all such reports, proxy statements, registration statements, and filings, other than the Joint Proxy Statement (as defined in Section 4.01(g)), being herein collectively called the "Analysts SEC Reports" and individually called an "Analysts SEC Report"). Taking into account any amendments and supplements filed prior to the date of this Agreement, no Analysts SEC Report, as of its filing date (and if amended or supplemented by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Analysts SEC Report at the time of its filing complied as to form in all

Annex A - Page 9

  material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Since January 1, 2000, Analysts has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act, the Securities Act, and the rules and regulations of the SEC.

          (ii)   Each set of the consolidated financial statements contained in the Analysts SEC Reports were, and the consolidated financial statements contained in Analysts SEC Documents to be filed from the date hereof until the Effective Date will be, prepared in accordance with generally accepted accounting principles and the published rules and regulations of the SEC applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial position of Analysts and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Analysts and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments which are not material, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

          (iii)  Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Analysts SEC Reports filed prior to the date hereof (the "Analysts Balance Sheet"), neither Analysts nor any of its Subsidiaries had, as of the date of the Analysts Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of Analysts prepared in accordance with generally accepted accounting principles as in effect on that date. From the date of the Analysts Balance Sheet to the date of this Agreement, neither Analysts nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Analysts dated as of the date of this Agreement prepared in accordance with generally accepted accounting principles as in effect on the date of this Agreement, other than those arising in the ordinary course of business (including trade indebtedness) since the date of the Analysts Balance Sheet and those that individually or in the aggregate might not be reasonably likely to have a Material Adverse Effect on Analysts.

          (iv)  The chief executive officer and the chief financial officer of Analysts have made all certifications required by, and nothing has come to their attention that would preclude them from being able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Analysts is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of NASDAQ. Neither Analysts nor any of its officers has received notice from the SEC or NASDAQ questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Analysts is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

          (v)   Neither Analysts nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Analysts and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such contract or

Annex A - Page 10

  arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Analysts or any of its Subsidiaries in Analysts' or its Subsidiaries' published financial statements.

          (vi)  Each set of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Analysts SEC Reports accurately reflects the revenues and costs relating to the Analysts Material Contracts for the period(s) covered thereby.

          (vii) To the knowledge of Analysts, there are currently no investigations or requests for information of any nature being undertaken with respect to the Analysts SEC Reports.

        (g)   Information to be Supplied by Analysts.    None of the information supplied or to be supplied by or on behalf of Analysts for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Horizons and JV Merger in connection with the issuance of shares of Horizons Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed, amended, supplemented or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Analysts for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Analysts Stockholders' Meeting and the Horizons Stockholders' Meeting (as defined in Section 4.02(c)(ii)) to be held in connection with the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to stockholders and at the times of the Analysts Shareholders' Meeting and the Horizons Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (except for information supplied by or on behalf of Horizons or JV Merger for inclusion therein) will comply as to form in all respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

        (h)   Absence of Certain Changes or Events.    From the date of the Analysts Balance Sheet to and including the date of this Agreement, Analysts and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither Analysts nor any of its Subsidiaries has:

          (i)    split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

          (ii)   purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any of its capital stock or any securities convertible into or exchangeable for any of its capital stock;

          (iii)  declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital (whether in cash, stock or property);

          (iv)  issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except (A) issuances of shares of Analysts Common Stock upon the exercise of options under Analysts incentive plans in accordance with the terms of such plans, (B) the issuance of Analysts Rights under the Analysts Rights Agreement in connection with the issuance of Analysts Common Stock permitted pursuant to this Agreement;

          (v)   sold, leased, licensed, or otherwise disposed of, pledged, granted a security interest in, or encumbered any assets or properties that were material to Analysts and its Subsidiaries, taken as a

Annex A - Page 11

  whole, other than sales or other dispositions in the ordinary course of business, or Permitted Liens (as defined in Section 10.08);

          (vi)  incurred, assumed, or guaranteed any indebtedness for money borrowed other than (A) borrowings incurred for working capital purposes under Analysts' existing revolving credit facilities, and (B) intercompany indebtedness;

          (vii) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by generally accepted accounting principles;

          (viii) increased the compensation or benefits of any officer or director of Analysts or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

          (ix)  entered into or amended any contract, agreement, employment, severance, or special pay arrangement with any employee of Analysts or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

          (x)   terminated an agreement with a material customer or been notified that a material customer is terminating, or is planning to terminate, its agreement with Analysts;

          (xi)  suffered any business interruption, damage to, or destruction of its properties, or other incident, occurrence, or event or change that would be reasonably likely to have a Material Adverse Effect on Analysts; or

          (xii) entered into a commitment, contract or agreement other than this Agreement, the effect of which would have the same result as the occurrence of any of the foregoing.

        (i)    Tax Matters.

          (i)    Analysts and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all federal, state, local, and foreign tax returns, reports, forms, or other similar statements ("Tax Returns") required to be filed by them with respect to gross income, net income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use, and other taxes of whatever kind and any interest, penalty, or addition to tax attributable thereto ("Taxes"), except for Tax Returns the non-filing of which would not reasonably be likely to have a Material Adverse Effect on Analysts, and have paid all Taxes shown on such Tax Returns to the extent they have become due. Analysts and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Analysts.

          (ii)   No Tax Return filed by Analysts or any of its Subsidiaries is the subject of any pending or, to the knowledge of Analysts, threatened audit, suit, proceeding, or claim by any Governmental Body (as defined in Section 10.08) as of the date of this Agreement. Neither Analysts nor any of its Subsidiaries has received, as of the date of this Agreement, a written notice of material deficiency or assessment of material additional Taxes that remains unresolved.

          (iii)  Analysts and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all material Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor (if any withholding is required), shareholder or other third party, except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Analysts.

          (iv)  Neither Analysts nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement or arrangement.

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           (v)  Analysts has delivered or made available to Horizons true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Analysts and each of its Subsidiaries.

          (vi)  There is no contract, agreement, plan, or arrangement covering any employee or former employee of Analysts or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible under Section 280G or Section 162(m) of the Code.

         (vii)  There are no Liens or encumbrances for Taxes on any of the assets of Analysts or any of its Subsidiaries, other than Permitted Liens.

        (viii)  The charges, accruals, and reserves for Taxes with respect to Analysts and its Subsidiaries reflected on the Analysts Balance Sheet are adequate under generally accepted accounting principles to cover the Tax liabilities of Analysts and its Subsidiaries accruing through the date thereof.

          (ix)  Neither Analysts nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

          (x)   Within the past five years, neither Analysts nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under section 355(a) of the Code.

          (xi)  Neither Analysts nor any of its Subsidiaries is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes (except the group of which Analysts is the parent).

          (xii) Neither Analysts nor any of its Subsidiaries has any material liability for any Taxes of any Person, other than Analysts or its Subsidiaries, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local or foreign law, or as a transferee, successor or by contract.

        (xiii)  There are no outstanding agreements or waivers extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which Analysts may be subject or liable. The federal income tax years of Analysts (or any consolidated group of which Analysts has been a member) that have been the subject of an audit are disclosed in the Analysts Disclosure Schedule.

        (xiv)  Analysts has not agreed, nor is it required to make, any material adjustment under sections 446(e) or 481(a) of the Code nor has it entered into any closing agreement pursuant to section 7121 of the Code or any other agreement with similar Tax purposes.

         (xv)  All transactions that could give rise to an understatement of federal income Tax have been adequately disclosed on the Tax Returns of Analysts and of its Subsidiaries in accordance with Section 6662(d)(2)(B) of the Code.

        (xvi)  Analysts is not a "United States real property holding corporation" as defined in Section 897 of the Code.

       (xvii)  No power of attorney has been granted by Analysts or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force.

        (j)    Agreements, Contracts and Commitments.

          (i)    For purposes of this Agreement, the term "Analysts Material Contracts" shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license,

Annex A - Page 13

  contract, agreement or other instrument or obligation to which Analysts or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, and which:

            (A)  has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by Analysts at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves or is reasonably likely to involve the payment or receipt of money in excess of $500,000 per year;

            (B)  involves or is reasonably likely to involve the payment or receipt of money in excess of $1,000,000 in any year;

            (C)  contains covenants limiting the freedom of Analysts or any of its Subsidiaries to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location;

            (D)  was made with any officer, director, Analysts employee or member of Analysts' Board of Directors or any service, operating or management agreement or arrangement with respect to any of Analysts' assets or properties (whether leased or owned), other than those that are terminable by Analysts on no more than thirty (30) days' notice without liability or financial obligation to Analysts;

            (E)  is a contract pursuant to which Analysts has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in part, by Analysts;

            (F)  includes indemnification, guaranty or warranty other than those contracts entered into the ordinary course of Analysts' business;

            (G)  is a mortgage, indenture, guarantee, capital lease agreement, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

            (H)  is a settlement agreement under which Analysts has ongoing obligations;

            (I)   is an Analysts Real Property Lease;

            (J)   is a partnership or joint venture agreement;

            (K)  is a material Intellectual Property agreement; or

            (L)  is a contract that is a "material contract" (as defined in Item 601(b) of Regulation S-K of the SEC)

          (ii)   All of the Analysts Material Contracts that are required to be filed as exhibits to the Analysts SEC Reports or, pursuant to Item 601(b) of Regulation S-K of the SEC, described therein, are so filed or described and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

          (iii)  The Analysts Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Horizons with respect to, all Analysts Material Contracts in effect as of the date hereof.

          (iv)  To the knowledge of Analysts, as of the date of this Agreement, (i) there is no breach or violation of or default by Analysts or any of its Subsidiaries under any of the Analysts Material Contracts, except such breach, violations and defaults as have been waived in writing, and (ii) no event has occurred with respect to Analysts or any of its Subsidiaries which, with modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the

Annex A - Page 14

  Analysts Material Contracts which breach, violation or default referred to in clauses (i) and (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Analysts.

        (k)    Intellectual Property.    The Analysts Disclosure Schedule contains a complete and correct list of all material patents and trademarks, trademark rights, trade names, service marks, service mark rights and copyrights and other proprietary intellectual property rights, and all applications for any of the foregoing owned by Analysts and its Subsidiaries as of the date of this Agreement. With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Analysts, to the knowledge of Analysts, Analysts or one of its Subsidiaries is the sole owner of or has the right to use and sell (with respect to Intellectually Property that is owned entirely by Analysts) without the payment of any fee or royalty to any other person (other than pursuant to Analysts Material Contracts or other agreements the non-disclosure of which therein does not constitute a misrepresentation under Section 4.01(j)) all Intellectual Property necessary to carry on their respective businesses as currently conducted. As of the date of this Agreement, neither Analysts nor any of its Subsidiaries has received any written notice that any material Intellectual Property owned by or exclusively licensed to Analysts and/or its Subsidiaries has been declared unenforceable or otherwise invalid by any court or governmental agency. As of the date of this Agreement, there is, to the knowledge of Analysts, no existing infringement, misappropriation or other violation by others of any Intellectual Property owned by or licensed to Analysts and/or its Subsidiaries. From January 1, 2002 to the date of this Agreement, neither Analysts nor any of its Subsidiaries has received any written notice including but not limited to oppositions alleging that the operation of the business of Analysts or any of its Subsidiaries or the use of the Intellectual Property either infringes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of others. Neither Analysts nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings that (i) restrict the rights of Analysts or any of its Subsidiaries to use any Intellectual Property material to the business of Analysts or any of its Subsidiaries as currently conducted, (ii) restrict in any material respect the conduct of business of Analysts or any of its Subsidiaries as currently conducted in order to accommodate any third party's Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by or exclusively licensed to Analysts or any of its Subsidiaries. The execution, delivery and performance of this Agreement by Analysts and the consummation by Analysts of the transactions contemplated hereby will not (A) constitute a breach by Analysts or its Subsidiaries of any instrument or agreement governing any Analysts Intellectual Property rights, (B) pursuant to the terms of any license or agreement relating to any Analysts Intellectual Property, cause the modification of any terms of any such license or agreement, (C) cause the forfeiture or termination of any Analysts Intellectual Property rights under the terms thereof, (D) give rise to a right of forfeiture or termination of any Analysts Intellectual Property rights under the terms thereof, or (E) impair the right of Analysts, its Subsidiaries, the Surviving Corporation or Horizons to make, have made, offer for sale, use sell, export or license any Analysts Intellectual Property rights or portion thereof pursuant to the terms thereof, except in the case for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Analysts.

        (l)    Litigation.    There is no litigation, arbitration, or administrative proceeding pending against or, to the knowledge of Analysts, threatened against Analysts or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have a Material Adverse Effect on Analysts, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Analysts nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency, commission, or other governmental authority. There has not been nor are there currently any internal investigations or inquiries being conducted by Analysts, the Analysts Board of Directors, or any

Annex A - Page 15

committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        (m)    Permits, Licenses, Authorizations; Compliance with Laws.    Analysts and each of its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations necessary to conduct its business, except where the failure to have any such license, franchise, permit, or other governmental authorization would not be reasonably likely to have a Material Adverse Effect on Analysts. Neither Analysts nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the existence of any such violation would not be reasonably likely to have a Material Adverse Effect on Analysts.

        (n)    Brokers or Finders.    Analysts has engaged Piper Jaffray & Co. ("Piper Jaffray") as its financial advisor in connection with the transactions contemplated by this Agreement and neither Analysts nor any of its Subsidiaries has engaged any broker, or finder in connection with the transactions contemplated hereby. Analysts shall be liable for and shall pay all obligations of Analysts under its engagement letter with Piper Jaffray. A copy of the engagement agreement with Piper Jaffray, together with all other agreements in effect with Piper Jaffray, has been provided to Horizons and except as set forth therein, no other fees are payable to Piper Jaffray with respect to this Agreement or the transactions contemplated hereby.

        (o)    Employment Matters.

          (i)    Each employee pension benefit plan ("Pension Plan"), as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employee welfare benefit plan ("Welfare Plan"), as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other material employee benefit plan or program ("Benefit Plan"), that is currently maintained by Analysts or any of its ERISA Affiliates (as defined below) or with respect to which Analysts or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the "Analysts Employee Plans" and individually, an "Analysts Employee Plan"), is listed in the Analysts Disclosure Schedule and, to the extent an Analysts Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Horizons. In addition, copies of the summary plan descriptions of each Benefit Plan, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed have been delivered or made available to Horizons.

          (ii)   Each of Analysts and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Analysts Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Analysts Employee Plans. No Pension Plan constituting an Analysts Employee Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in that section), whether or not material, as of the last day of the most recent plan year of the plan.

          (iii)  Each Analysts Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and

Annex A - Page 16

  other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan constituting an Analysts Employee Plan have been timely filed.

          (iv)  There is no litigation, arbitration, or administrative proceeding pending or, to the knowledge of Analysts, threatened against Analysts or any of its ERISA Affiliates or, to the knowledge of Analysts, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Analysts Employee Plan as of the date of this Agreement. Neither Analysts nor any of its ERISA Affiliates nor, to the knowledge of Analysts, any plan fiduciary of any Pension Plan or Welfare Plan constituting an Analysts Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Analysts Employee Plan.

          (v)   Neither Analysts nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (vi)  For purposes of this Section 4.01(o), the term "ERISA Affiliate" means (A) any trade or business with which Analysts is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Analysts is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Analysts is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which Analysts is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Analysts is aggregated under Section 414(o) of the Code.

          (vii) Except as would not reasonably be likely to have a Material Adverse Effect on Analysts, Analysts and its Subsidiaries (A) are in compliance with all applicable federal, state and foreign laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of any of them; (C) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them.

        (viii)  Neither Analysts nor any of its Subsidiaries is a party to any collective bargaining or other union contract. As of the date of this Agreement, no work stoppage or labor strike with respect to any employee of Analysts or any of its Subsidiaries is pending or, to the knowledge of Analysts, is threatened. There is no pending nor, to the knowledge of Analysts, any threatened, labor dispute, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of Analysts or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which would reasonably be likely to have a Material Adverse Effect on Analysts. There has been no engagement in any unfair labor practices by Analysts or any of its Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be likely to have a Material Adverse Effect on Analysts.

Annex A - Page 17

          (ix)  Section 4.01(o) of the Analysts Disclosure Schedule sets forth a true, complete and correct list of: (A) all employment agreements with employees of Analysts or any of its Subsidiaries (other than at-will offer letters that are consistent with Analysts' general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits); (B) all current or former salespersons or executives of Analysts or any of its Subsidiaries who have executed a non-competition agreement with Analysts or any of its Subsidiaries (provided, that disclosure shall be required only for such persons that since January 1, 2003 earned or earn in excess of $200,000 per year); (C) all severance agreements, programs and policies of Analysts or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (D) all plans, programs, agreements and other arrangements of Analysts or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Analysts or any of its Subsidiaries is a party have been made available to Horizons. Neither the execution and delivery of this Agreement or the Merger nor the consummation of the transactions contemplated hereby or thereby will constitute a "change of control" or similar event under any employment or severance plan, program, agreement or other arrangement with Analysts or any of its Subsidiaries.

          (x)   There are no personnel manuals or handbooks applicable to employees of Analysts or any of its Subsidiaries, other than those set forth in Section 4.01(o) of the Analysts Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to Horizons.

          (xi)  No employee of Analysts or any of its Subsidiaries (A) to Analysts' knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Analysts or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Analysts or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (B) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Analysts or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Analysts or any of its Subsidiaries.

          (xii) Each of Analysts and its Subsidiaries has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), and any similar foreign, state or local Law relating to plant closings and layoffs. Neither Analysts nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

        (p)    Environmental Matters.

          (i)    For purposes of this Agreement:

            (A)  "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the federal Water Pollution Control Act, 33 U.S.C. §1201 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., and any other federal, state, local, or other governmental statute, regulation, law, or ordinance dealing with the protection of human health, natural resources, or the environment; and

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            (B)  "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance, or material listed or identified in or regulated by any Environmental Law.

          (ii)   Except as would not be reasonably likely to have a Material Adverse Effect on Analysts, (A) no real property currently or formerly owned or operated by Analysts or any Subsidiary of Analysts is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation by Analysts or such Subsidiary under any Environmental Law, (B) neither Analysts nor any Subsidiary of Analysts has any material unpaid liability for any off-site disposal of Hazardous Substances, and (C) neither Analysts nor any of its Subsidiaries has received in writing any claims or notices alleging liability under any Environmental Law. Neither Analysts nor any of its Subsidiaries is in violation of any applicable Environmental Law or has any unpaid liability under any Environmental Law and no condition or event has occurred with respect to Analysts or any of its Subsidiaries that would constitute a violation of such Environmental Law or result in any unpaid liability under any Environmental Law, excluding, in any event, such violations, conditions, and events that would not be reasonably likely to have a Material Adverse Effect on Analysts.

          (iii)  The Analysts Disclosure Schedule lists all environmental assessments in Analysts' possession or control that relate to any of its (or any of its Subsidiaries') currently or previously owned or leased real property. Analysts has delivered to Horizons true and complete copies of all environmental assessments listed in the Analysts Disclosure Schedule, all of the disclosures and other information made or contained in which are deemed to be incorporated by reference, and thereby included, in the Analysts Disclosure Schedule.

        (q)    Insurance.    The Analysts Disclosure Schedule sets forth all of Analysts' and its Subsidiaries insurance policies, including third party policies under which Analysts claims coverage. Analysts has furnished or made available to Horizons complete and correct copies of each such policy. Subject to expiration in accordance with the policy terms, neither Analysts nor any Subsidiary of Analysts has received notices of any pending or threatened cancellation or otherwise with respect to any insurance policies in force naming Analysts, any of its Subsidiaries or employees thereof, as an insured or beneficiary or as a loss payable payee. There are no material pending claims against such insurance policies by Analysts or any Subsidiary of Analysts as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Analysts or a Subsidiary. Analysts (or one of its Subsidiaries) now maintains, and has maintained during the immediately preceding three-year period, policies of insurance with respect to all material properties, assets, and business activities of Analysts and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities. Neither Analysts or any of its Subsidiaries is in default in any material respect with respect to any provision contained in an insurance policy.

        (r)    Analysts Rights Agreement.    The Board of Directors of Analysts has taken all action to the extent necessary in order to render Analysts Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and to terminate the Analysts Rights Agreement effective immediately prior to the Effective Time.

        (s)    Opinion of Financial Adviser.    Analysts' Board of Directors has received the opinion of Piper Jaffray to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Analysts Common Stock (other than Horizons or any Subsidiary of Analysts or Horizons) in the Merger is fair to such stockholders from a financial point of view.

        (t)    Ownership of Horizons Common Stock.    As of the date of this Agreement, neither Analysts nor, to the knowledge of Analysts, any of Analysts' affiliates or associates (as such terms are defined

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under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in the case of either clause (i) or (ii), shares of Horizons Common Stock, other than as set forth in the Confidentiality Agreement.

        (u)    Transactions with Affiliates.    Except for transactions between or among Analysts and any of its Subsidiaries, and except for contracts entered into in the ordinary course of business that are no less advantageous to Analysts and its Subsidiaries than market terms in all material respects, no affiliate of Analysts or any of its Subsidiaries nor any shareholder, officer, director, partner, member, consultant, or employee of Analysts or any of its Subsidiaries, is a party to any material contract or transaction with Analysts or any of its Subsidiaries, including any material contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from, Analysts or any of its Subsidiaries. Since the date of the Analysts Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC that has not been so reported in the Analysts SEC Reports.

        (v)    Disclosure Controls and Procedures.    Since August 14, 2003, Analysts and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Analysts in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Analysts' management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Analysts required under the Exchange Act with respect to such reports. Analysts maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (w)    Anti-Takeover Statute Not Applicable.    Except for Section 302A.673 of the MBCA (which shall not prohibit the transactions contemplated by this Agreement), no "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation under the Laws of the State of Minnesota or other applicable Law (each a "Takeover Statute") is applicable to the Merger or any of the other transactions contemplated by this Agreement.

        (x)    Properties and Assets.

          (i)    Analysts or a Subsidiary of Analysts has good and valid (and, in the case of real property, fee simple) title to, or a valid leasehold interest in, all the real and tangible properties and assets which it purports to own or lease, including all the properties and assets reflected in the Analysts Balance Sheet (except for personal property sold since the date of the Analysts Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Analysts Balance Sheet are free and clear of all Liens, except for Liens reflected on the Analysts Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or operation of the property or assets subject thereto.

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          (ii)   Section 4.01(x) of the Analysts Disclosure Schedule sets forth a true, complete and correct list of all real property owned by Analysts or its Subsidiaries and the location of such premises. All material real property leases, licenses or other occupancy agreements to which Analysts or a Subsidiary of Analysts is a party or for which it is obligated (whether as lessor or tenant) (collectively, the "Analysts Real Property Leases") are either filed as exhibits to the Analysts SEC Reports filed with the SEC prior to the date hereof or complete copies thereof have been delivered to or made available to Horizons. Section 4.01(x) of the Analysts Disclosure Schedule lists all Analysts Real Property Leases.

          (iii)  Each Analysts Real Property Lease is in full force and effect, unless the failure of any Analysts Real Property Lease to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Analysts. Neither Analysts nor any of its Subsidiaries, nor to the knowledge of Analysts, any other party is in breach of or in default under any Analysts Real Property Lease, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Analysts.

        (y)    Books and Records.    The minute books of Analysts and its material Subsidiaries covering periods since January 1, 2001, all of which have been made available to Horizons prior to the date of this Agreement, are complete and correct in all material respects.

        (z)    Customers.    The Analysts Disclosure Schedule sets forth a list of Analysts' top twenty customers (on a consolidated basis) by dollar volume for the 2002 and 2003/2004 fiscal years and for the first quarter of the 2005 fiscal year. To the knowledge of Analysts: (i) no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect the arrangements of Analysts or any of its Subsidiaries with any such customers, including the transactions contemplated by this Agreement; and (ii) no event, occurrence, or fact has occurred or is likely to occur which would lead it to believe that any of such customers will not continue to request the current level and type of services currently being provided services provided to such customers Analysts or any of its Subsidiaries on similar terms and conditions. No such customer has terminated or threatened to terminate its agreement or business arrangement with Analysts (or any of its Subsidiaries other than in the ordinary course of Analysts' business).

        (aa)    No Material Adverse Effect.    Since the date of the Analysts Balance Sheet, there has not occurred any change in the business operations, results of operations, properties or financial condition of Analysts or its Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on Analysts.

        4.02    Representations and Warranties of Horizons and JV Merger.    Except (i) as otherwise disclosed in any Horizons SEC Report (as defined below) filed with the SEC prior to the date hereof (other than any risk factors or forward looking statements contained therein, which shall not modify, qualify or otherwise affect the representations and warranties set forth in this Section 4.02) or (ii) as otherwise set forth in the disclosure schedule delivered by Horizons to Analysts concurrently with the execution of this Agreement (the "Horizons Disclosure Schedule"), Horizons represents and warrants to Analysts and JV Merger, jointly and severally, as set forth below. Each exception set forth in the Horizons Disclosure Schedule, and any other information included in the Horizons Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall be deemed to be disclosed solely for the purpose of such section or subsection of this Agreement and not to another section or subsection of this Agreement; provided that any disclosure in the SEC Reports or the Horizons Disclosure Schedule shall also be deemed to be disclosed for the purpose of any section or subsection of this Agreement to which the applicability of such disclosure is reasonably apparent from such disclosure. Inclusion of any information in the Horizons Disclosure Schedule shall not be construed as an admission that such

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information is material to Horizons or any of its Subsidiaries or was not entered into in the ordinary course of business.

        (a)    Organization, Standing, Qualification.    Horizons is a corporation and each of its Subsidiaries is a corporation or other entity (as identified in the Horizons Disclosure Schedule) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Horizons Disclosure Schedule) and has the requisite corporate or other entity, as applicable, power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Horizons and its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have a Material Adverse Effect on Horizons. Complete and correct copies of the Articles or Certificate of Incorporation and Bylaws or similar charter or organizational documents of Horizons and each of its Subsidiaries currently in effect have been made available to Analysts. Each such instrument is in full force and effect. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, JV Merger has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. JV Merger does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

        (b)    Capitalization.    The authorized capital stock of Horizons consists solely of the following: (i) 100,000,000 shares of Horizons Common Stock, of which, as of April 11, 2005, 31,261,885 shares were issued and outstanding; and (ii) 200,000 shares of Preferred Stock, $.10 par value per share (the "Horizons Preferred Stock"), of which, as of the date of this Agreement, none is issued and outstanding. As of April 11, 2005, 1,896,220 shares of Horizons Common Stock were held in the treasury of Horizons. All of the issued and outstanding shares of capital stock of Horizons and each of its corporate Subsidiaries, and all of the equity interests of each of its Subsidiaries, have been duly authorized and validly issued, are fully paid and nonassessable (in the case of such capital stock), were not granted in violation of any statutory preemptive rights, and were issued in compliance with all applicable federal and state securities laws. The total number of shares of Horizons Common Stock outstanding (assuming the issuance of any shares of Horizons Common Stock issuable upon the exercise of any option, warrant or other security convertible into Horizons Common Stock or any shares reserved for issuance pursuant to an employee stock purchase plan, a 401(k) plan, an equity participation plan, a subscription agreement or the like) on the date hereof is 40,494,673. As of April 11, 2005, 2,109,155 shares of Horizons Common Stock were reserved for issuance pursuant to the 1999 Employee Stock Purchase Plan. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, or other agreements or commitments of any character pursuant to which Horizons or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Horizons or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 3,835,498 shares of Horizons Common Stock and (ii) the Common Stock Rights Agreement, dated as of July 13, 1999, between Horizons and Registrar & Transfer Company, as Rights Agent, as amended (the "Horizons Rights Agreement") pursuant to which each outstanding share of Horizons Common Stock has attached to it certain rights (the "Horizons Rights") to purchase One-One Thousandth (1/1000) of a share of Horizons Preferred Stock, at a purchase price of $90 per share (subject to adjustment). The Horizons Disclosure Schedule sets

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forth a true, complete and correct list of all persons who, as of April 9, 2005, held outstanding options to acquire shares of Horizons Common Stock (the "Horizons Stock Options") under the Horizons Stock Option Plans (as defined below) or under any other equity incentive plan or arrangement of Horizons and its Subsidiaries, indicating, with respect to each Horizons Stock Option then outstanding, the original intended tax status of such option under Section 422 of the Code, the number of shares of Horizons Common Stock subject to such Horizons Stock Option, the name of the plan under which such Horizons Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Horizons Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Horizons has made available to Analysts true, complete and correct copies of all Horizons Stock Option Plans and the forms of all stock option agreements evidencing outstanding Horizons Stock Options. There are no preemptive rights, rights of first refusal, rights of first offer, or any similar rights granted by Horizons or any of its Subsidiaries with respect to the securities of Horizons or any of its Subsidiaries. As of the date of this Agreement, there are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Horizons or any of its Subsidiaries or similar agreements or commitments obligating Horizons or any Subsidiary of Horizons to make cash payments pursuant to any stock based or stock related plan based upon the market price performance of Horizons Common Stock. Horizons owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests of every class of each of its Subsidiaries, free and clear of all Liens, security interests, pledges, charges, and other encumbrances. The Horizons Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association in which Horizons has any direct or indirect equity ownership interest, including the nature of the equity interest held by Horizons therein. There are no voting trusts or agreements or arrangements to which Horizons or any of its Subsidiaries is a party or of which Horizons otherwise has knowledge with respect to the voting of its capital stock. There are no commitments or agreements or commitments of any character to which Horizons is bound obligating Horizons to accelerate the vesting of any option as a result of the Merger. No bonds, debentures, notes or other evidences or indebtedness having the right to vote on any matters on which stockholders of Horizons may vote are issued or outstanding. Other than its Subsidiaries, Horizons does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for highly liquid investments with an original maturity date of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice. "Horizons Stock Option Plans" means the 1991 Directors' Stock Option Plan, the 1994 Incentive Stock Option and Appreciation Plan and the 2004 Omnibus Incentive Compensation Plan.

        (c)    Authorization and Execution.

          (i)    Each of Horizons and JV Merger has the corporate power and authority to execute and deliver this Agreement and, subject to approval by Horizons' stockholders at the special meeting of stockholders referred to in Section 4.02(c)(ii), to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Horizons and JV Merger have been duly authorized by the Board of Directors of each of Horizons and JV Merger, and no further corporate action of Horizons or JV Merger, other than the approval of Horizons' stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Horizons and JV Merger and, assuming the accuracy of the representations and warranties of Analysts and set forth in Section 4.01(c), constitutes the legal, valid, and binding obligation of each of Horizons and JV Merger, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and

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  subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

          (ii)   Horizons' Board of Directors has at a meeting duly called and held: (A) unanimously determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of Horizons and its stockholders; (B) unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement; and (C) unanimously resolved to recommend approval of this Agreement and the Merger by its stockholders (the "Horizons Voting Proposal"). No other corporate proceedings on the part of Horizons are necessary to authorize or approve this Agreement or to consummate the transactions contemplated by this Agreement, except for the approval of the Horizons Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of the Horizons Common Stock entitled to vote at a meeting (the "Horizons Shareholders' Meeting") of the stockholders of Horizons convened to consider and vote upon the Horizons Voting Proposal (the "Requisite Horizons Shareholder Approval").

        (d)    No Conflicts.    Neither the execution and delivery of this Agreement by Horizons nor the consummation by Horizons of the transactions contemplated hereby in accordance with their terms, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws, Articles of Organization, operating agreement, or similar charter or organizational documents, as currently in effect, of Horizons or any of its Subsidiaries; (ii) require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the businesses or assets of Horizons or any of its Subsidiaries, except for (A) the requirements under the HSR Act, (B) filings as may be required under foreign antitrust or competition Laws, (C) the filing of the Certificate of Merger with the Minnesota Secretary of State, (D) the filing of the Joint Proxy Statement with the SEC in accordance with the requirements of the Exchange Act; (E) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rule 425 under the Securities Act, in each case as they may be required in connection with this Agreement and the transactions contemplated hereby, (F) the listing application to be filed with NASDAQ and (G) filings required by state securities laws or other "blue sky" laws; (iii) violate any statute, law, ordinance, rule, or regulation applicable to Horizons or any of its Subsidiaries, any permit or governmental authorization or any injunction, judgment, order, writ, or decree to which Horizons or any of its Subsidiaries or any of their respective assets has been specifically identified as subject; or (iv) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of any Lien on the assets of Horizons or any of its Subsidiaries under, any Horizons Material Contract (as defined in Section 4.02(j)), except, in the case of clauses (iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or Lien, or the failure to make such filing or obtain such consent or approval would not be reasonably likely to have a Material Adverse Effect on Horizons.

        (e)    Compliance; Permits.

          (i)    Horizons is, and since January 1, 2001 has been, in material compliance with and is not in material default or violation of (and have not received any written notice of material non-compliance, default or violation with respect to) any Law applicable to Horizons or by which any of its properties are bound or affected.

          (ii)   Horizons holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and approvals from Governmental Entities that are material to the operation of its business as currently conducted (collectively, the "Horizons Permits"). The Horizons Permits are in full force and effect, have not been violated in any

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  material respect and, to Horizons' knowledge, no suspension, revocation, or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or threatened, seeking the suspension, revocation or cancellation of any Horizons Permits. No Horizons Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Material Adverse Effect on Horizons.

        (f)    SEC Reports; Financial Statements; Undisclosed Liabilities; SEC Inquiries.

          (i)    Horizons has made available to Analysts, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of its fiscal years ended December 31, 2000 through December 31, 2004, (B) all proxy statements relating to Horizons' meetings of stockholders (whether annual or special) held since January 1, 2000, and (C) all other reports, registration statements, and other filings (including amendments to previously filed documents) filed by Horizons with the SEC since January 1, 2000 (all such reports, proxy statements, registration statements, and filings, other than the Joint Proxy Statement), being herein collectively called the "Horizons SEC Reports" and individually called a "Horizons SEC Report"). Taking into account any amendments and supplements filed prior to the date of this Agreement, no Horizons SEC Report, as of its filing date (and if amended or supplemented by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Horizons SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Since January 1, 2000, Horizons has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act, the Securities Act, and the rules and regulations of the SEC.

          (ii)   Each set of the consolidated financial statements contained in the Horizons SEC Reports were, and the consolidated financial statements contained in Horizons SEC Documents to be filed from the date hereof until the Effective Date will be, prepared in accordance with generally accepted accounting principles and the published rules and regulations of the SEC applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial position of Horizons and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Horizons and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments which are not material, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

          (iii)  Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Horizons SEC Reports filed prior to the date hereof (the "Horizons Balance Sheet"), neither Horizons nor any of its Subsidiaries had, as of the date of the Horizons Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of Horizons prepared in accordance with generally accepted accounting principles as in effect on that date. From the date of the Horizons Balance Sheet to the date of this Agreement, neither Horizons nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Horizons dated as of the date of this Agreement prepared in accordance with generally accepted accounting principles as in effect on the date of this Agreement, other than those arising in the ordinary course of business (including trade indebtedness) since the date of the Horizons Balance Sheet and

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  those that individually or in the aggregate might not be reasonably likely to have a Material Adverse Effect on Horizons.

          (iv)  The chief executive officer and the chief financial officer of Horizons have made all certifications required by, and nothing has come to their attention that would preclude them from being able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Horizons is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of NASDAQ. Neither Horizons nor any of its officers has received notice from the SEC or NASDAQ questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Horizons is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

          (v)   Neither Horizons nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Horizons and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Horizons or any of its Subsidiaries in Horizons' or its Subsidiaries' published financial statements.

          (vi)  Each set of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Horizons SEC Reports accurately reflects the revenues and costs relating to the Horizons Material Contracts for the period(s) covered thereby.

          (vii) To the knowledge of Horizons, there are currently no investigations or requests for information of any nature being undertaken with respect to the Horizons SEC Reports.

        (g)    Information to be Supplied by Horizons and JV Merger.    None of the information supplied or to be supplied by or on behalf of Horizons and JV Merger for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed, amended, supplemented or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Horizons or JV Merger for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to stockholders and at the times of the Horizons Shareholders' Meeting and the Analysts Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (except for information supplied by or on behalf of Analysts for inclusion therein) will comply as to form in all respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

        (h)    Absence of Certain Changes or Events.    From the date of the Horizons Balance Sheet to and including the date of this Agreement, Horizons and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither Horizons nor any of its Subsidiaries has:

          (i)    split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

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          (ii)   purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any of its capital stock or any securities convertible into or exchangeable for any of its capital stock;

          (iii)  declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital (whether in cash, stock or property);

          (iv)  issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except (A) issuances of shares of Horizons Common Stock upon the exercise of options under Horizons incentive plans in accordance with the terms of such plans, (B) the issuance of Horizons Rights under the Horizons Rights Agreement in connection with the issuance of Horizons Common Stock permitted pursuant to this Agreement;

          (v)   sold, leased, licensed, or otherwise disposed of, pledged, granted a security interest in, or encumbered any assets or properties that were material to Horizons and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business, or Permitted Liens (as defined in Section 10.08);

          (vi)  incurred, assumed, or guaranteed any indebtedness for money borrowed other than (A) borrowings incurred for working capital purposes under Horizons' existing revolving credit facilities, and (B) intercompany indebtedness;

          (vii) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by generally accepted accounting principles;

          (viii)   increased the compensation or benefits of any officer or director of Horizons or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

          (ix)  entered into or amended any contract, agreement, employment, severance, or special pay arrangement with any employee of Horizons or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

          (x)   terminated an agreement with a material customer or been notified that a material customer is terminating, or is planning to terminate, its agreement with Horizons;

          (xi)  suffered any business interruption, damage to, or destruction of its properties, or other incident, occurrence, or event or change that would be reasonably likely to have a Material Adverse Effect on Horizons; or

          (xii) entered into a commitment, contract or agreement other than this Agreement, the effect of which would have the same result as the occurrence of any of the foregoing.

        (i)    Tax Matters.

          (i)    Horizons and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all Tax Returns required to be filed by them with respect to Taxes, except for Tax Returns the non-filing of which would not reasonably be likely to have a Material Adverse Effect on Horizons, and have paid all Taxes shown on such Tax Returns to the extent they have become due. Horizons and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Horizons.

          (ii)   No Tax Return filed by Horizons or any of its Subsidiaries is the subject of any pending or, to the knowledge of Horizons, threatened audit, suit, proceeding, or claim by any Governmental Body (as defined in Section 10.08) as of the date of this Agreement. Neither

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  Horizons nor any of its Subsidiaries has received, as of the date of this Agreement, a written notice of material deficiency or assessment of material additional Taxes that remains unresolved.

          (iii)  Horizons and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all material Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor (if any withholding is required), shareholder or other third party, except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Horizons.

          (iv)  Neither Horizons nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement or arrangement.

          (v)   Horizons has delivered or made available to Analysts true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Horizons and each of its Subsidiaries.

          (vi)  There is no contract, agreement, plan, or arrangement covering any employee or former employee of Horizons or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible under Section 280G or Section 162(m) of the Code.

          (vii) There are no Liens or encumbrances for Taxes on any of the assets of Horizons or any of its Subsidiaries, other than Permitted Liens.

          (viii)   The charges, accruals, and reserves for Taxes with respect to Horizons and its Subsidiaries reflected on the Horizons Balance Sheet are adequate under generally accepted accounting principles to cover the Tax liabilities of Horizons and its Subsidiaries accruing through the date thereof.

          (ix)  Neither Horizons nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

          (x)   Within the past five years, neither Horizons nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under section 355(a) of the Code.

          (xi)  Neither Horizons nor any of its Subsidiaries is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes (except the group of which Horizons is the parent).

          (xii) Neither Horizons nor any of its Subsidiaries has any material liability for any Taxes of any Person, other than Horizons or its Subsidiaries, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local or foreign law, or as a transferee, successor or by contract.

          (xiii)   There are no outstanding agreements or waivers extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which Horizons may be subject or liable. The federal income tax years of Analysts (or any consolidated group of which Horizons has been a member) that have been the subject of an audit are disclosed in the Horizons Disclosure Schedule.

          (xiv) Horizons has not agreed, nor is it required to make, any material adjustment under sections 446(e) or 481(a) of the Code nor has it entered into any closing agreement pursuant to section 7121 of the Code or any other agreement with similar Tax purposes.

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          (xv) All transactions that could give rise to an understatement of federal income Tax have been adequately disclosed on the Tax Returns of Horizons and of its Subsidiaries in accordance with Section 6662(d)(2)(B) of the Code.

          (xvi)   Horizons is not a "United States real property holding corporation" as defined in Section 897 of the Code.

          (xvii)   No power of attorney has been granted by Horizons or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force.

        (j)    Agreements, Contracts and Commitments.

          (i)    For purposes of this Agreement, the term "Horizons Material Contracts" shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Horizons or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, and which:

            (A)  has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by Horizons at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves or is reasonably likely to involve the payment or receipt of money in excess of $500,000 per year;

            (B)  involves or is reasonably likely to involve the payment or receipt of money in excess of $1,000,000 in any year;

            (C)  contains covenants limiting the freedom of Horizons or any of its Subsidiaries to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location;

            (D)  was made with any officer, director, Horizons employee or member of Horizons' Board of Directors or any service, operating or management agreement or arrangement with respect to any of Horizons' assets or properties (whether leased or owned), other than those that are terminable by Horizons on no more than thirty (30) days' notice without liability or financial obligation to Horizons;

            (E)  is a contract pursuant to which Horizons has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in part, by Horizons;

            (F)  includes indemnification, guaranty or warranty other than those contracts entered into the ordinary course of Horizons' business;

            (G)  is a mortgage, indenture, guarantee, capital lease agreement, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

            (H)  is a settlement agreements under which Horizons has ongoing obligations;

            (I)   is a Horizons Real Property Lease;

            (J)   is a partnership or joint venture agreement;

            (K)  is a material Intellectual Property agreement; or

            (L)  is a contract that is a "material contract" (as defined in Item 601(b) of Regulation S-K of the SEC)

          (ii)   All of the Horizons Material Contracts that are required to be filed as exhibits to the Horizons SEC Reports or, pursuant to Item 601(b) of Regulation S-K of the SEC, described therein, are so filed or described and are enforceable and in full force and effect (except as such

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  enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

          (iii)  The Horizons Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Analysts with respect to, all Horizons Material Contracts in effect as of the date hereof.

          (iv)  As of the date of this Agreement, (i) there is no breach or violation of or default by Horizons or any of its Subsidiaries under any of the Horizons Material Contracts, except such breach, violations and defaults as have been waived in writing, and (ii) no event has occurred with respect to Horizons or any of its Subsidiaries which, with modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Horizons Material Contracts which breach, violation or default referred to in clauses (i) and (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Horizons.

        (k)    Intellectual Property.    The Horizons Disclosure Schedule contains a complete and correct list of all material patents and trademarks, trademark rights, trade names, service marks, service mark rights and copyrights and other proprietary intellectual property rights, and all applications for any of the foregoing owned by Horizons and its Subsidiaries as of the date of this Agreement. With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Horizons, to the knowledge of Horizons, Horizons or one of its Subsidiaries is the sole owner of or has the right to use and sell (with respect to Intellectual Property that is entirely owned by Horizons) without the payment of any fee or royalty to any other person (other than pursuant to Horizons Material Contracts or other agreements the non-disclosure of which therein does not constitute a misrepresentation under Section 4.02(j)) all Intellectual Property necessary to carry on their respective businesses as currently conducted. As of the date of this Agreement, neither Horizons nor any of its Subsidiaries has received any written notice that any material Intellectual Property owned by or exclusively licensed to Horizons and/or its Subsidiaries has been declared unenforceable or otherwise invalid by any court or governmental agency. As of the date of this Agreement, there is, to the knowledge of Horizons, no existing infringement, misappropriation or other violation by others of any Intellectual Property owned by or licensed to Horizons and/or its Subsidiaries. From January 1, 2002 to the date of this Agreement, neither Horizons nor any of its Subsidiaries has received any written notice including but not limited to oppositions alleging that the operation of the business of Horizons or any of its Subsidiaries or the use of the Intellectual Property either infringes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of others. Neither Horizons nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings that (i) restrict the rights of Horizons or any of its Subsidiaries to use any Intellectual Property material to the business of Horizons or any of its Subsidiaries as currently conducted, (ii) restrict in any material respect the conduct of business of Horizons or any of its Subsidiaries as currently conducted in order to accommodate any third party's Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by or exclusively licensed to Horizons or any of its Subsidiaries. The execution, delivery and performance of this Agreement by Horizons and the consummation by Horizons of the transactions contemplated hereby will not (A) constitute a breach by Horizons or its Subsidiaries of any instrument or agreement governing any Horizons Intellectual Property rights, (B) pursuant to the terms of any license or agreement relating to any Horizons Intellectual Property, cause the modification of any terms of any such license or agreement, (C) cause the forfeiture or termination of any Horizons Intellectual Property rights under the terms thereof, (D) give rise to a right of forfeiture or termination of any Horizons Intellectual Property rights under the terms thereof, or (E) impair the right of Horizons, its Subsidiaries, the Surviving Corporation or Analysts to make, have made, offer for sale, use sell, export or license any

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Horizons Intellectual Property rights or portion thereof pursuant to the terms thereof, except in the case for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Horizons.

        (l)    Litigation.    There is no litigation, arbitration, or administrative proceeding pending against or, to the knowledge of Horizons, threatened against Horizons or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have a Material Adverse Effect on Horizons, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Horizons nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency, commission, or other governmental authority. There has not been nor are there currently any internal investigations or inquiries being conducted by Horizons, the Horizons Board of Directors, or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        (m)    Permits, Licenses, Authorizations; Compliance with Laws.    Horizons and each of its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations necessary to conduct its business, except where the failure to have any such license, franchise, permit, or other governmental authorization would not be reasonably likely to have a Material Adverse Effect on Horizons. Neither Horizons nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the existence of any such violation would not be reasonably likely to have a Material Adverse Effect on Horizons.

        (n)    Brokers or Finders.    Horizons has engaged Citigroup Global Markets, Inc. ("Citigroup") as its financial advisor in connection with the transactions completed by this Agreement and neither Horizons nor any of its Subsidiaries has engaged any broker, or finder in connection with the transactions contemplated hereby. Horizons shall be liable for and shall pay all obligations of Horizons under its engagement letter with Citigroup. A copy of the engagement agreement with Citigroup, together with all other agreements in effect with Citigroup, has been provided to Analysts and except as set forth therein, no other fees are payable to Citigroup with respect to this Agreement or the transactions contemplated hereby.

        (o)    Employment Matters.

          (i)    Each Pension Plan, each Welfare Plan and each Benefit Plan that is currently maintained by Horizons or any of its ERISA Affiliates (as defined below) or with respect to which Horizons or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the "Horizons Employee Plans" and individually, a "Horizons Employee Plan"), is listed in the Horizons Disclosure Schedule and, to the extent a Horizons Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Analysts. In addition, copies of the summary plan descriptions of each Benefit Plan, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed have been delivered or made available to Analysts.

          (ii)   Each of Horizons and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Horizons Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are

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  immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Horizons Employee Plans. No Pension Plan constituting a Horizons Employee Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in that section), whether or not material, as of the last day of the most recent plan year of the plan.

          (iii)  Each Horizons Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan constituting a Horizons Employee Plan have been timely filed.

          (iv)  There is no litigation, arbitration, or administrative proceeding pending or, to the knowledge of Horizons, threatened against Horizons or any of its ERISA Affiliates or, to the knowledge of Horizons, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Horizons Employee Plan as of the date of this Agreement. Neither Horizons nor any of its ERISA Affiliates nor, to the knowledge of Horizons, any plan fiduciary of any Pension Plan or Welfare Plan constituting a Horizons Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Horizons Employee Plan.

          (v)   Neither Horizons nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (vi)  For purposes of this Section 4.02(o), the term "ERISA Affiliate" means (A) any trade or business with which Horizons is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Horizons is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Horizons is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which Horizons is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Horizons is aggregated under Section 414(o) of the Code.

          (vii) Except as would not reasonably be likely to have a Material Adverse Effect on Horizons, Horizons and its Subsidiaries (A) are in compliance with all applicable federal, state and foreign laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of any of them; (C) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them.

          (viii)   Neither Horizons nor any of its Subsidiaries is a party to any collective bargaining or other union contract. As of the date of this Agreement, no work stoppage or labor strike with respect to any employee of Horizons or any of its Subsidiaries is pending or, to the knowledge of

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  Horizons, is threatened. There is no pending nor, to the knowledge of Horizons, any threatened, labor dispute, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of Horizons or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which would reasonably be likely to have a Material Adverse Effect on Horizons. There has been no engagement in any unfair labor practices by Horizons or any of its Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be likely to have a Material Adverse Effect on Horizons.

          (ix)  Section 4.02(o) of the Horizons Disclosure Schedule sets forth a true, complete and correct list of: (A) all employment agreements with employees of Horizons or any of its Subsidiaries (other than at-will offer letters that are consistent with Horizons' general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits); (B) all current or former salespersons or executives of Horizons or any of its Subsidiaries who have executed a non-competition agreement with Horizons or any of its Subsidiaries (provided, that disclosure shall be required only for such persons that since January 1, 2003 earned or earn in excess of $200,000 per year); (C) all severance agreements, programs and policies of Horizons or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (D) all plans, programs, agreements and other arrangements of Horizons or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Horizons or any of its Subsidiaries is a party have been made available to Analysts. Neither the execution and delivery of this Agreement or the Merger nor the consummation of the transactions contemplated hereby or thereby will constitute a "change of control" or similar event under any employment or severance plan, program, agreement or other arrangement with Horizons or any of its Subsidiaries.

          (x)   There are no personnel manuals or handbooks applicable to employees of Horizons or any of its Subsidiaries, other than those set forth in Section 4.02(o) of the Horizons Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to Analysts.

          (xi)  No employee of Horizons or any of its Subsidiaries (A) to Horizons' knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Horizons or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Horizons or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (B) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Horizons or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Horizons or any of its Subsidiaries.

          (xii) Each of Horizons and its Subsidiaries has been in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local Law relating to plant closings and layoffs. Neither Horizons nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

        (p)    Environmental Matters.

          (i)    Except as would not be reasonably likely to have a Material Adverse Effect on Horizons, (A) no real property currently or formerly owned or operated by Horizons or any Subsidiary of Horizons is contaminated with any Hazardous Substances to an extent or in a manner or condition

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  now requiring remediation by Horizons or any such Subsidiary under any Environmental Law, (B) neither Horizons nor any Subsidiary of Horizons has any material unpaid liability for any off-site disposal of Hazardous Substances, and (C) neither Horizons nor any of its Subsidiaries has received in writing any claims or notices alleging liability under any Environmental Law. Neither Horizons nor any of its Subsidiaries is in violation of any applicable Environmental Law or has any unpaid liability under any Environmental Law and no condition or event has occurred with respect to Horizons or any of its Subsidiaries that would constitute a violation of such Environmental Law or result in any unpaid liability under any Environmental Law, excluding, in any event, such violations, conditions, and events that would not be reasonably likely to have a Material Adverse Effect on Horizons.

          (ii)   The Horizons Disclosure Schedule lists all environmental assessments in Horizons' possession or control that relate to any of its (or any of its Subsidiaries') currently or previously owned or leased real property. Horizons has delivered to Analysts true and complete copies of all environmental assessments listed in the Horizons Disclosure Schedule, all of the disclosures and other information made or contained in which are deemed to be incorporated by reference, and thereby included, in the Horizons Disclosure Schedule.

        (q)    Insurance.    The Horizons Disclosure Schedule sets forth all of Horizons' and its Subsidiaries insurance policies, including third party policies under which Horizons claims coverage. Horizons has furnished or made available to Analysts complete and correct copies of each such policy. Subject to expiration in accordance with the policy terms, neither Horizons nor any Subsidiary of Horizons has received notices of any pending or threatened cancellation or otherwise with respect to any insurance policies in force naming Horizons, any of its Subsidiaries or employees thereof, as an insured or beneficiary or as a loss payable payee. There are no material pending claims against such insurance policies by Horizons or any Subsidiary of Horizons as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Horizons or a Subsidiary. Horizons (or one of its Subsidiaries) now maintains, and has maintained during the immediately preceding three-year period, policies of insurance with respect to all material properties, assets, and business activities of Horizons and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities. Neither Horizons or any of its Subsidiaries is in default in any material respect with respect to any provision contained in an insurance policy.

        (r)    Opinion of Financial Adviser.    Horizons' Board of Directors has received the opinion of Citigroup to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to Horizons.

        (s)    Ownership of Analysts Common Stock.    As of the date of this Agreement, neither Horizons nor, to the knowledge of Horizons, any of Horizons' affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in the case of either clause (i) or (ii), shares of Analysts Common Stock, other than as set forth in the Confidentiality Agreement.

        (t)    Transactions with Affiliates.    Except for transactions between or among Horizons and any of its Subsidiaries, and except for contracts entered into in the ordinary course of business that are no less advantageous to Horizons and its Subsidiaries than market terms in all material respects, no affiliate of Horizons or any of its Subsidiaries nor any shareholder, officer, director, partner, member, consultant, or employee of Horizons or any of its Subsidiaries, is a party to any material contract or transaction with Horizons or any of its Subsidiaries, including any material contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including

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intellectual property) to or from, or otherwise requiring payments to or from, Horizons or any of its Subsidiaries. Since the date of the Horizons Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC that has not been so reported in the Horizons SEC Reports.

        (u)    Disclosure Controls and Procedures.    Since August 14, 2003, Horizons and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Horizons in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Horizons' management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Horizons required under the Exchange Act with respect to such reports. Horizons maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (v)    Anti-Takeover Statute Not Applicable.    No Takeover Statute is applicable to the Merger or any of the other transactions contemplated by this Agreement.

        (w)    Properties and Assets.

          (i)    Horizons or a Subsidiary of Horizons has good and valid (and, in the case of real property, fee simple) title to, or a valid leasehold interest in, all the real and tangible properties and assets which it purports to own or lease, including all the properties and assets reflected in the Horizons Balance Sheet (except for personal property sold since the date of the Horizons Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Horizons Balance Sheet are free and clear of all Liens, except for Liens reflected on the Horizons Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or operation of the property or assets subject thereto.

          (ii)   Section 4.02(x) of the Horizons Disclosure Schedule sets forth a true, complete and correct list of all real property owned by Horizons or its Subsidiaries and the location of such premises. All material real property leases, licenses or other occupancy agreements to which Horizons or a Subsidiary of Horizons is a party or for which it is obligated (whether as lessor or tenant) (collectively, the "Horizons Real Property Leases") are either filed as exhibits to the Horizons SEC Reports filed with the SEC prior to the date hereof or complete copies thereof have been delivered to or made available to Analysts. Section 4.02(x) of the Horizons Disclosure Schedule lists all Horizons Real Property Leases.

          (iii)  Each Horizons Real Property Lease is in full force and effect, unless the failure of any Horizons Real Property Lease to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Horizons. Neither Horizons nor any of its Subsidiaries, nor to the knowledge of Horizons, any other party is in breach of or in default under any Horizons Real Property Lease, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Horizons.

        (x)    Books and Records.    The minute books and stock record books of Horizons and its Subsidiaries covering periods since January 1, 2001, all of which have been made available to Analysts prior to the date of this Agreement, are complete and correct in all material respects.

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          (y)   Customers. The Horizons Disclosure Schedule sets forth a list of Horizons' top twenty customers (on a consolidated basis) by dollar volume for the 2002 and 2003/2004 fiscal years and for the first quarter of the 2005 fiscal year. To the knowledge of Horizons: (i) no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect the arrangements of Horizons or any of its Subsidiaries with any such customers, including the transactions contemplated by this Agreement; and (ii) no event, occurrence, or fact has occurred or is likely to occur which would lead it to believe that any of such customers will not continue to request the current level and type of services currently being provided services provided to such customers Horizons or any of its Subsidiaries on similar terms and conditions. No such customer has terminated or threatened to terminate its agreement or business relationship with Horizons (or any of its Subsidiaries other than in the ordinary course of Horizons' business).

          (z)   No Material Adverse Effect. Since the date of the Horizons Balance Sheet, there has not occurred any change in the business operations, results of operations, properties or financial condition of Horizons or its Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on Horizons.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

        5.01    Covenants of Analysts and Horizons.    From the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Horizons and Analysts each agrees as to itself and its respective Subsidiaries (except to the extent that the other party otherwise consents in writing or as specifically required by this Agreement or as set forth in Section 5.01 of the Analysts Disclosure Schedule or Section 5.01 of the Horizons Disclosure Schedule, as applicable), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the foregoing except as expressly stated in this Agreement, subject to Article VI, or as set forth in Section 5.01 of the Horizons Disclosure Schedule or Section 5.01 of the Analysts Disclosure Schedule, as applicable, each of Horizons and Analysts agrees that it shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the other party during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement:

          (a)   accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of those plans except as required by the terms of those plans or any related agreements or other agreements in effect as of the date of this Agreement;

          (b)   transfer or license to any person or entity or otherwise extend, amend, or modify any rights to its Intellectual Property, other than in the ordinary course of business consistent with past practices;

          (c)   declare, set aside dividends on or make any other distributions (whether in cash, stock, or property) in respect of, or enter into an agreement with respect to the voting of, any of its or any of its Subsidiaries, combine, or reclassify any of its or any of its Subsidiaries capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such party, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its or any of its Subsidiaries capital stock or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities;

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          (d)   issue, deliver, pledge or otherwise encumber or subject to any Lien or sell or authorize or propose the issuance, delivery, pledge, encumbrance, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares upon the exercise of options or restricted stock units currently outstanding pursuant to existing stock incentive or employee stock purchase plans as of the date hereof;

          (e)   acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, other than capital expenditures permitted under clause (j) below;

          (f)    sell, lease, license, pledge, encumber or otherwise dispose of any of, or terminate or fail to make any election to renew or extend any Material Contract with respect to, its business, properties or assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, other than the sale or disposition of inventory in the ordinary course of business consistent with past practice;

          (g)   (i) increase or agree to increase the compensation (including bonus and incentive compensation) payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers in accordance with past practices, (ii) increase or agree to increase the compensation (including bonus and incentive compensation or benefits) payable or to become payable to officers or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices or except for $500,000 established as a stay bonus pool for Analysts employees or $500,000 established as a stay bonus pool for Horizons employees, (iv) enter into or commit to enter into any collective bargaining agreement or employment agreement, (v) except for changes by either party to extend the exercise period of its respective stock option plans established for directors, establish, adopt, enter into, or amend or commit to establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) establish any new executive employee position;

          (h)   incur any indebtedness for borrowed money other than borrowings incurred for working capital purposes in the ordinary course of business under its existing revolving credit facility, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness except prepayments without penalty under its existing revolving credit facility; provided that nothing herein shall preclude intercompany indebtedness, guaranties, or assumptions between such party and any one or more of its wholly owned Subsidiaries or between two or more of its wholly owned Subsidiaries;

          (i)    amend or propose to amend its charter documents or bylaws, except as contemplated by this Agreement;

          (j)    make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) expenditures and commitments incurred in the ordinary course and (ii) other capital expenditures and commitments not to exceed $500,000 in the aggregate;

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          (k)   make any material Tax election, take any material position with respect to Taxes that is inconsistent with a position taken in a prior period, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement or settle or compromise any income tax liability;

          (l)    amend any term of any of its outstanding securities;

          (m)  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization (other than a merger, consolidation, liquidation, or dissolution between wholly owned Subsidiaries of such party or a merger, consolidation, liquidation, or dissolution of any wholly owned Subsidiary into such party);

          (n)   change in any material respect any of their respective methods or principles of accounting unless required by GAAP or any applicable laws, as concurred in by its independent auditors;

          (o)   create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, other than (i) Liens incurred to secure indebtedness or other obligations permitted by this Agreement that is not presently unsecured indebtedness, (ii) Permitted Liens, and (iii) Liens, other than for borrowed money, that would not reasonably be expected to have a Material Adverse Effect on such party;

          (p)   create, incur, assume, or suffer to exist any obligation whereby such party or any Subsidiary of such party guarantees any, leases, dividends, or other obligations of any third party other than such party or any of its wholly owned Subsidiaries or parent companies;

          (q)   make any material loan, advance, or capital contribution to or investment in any person, or acquire any investment interest, other than loans, advances, or capital contributions to or investments in (i) its wholly owned Subsidiaries, (ii) such party by any of its wholly owned Subsidiaries; or (iii) in accordance with the obligations set forth in the Analysts Material Contracts or the Horizons Material Contracts, as the case may be;

          (r)   (i) enter into any agreement or arrangement that materially limits or otherwise materially restricts it or any of its Subsidiaries from engaging in the business currently conducted thereby anywhere in the world or otherwise from engaging in any other business or (ii) enter into any material new line of business;

          (s)   take any action that would prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

          (t)    settle, or propose to settle, any material litigation, investigation, arbitration, proceeding, or other claim, or

          (u)   (i) amend any Horizons Material Contract or Analysts Material Contract, as the case may be, in any material respect or enter into any agreement that would be deemed to be an Horizons Material Contract or Analysts Material Contract, as the case may be, other than in the ordinary course of business consistent with past practice; (ii) terminate, cancel or waive any right under any Horizons Material Contract or Analysts Material Contract, as the case may be, other than in the ordinary course of business consistent with past practices, or (iii) or enter into, amend or terminate any lease relating to real property, other than in the ordinary course of business consistent with past practice;

          (v)   (i) adopt or implement any shareholder rights plan or similar arrangement, (ii) take any action to cause any Takeover Statute to apply (or fail to take any action within its control to prevent any Takeover Statute from applying) to this Agreement or the transactions contemplated hereby, or (iii) take any action that would, or would reasonably be expected to prevent, or

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  materially impair or delay its ability to consummate the transactions contemplated by this Agreement.

          (w)  take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (a) through (v) above, or any action that is reasonably likely to cause any of its representations or warranties contained in this Agreement to become untrue or incorrect in any material respect as of the Closing or to cause any of the conditions to the Merger set forth in Article VII not to be satisfied.

        5.02    Control of Operation.    Nothing contained in this Agreement shall give either Horizons or Analysts, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Horizons and Analysts shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its respective operations.

        5.03    Other Actions.    Except as required by law or as expressly permitted by Section 6.01 the parties hereto shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to "materially" or "Material Adverse Effect" becoming untrue of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect as of the Closing (for this purpose, without giving effect to any limitation as to any such representation of warranty being made as of the date of this Agreement), or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL COVENANTS

        6.01    No Solicitation.

        (a)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Horizons and Analysts (each an "Applicable Party") shall not and shall not authorize or permit any Subsidiary, officer, director, financial adviser, investment banker, counsel, representative, or agent of it or its Subsidiaries to, directly or indirectly:

          (i)    solicit, seek, initiate, or knowingly encourage any inquiries, proposals or offers that constitute, or would be reasonably likely to lead to, a proposal or offer for (A) a merger, consolidation, or business combination involving the Applicable Party or any of its Subsidiaries (other than a merger of a wholly owned Subsidiary of an Applicable Party into the Applicable Party or another of its wholly owned Subsidiaries), (B) a sale of assets representing an amount equal to or greater than 15% of the consolidated assets of the Applicable Party (including stock of its Subsidiaries) and its Subsidiaries taken as a whole, (C) a sale of shares of capital stock of the Applicable Party or any of its Subsidiaries (including without limitation by way of a tender offer or exchange offer) that would result in any person or group beneficially owning 10% or more of any class or series of equity securities of the Applicable Party or any of its Subsidiaries or any similar transaction involving the Applicable Party or any of its Subsidiaries, other than the transactions required by this Agreement, or (D) the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transaction, the effect of which would have the same result as the occurrence of the preceding clauses (A), (B), or (C) (any of the foregoing inquiries, offers or proposals, being referred to in this Agreement as a "Third Party Acquisition Proposal");

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          (ii)   engage in discussions or negotiations or enter into any agreement with any person or group other than the other Applicable Party or its affiliates (a "Third Party") concerning any Third Party Acquisition Proposal, or provide any non-public information regarding, or afford access to the properties, books, records, or personnel of, the Applicable Party or any of its Subsidiaries, to any Third Party that is considering making, or has made, any Third Party Acquisition Proposal; or

          (iii)  agree to or recommend any Third Party Acquisition Proposal;

provided, however, that, at any time prior to the time Shareholders' Approval with respect to the Applicable Party is obtained and if the Applicable Party is not otherwise in material breach of its obligations under this Section 6.01, nothing contained in this Section 6.01 shall prevent the Applicable Party from furnishing non-public information pursuant to a written confidentiality agreement at least as favorable to the Applicable Party as the Confidentiality Agreement (as defined in Section 6.11) (provided that such Third Party confidentiality need not contain any "standstill" provision if the Applicable Party releases the other party to the Confidentiality Agreement from the "standstill" provision contained in the Confidentiality Agreement) or affording access to the properties, books, records, and personnel of the Applicable Party or any of its Subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with a Third Party Acquisition Proposal by such Third Party or recommending any Third Party Acquisition Proposal pursuant to clause (iii) hereof if and only to the extent the Board of Directors of the Applicable Party, in the exercise of its fiduciary duties, determines in good faith by a majority vote (after consultation with its financial and legal advisers) that such Third Party Acquisition Proposal is reasonably possible to result in a Superior Proposal (as hereinafter defined). For purposes of this Agreement, "Superior Proposal" means a bona fide written Third Party Acquisition Proposal (except that all references to "10% or more" or "15%" in the definition of Third Party Acquisition Proposal shall be deemed to be references to "50%") that was not solicited in violation of this Agreement and that, in the good faith judgment of the Board of Directors of the Applicable Party, taking into account, to the extent deemed appropriate by such Board of Directors, the various legal, financial, regulatory and other aspects of the Third Party Acquisition Proposal and the person or group making such proposal, (A) if accepted, is reasonably likely to be consummated prior to November 1, 2005, and (B) if consummated, is reasonably likely to result in a transaction that is more favorable to the Applicable Party stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

        (b)   Nothing in this Section 6.01 shall operate to hinder or prevent either Horizons or Analysts from fully complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Third Party Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under Section 9.01 or Section 10.04.

        (c)   Each of Horizons and Analysts shall immediately terminate any current discussions with any Third Party regarding any Third Party Acquisition Proposal and require such Third Party to return all confidential information. Each of Horizons and Analysts agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless its Board of Directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote (after consultation with its financial and legal advisers) that such action is required. Notwithstanding anything stated in this Section 6.01(c), neither Horizons nor Analysts need refuse a request from any person who has signed a standstill agreement with such party to make a Third Party Acquisition Proposal to the Chief Executive Officer or the Board of Directors thereof if the Board of Directors determines in good faith by a majority vote, in the exercise of its fiduciary duties, after consultation with its legal counsel and its financial adviser, that such action is required.

        (d)   Each of Horizons and Analysts will notify the other promptly (but in no event later than 24 hours) after receipt by it (or any of its advisers) of any request (other than in the ordinary course of

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business and not related to a Third Party Acquisition Proposal) for non-public information relating to it or any of its Subsidiaries or for access to its properties, books, or records or any of its Subsidiaries by any person who is known to be considering making, or has made, a Third Party Acquisition Proposal or of an inquiry from a third party seeking to have discussions or negotiations relating to, or make, a possible Third Party Acquisition Proposal. Such notice shall be provided orally and in writing and shall identify the terms and conditions of any such Third Party Acquisition Proposal, indication, or request, including the identity of the party making the Third Party Acquisition Proposal, indication, or request and shall be accompanied by copies of all agreements or proposed agreements related thereto. Each Applicable Party shall keep the other reasonably informed, on a prompt basis (but in any event no later than 24 hours following any written correspondence from any person known to be contemplating a Third Party Acquisition Proposal), of the status and details of any such Third Party Acquisition Proposal, indication, or request and shall provide such other party with copies of all correspondence, agreements and proposed agreements related to such Third Party Acquisition Proposal.

        (e)   Each of Horizons and Analysts shall, and shall cause each of its Subsidiaries and the directors, employees, financial advisers, representatives, and other agents of it and its Subsidiaries to, cease immediately and cause to be terminated all discussions or negotiations with any persons conducted prior to the date hereof with respect to any Third Party Acquisition Proposal.

        (f)    Except as set forth in Section 9.01 and subject to Section 10.4, nothing set forth in this Section 6.01 shall (i) permit any party hereto to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit either Horizons' or Analysts' obligation to duly call, give notice of, convene and hold its respective Shareholders' Meeting, (iv) relieve either Horizons or Analysts of its obligation to submit to a vote of its stockholders either the Horizons Voting Proposal or the Analysts Voting Proposal, as appropriate, at its respective Shareholders' Meeting, or (v) except to the extent required by law, permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Shareholders' Meeting any Third Party Acquisition Proposal.

        6.02    Joint Proxy Statement; Registration Statement.

        (a)   As promptly as practicable after the execution of this Agreement, Horizons and Analysts shall prepare and file with the SEC the Joint Proxy Statement to be sent to the stockholders of Horizons and Analysts in connection with the Horizons Shareholders' Meeting and the Analysts Shareholders' Meeting, and Horizons and JV Merger shall prepare and file with the SEC the Registration Statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Horizons, JV Merger and Analysts shall use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC under the Securities Act as soon after filing as practicable. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Analysts in favor of the Analysts Voting Proposal and the recommendation of the Board of Directors of Horizons in favor of the Horizons Voting Proposal; provided that the Board of Directors of either Horizons or Analysts may withdraw its recommendation if it is necessary to do so pursuant to Section 6.04(b). Horizons, JV Merger and Analysts shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. The Joint Proxy Statement and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

        (b)   Analysts shall take such action as may be necessary to ensure that (i) the information supplied by Analysts for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Analysts for inclusion in the Joint Proxy Statement,

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or included or supplied by on or behalf of Analysts for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a "Regulation M-A Filing"), shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Analysts or Horizons, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Analysts Shareholders' Meeting and the Horizons Shareholders' Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Analysts Shareholders' Meeting or Horizons Shareholders' Meeting that has become false or misleading. If at any time prior to the Effective Time any event relating to Analysts or any of its affiliates, officers, or directors is discovered by Analysts that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Analysts shall promptly so inform Horizons.

        (c)   Horizons and JV Merger shall take such action as may be necessary to ensure that (i) the information supplied by Horizons and JV Merger for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Horizons and JV Merger for inclusion in the Joint Proxy Statement, or included or supplied by or on behalf of Horizons or JV Merger for inclusion in any Regulation M-A Filing, shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Analysts or Horizons, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Horizons Shareholders' Meeting and the Analysts Shareholders' Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Horizons Shareholders' Meeting or the Analysts Shareholders' Meeting that has become false or misleading. If at any time before the Effective Time any event relating to Horizons or any of its affiliates, officers, or directors is discovered by Horizons that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Horizons shall promptly so inform Analysts.

        (d)   Each of Analysts, Horizons and JV Merger shall use its reasonable best efforts to have the Joint Proxy Statement declared effective under the Securities Act as promptly as practicable after filing by the SEC and, as soon as practicable thereafter, shall cause copies of the Joint Proxy Statement and form of proxy pursuant thereto to be mailed to their respective stockholders in accordance with applicable provisions of Law.

        6.03    Access to Information.    Subject to the last sentence of Section 6.10(b), upon reasonable notice and to the extent permitted under applicable Law and the provisions of agreements to which Horizons or Analysts, as the case may be, is a party, each of Analysts and Horizons shall (and shall cause their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, and other authorized representatives of the other, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, each of Analysts and Horizons shall (and shall cause their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party or its authorized representatives may reasonably request. Any investigation pursuant to this Section

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shall be conducted in such manner as not to interfere unreasonably with the conduct of businesses of Analysts and Horizons and their respective Subsidiaries and the investigating party will take all reasonable precautions to protect and preserve the confidentiality of all information described in this Section 6.03, as required under the Confidentiality Agreement (as defined in Section 6.11). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger or limit the remedies of any party hereunder.

        6.04    Board Recommendations; Shareholders' Meetings.

        (a)   Subject to the terms of this Section 6.04, neither the Horizons Board of Directors (or any committee thereof) nor the Analysts Board of Directors (or any committee thereof) shall:

          (i)    withdraw, amend or modify, or propose publicly to withdraw, amend or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby (other than as a result of any change in the business operations, results of operations, properties or financial condition of the other party or its Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on the other party) (any such withdrawal, amendment, modification or proposal, a "Change of Recommendation"); or

          (ii)   adopt, approve or recommend to its stockholders that they accept, or propose publicly to adopt, approve or recommend, any Third Party Acquisition Proposal.

        (b)   Notwithstanding anything to the contrary set forth herein, so long as the party whose Board of Directors is making the Change of Recommendation shall have complied with Section 6.01, each of the Analysts Board and the Horizons Board may effect a Change of Recommendation but only if the Board of Directors thereof, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that the Change of Recommendation is necessary to satisfy its fiduciary duties. Furthermore, if (i) such Change of Recommendation results from the receipt of a Superior Proposal, (ii) the Superior Proposal has not been withdrawn and continues to be a Superior Proposal and (iii) the Shareholders' Meeting has not occurred, then, prior to making such Change of Recommendation (i) the party hereto receiving such Superior Proposal shall provide the other party hereto five business days prior written notice that its Board of Directors intends to take such action (unless at the time such notice is otherwise required to be given, there are fewer than five business days prior to the Applicable Party's Shareholders' Meeting or the five business day notice would make impractical compliance with Rule 14e-2(a) or Rule 14d-9, in which case the Applicable Party shall provide as much notice in advance of the Applicable Party's Shareholders' Meeting or the filing of a Schedule 14d-9, as applicable, as is reasonably practical) specifying the material terms and conditions of such Superior Proposal (and providing a written copy thereof) and identifying the person or persons making such Superior Proposal and (ii) if, during the foregoing five business day period, the party hereto that has received the foregoing notice shall make a counterproposal to the party hereto that is proposing to effect a Change of Recommendation, the party that is proposing to take such action shall, if requested, cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of any such counterproposal such that the Third Party Acquisition Proposal is no longer a Superior Proposal.

        (c)   Except as provided in Section 9.01 and subject to Section 10.4, nothing set forth in this Section 6.04 shall, whether or not the Analysts Board or the Horizons Board effects a Change of Recommendation in compliance with Section 6.04(b), (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit either party's obligation to duly call, give notice of, convene and hold its respective Shareholders' Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its stockholders the Horizons Voting Proposal or the Analysts Voting Proposal, as appropriate, at its respective Shareholders'

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Meeting, or (v) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Shareholders' Meeting any Third Party Acquisition Proposal.

        (d)   Each party acting through its respective Board of Directors shall, as promptly as practicable after the Registration Statement is declared effective by the SEC, take all actions in accordance with applicable Law, the rules of NASDAQ and their respective charter documents, to promptly and duly call, give notice of, convene and hold as promptly as practicable, its respective Shareholders' Meeting for the purpose of considering and voting upon, in the case of Analysts, the approval of the Analysts Voting Proposal and, in the case of Horizons, the approval of the Horizons Voting Proposal; provided, that nothing contained herein shall prevent either party from adjourning any such meeting and holding such meeting at a later date to the extent permitted by the last sentence of subsection (f) below. Each of Analysts and Horizons shall use their respective reasonable best efforts to hold the Horizons Shareholders' Meeting and the Analysts Shareholders' Meeting on the same day and at the same time.

        (e)   Subject to this Section 6.04, to the fullest extent permitted by applicable Law, (i) in the case of Analysts, the Analysts Board shall recommend approval of the Analysts Voting Proposal by the stockholders of Analysts at the Analysts Shareholders' Meeting and include such recommendation in the Joint Proxy Statement and (ii) in the case of Horizons, the Horizons Board shall recommend approval of the Horizons Voting Proposal by the stockholders of Horizons at the Horizons Shareholders' Meeting and include such recommendation in the Joint Proxy Statement. Unless the Board of Directors of either party, or any committee thereof, shall effect a Change of Recommendation in accordance with this Section 6.04, each of Analysts and Horizons shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Analysts Voting Proposal or the Horizons Voting Proposal, respectively, and will take all other actions reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ and applicable law to obtain such approvals.

        (f)    Analysts shall submit the Analysts Voting Proposal to its stockholders at the Analysts Shareholders' Meeting for the purpose of acting upon such proposal whether or not (i) the Analysts Board at any time subsequent to the date of this Agreement effects a Change of Recommendation or (ii) any actual, potential or purported Third Party Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Analysts. Horizons shall submit the Horizons Voting Proposal to its stockholders at the Horizons Shareholders' Meeting for the purpose of acting upon such proposal whether or not (A) the Horizons Board at any time subsequent to the date of this Agreement effects a Change of Recommendation, or (B) any actual, potential or purported Third Party Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Horizons. Each of Analysts and Horizons shall use reasonable best efforts to ensure that all proxies solicited in connection with its respective Shareholders' Meeting are solicited, and that such meetings are called, noticed, convened, held and conducted, in compliance with all applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, each of Analysts or Horizons, after consultation with the other, may adjourn or postpone its respective Shareholders' Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to its respective shareholders or stockholders or, if, as of the time for which the applicable Shareholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of, in the case of Analysts, Analysts Common Stock and, in the case of Horizons, Horizons Common Stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the respective Shareholders' Meeting.

        (g)   Following the Shareholders' Meetings and at or prior to the Closing, each of Analysts and Horizons shall deliver to the Corporate Secretary of the other party a certificate setting forth the voting results from the respective Shareholders' Meeting.

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        6.05    Legal Conditions to Merger.    Each of Horizons and Analysts will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and applicable foreign antitrust or competition Laws and in connection with approvals of or filings with any other Governmental Body) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Horizons and Analysts will, and will cause each of its respective Subsidiaries to, use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Body or other public third party, required to be obtained or made by Horizons, Analysts, or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Horizons, Analysts, or any of their Subsidiaries (including the Surviving Corporation) shall be required (and will not, without the written consent of both Horizons and Analysts, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom or action with respect to, or its ability to retain, as of and after the Effective Time, any businesses or assets of Horizons, Analysts or any of their respective affiliates.

        6.06    Tax-Free Reorganization.    Horizons and Analysts shall cooperate with each other in obtaining the opinions of Sills Cummis Epstein & Gross P.C. ("Sills Cummis"), counsel to Horizons, for the benefit of Horizons' stockholders and Fredrikson & Byron, P.A. ("Fredrikson & Byron"), counsel to Analysts, for the benefit of the Analysts' stockholders, respectively, dated on or about the date the Registration Statement is declared effective by the SEC and updated as of the Closing Date, constituting conditions precedent to the Merger pursuant to Article VII, to the effect that, with respect to the Sills Cummis opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, with respect to the Fredrikson & Byron opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of Horizons and Analysts shall deliver to Sills Cummis and Fredrikson & Byron customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such law firms (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates"). Prior to the Effective Time, Horizons, JV Merger and Analysts shall not take any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        6.07    NASDAQ Listing.    Horizons shall use its best reasonable efforts to cause the shares of Horizons Common Stock to be issued in the Merger and such other shares of Horizons Common Stock to be reserved for issuance in connection with the Merger (including those referenced in Section 6.08) to be approved for listing on NASDAQ, subject to official notice at issuance, prior to the Closing Date.

        6.08    Stock Plans and Other Options.

        (a)   At the Effective Time, each Analysts Stock Option under the Analysts Stock Option Plans whether vested or unvested, and each Analysts Stock Option Plan shall, subject to the terms of such plans, be assumed by Horizons and thereafter each Analysts Stock Option shall constitute an option to acquire, on the same terms and condition as were applicable under the Analysts Stock Option Plans, the same number of shares of Horizons Common Stock as the holder of such Analysts Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in the Analysts Stock Option, divided by the number of shares of Horizons Common Stock into which one share of Analysts Common Stock is convertible under Section 2.01, rounded to the nearest full cent; provided, however, that in the case of any Analysts Stock Option intended to qualify as an "incentive stock option" under

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Section 422(b) of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and condition of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. "Analysts Stock Option Plans" means the 1994 Stock Option Plan, the 1996 Stock Option Plan for Non-employee Directors, the 1999 Stock Option Plan, the 2000 Nonqualified Stock Option Plan and the 2004 Equity Incentive Plan.

        (b)   As soon as practicable after the Effective Time, Horizons shall deliver to the participants in the Analysts Stock Option Plans an appropriate notice setting forth such participant's rights pursuant thereto and the grants made prior to the Effective Time pursuant to the Analysts Stock Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.08 after giving effect to the Merger and subject to any acceleration of vesting or other changes therein as a result of the terms of the Analysts Stock Option Plans and the consummation of the Merger). Horizons shall comply with the terms of the Analysts Stock Option Plans to ensure, to the extent required by, and subject to the provisions of, the Analysts Stock Option Plans, that Analysts Stock Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options thereunder after the Effective Time.

        (c)   Horizons shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Horizons Common Stock for delivery under the this Agreement, including under the Analysts Stock Option Plans assumed in accordance with this Section 6.08. As soon as practicable after the Effective Time, Horizons shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Horizons Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. With respect to those individuals who after the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Horizons shall administer the Analysts Stock Option Plans assumed pursuant to this Section 6.08 in a manner that complies with Rule 16b-3 under the Exchange Act.

        6.09    Consents.    Each of Horizons and Analysts shall use reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Horizons' or Analysts' material agreements, contracts, licenses, or leases in connection with the Merger.

        6.10    Additional Agreements; Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement, each of Horizons and Analysts shall cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated hereby, including by (i) obtaining (and cooperating with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Body required to be obtained or made by Horizons or Analysts in connection with the Merger, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, including all filings required by the HSR Act and any other applicable antitrust and competition Laws, (ii) obtaining all necessary consents, waivers and approvals under any of the Horizons Material Contracts, Analysts Material Contracts, Horizons Real Property Leases and Analysts Real Property Leases in connection with the Merger, (iii) authorizing for listing on the NASDAQ, upon official notice of issuance, the shares of Horizons Common Stock to be issued in the Merger, (iv) reserving for issuance the shares of Horizons Common Stock issuable upon the exercise of all Assumed Options, (v) defending any lawsuit or other proceeding, whether brought by a Governmental Body or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, and (vi) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

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        (b)   Each of Analysts and Horizons shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Body (whether domestic, foreign or supranational) with respect to the transactions contemplated hereby, (ii) permitting the other to review and discuss in advance of, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Body, (iii) not participating any meeting with any such Governmental Body unless it consults with the other in advance and to the extent permitted by such Governmental Body gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such Governmental Body with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body. Each of Analysts and Horizons may, as each deems advisable and necessary, reasonably designate any competitive sensitive material to be provided to the other under Section 6.03 or this Section 6.10 as outside "counsel only" and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

        6.11    Confidentiality Agreements.    The Mutual Non-Disclosure Agreement, dated as of January 6, 2005, between Analysts and Horizons as amended by an Amendment to Mutual Non-Disclosure Agreement dated April 6, 2005 (collectively the "Confidentiality Agreement"), shall remain in full force and effect until the Effective Time. Until the Effective Time, Analysts and Horizons shall comply with the terms of the Confidentiality Agreement.

        6.12    Section 16 Matters.    Prior to the Effective Time, with respect to both derivative and non-derivative securities, as applicable, Analysts and Horizons shall take all such steps as may be required or appropriate to cause any dispositions of Analysts Common Stock or acquisitions of Horizons Common Stock resulting from the transactions contemplated by Article I, Article II, or Section 6.08 of this Agreement with respect to each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Analysts or Horizons, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.13    Public Announcements.    So long as this Agreement is in effect, Analysts and Horizons will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated herein and except as may be required by applicable Law or any listing agreement with any national securities exchange or NASDAQ, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable Law or any such listing agreement may be issued without such consent, if the party making such release or statement has used its reasonable efforts to consult in advance with the other party.

        6.14    Notices of Certain Events.    Each of Analysts and Horizons shall promptly notify the other of:

          (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated herein or the refusal of such person to grant its consent;

          (b)   any notice or other communication from any Governmental Body in connection with the transactions contemplated herein; and

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          (c)   any change, event, occurrence, or condition that would be reasonably likely to have a Material Adverse Effect on such party.

        6.15    No Takeovers Statutes Apply.    In connection with the Merger and the other transactions contemplated hereby and without limiting the foregoing, Horizons, JV Merger and Analysts shall take all action necessary to ensure that (i) no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby or (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

        6.16    No Acquisition of Common Stock.    From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, (i) Horizons shall not (and shall cause its Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Analysts Common Stock and (ii) Analysts shall not (and shall cause its Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Horizons Common Stock.

        6.17    Maintenance of Insurance Coverage.    From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, each of Horizons and Analysts shall use its reasonable best efforts to maintain in full force and effect all insurance policies that are maintained by it any or its Subsidiaries as of the date hereof.

        6.18    Rights Agreements.    Except as necessary to satisfy the conditions set forth in Section 7.03(b) and Section 7.02(b), prior to the Effective Time, the Boards of Directors of Analysts and Horizons shall not, without the prior written consent of Horizons or Analysts, as the case may be, unless the stockholders of Analysts shall vote not to approve the Analysts Voting Proposal or the stockholders of Horizons shall vote not to approve the Horizons Voting Proposal, (i) amend the Analysts Rights Agreement or the Horizons Rights Agreement, or (ii) take any action with respect to, or make any determination under, the Analysts Rights Agreement or the Horizons Rights Agreement, including a redemption of the Analysts Rights or Horizons Rights, in each case in order to facilitate any Third Party Acquisition Proposal with respect to either party.

ARTICLE VII

CONDITIONS PRECEDENT

        7.01    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction before the Closing Date of the following conditions, any of which may be waived, to the extent legally allowed, in writing by mutual consent of Analysts, JV Merger and Horizons:

          (a)   Shareholder Approval.    The Requisite Analysts Shareholder Approval and the Requisite Horizons Shareholder Approval shall have been obtained.

          (b)   HSR Act.    All applicable waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all applicable foreign antitrust and competition approvals shall have been received.

          (c)   Registration Statement; Joint Proxy Statement.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order or, to the knowledge of Analysts or Horizons, no stop order or proceedings seeking a stop order shall be threatened. The Joint Proxy Statement shall have been delivered to the stockholders of Horizons and the stockholders of Analysts in accordance with the requirements of the Securities Act and the Exchange Act.

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          (d)   No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a United States administrative agency or commission or other United States Governmental Body seeking any of the foregoing be pending; and no statute, rule, regulation, or order shall be enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal or enjoins the consummation of the transactions contemplated by this Agreement.

          (e)   Listing and Quotation.    The shares of Horizons Common Stock to be issued in the Merger shall have been approved for listing or quotation as contemplated by Section 6.07, subject to official notice of issuance.

          (f)    Governmental and Regulatory Approvals.    Other than required by Section 7.01(b), all consents, approvals and actions of, filings with and notices to any Governmental Body required by Horizons, Analysts or any Subsidiary thereof to consummate the Merger, the failure of which to be obtained or taken is reasonably expected to materially impair the ability of the parties to consummate the Merger, must have been made or obtained.

        7.02    Additional Conditions to Obligations of Analysts.    The obligations of Analysts to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Analysts:

          (a)   Representations and Warranties.    Except as a result of action expressly permitted or expressly consented to in writing by the Analysts, the representations and warranties of Horizons and JV Merger contained in this Agreement (A) that are not qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all material respects when made and as of the Effective Time, as if made as of such time, and (B) that are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct when made and as of the Effective Time, as if made as of such time, (except in each case to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

          (b)   Horizons Rights Agreement.    The Horizons Rights issued pursuant to the Horizons Rights Agreement shall not, by virtue of this Agreement or the transactions contemplated hereby, have become non-redeemable, exercisable, distributed (separately from shares of Horizons Common Stock) or triggered pursuant to the terms of such agreement.

          (c)   Performance of Obligations.    Horizons and JV Merger shall have performed or complied within all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

          (d)   No Material Adverse Change.    Since the date of this Agreement, there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of Horizons, JV Merger and its Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect on Horizons and JV Merger.

          (e)   Tax Opinion.    Analysts shall have received the opinion of Fredrikson & Byron, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Fredrikson & Byron may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Analysts, Horizons and others.

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          (f)    Officer's Certificate.    Analysts shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Horizons to the effect that the conditions set forth in Sections 7.2(a), (c) and (d) have been satisfied.

        7.03    Additional Conditions to Obligations of Horizons and JV Merger.    The obligations of Horizons and JV Merger to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Horizons.

          (a)   Representations and Warranties.    Except as a result of action expressly permitted or expressly consented to in writing by Horizons, the representations and warranties of Analysts contained in this Agreement (A) that are not qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all material respects when made and as of the Effective Time, as if made as of such time, and (B) that are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct when made and as of the Effective Time, as if made as of such time, (except in each case to the extent of such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

          (b)   Analysts Rights Agreement.    The Analysts Rights issued pursuant to the Analysts Rights Agreement shall not, by virtue of this Agreement or the transactions contemplated hereby, have become non-redeemable, exercisable, distributed (separately from shares of Analysts Common Stock) or triggered pursuant to the terms of such agreement, and shall expire immediately prior to the Effective Time.

          (c)   Performance of Obligations.    Analysts shall have performed or complied within all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

          (d)   No Material Adverse Change.    Since the date of this Agreement, there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of Analysts and its Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect on Analysts.

          (e)   Tax Opinion.    Horizons shall have received the opinion of Sills Cummis, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sills Cummis may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Analysts, Horizons, and others.

          (f)    Officer's Certificate.    Horizons and JV Merger shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Analysts to the effect that the conditions set forth in Sections 7.3(a), (c) and (d) have been satisfied.

ARTICLE VIII

CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

        8.01    Employee Matters.

        (a)   For purposes of this Section 8.01, (i) "Analysts Employees" means the employees who were active employees of Analysts or any of its Subsidiaries immediately before the Effective Time and continue to be active employees of Horizons, any of Horizons' Subsidiaries, or any other affiliate of Horizons after the Effective Time, and (ii) "Horizons Employees" means the employees who were active employees of Horizons or any of its Subsidiaries immediately before the Effective Time and

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continue to be active employees of Horizons, any of Horizons' Subsidiaries, or any other affiliate of Horizons after the Effective Time.

        (b)   From and after the Effective Time, for purposes of determining eligibility and vesting and entitlement to vacation and other benefits for Analysts Employees and Horizons Employees under any compensation, severance, welfare, pension, benefit, or savings plan of Horizons or any of its affiliates in which Analysts Employees or Horizons Employees become eligible to participate, service with Analysts, Horizons or any of their Subsidiaries or any of their respective predecessors (whether before or after the Effective Time) shall be credited as if such service had been rendered to Horizons or such affiliate, including, for each Analysts Employee and each Horizons Employee, recognition of all prior service with any entity, including any Subsidiary of Analysts or Horizons prior to its becoming a Subsidiary of Analysts or Horizons, as applicable, that was recognized by either party (or one of its Subsidiaries) prior to the date hereof in the ordinary course of administering its (or such Subsidiary's) employee benefits.

        (c)   Notwithstanding any of the foregoing provisions of this Section 8.01, nothing contained herein shall be construed as requiring Horizons or any Subsidiary of Horizons to continue any specific employee plan or benefit arrangement or to continue the employment of any specific employee.

        8.02    Indemnification.    All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of Horizons, Analysts or any of their respective Subsidiaries as provided in the Articles or Certificate of Incorporation, Bylaws or similar charter or organizational documents of Horizons and Analysts or any of their respective Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of at least six years after the Effective Time (or, if any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time (including consummation of the Merger) and during such six-year period, such provisions shall not be amended, repeated or otherwise modified in any respect, except as required by Law. To the fullest extent permitted by law, Horizons hereby assumes, effective at the Effective Time, all obligations provided by statute or charter or organizational documents of each of Horizons, Analysts or their respective Subsidiaries in effect prior to the Merger in respect of indemnification and expense reimbursement of any present or former director, officer or employee of Horizons, Analysts or their respective Subsidiaries if the relevant claim is asserted or made within six years after the Effective Time. From and after the Effective Time, the Surviving Corporation shall abide by and honor each of Analysts' and its Subsidiaries contractual obligations, if any, to provide indemnification and exculpation to any other person, to the extent of such contractual obligation and shall enter into indemnification agreements with all persons who were officers or directors of Analysts or its Subsidiaries immediately prior to the Merger, in each case in substantially the form of the indemnification agreements Analysts or its Subsidiaries has with its officers and directors immediately prior to the Effective Time.

        8.03    Directors and Officers Liability Insurance.    For a period of at least six years after the Effective Time, Horizons shall maintain in effect either (a) the current policies of directors' and officers' liability insurance maintained by Horizons and Analysts (provided that Horizons may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (b) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of Horizons, Analysts and any of their respective Subsidiaries; provided that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of premium paid by Horizons or Analysts, as applicable, then Horizons

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shall provide a policy with the best coverage as shall then be available at 200% of such rate. From and after the Effective Time, the Surviving Corporation shall abide by and honor each of Horizons and Analysts' contractual obligations, if any, to provide directors' and officers' liability insurance to any other person, to the extent of such contractual obligation. In the event that Horizons or any of its Subsidiaries (or any of its successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 8.03.

        8.04    JV Merger Organizational Documents; Governance Matters.

        (a)   Charter Documents.    Subject to Section 1.03 and the receipt of the Requisite Horizons Shareholder Approval, Horizons and JV Merger shall take all actions necessary to cause (i) the Certificate of Incorporation of JV Merger at the Effective Time to be in the form of Exhibit A hereto, and (ii) the Bylaws of JV Merger at the Effective Time to be in the form of Exhibit B hereto.

        (b)   Board Composition.    Horizons and Analysts shall take all actions necessary so that at the Effective Time: (i) the Horizons Board of Directors shall initially consist of ten directors, five of whom (the "Horizons Directors") initially shall be designated by Horizons from among those current Horizons directors who remain Horizons directors immediately prior to the Effective Time, and five of whom initially shall be designated by Analysts from among those current Analysts directors who remain Analysts directors immediately prior to the Effective Time, (ii) the Horizons Board of Directors shall have standing audit, nominating and governance, and compensation committees, each comprised of an equal number of directors designated by Horizons and directors designated by Analysts; (iii) for a period of 18 months after the Effective Time, the Office of Chairman of the Board of Horizons shall be shared equally by the Chairman of Horizons as of immediately prior to the Effective Time and the Chairman of Analysts as of immediately prior to the Effective Time; provided, that, after such 18 month period, a non-employee director designated by a majority of the Horizons Directors then still in office shall become Chairman and shall serve until his successor is duly elected and qualified, but which period shall in no event be less than one year; and (iv) the officers of Horizons shall be as follows: the Chief Executive Officer shall be the Chief Executive Officer of Horizons, the President shall be the President of Analysts, the Chief Financial Officer shall be the Chief Financial Officer of Analysts, the General Counsel shall be the General Counsel of Horizons, the Controller shall be the Controller of Horizons and the other senior officers and managers of Horizons shall be mutually agreed upon by Horizons and Analysts.

        (c)   Executive Offices.    Immediately after the Effective Time, Horizons' headquarters shall be located in Minneapolis, Minnesota and Horizons' financial and accounting operations shall be located in Mountain Lakes, New Jersey.

ARTICLE IX

TERMINATION

        9.01    Generally.    This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement and Merger:

          (a)   by mutual written consent of Horizons and Analysts (approved by their respective Boards of Directors);

          (b)   by Horizons or Analysts if the transactions contemplated hereby have not been consummated on or before November 30, 2005 (which date may be extended by mutual agreement

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  of Horizons and Analysts); provided that such failure to consummate such transactions by such date is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

          (c)   by Horizons, if (i) any of the conditions set forth in Sections 7.01 or 7.03 shall become impossible to fulfill other than for reasons within the control of Horizons or JV Merger, and such conditions shall not have been waived by Horizons pursuant to Article VII, or (ii)(A) the stockholders of Horizons fail to approve the Horizons Voting Proposal by the required vote at the first stockholders' meeting called for that purpose or any adjournments thereof or (B) the stockholders of Analysts fail to approve the Analysts Voting Proposal by the required vote at the first stockholders' meeting called for that purpose or any adjournments thereof;

          (d)   by Analysts, if (i) any of the conditions set forth in Sections 7.01, or 7.02 shall become impossible to fulfill other than for reasons within the control of Analysts, and such conditions shall not have been waived by Analysts pursuant to Article VII, or (ii)(A) the stockholders of Analysts fail to approve the Analysts Voting Proposal by the required vote at the first stockholders' meeting called for that purpose or any adjournments thereof or (B) the stockholders of Horizons fail to approve Horizons Voting Proposal by the required vote at the first stockholders' meeting called for that purpose or any adjournments thereof;

          (e)   by Horizons, if (i) the Board of Directors of Analysts fails to recommend the Merger to Analysts' stockholders or effects a Change of Recommendation, or if Analysts fails to comply in all material respects with Section 6.01, (ii) the Board of Directors of Analysts or any committee thereof recommends or approves (whether or not permitted by Article VI) a Third Party Acquisition Proposal, or (iii) the Board of Directors of Analysts shall have failed to hold the Analysts Shareholders' Meeting in accordance with Section 6.04 or the Board of Directors of Analysts resolves to do any of the foregoing (provided, however, that the provision by Analysts of any five business-day notice required under Section 6.04 shall not by itself permit Horizons to terminate this Agreement);

          (f)    by Analysts, if (i) the Board of Directors of Horizons fails to recommend the Horizons Voting Proposal to Horizons' stockholders or effects a Change of Recommendation, or if Horizons fails to comply in all material respects with Section 6.01, (ii) the Board of Directors of Horizons or any committee thereof recommends or approves (whether or not permitted by Article VI) a Third Party Acquisition Proposal, or (iii) the Board of Directors of Horizons shall have failed to hold the Horizons Shareholders' Meeting in accordance with Section 6.04 or the Board of Directors of Horizons resolves to do any of the foregoing (provided, however, that the provision by Horizons of any five business-day notice required under Section 6.04 shall not by itself permit Analysts to terminate this Agreement); or

          (g)   by either Horizons or Analysts, if (i) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated herein illegal or otherwise prohibited, or (ii) any judgment, injunction, order, or decree (which judgment, injunction, order, or decree Horizons and Analysts shall use its reasonable best efforts to lift) of any court or other Governmental Body having competent jurisdiction enjoining Horizons or Analysts from consummating the transactions contemplated herein is entered and such judgment, injunction, order, or decree shall have become final and non-appealable.

        9.02    Procedure and Effect of Termination and Abandonment.    In the event of termination of this Agreement by Analysts or Horizons pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to the other party to this Agreement, except as otherwise provided in Section 10.04 or, subject to Section 10.04(d), to the extent the termination is a direct result of a willful and material breach or violation by such party of a representation, warranty, covenant, or agreement contained in this Agreement.

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ARTICLE X

MISCELLANEOUS PROVISIONS

        10.01    Termination of Representations and Warranties.    The representations and warranties of Analysts and Horizons set forth in this Agreement (including those set forth in the Analysts and Horizons Disclosure Schedules) or in any certificate furnished under this Agreement shall not survive the Effective Time. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement pursuant to Article IX except as set forth in Section 9.02. The Confidentiality Agreements shall survive the execution and delivery of this Agreement, or the termination of this Agreement pursuant to this Article IX, as the case may be, pursuant to its terms and conditions.

        10.02    Amendment and Modification.    This Agreement may be amended by the parties hereto at any time by action of their respective boards of directors, whether before or after the Shareholders' Approvals have been obtained; provided, however, that after the Shareholders' Approvals have been obtained, there shall be no amendment that by law or the rules of any relevant stock exchange requires further approval by shareholders without the further approval of such shareholders. Any such amendment shall only be effective if made by an instrument in writing signed on behalf of each of the parties hereto.

        10.03    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Requisite Shareholder Approval has been obtained or after adoption of this Agreement by the stockholders of Analysts and Horizons, there shall be made no waiver that by Law requires further approval or adoption by stockholders without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

        10.04    Expenses and Termination Fees.

        (a)    Expenses.    Except as otherwise provided below in this Section 10.04, all Expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses provided, that each of Horizons and Analysts shall pay 50% of (i) any Expenses (other than attorneys' and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the Registration Statement (including financial statements and exhibits) and the Joint Proxy Statement (including any preliminary materials related thereto) and any supplements or amendments thereto and (ii) the filing fees under the HSR Act and under any applicable foreign antitrust or competition Laws. For purposes of this Agreement, "Expenses" means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

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        (b)    Termination Fee Payable to Horizons.    If this Agreement is terminated pursuant to (i) Section 9.01(b), Section 9.01(c)(i) (but only with respect to the conditions set forth in Section 7.03 (a), (b), (c), (d) and (e)), or Section 9.01(c)(ii)(B) or Section 9.01(d)(ii)(A), and (A) prior to the Analysts Shareholders' Meeting, a Third Party Acquisition Proposal relating to Analysts shall have been made to Analysts and shall have become known publicly or been made directly to Analysts' stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Third Party Acquisition Proposal relating to Analysts and (B) within 12 months after such termination Analysts or any of its Subsidiaries (1) enters into a definitive agreement with respect to any Third Party Acquisition Proposal and such Third Party Acquisition Proposal is subsequently consummated within or after such 12-month period, or (2) consummates any Third Party Acquisition Proposal, or (ii) Section 9.01(e), then Analysts shall pay to Horizons a non-refundable fee equal to $3,600,000 (the "Termination Fee") plus, subject to Analysts' receipt of reasonably detailed evidence thereof, all Expenses of Horizons (up to a maximum of $1,000,000). Such Termination Fee and Expenses shall be payable by Analysts as follows: (i) in the case of a termination pursuant to clause (i) above, immediately prior to the consummation of such Third Party Acquisition Proposal or (ii) in the case of a termination pursuant to clause (ii) above, promptly, but in no event later than two business days after the date of such termination.

        (c)    Termination Fee Payable to Analysts.    If this Agreement is terminated pursuant to (i) Section 9.01(b), Section 9.01(d)(i) (but only with respect to the conditions set forth in Section 7.02(a), (b), (c), (d) and (e)), or Section 9.01(d)(ii)(B) or Section 9.01(c)(ii)(A), and (A) prior to the Horizons Shareholders' Meeting, a Third Party Acquisition Proposal relating to Horizons shall have been made to Horizons and shall have become known publicly or been made directly to Horizons and shall have publicly announced an intention (whether or not conditional) to make a Third Party Acquisition Proposal relating to Horizons and (B) within 12 months after such termination Horizons or any of its Subsidiaries (1) enters into a definitive agreement with respect to any Third Party Acquisition Proposal and such Third Party Acquisition Proposal is subsequently consummated within or after such 12-month period, or (2) consummates any Third Party Acquisition Proposal, or (ii) Section 9.01(f), then Horizons shall pay to Analysts the Termination Fee plus, subject to Horizons' receipt of reasonably detailed evidence thereof, all Expenses of Analysts (up to a maximum of $1,000,000). Such Termination Fee and Expenses shall be payable by Horizons as follows: (i) in the case of a termination pursuant to clause (i) above, immediately prior to the consummation of such Third Party Acquisition Proposal or (ii) in the case of a termination pursuant to clause (ii) above, promptly, but in no event later than two business days after the date of such termination.

        (d)    Payment and Remedies.    All payments to be made pursuant to this Section 10.04 shall be made by wire transfer of immediately available funds. If either party fails to timely pay the Expenses of the other party or the Termination Fee pursuant to this Section 10.04, then such party shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party. In no event shall more than one Termination Fee be payable by a party under this Section 10.04. For purposes of determining whether a Third Party Acquisition Proposal has been consummated that may entitle Horizons or Analysts to a Termination Fee, references to "10% or more" or "15%" in the definition of "Third Party Acquisition Proposal" shall be deemed to be "50%." Each of Analysts and Horizons (for itself and its affiliates) hereby agrees that, upon any termination of this Agreement under circumstances where it is entitled to a Termination Fee and Expenses under this Section 10.04 and such Termination Fee and Expenses are paid in full to such party, such party and its affiliates shall be precluded from any other remedy against such other party, at law or in equity or otherwise, and neither such party nor any of its affiliates shall seek (and such party shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any

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kind, including consequential, indirect, or punitive damages, against the other party or any of their respective directors, officers, employees, partners, managers, members, or shareholders in connection with this Agreement or the transactions contemplated hereby

        (e)    Integral Part of Transactions.    The parties acknowledge that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement and that without these agreements, the parties would not have entered into this Agreement.

        10.05    Additional Agreement.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement (provided that nothing herein stated shall require either Horizons or Analysts to take or cause to be taken any action, or do or cause to be done any things, which other provisions of this Agreement expressly permit the Board of Directors thereof, in the exercise of its fiduciary duties, not to take or do). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

        10.06    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   If to Horizons or JV Merger:

      Computer Horizons Corp.
      49 Old Bloomfield Avenue
      Mountain Lakes, NJ 07046-1495
      Telecopy No.: (973) 402-6293
      Attention: Michael C. Caulfield, Esq.

      with a copy to:

      Sills Cummis Epstein & Gross P.C.
      One Riverfront Plaza
      Newark, NJ 07102
      Telecopy No.: (973) 643-6500
      Attention: R. Max Crane

          (b)   If to Analysts:

      Analysts International Corporation
      3601 West 76th Street
      Minneapolis, MN 55435
      Telecopy No.: (952) 838-2904
      Attention: Colleen Davenport-Adiyia, Esq.

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      with a copy to:

      Fredrikson & Byron, P.A.
      200 South Sixth Street Suite
      4000 Minneapolis, MN
      55402 Telecopy No.: (612) 492-7077
      Attention: Daniel Yarano, Esq.

        10.07    Assignment; No Third-Party Beneficiaries.    This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article I, Article II and Article VIII, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

        10.08    Certain Definitions and Interpretations.

        (a)   As used in this Agreement, unless otherwise defined:

        "affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act;

        "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States, the State of Minnesota, or the State of New York;

        "Governmental Body" means any domestic or foreign national, state, multi-state, or municipal or other local government, any subdivision, agency, commission, or authority thereof, any court, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder;

        "including" means "including without limitation";

        "Intellectual Property" means the rights associated with trademarks, service marks, trade names, and internet domain names, together with registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); rights in works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); rights in mask works; rights in trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies;

        "knowledge of Horizons" or any similar phrase means the actual knowledge of one or more of the executive officers of Horizons;

        "knowledge of Analysts" or any similar phrase means the actual knowledge of one or more of the executive officers of Analysts;

        "Law" with respect to any person means any applicable foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, administrative, executive or other order (whether temporary, preliminary or permanent) of any Governmental Body, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding entered or imposed by any Governmental Body, in any case that are in force as of the date hereof or which come into force during the term of this Agreement;

        "Lien" means any mortgage, restriction, claim, charge, security interest, pledge, easement, reservation, restriction, covenant, agreement, encumbrance, or other impairment to title of any kind, whether or not securing the payment of money or performance of any other obligation;

        "Permitted Liens" means (i) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due and payable or delinquent, or for Taxes the validity of which are being

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contested in good faith by appropriate proceedings, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, and (iv) Liens securing executory obligations under any lease, regardless of whether it constitutes an "operating lease" or a "capitalized lease" under generally accepted accounting principles;

        "person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, and a government or any department, agency, or instrumentality thereof; and

        "Subsidiary" and "Subsidiaries" of any specified corporation means any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or others performing similar functions are directly or indirectly owned by the specified corporation.

        (b)   References to "Section" and "Sections" refer to a Section or Sections, respectively, of this Agreement, and references to "Article" and "Articles" refer to an Article or Articles, respectively, of this Agreement. As used in this Agreement, all dollar amounts are expressed in United States funds.

        (c)   Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
"Analysts Balance Sheet"	4.01(f)(iii)
"Analysts Common Stock"	Recital B
"Analysts Disclosure Schedule"	4.01
"Analysts Employee Plans"	4.01(o)(i)
"Analysts Employees"	8.01(a)
"Analysts Material Contracts"	4.01(j)(i)
"Analysts Permits"	4.01(e)(ii)
"Analysts Preferred Stock"	4.01(b)
"Analysts Real Property Leases"	4.01(x)(ii)
"Analysts Rights Agreement"	4.01(b)
"Analysts Rights"	4.01(b)
"Analysts SEC Reports"	4.01(f)(i)
"Analysts Shareholders' Meeting"	4.01(c)(ii)
"Analysts Stock Option Plans"	6.08(a)
"Analysts Stock Options	4.01(b)
"Analysts Voting Proposal"	4.01(c)(ii)
"Analysts"	1st paragraph
"Applicable Party"	6.01(a)
"Benefit Plan"	4.01(o)(i)
"Certificate of Merger"	1.02
"Certificate"	2.02
"Change of Recommendation"	6.04(a)(i)
"Citigroup"	4.02(n)
"Closing Date"	3.01
"Closing"	3.01

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"Confidentiality Agreement"	6.11
"Effective Time"	1.02
"Environmental Law"	4.01(p)(i)(A)
"ERISA Affiliate"	4.01(o)(vi)
"ERISA"	4.01(o)(i)
"Exchange Act"	4.01(d)
"Exchange Agent"	2.06(a)
"Exchange Fund"	2.06(a)
"Expenses"	10.04(a)
"Fredrikson & Byron"	6.06
"Hazardous Substance"	4.01(p)(i)(B)
"Horizons Balance Sheet"	4.02(f)(iii)
"Horizons Common Stock"	Recital B
"Horizons Disclosure Schedule"	4.02
"Horizons Employee Plans"	4.02(o)(i)
"Horizons Employees"	8.01(a)
"Horizons Material Contracts"	4.02(j)(i)
"Horizons Preferred Stock"	4.02(b)
"Horizons Real Property Leases"	4.02(x)(ii)
"Horizons Rights Agreement"	4.02(b)
"Horizons Rights"	4.02(b)
"Horizons SEC Reports"	4.02(f)(i)
"Horizons Shareholders' Meeting"	4.02(c)(ii)
"Horizons Stock Option Plans"	4.02(b)
"Horizons Stock Options"	4.02(b)
"Horizons Voting Proposal"	4.02(c)(ii)
"Horizons"	1st paragraph
"HSR Act"	4.01(d)
"Joint Proxy Statement"	4.01(g)
"JV Merger"	1st paragraph
"Material Adverse Change"	Article IV, 1st paragraph
"Material Adverse Effect"	Article IV, 1st paragraph
"material contract"	4.01(j)(i)(L)
"MBCA"	1.01
"Merger Consideration"	2.01(a)
"Merger"	Recital B
"NASDAQ"	2.05
"Pension Plan"	4.01(o)(i)
"Piper Jaffray"	4.01(n)
"Registration Statement"	4.01(g)
"Regulation M-A Filing"	6.02(b)

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"Requisite Analysts Shareholder Approval"	4.01(c)(ii)
"Requisite Horizons Shareholder Approval"	4.02(c)(ii)
"Sarbanes-Oxley Act"	4.01(f)(iv)
"SEC"	4.01(d)
"Securities Act"	4.01(d)
"Sills Cummis"	6.06
"Superior Proposal"	6.01(a)
"Surviving Corporation"	1.01
"Takeover Statute"	4.01(w)
"Tax Certificates"	6.06
"Tax Returns"	4.01(i)(i)
"Taxes"	4.01(i)(i)
"Termination Fee"	10.04(b)
"Third Party Acquisition Proposal"	6.01(a)(i)
"Third Party Acquisition Proposal"	10.04(d)
"Third Party"	6.01(a)(ii)
"WARN Act"	4.01(o)(xii)
"Welfare Plan"	4.01(o)(i)

        10.09    Governing Law.    This Agreement shall be governed by the internal laws of the State of New York without giving effect to choice-of-law principles.

        10.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

        10.11    Headings; Internal References.    The Table of Contents and Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation of this Agreement.

        10.12    Entire Agreement.    This Agreement (including the Analysts and Horizons Disclosure Schedules and the exhibits hereto) and the Confidentiality Agreement embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or the Confidentiality Agreements.

        10.13    Severability.    If any term, provision, covenant, agreement, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, agreements, and restrictions of this Agreement shall continue in full force and effect and will in no way be affected, impaired, or invalidated, so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated herein shall be consummated as originally contemplated to the fullest extent possible.

        10.14    Equitable Remedies.    Subject to Section 10.04, the parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them,

Annex A - Page 60

each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance to enforce specifically the performance of the terms and provisions hereof, without bond or other security being required.

        10.15    Disclosure Schedules.    Matters reflected in the Analysts Disclosure Schedule and the Horizons Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules. Such additional matters may be set forth for informational purposes, do not necessarily include other matters of a similar nature that are not required to be reflected in such Disclosure Schedules, and do not establish any standard or definition of materiality. A disclosure made by a party in any Section of this Agreement or its Disclosure Schedule that is sufficient to reasonably inform such party of information required to be disclosed in another Section of this Agreement or such party's Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to the other Section of this Agreement or such party's Disclosure Schedule. The parties hereto acknowledge that certain matters set forth in the Disclosure Schedules are included for information purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by either Analysts or Horizons that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement. Any matter required to be disclosed in any Disclosure Schedule that was not disclosed therein but was disclosed in another Disclosure Schedule shall be deemed to have been disclosed in the correct Disclosure Schedule only to the extent the non-disclosing party actually understood the disclosure required, but shall not be deemed to have been otherwise disclosed. Any Disclosure Schedule required to be attached hereto and not attached shall be deemed to state: "None." Notwithstanding anything to the contrary in any Disclosure Schedule or cover page to the Disclosure Schedules, to the extent any provision(s) thereof conflict with this Section 10.15, this Section 10.15 controls.

        10.16    Reliance on Representations.    Notwithstanding any investigation, knowledge, or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, or in the Exhibits or in any of the documents, certification, or agreements delivered in connection therewith are being relied upon as a material inducement to enter into this Agreement and the transactions contemplated herein.

        10.17    Waiver of Jury Trial.    Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

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        IN WITNESS WHEREOF, the parties execute and deliver this Agreement as of the date first above written.

ANALYSTS INTERNATIONAL CORPORATION
By:	/s/ JEFFREY BAKER
	Name:	Jeffrey Baker
	Title:	President
COMPUTER HORIZONS CORP.
By:	/s/ WILLIAM J. MURPHY
	Name:	William J. Murphy
	Title:	President and CEO
JV MERGER CORP.
By:	/s/ WILLIAM J. MURPHY
	Name:	William J. Murphy
	Title:	President and CEO

Annex A - Page 62

ANNEX B

OPINION OF CITIGROUP GLOBAL MARKETS INC.

April 12, 2005
The Board of Directors
Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to Computer Horizons Corp. (the "Company") of the Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger, dated as of April 12, 2005 (the "Merger Agreement"), among the Company, Analysts International Corporation ("Analysts International") and JV Merger Corp. ("Merger Sub"). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Analysts International (the "Merger") and (ii) each outstanding share of the common stock, par value $0.10 per share of Analysts International ("Analysts Common Stock") (other than certain shares specified in the Merger Agreement) will be converted into the right to receive 1.15 shares (the "Exchange Ratio") of the common stock, par value $0.10 per share, of the Company ("Company Common Stock").

        In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Analysts International concerning the businesses, operations and prospects of the Company and Analysts International. We examined certain publicly available business and financial information relating to the Company and Analysts International as well as certain financial forecasts and other information and data relating to the Company and Analysts International, which were provided to or discussed with us by the respective managements of the Company and Analysts International, including information relating to the potential strategic implications, operational benefits and transaction costs (including, to the extent applicable, the amount, timing and achievability thereof) anticipated by the managements of the Company and Analysts International to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and Analysts Common Stock; the historical and projected earnings and other operating data of the Company and Analysts International; and the capitalization and financial condition of the Company and Analysts International. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Analysts International. We also evaluated certain potential pro forma financial effects of the Merger on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

        In rendering our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification for, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Analysts International that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company and Analysts International

Annex B - Page 1

provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Analysts International that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Analysts International as to the future financial performance of the Company and Analysts International, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Analysts International or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of the Company and Analysts International. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued pursuant to the Merger or the price at which the Company Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Analysts International nor have we made any physical inspection of the properties or assets of the Company or Analysts International. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Analysts International for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and Analysts International and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

Annex B - Page 2

ANNEX C

OPINION OF PIPER JAFFRAY & CO.

April 12, 2005
Personal and Confidential
Board of Directors
Analysts International Corporation
3601 West 76th Street
Minneapolis, Minnesota 55435

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Analysts International Corporation ("Analysts") of the Exchange Ratio (as defined below) pursuant to the terms of an Agreement and Plan of Merger (the "Agreement") to be entered into among Analysts, Computer Horizons Corp. ("Computer Horizons"), and JV Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Computer Horizons (the "Transitory Subsidiary"). The Agreement provides for the merger (the "Merger") of the Transitory Subsidiary with and into Analysts pursuant to which each outstanding share of common stock, par value $0.10 per share, of Analysts (the "Analysts Common Stock"), will be converted into 1.15 shares (the "Exchange Ratio") of common stock, par value $0.10 per share, of Computer Horizons (the "Computer Horizons Common Stock"). The Agreement also provides that each outstanding option to purchase shares of common stock of Analysts will be converted, after giving effect to the Exchange Ratio, into an option to purchase shares of common stock of Computer Horizons on the terms set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

        We, as a customary part of our investment banking business, are engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Analysts in connection with the Merger and will receive a fee from Analysts which is contingent upon the consummation of the Merger. We will also receive a fee from Analysts for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. Analysts has also agreed to indemnify us against certain liabilities in connection with our services. In the past we have provided advisory services to Analysts. In the ordinary course of our business, we and our affiliates may actively trade securities of Analysts and Computer Horizons for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

        In connection with our review of the Merger, and in arriving at our opinion, we have:

        i.      reviewed and analyzed the financial terms of a draft of the Agreement dated April 11, 2005;

        ii.     reviewed and analyzed certain publicly available financial and other data with respect to Analysts and Computer Horizons;

        iii.    reviewed and analyzed certain internal financial information of Computer Horizons prepared for financial planning purposes and furnished by the management of Computer Horizons;

        iv.    reviewed and analyzed certain internal financial information of Analysts on a stand-alone basis and as a combined company with Computer Horizons, prepared by Analysts management for financial planning purposes and furnished by the management of Analysts;

Annex C - Page 1

        v.     conducted discussions with members of the senior management of Analysts and Computer Horizons with respect to the business and prospects of Analysts and Computer Horizons on a stand-alone basis and on a combined basis following the Merger;

        vi.    reviewed the reported prices and trading activity of Analysts and Computer Horizons and similar information for certain other companies deemed by us to be comparable to Analysts and Computer Horizons;

        vii.   compared the financial performance and valuation metrics of Analysts and Computer Horizons with that of certain other publicly traded companies deemed by us to be comparable;

        viii.  reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

        ix.    reviewed the historical exchange ratio of Analysts and Computer Horizons common stock; and

        x.     reviewed and analyzed certain hypothetical pro forma effects of the Merger.

        In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

        We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Analysts and Computer Horizons or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of Analysts and Computer Horizons' respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of Analysts and Computer Horizons' respective management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion regarding such financial planning data or the assumptions on which it is based. We have relied, with your consent, on advice of the outside counsel of Analysts and Computer Horizons and the independent accountants to Analysts, and on the assumptions of Analysts' management, as to all legal, tax and financial reporting matters with respect to Analysts, Computer Horizons and the Agreement. Without limiting the generality of the foregoing, in arriving at our opinion we relied on Analysts management's assumptions regarding cost savings and synergies from the Merger. We were not provided sufficient long-term projections on Analysts or Computer Horizons business; thus, we could not prepare a discounted cash flow analysis on Analysts or Computer Horizons.

        We have assumed that the Merger will qualify as a reorganization under the United States Internal Revenue Code. We have not independently verified that such tax treatment will be available in respect of the Merger, and we express no view with respect to the tax treatment that will be required to be applied to the Merger. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither Analysts nor Computer Horizons is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect Analysts or Computer Horizons or alter the terms of the Merger.

        We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder.

        In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Analysts or Computer Horizons, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of Analysts and

Annex C - Page 2

Computer Horizons or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Analysts, Computer Horizons or any of their respective affiliates is a party or may be subject and, at Analysts' direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of Analysts or Computer Horizons have traded or may trade following announcement or consummation of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        This opinion is solely for the benefit of the Board of Directors of Analysts in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of Analysts. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

        This opinion addresses solely the fairness, from a financial point of view, to the holders of Analysts Common Stock of the Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger or related transactions. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. We express no opinion as to whether any alternative transaction might produce superior benefits to Analysts or its shareholders.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to holders of Analysts Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex C - Page 3

ANNEX D

AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF COMPUTER HORIZONS CORP.

RESTATED CERTIFICATE OF INCORPORATION

OF

COMPUTER HORIZONS CORP.

Under Section 807 of the Business Corporation Law

        We, the undersigned, William J. Murphy and Michael C. Caulfield being respectively the president and the secretary of Computer Horizons Corp. (the "Corporation"), in accordance with Section 807 of the New York Business Corporation Law, do hereby certify:

  1.
  The name of the Corporation is Computer Horizons Corp.

  2.
  The certificate of incorporation was filed by the Department of State on the March 24, 1969 and has been amended at various times by action of the Board of Directors and shareholders of the Corporation.

  3.
  The certificate of incorporation, as amended heretofore, is hereby further amended to change the name of the Corporation as set forth in Article FIRST of this restated certificate of incorporation as authorized by the New York Business Corporation Law:

  4.
  The text of the certificate of incorporation is hereby restated as amended to read as herein set forth in full:

        FIRST: The name of the Corporation is International Horizons Group, Inc.

        SECOND: The Corporation is formed for the following purpose or purposes:

        To engage in the business of management consulting and any business related or incidental thereto, including, without limitation, engaging by itself or through subsidiary companies, in rendering management services and devising, formulating and conducting business research, business studies, surveys and tests; creating, installing and utilizing business systems, methods, controls, layouts and plans; assembling and supplying personnel and staff; all as required or expedient to a solution of business problems of others or to an improvement in function or to an increase in efficiency or profit in behalf of such others;

        To engage by itself or through subsidiary companies in the business of preparing programs for computers or other electronic data processing machines or systems, processing data, preparing and/or maintaining statistical records, performing electronic and other machine work and advising others as to the use of electronic and other machinery, devising and/or executing data processing systems, conducting operational surveys and making reports thereon, manufacturing, buying, selling and leasing general and special purpose computers, electronic data processing equipment and other related equipment and machinery, and carrying on research work in connection with all of the foregoing activities;

        To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor,

Annex D - Page 1

merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the Corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

        To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

        To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

          (a)   inventions, devices, formulae, processes and any improvements and modifications thereof;

          (b)   letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

          (c)   franchises, licenses, grants and concessions.

        To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

        THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

        FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million Two Hundred Thousand (100,200,000) shares, of which Two Hundred Thousand (200,000) shares shall be Preferred Stock, par value $.10 per share and One Hundred Million (100,000,000) shares shall be common stock, par value, $.10 per share (the "Common Stock").

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        The relative rights, preferences, and limitations of each class are as follows:

SUBPART A—GENERAL

        Subject to the limitations which may be prescribed in or pursuant to this Article Fourth, the holders of shares of Common Stock shall be entitled to receive, as and when declared by the Board of Directors, out of the assets of the Corporation that are by law available therefor, dividends payable either in cash or in property, including securities of the Corporation.

        At every meeting of shareholders each holder of shares of Common Stock and each holder of shares of Preferred Stock of a series entitled to vote as provided in or pursuant to this Article Fourth, shall be entitled to one vote for each share held and shall vote together as one class, except as may be otherwise prescribed by law or as may otherwise be prescribed in or pursuant to this Article Fourth.

        No holder of shares of any class of capital stock of the Corporation shall be entitled to any preemptive rights.

SUBPART B—PREFERRED STOCK

        The Preferred Stock may be issued in series. The Board of Directors of the Corporation shall designate the shares of each series of Preferred Stock to distinguish them from the shares of any other such series and is authorized to fix the number of shares included in each series, to fix the relative, participating, optional or other special rights, preferences and qualifications, restrictions or limitations thereof and to fix the variations therein between the series, all as permitted by law. Such authority shall include, but not be limited to, fixing the following:

            (i)  The number of shares initially constituting the series, which, from time to time, may be increased, or decreased to a number not less than the then outstanding shares of the series.

           (ii)  The rate of dividends to be paid on the shares of the series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class of capital stock of the Corporation, or any series thereof, whether cumulative, and, if so, the date or dates from which dividends shall cumulate.

          (iii)  Whether shares of the series shall have voting rights in addition to those provided by law and, if so, the terms and conditions thereof.

          (iv)  Whether shares of the series shall have conversion or exchange privileges and, if so, the terms and conditions of the conversion or exchange, including provision for adjustment of the conversion and exchange rates.

           (v)  Whether shares of the series shall be redeemable and, if so, the terms and conditions of the redemption, including the date or dates upon or after which they shall be redeemable and the amount payable in case of redemption, which may vary under different conditions and at different dates.

          (vi)  Whether a sinking fund, retirement fund or purchase fund shall be provided with respect to the shares of the series and, if so, the terms and conditions thereof.

         (vii)  The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

        (viii)  Any other relative rights, preferences and limitations of the series not inconsistent with law or the provisions of this Article Fourth.

        No shares of Preferred Stock of any series established by the Board of Directors shall be issued until there has been compliance with provisions of law applicable thereto.

Annex D - Page 3

  Series A Preferred Stock:

        Section 1.    Designation.    This series shall be designated as "Series A Preferred Stock" (hereinafter "this Series").

        Section 2.    Number.    The number of shares of this Series authorized to be issued is 50,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of this Series to a number less than that of the shares then outstanding.

        Section 3.    Dividends and Distributions.

        (A)  Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock, par value $.10 per share, of the Corporation (the "Preferred Stock") ranking prior and superior to this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, semiannual dividends payable in cash (except as provided below) on the last day of June and December in each year (each such date being referred to herein as a "Semiannual Dividend Payment Date") commencing on the first Semiannual Dividend Payment Date after the first issuance of a share or fraction of a share of this Series, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a sub-division of the outstanding shares of Common Stock by reclassification or otherwise), declared on the Common Stock since the immediately preceding Semiannual Dividend Payment Date or, with respect to the first Semiannual Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the multiple of dividends or distributions declared on the Common Stock to which holders of shares of this Series were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such multiple by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B)  The Corporation shall declare a dividend or distribution on this Series as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Semiannual Dividend Payment Date and the next subsequent Semiannual Dividend Payment Date, a dividend of $1.00 per share on this Series shall nevertheless be payable on such subsequent Semiannual Dividend Payment Date.

        (C)  Dividends shall begin to accrue and be cumulative on outstanding shares of this Series from the Semiannual Dividend Payment Date next preceding the date of issue of such shares of this Series, unless the date of issue of such shares is prior to the record date for the first Semiannual Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Semiannual Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Series entitled to receive a semiannual dividend and before such Semiannual Dividend Payment Date, in either of which event such dividends shall begin to accrue and be cumulative from such Semiannual Dividend Payment Date. Accrued but

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unpaid dividends shall not bear interest. Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 50 days prior to the date fixed for the payment thereof.

        Section 4.    Liquidation, Dissolution or Winding Up.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to this Series unless, prior thereto, the holders of shares of this Series shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of this Series shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (y) to the holders of stock ranking on a parity (either as to dividends or upon Liquidation) with this Series, except distributions made ratably on this Series and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such Liquidation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the multiple of the amount to be distributed per share to holders of Common Stock to which holders of shares of this Series would be entitled in the event of a Liquidation immediately prior to such event under the proviso in clause (x) of the preceding sentence shall be adjusted by multiplying such multiple by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        For purposes of this Certificate of Incorporation, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a Liquidation.

        Section 5.    Redemption.    The shares of this Series shall not be redeemable.

        Section 6.    Voting Rights.    The holders of shares of this Series shall have the following voting rights:

        (A)  Subject to the provision for adjustment hereinafter set forth, each share of this Series shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the Common shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of this Series were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B)  Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation or by law, the holders of shares of this Series and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of Common shareholders of the Corporation.

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        (C)    (i) If at any time dividends on any shares of this Series shall be in arrears in an amount equal to the full semiannual dividends thereon, the holders of this Series and all other series of Preferred Stock (in each case to the extent then entitled pursuant to the terms of such series), voting together as one class, shall have the exclusive and special right to elect two directors of the Corporation, and the number of directors constituting the Board of Directors of the Corporation shall be increased by two (if not previously increased in connection with the right of other series of Preferred Stock entitled to vote together with this Series to elect directors of the Corporation) for such purpose.

           (ii)  Whenever any such right of the holders of this Series shall have vested, such right may be exercised initially either at a special meeting of the holders of this Series and all other series so entitled to vote, if any, called as hereinafter provided, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of this Series voting separately as a class with such other series to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accrued on all shares of this Series shall have been paid in full, or declared and set apart for payment, at which time the special right of the holders of this series so to vote separately as a class with such other series for the election of directors shall terminate, subject to revesting in the event of each and every subsequent occurrence of an arrearage specified in subparagraph (C)(i) above.

          (iii)  At any time when such special voting power shall have vested in the holders of this Series as provided in the preceding subparagraph (C)(i), the proper officer of the Corporation shall, upon the written request of the holders of record of at least 10% of the aggregate then outstanding voting power of shares of this Series and all other series entitled to vote in the election of such directors addressed to the Secretary of the Corporation, call a special meeting of the holders of this Series for the purpose of electing directors pursuant to this paragraph (C). Such meeting shall be held at the earliest practicable date. If such meeting shall not be called by the proper officer of the Corporation within twenty days after personal service of such written request upon the Secretary of the Corporation, or within twenty days after mailing the same within the United States of America, by registered mail addressed to the Secretary of the Corporation at its principal office, then the holders of record of at least 10% of the aggregate then outstanding voting power of shares of this Series and all other series entitled to vote in the election of such directors may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated by giving the notice required for annual meetings of shareholders. Any holder of this Series so designated shall have access to the stock books of the Corporation for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the provisions of this subparagraph (C)(iii), no such special meeting shall be called during the period within ninety days immediately preceding the date fixed for the next annual meeting of shareholders.

          (iv)  At any meeting held for the purpose of electing directors at which the holders of this Series and any other series of Preferred Stock shall have the special right to elect directors as provided in this paragraph (C), the presence, in person or by proxy, of the holders of one-third of the voting power of the then outstanding aggregate number of shares of this Series and such other series shall be required to constitute a quorum for the election of any director by the holders of such series. At any such meeting or adjournment thereof, (a) the absence of a quorum shall not prevent the election of directors other than those to be elected by all such series of Preferred Stock voting separately as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by this Series and any other series of Preferred Stock that may be voting with it separately as a class, and (b) in the absence of either or both such quorums, the holders of a majority of the voting power of the shares present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the

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  meeting for the electing of directors who they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

           (v)  During any period when the holders of this Series have the right to vote separately as a class for directors as provided in this paragraph (C), (1) the directors so elected by the holders of the one or more series of Preferred Stock entitled to vote for such directors shall continue in office until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify or, until termination of the right of the holders of the one or more series of Preferred Stock entitled to vote for such directors to vote separately as a class for directors as provided in this paragraph (C) and (2) vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the one or more series of Preferred Stock which elected the directors whose office shall have become vacant or if there be no such remaining director, directors to fill such vacancies shall be elected by the holders of the one or more series of Preferred Stock entitled to vote for such directors at a special meeting called pursuant to the provisions of subparagraph (C)(iii) hereof. Immediately upon any termination of the right of the holders of this series and any other series of Preferred Stock to vote separately as a class for directors as provided in this paragraph (C), the term of office of the directors then in office so elected by the holders of this Series and any such other series shall terminate. Whenever the term of office of the directors so elected by the holders of this Series and any such other series shall terminate and the special voting power vested in the holders of this Series and any such other series as provided in this paragraph (C) shall have terminated, the number of directors shall be such number as may be provided for in the by-laws irrespective of any increase made pursuant to the provisions of this paragraph (C).

        (D)  So long as any shares of this Series are outstanding, the Corporation shall not, without the affirmative vote of the holders of two-thirds of the outstanding shares of this Series, given by such holders as one class, amend the Certificate of Incorporation of the Corporation in any manner which would materially alter or change the powers, preferences or special rights of this Series so as to affect them adversely.

        (E)  Except as provided herein, in the Certificate of Incorporation of the Corporation or by law, holders of shares of this Series shall have no special voting rights and their consent shall not be required for taking any corporate action.

        Section 7.    Certain Restrictions.

        (A)  Whenever semiannual dividends or other dividends or distributions payable on this Series as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of this Series outstanding shall have been paid in full, the Corporation shall not:

            (i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon Liquidation) to this Series;

           (ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon Liquidation) with this Series, except dividends paid ratably on this Series and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii)  except as provided in the following subparagraph A(iv) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon Liquidation) with this Series; provided, however, that the Corporation may at any time redeem,

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  purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior both as to dividends and upon Liquidation) to this Series; or

          (iv)  purchase or otherwise acquire for consideration any shares of this Series, or (except as provided in the preceding subparagraph A(iii)) any shares of stock ranking on a parity (either as to dividends or upon Liquidation) with this Series, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of shares of this Series and all such other shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 7, purchase or otherwise acquire such shares at such time and in such manner.

        Section 8.    Consolidation, Merger etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of this Series shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 9.    Ranking.    This Series shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation, unless the terms of any such series shall provide otherwise.

        Section 10.    Fractional Shares.    This Series may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of this Series.

        Section 11.    Other Rights.    The holders of shares of this Series shall not have any other preferences or special rights.

  Series B Junior Participating Preferred Stock:

        Section 1.    Designation and Amount.    The shares of such series shall be designated as Series B Junior Participating Preferred Stock, $.10 Par Value (the "Series B Preferred Stock") and the number of shares constituting such series shall be 75,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants to purchase, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series B Preferred Stock.

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        Section 2.    Dividends and Distributions.

        (A)  Subject to the rights of the holders of shares of any series of Preferred Stock ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash (except as provided below) on the first day of August, November, February and May in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 per share ($4.00 per annum), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend or distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B)  The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share ($4.00 per annum) on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall accumulate but shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

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        Section 3.    Voting Rights.    The holders of Shares of Series B Preferred Stock shall have the following voting rights:

        (A)  Subject to the provisions for adjustment as hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes (and each one one-thousandth of a share of Series B Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or less number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B)  Except as otherwise provided herein, in the Certificate of Incorporation, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

        (C)  In addition, the holders of shares of Series B Preferred Stock shall have the following special voting rights:

            (i)  If at any time accrued dividends on any shares of Series B Preferred Stock shall be in arrears in the full aggregate amount of the last four quarterly dividends accrued thereon (whether or not declared), the holders of Series B Preferred Stock and all other series of Preferred Stock (in each case to the extent then entitled pursuant to the terms of such series), voting together as one class, shall have the exclusive and special right to elect two directors of the Corporation, and the number of directors constituting the Board of Directors of the Corporation shall be increased by two (if not previously increased in connection with the right of other series of Preferred Stock entitled to vote together with this Series to elect directors of the Corporation) for such purpose.

           (ii)  Whenever any such right of the holders of Series shall have vested, such right may be exercised initially either at a special meeting of the holders of Series B Preferred Stock and all other series so entitled to vote, if any, called as hereinafter provided, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of Series B Preferred Stock voting separately as a class with such other series of Preferred Stock to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accrued on all shares of Series B Preferred Stock shall have been paid in full, or declared and set apart for payment, at which time the special right of the holders of Series B Preferred Stock so to vote separately as a class with such other series of Preferred Stock for the election of directors shall terminate, subject to revesting in the event of each and every subsequent occurrence of an arrearage specified in paragraph (i) above.

          (iii)  At any time when such special voting power shall have vested in the holders of Series B Preferred Stock as provided in the preceding paragraph (i), the proper officer of the Corporation shall, upon the written request of the holders of record of at least 10% of the aggregate then outstanding voting power of shares of Series B Preferred Stock and all other series of Preferred Stock entitled to vote in the election of such directors addressed to the Secretary of the Corporation, call a special meeting of the holders of Series B Preferred Stock for the purpose of electing directors pursuant to this Section 3(C). Such meeting shall be held at the earliest practicable date. If such meeting shall not be called by the proper officer of the Corporation within twenty days after personal service of such written request upon the Secretary of the Corporation, or within twenty days after mailing the same within the United States of America, by

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  registered mail addressed to the Secretary of the Corporation at its principal office, then the holders of record of at least 10% of the aggregate then outstanding voting power of shares of Series B Preferred Stock and all other series of Preferred Stock entitled to vote in the election of such directors may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated by giving the notice required for annual meetings of shareholders. Any holder of Series B Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the provisions of this paragraph (iii), no such special meeting shall be called during the period within ninety days immediately preceding the date fixed for the next annual meeting of shareholders.

          (iv)  At any meeting held for the purpose of electing directors at which the holders of Series B Preferred Stock and any other series of Preferred Stock shall have the special right to elect directors as provided in this Section 3(C), the presence, in person or by proxy, of the holders of one-third of the voting power of the then outstanding aggregate number of shares of Series B Preferred Stock and such other series of Preferred Stock shall be required to constitute a quorum for the election of any director by the holders of such series. At any such meeting or adjournment thereof, (1) the absence of a quorum shall not prevent the election of directors other than those to be elected by all such series of Preferred Stock voting separately as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Series B Preferred Stock and any other series of Preferred Stock that may be voting with it separately as a class, and (2) in the absence of either or both such quorums, the holders of a majority of the voting power of the shares present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the electing of directors who they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

           (v)  During any period when the holders of Series B Preferred Stock have the right to vote separately as a class for directors as provided in this Section 3(C), (1) the directors so elected by the holders of the one or more series of Preferred Stock entitled to vote for such directors shall continue in office until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify or, until termination of the right of the holders of the one or more series of Preferred Stock entitled to vote for such directors to vote separately as a class for directors as provided in this Section 3(C) and (2) vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the one or more series of Preferred Stock which elected the directors whose office shall have become vacant or, if there be no such remaining director, directors to fill such vacancies shall be elected by the holders of the one or more series of Preferred Stock then entitled to vote for such directors at a special meeting called pursuant to the provisions of paragraph (iii) hereof. Immediately upon any termination of the right of the holders of Series B Preferred Stock and any other series of Preferred Stock to vote separately as a class for directors as provided in this Section 3(C), the term of office of the directors then in office so elected by the holders of Series B Preferred Stock and any such other series of Preferred Stock shall terminate. Whenever the term of office of the directors so elected by the holders of Series B Preferred Stock and any such other series of Preferred Stock shall terminate and the special voting power vested in the holders of Series B Preferred Stock and any such other series of Preferred Stock as provided in this Section 3(C) shall have terminated, the number of directors shall be such number as may be provided for in the by-laws irrespective of any increase made pursuant to the provisions of this Section 3(C).

        (D)  Nothing herein shall prevent the directors or shareholders from taking any action to increase the number of authorized shares of Series B Preferred Stock, increasing the number of authorized shares of Preferred Stock of the same class as the Series B Preferred Stock or the number of

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authorized shares of Common Stock, or changing the par value of the Common Stock or Preferred Stock, or issuing options, warrants, or rights to any class of stock of this Corporation, as authorized by the Certificate of Incorporation as now in effect or as it may hereafter be amended.

        (E)  So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, given by such holders as one class, amend the Certificate of Incorporation in any manner which would materially alter or change the powers, preferences or special rights of this Series so as to affect them adversely. Except as provided herein, in the Certificate of Incorporation of the Corporation or by law, holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

        Section 4.    Certain Restrictions.

        (A)  Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

            (i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

           (ii)  declare or pay dividends, or make any other distributions, on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii)  except as provided in the following paragraph (iv), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

          (iv)  purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of shares of Series B Preferred Stock and all such other shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series B and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section (A), purchase or otherwise acquire such shares at such time and in such manner.

        Section 5.    Reacquired Shares.    Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, without designation as to series, and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other

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certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

        Section 6.    Liquidation, Dissolution or Winding Up.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received the higher of (x) $1,000 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (y) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 7.    Consolidation, Merger etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 8.    No Redemption.    The shares of Series B Preferred Stock shall not be redeemable.

        Section 9.    Rank.    Unless otherwise provided in the Certificate of Incorporation of the Corporation or a Certificate of Designation relating to a subsequent series of preferred stock of the Corporation, the Series B Preferred Stock shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of this Corporation.

        Section 10.    Fractional Shares.    Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

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        FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: Sills Cummis Epstein & Gross P.C., 30 Rockefeller Plaza, New York, New York 10112.

        SIXTH: The duration of the Corporation is to be perpetual.

        SEVENTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

        EIGHTH:    Liability of Directors.    No director shall be personally liable to the Corporation or any shareholder for damages for any breach of duty as a director, provided that this Article Eighth shall not eliminate or limit (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the New York Business Corporation Law, or (b) the liability of any director for any act or omission prior to the adoption of this Article Eighth. Any repeal or modification of this Article Eighth by the shareholders of the Corporation shall not, unless otherwise required by law, adversely affect any right or protection of a director existing at the time of such repeal or modification. If the New York Business Corporation Law is amended after approval by the shareholders of the Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the New York Business Corporation Law, as amended from time to time.

        NINTH: (a) Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, (1) is or was a director or officer of the Corporation or (2) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Ninth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided,

Annex D - Page 14

however, that, if the New York Business Corporation Law requires, the payment of such expenses incurred by a director or officer in his capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced as to which it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Ninth or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        (b)   Right of Claimant to Bring Suit.    If a claim under paragraph (a) of this Article Ninth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the New York Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its' Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the New York Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (c)   Non-Exclusivity of Rights.    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Ninth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of shareholders or disinterested directors or otherwise, the creation of such rights being expressly authorized hereby.

        (d)   Insurance.    To the fullest extent authorized or permitted by the New York Business Corporation Law, the Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the New York Business Corporation Law.

        (e)   Funding.    The Board of Directors may, in its discretion, from time to time, establish arrangements for the funding of the Corporation's obligations under this Article Ninth, including, without limitation, revocable or irrevocable letters of credit and trusts.

5.
This restatement of the certificate of incorporation of Computer Horizons Corp. was authorized by unanimous vote of the Board of Directors followed by an affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon.

        IN WITNESS WHEREOF, the undersigned have executed, signed and verified this certificate this                        day of            , 2005.

William J. Murphy President
Michael C. Caulfield Secretary

Annex D - Page 15

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JOINT PROXY STATEMENT/PROSPECTUS MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
ADDITIONAL INFORMATION
ANALYSTS INTERNATIONAL CORPORATION 3601 West 76th Street Minneapolis, Minnesota 55435-3000 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
QUESTIONS AND ANSWERS REGARDING OTHER PROPOSALS
SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE INFORMATION
COMPARATIVE PER SHARE MARKET PRICE DATA
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE SPECIAL MEETING OF CHC SHAREHOLDERS
THE SPECIAL MEETING OF ANALYSTS SHAREHOLDERS
CHC PROPOSAL 1 AND ANALYSTS PROPOSAL 1: THE MERGER
Backup Withholding
Reporting Requirements
THE MERGER AGREEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2005 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 (in thousands, except per share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2005 (in thousands, except per share amounts)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHC AND ANALYSTS
CHC PROPOSAL 2 AND ANALYSTS PROPOSAL 2: PROPOSAL TO APPROVE ANY MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO PERMIT THE FURTHER SOLICITATION OF PROXIES
CHC PROPOSAL 3: PROPOSED AMENDMENT AND RESTATEMENT OF THE CHC CERTIFICATE OF INCORPORATION
COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS
LEGAL MATTERS
EXPERTS
OTHER MATTERS
FUTURE SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER by and among COMPUTER HORIZONS CORP., ANALYSTS INTERNATIONAL CORPORATION and JV MERGER CORP. Dated as of April 12, 2005
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SHARES
ARTICLE III CLOSING
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME
ARTICLE VI ADDITIONAL COVENANTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME
ARTICLE IX TERMINATION
ARTICLE X
MISCELLANEOUS PROVISIONS
OPINION OF CITIGROUP GLOBAL MARKETS INC.
OPINION OF PIPER JAFFRAY & CO.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COMPUTER HORIZONS CORP. RESTATED CERTIFICATE OF INCORPORATION OF COMPUTER HORIZONS CORP.